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ATBANCORP FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227899

Dear Shareholders of MidWestOne Financial Group, Inc. and ATBancorp:

           We are pleased to report that the boards of directors of MidWestOne Financial Group, Inc., referred to as MidWestOne, and ATBancorp, together referred to as the parties, have approved a strategic merger involving our two companies (the "Merger"). We cannot complete the combination without your approval. If the Merger proposals described in this document are approved by the shareholders of each party and the Merger is subsequently completed, ATBancorp will merge with and into MidWestOne, with MidWestOne as the surviving entity.

           Pursuant to the terms of an Agreement and Plan of Merger dated August 21, 2018 (the "Merger Agreement"), each share of ATBancorp common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), excluding any Cancelled Shares and any Dissenters' Shares (each as defined in the Merger Agreement), shall represent the right to receive (i) 117.5500 fully paid and nonassessable shares of MidWestOne common stock (the "Per Share Stock Consideration") and (ii) $992.51 (the "Per Share Cash Consideration").

           MidWestOne expects to issue approximately 4,117,541 shares of its common stock upon completion of the Merger. MidWestOne's common stock is traded on the NASDAQ Global Select Market under the symbol "MOFG." As reported on the NASDAQ Global Select Market, MidWestOne's common stock closed at $33.25 on August 21, 2018, the day before the announcement of the Merger, and at $28.98 on November 26, 2018, the last practicable trading day before the date of this joint proxy statement/prospectus. Based on these closing prices, the transaction value is estimated at $171.67 million, or $4,901.05 per share of ATBancorp common stock, or $154.09 million, or $4,399.11 per share of ATBancorp common stock, respectively. Based on a Final Acquiror Market Value (as defined below) of MidWestOne's common stock of $26.60 (the price beneath which ATBancorp would have the right to terminate the Merger Agreement, as described below, subject to the other conditions therein, including MidWestOne's right to increase the amount of consideration payable to ATBancorp shareholders), the transaction value is estimated at $144.29 million, or $4,119.34 per share of ATBancorp common stock. The ultimate value of the consideration received by ATBancorp shareholders will depend on the trading value of MidWestOne common stock prior to the closing of the Merger.

           ATBancorp has the right to terminate the Merger Agreement upon a significant decrease in the price of MidWestOne's common stock. In particular, ATBancorp may terminate the Merger Agreement if, as of the first date on which all requisite regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the "Determination Date"): (i) the weighted average of the daily closing sales prices of a share of MidWestOne's common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the Determination Date (the "Final Acquiror Market Value") is less than $26.60; and (ii) the number obtained by dividing the Final Acquiror Market Value by $33.25 is less than the quotient of (x) the average of the daily closing value of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the Determination Date, and (y) $4,315.63 (such quotient, the "Index Ratio"), multiplied by 0.80. If ATBancorp provides notice of such termination to MidWestOne, MidWestOne may elect to increase the Per Share Stock Consideration to equal the lesser of (1) a quotient, the numerator of which is equal to the product of (A) $33.25; (B) the Per Share Stock Consideration; and (C) the Index Ratio multiplied by 0.80, and the denominator of which is equal to the Final Acquiror Market Value; or (2) the quotient determined by dividing the $33.25 by the Final Acquiror Market Value, and multiplying the quotient by the product of the Per Share Stock Consideration and 0.80.

           The effect of ATBancorp's termination right and MidWestOne's right to increase consideration is to ensure that the total consideration paid to ATBancorp shareholders is at least $144.29 million.

           The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code"). Assuming the Merger qualifies as a reorganization, a shareholder of ATBancorp generally will not recognize any gain or loss upon receipt of MidWestOne common stock in exchange for ATBancorp common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of MidWestOne common stock, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of MidWestOne Common Stock").

           MidWestOne and ATBancorp will each hold a special meeting of shareholders to consider certain matters relating to the proposed Merger. MidWestOne and ATBancorp cannot complete the proposed Merger unless: (1) MidWestOne's shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby and approve the issuance of MidWestOne common stock in connection with the Merger, and (2) ATBancorp's shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby. The parties' respective boards of directors are providing this document to solicit your proxy to vote for approval of the parties' respective proposals.

           This document is also being delivered to ATBancorp shareholders as MidWestOne's prospectus for its offering of MidWestOne common stock in connection with the Merger.

           ATBancorp shareholders will have the right to demand appraisal of their shares of ATBancorp common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Iowa law. For more information regarding dissenters' rights, please see "Questions and Answers About the Merger and the Special Meetings—Are ATBancorp Shareholders Entitled to Appraisal Rights?" on page 9 and "The Merger—ATBancorp Shareholder Appraisal Rights" beginning on page 109.

           Your vote is very important. To ensure your representation at the MidWestOne or ATBancorp special meeting, as applicable, please complete and return the enclosed proxy card or submit your proxy by one of the other means described below. Whether or not you expect to attend the MidWestOne or ATBancorp special meeting, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting. Each of the MidWestOne and ATBancorp boards of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends to its shareholders to vote "FOR" adoption or approval of their respective proposals.

           This document provides you with detailed information about the proposed Merger. It also contains or references information about MidWestOne and ATBancorp and certain related matters. You are encouraged to read this document carefully. In particular, you should read the "Risk Factors" section beginning on page 44 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

Sincerely,

Charles N. Funk President and Chief Executive Officer of MidWestOne Financial Group, Inc.	Nicholas J. Schrup, III Chairman and President of ATBancorp

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of MidWestOne common stock in connection with the Merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

           The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank, non-bank subsidiary or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk, including possible loss of principal.

           This document is dated November 30, 2018 and is first being mailed to shareholders of MidWestOne and ATBancorp on or about December 5, 2018.

WHERE YOU CAN FIND MORE INFORMATION

        MidWestOne files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the "SEC"). You may read and copy any materials that MidWestOne files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, MidWestOne files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from MidWestOne at www.midwestone.com under the "About MidWestOne Financial Group," and the "SEC Filings" links.

        MidWestOne has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that MidWestOne has previously filed with the SEC. They contain important information about the company and its financial condition. For further information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 189. These documents are available without charge at its principal executive office, at the following address and telephone number:

MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240
Attn: Kenneth R. Urmie, Corporate Secretary
(319) 356-5800

        To obtain timely delivery of these documents, you must request the information no later than five business days before the date of the MidWestOne special meeting of shareholders in order to receive them before MidWestOne's special meeting and no later than five business days before the date of the ATBancorp special meeting of shareholders in order to receive them before ATBancorp's special meeting.

        In addition, if you have questions about the Merger or the ATBancorp special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact ATBancorp at its principal executive office, at the following address and telephone number:

ATBancorp
895 Main Street
Dubuque, Iowa 52001
Attention: John W. Marshall, Secretary
(563) 589-7178

        ATBancorp does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to MidWestOne and ATBancorp shareholders nor the issuance of MidWestOne common stock in the Merger shall create any implication to the contrary.

        Information on the websites of MidWestOne or ATBancorp, or any subsidiary of MidWestOne or ATBancorp, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding MidWestOne has been provided by MidWestOne and information contained in this document regarding ATBancorp has been provided by ATBancorp.

102 South Clinton St.
Iowa City, Iowa 52240
(319) 356-5800

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 11, 2019

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of MidWestOne Financial Group, Inc. ("MidWestOne"), will be held at 102 South Clinton Street, Summerwill Conference Room, Iowa City, IA 52240, at 10:00 a.m., Central Time, on Friday, January 11, 2019 for the following purposes:

  1.
  Approval and adoption of the Agreement and Plan of Merger, dated as of August 21, 2018, by and between MidWestOne Financial Group, Inc., or MidWestOne, and ATBancorp, as such agreement may be amended from time to time (the "Merger Agreement"), and the transactions contemplated thereby (the "MidWestOne merger proposal");

  2.
  Approval of the issuance of MidWestOne common stock in the Merger (the "MidWestOne stock issuance proposal"); and

  3.
  Approval of one or more adjournments of the MidWestOne special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the MidWestOne merger proposal and the MidWestOne stock issuance proposal (the "MidWestOne adjournment proposal").

        MidWestOne will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to this document.

        The MidWestOne board of directors has set November 26, 2018 as the record date for the MidWestOne special meeting. Only holders of record of MidWestOne common stock at the close of business on November 26, 2018 will be entitled to notice of and to vote at the MidWestOne special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the MidWestOne special meeting is entitled to appoint a proxy to attend and vote on such shareholder's behalf. Such proxy need not be a holder of MidWestOne common stock.

        Your vote is very important. To ensure your representation at the MidWestOne special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone, through the Internet or by mail. Please vote promptly whether or not you expect to attend the MidWestOne special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the MidWestOne special meeting.

        The MidWestOne board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote "FOR" the MidWestOne merger proposal, "FOR" the MidWestOne stock issuance proposal and "FOR" the MidWestOne adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Charles N. Funk
 President and Chief Executive Officer of
MidWestOne Financial Group, Inc.

Iowa City, Iowa
November 30, 2018

        PLEASE VOTE YOUR SHARES OF MIDWESTONE COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MIDWESTONE INVESTOR RELATIONS AT (319) 356-5800.

ATBANCORP
895 MAIN STREET
DUBUQUE, IOWA 52001
(563) 582-1841

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 10, 2019

To the holders of ATBancorp common stock:

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of ATBancorp will be held at American Trust & Savings Bank, 895 Main Street, Dubuque, Iowa 52001, at 11:00 a.m., Central Time, on Thursday, January 10, 2019 for the following purposes:

  1.
  Approval and adoption of the Agreement and Plan of Merger, dated as of August 21, 2018, by and between MidWestOne Financial Group, Inc. and ATBancorp, as such agreement may be amended from time to time (the "Merger Agreement"), and the transactions contemplated thereby (the "ATBancorp merger proposal"); and

  2.
  Approval of one or more adjournments of the ATBancorp special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the ATBancorp merger proposal (the "ATBancorp adjournment proposal").

        ATBancorp will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to this document.

        The ATBancorp board of directors has set November 15, 2018 as the record date for the ATBancorp special meeting. Only holders of record of ATBancorp common stock at the close of business on November 15, 2018 will be entitled to notice of and to vote at the ATBancorp special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the ATBancorp special meeting is entitled to appoint a proxy to attend and vote on such shareholder's behalf. Such proxy need not be a holder of ATBancorp common stock.

        Your vote is very important. To ensure your representation at the ATBancorp special meeting, please complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the ATBancorp special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the ATBancorp special meeting.

        The ATBancorp board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote "FOR" the ATBancorp merger proposal and "FOR" the ATBancorp adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Nicholas J. Schrup, III
 Chairman and President of ATBancorp

Dubuque, Iowa
November 30, 2018

        PLEASE VOTE YOUR SHARES OF ATBANCORP COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL JOHN W. MARSHALL, SECRETARY, AT (563) 589-7178.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are answers to certain questions that you may have regarding the special meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:
WHAT IS THE MERGER?

A.
MidWestOne and ATBancorp have entered into a Merger Agreement pursuant to which, subject to the terms and conditions of the Merger Agreement, ATBancorp will merge with and into MidWestOne, with MidWestOne continuing as the surviving corporation (the "Merger"). A copy of the Merger Agreement is attached as Appendix A to this document. Immediately following the Merger, each of American Trust & Savings Bank ("ATSB"), an Iowa state chartered bank, and American Bank & Trust Wisconsin ("ABTW"), a Wisconsin state chartered bank, each of which is a wholly-owned subsidiary of ATBancorp, will merge with and into MidWestOne Bank, an Iowa state chartered bank and a wholly owned subsidiary of MidWestOne ("MidWestOne Bank"), with MidWestOne Bank continuing as the surviving bank (the "Bank Mergers"). In order to complete the transaction, each party needs not only the approval of its respective shareholders but the approval of each of these mergers by the applicable banking regulators of MidWestOne, MidWestOne Bank, ATBancorp, ATSB and ABTW.

Q:
WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A.
Each of MidWestOne and ATBancorp is sending these materials to its shareholders to help them decide how to vote their shares of MidWestOne or ATBancorp common stock, as the case may be, with respect to the matters to be considered at the special meetings.

  The Merger cannot be completed unless MidWestOne shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby and approve the issuance of MidWestOne common stock in the Merger, and ATBancorp shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby. Each of MidWestOne and ATBancorp is holding a special meeting of its shareholders to vote on the proposals necessary to complete the Merger. Information about these special meetings, the Merger and the business to be considered by shareholders at each of the special meetings is contained in this document.

  This document constitutes both a joint proxy statement of MidWestOne and ATBancorp and a prospectus of MidWestOne. It is a joint proxy statement because each of the boards of directors of MidWestOne and ATBancorp is soliciting proxies using this document from their respective shareholders. It is a prospectus because MidWestOne, in connection with the Merger, is offering shares of its common stock in exchange for outstanding shares of ATBancorp common stock.

Q:
WHAT WILL ATBANCORP SHAREHOLDERS RECEIVE IN THE MERGER?

A:
Each share of ATBancorp common stock issued and outstanding immediately prior to the effective time of the Merger ("Effective Time"), excluding any Cancelled Shares and any Dissenters' Shares (each as defined in the Merger Agreement), shall represent the right to receive (i) the Per Share Stock Consideration and (ii) the Per Share Cash Consideration.

  For each fractional share that would otherwise be issued, MidWestOne will pay cash in an amount equal to such fraction multiplied by the volume weighted average of the daily closing sales prices of a share of MidWestOne's common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the Closing Date (the "Closing Acquiror

  Common Stock Price"). The "Closing Date" will be the first day of the month immediately following the month in which the satisfaction or waiver of the latest to occur of MidWestOne's and ATBancorp's respective closing conditions occurs, or at such other time and place as MidWestOne and ATBancorp may agree. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

  Based on MidWestOne's common stock's closing price of $33.25 on August 21, 2018, the day before the announcement of the Merger, the transaction value is estimated at $171.67 million, or $4,901.05 per share of ATBancorp common stock. Based on MidWestOne's common stock's closing price of $28.98 on November 26, 2018, the transaction value is estimated at $154.09 million, or $4,399.11 per share of ATBancorp common stock. Based on a Final Acquiror Market Value of MidWestOne's closing stock of $26.60 (the price beneath which ATBancorp would have the right to terminate the Merger Agreement, subject to the other conditions therein, including MidWestOne's right to increase the amount of consideration payable to ATBancorp shareholders), the transaction value is estimated at $144.29 million, or $4,119.34 per share of ATBancorp common stock.

  The ultimate value of the consideration received by ATBancorp shareholders will depend on the trading value of MidWestOne common stock prior to the closing of the Merger.

Q:
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:
Yes. The trading price of MidWestOne common stock may increase or decrease prior to the Closing Date, and the value of the shares of MidWestOne common stock that you would receive in connection with the Merger would increase or decrease accordingly. In addition, the number of shares of MidWestOne common stock that you may receive in the Merger may be increased in certain circumstances pursuant to the terms of the Merger Agreement. See "The Merger Agreement—Termination of the Merger Agreement."

Q:
WILL ATBANCORP SHAREHOLDERS BE ABLE TO TRADE THE SHARES OF MIDWESTONE COMMON STOCK RECEIVED IN THE MERGER?

A:
Yes. The MidWestOne common stock issued in the Merger to ATBancorp shareholders, except for holders of any Dissenters' Shares, will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be listed on NASDAQ under the symbol "MOFG." All shares of MidWestOne common stock issued in the Merger will be freely transferable and will not be subject to any restrictions on transfer arising under the Securities Act, except for (i) shares issued to any ATBancorp shareholder who may be deemed to be an "affiliate" of MidWestOne after completion of the Merger, or (ii) shares subject to a Lock-Up Agreement described below. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a corporation's capital stock.

  In connection with entering into the Merger Agreement, MidWestOne entered into Lock-Up Agreements ("Lock-Up Agreements") with certain holders of ATBancorp common stock. The shareholders that are party to the Lock-Up Agreements beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Lock-Up Agreements require that the shareholders that are parties thereto, during the period commencing as of the date on which the Effective Time occurs and expiring 180 days thereafter, not directly or indirectly, with certain exceptions, take any action to: (i) offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of MidWestOne common stock whether owned as of the time of the Lock-Up Agreements or subsequently acquired, including shares of MidWestOne common stock received by the shareholder pursuant to the Merger Agreement; (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of MidWestOne common stock, whether any such transaction is to be settled by delivery of MidWestOne common stock or other securities, in cash or otherwise; or (iii) publicly disclose an intention to effect any transaction contemplated by clause (i) or (ii). If the Merger Agreement is terminated without the consummation of the Merger, the Lock-Up Agreements will automatically terminate.

  Former ATBancorp shareholders who are not affiliates of MidWestOne after the completion of the Merger and are not subject to the terms of a Lock-Up Agreement may sell their shares of MidWestOne common stock received in the Merger at any time. Former ATBancorp shareholders who become affiliates of MidWestOne after completion of the Merger and are not subject to the terms of a Lock-Up Agreement will be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of MidWestOne. This joint proxy statement/prospectus does not cover resales of MidWestOne common stock received by any person upon completion of the Merger, and no person is authorized to make any use of or rely on this joint proxy statement/prospectus in connection with or to effect any resale of MidWestOne common stock.

Q:
WHAT ARE THE SPECIAL DIVIDENDS?

A:
The Merger Agreement provides that ATBancorp may pay a special dividend of $907.8452 per share to the ATBancorp shareholders at any time prior to the closing of the Merger (the "Closing") as determined by ATBancorp. Such dividend represents a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received as consideration in connection with the sale of United American Bank. The special dividend was distributed to ATBancorp shareholders on September 24, 2018.

  The Merger Agreement also provides that ATBancorp may pay a special dividend to shareholders based on the net proceeds (if any) received by ATBancorp in connection with the disposition by ATBancorp of certain of its businesses—American Trust Retirement, ATBancorp's California trust office, and ATInsurance—as well as 100% of the equity of ATCapital Management, a registered investment advisor and a wholly owned subsidiary of ATBancorp (collectively, the "ATB Businesses"), prior to Closing, as required by the Merger Agreement. The payment of these special dividends by ATBancorp is in addition to the Merger consideration to be paid by MidWestOne. ATBancorp shareholders are not required to take any action to approve or receive these special dividends.

  As required by the Merger Agreement, ATBancorp is currently in the process of negotiating with third parties the sale of the ATB Businesses. One purchaser would purchase the assets derived out of ATBancorp's California trust office and the other purchaser would purchase the rest of the assets, which make up a bulk of the ATB Businesses. As of the date of this joint proxy statement/prospectus, ATBancorp has not entered into a definitive agreement with the potential purchasers. As a result, it is not known when any such sale may close or whether ATBancorp will ultimately sell the ATB Businesses to the potential purchasers with whom it is in negotiations. It is also likely that any such sales will require the establishment of escrow accounts with the proceeds from the sales of the ATB Businesses. The establishment of any escrows will likely delay the time of a full distribution of the net proceeds from the sale of the ATB Businesses and any claims against the escrow accounts could materially decrease the amount of consideration payable to ATBancorp shareholders that they would have otherwise been entitled to through a special dividend.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
MidWestOne and ATBancorp are working to complete the Merger as soon as practicable. The Merger will occur on the first day of the month immediately following the month in which the satisfaction or waiver of the latest to occur of the closing conditions set forth in the Merger Agreement or at such other time and place as MidWestOne and ATBancorp may agree. Neither MidWestOne nor ATBancorp can predict the actual date on which the Merger will be completed because it is subject to factors beyond each company's control, including whether or when the parties' respective shareholders' approvals will be received. For further information, please see the section entitled "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 124.

Q:
WHO IS ENTITLED TO VOTE?

A:
MidWestOne Special Meeting.    Holders of record of MidWestOne common stock at the close of business on November 26, 2018, which is the date that the MidWestOne board of directors has fixed as the record date for the MidWestOne special meeting, are entitled to vote at the MidWestOne special meeting.

  ATBancorp Special Meeting.    Holders of record of ATBancorp common stock at the close of business on November 15, 2018, which is the date that the ATBancorp board of directors has fixed as the record date for the ATBancorp special meeting, are entitled to vote at the ATBancorp special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
MidWestOne Special Meeting.    A majority of the outstanding shares of MidWestOne entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the MidWestOne special meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

  ATBancorp Special Meeting.    A majority of the outstanding shares of ATBancorp entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the ATBancorp special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
MidWestOne Special Meeting.    MidWestOne shareholders are being asked to vote on the following proposals:

1.
To approve the MidWestOne merger proposal.

2.
To approve the MidWestOne stock issuance proposal.

3.
To approve the MidWestOne adjournment proposal (if necessary or appropriate).

  Shareholder approval of the MidWestOne merger proposal and the MidWestOne stock issuance proposal is required to complete the Merger. MidWestOne will transact no business other than as listed above at the MidWestOne special meeting, except for business properly brought before the MidWestOne special meeting or any adjournment or postponement thereof.

  ATBancorp Special Meeting.    ATBancorp shareholders are being asked to vote on the following proposals:

  1.
  To approve the ATBancorp merger proposal.

  2.
  To approve the ATBancorp adjournment proposal (if necessary or appropriate).

  Shareholder approval of the ATBancorp merger proposal is required to complete the Merger. ATBancorp will transact no business other than as listed above at the ATBancorp special meeting, except for business properly brought before the ATBancorp special meeting or any adjournment or postponement thereof.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE MIDWESTONE SPECIAL MEETING?

A:
The MidWestOne merger proposal:    The affirmative vote of a majority of the votes entitled to be cast on the proposal is required to approve the MidWestOne merger proposal.

  The MidWestOne stock issuance proposal:    The affirmative vote of a majority of the shares of MidWestOne common stock represented in person or by proxy at the MidWestOne special meeting and entitled to vote on the proposal is required to approve the MidWestOne stock issuance proposal.

  The MidWestOne adjournment proposal:    The affirmative vote of a majority of the shares of MidWestOne common stock represented in person or by proxy at the MidWestOne special meeting and entitled to vote on the proposal is required to approve the MidWestOne adjournment proposal.

Q:
WHAT DOES THE MIDWESTONE BOARD OF DIRECTORS RECOMMEND?

A:
The MidWestOne board of directors recommends that MidWestOne shareholders vote "FOR" the MidWestOne merger proposal, "FOR" the MidWestOne stock issuance proposal and "FOR" the MidWestOne adjournment proposal (if necessary or appropriate).

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE ATBANCORP SPECIAL MEETING?

A:
The ATBancorp merger proposal:    The affirmative vote of a majority of the shares of ATBancorp common stock represented in person or by proxy at the ATBancorp special meeting and entitled to vote on the proposal is required to approve the ATBancorp merger proposal. Pursuant to the Voting Agreement (as defined below), approval of the ATBancorp merger proposal is virtually assured.

  The ATBancorp adjournment proposal:    The affirmative vote of a majority of the shares of ATBancorp common stock represented in person or by proxy at the ATBancorp special meeting and entitled to vote on the proposal is required to approve the ATBancorp adjournment proposal.

Q:
WHAT DOES THE ATBANCORP BOARD OF DIRECTORS RECOMMEND?

A:
The ATBancorp board of directors recommends that ATBancorp shareholders vote "FOR" the ATBancorp merger proposal and "FOR" the ATBancorp adjournment proposal (if necessary or appropriate).

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this document, please vote your shares as soon as possible so that your shares will be represented at your respective company's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
MidWestOne Special Meeting.    If you are a shareholder of record of MidWestOne as of the MidWestOne record date, you may submit your proxy before MidWestOne's special meeting in one of the following ways:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at the MidWestOne special meeting.

  If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

  ATBancorp Special Meeting.    If you are a shareholder of ATBancorp as of the ATBancorp record date, you may submit your proxy before ATBancorp's special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at the ATBancorp special meeting.

Q:
HOW MANY VOTES DO I HAVE?

A:
MidWestOne Shareholders.    You are entitled to one vote for each share of MidWestOne common stock that you owned as of the MidWestOne record date. As of the close of business on the MidWestOne record date, there were approximately 12,222,145 outstanding shares of MidWestOne common stock entitled to vote. As of that date, approximately 3.2% of such outstanding shares of MidWestOne common stock were beneficially owned by the directors and executive officers of MidWestOne and their respective affiliates.

  ATBancorp Shareholders.    You are entitled to one vote for each share of ATBancorp common stock that you owned as of the ATBancorp record date. As of the close of business on the ATBancorp record date, there were 35,028 outstanding shares of ATBancorp common stock entitled to vote. As of that date, approximately 66.6% of such outstanding shares of ATBancorp common stock were beneficially owned by the directors and executive officers of ATBancorp and their respective affiliates. In addition, shareholders owning 62.41% of the outstanding shares of ATBancorp common stock are parties to a voting and support agreement with MidWestOne (the "Voting Agreement") requiring them to vote in favor of the ATBancorp merger proposal.

Q:
WHEN AND WHERE ARE THE MIDWESTONE AND ATBANCORP SPECIAL MEETINGS?

A:
The special meeting of MidWestOne shareholders will be held at 102 South Clinton Street, Summerwill Conference Room, Iowa City, IA 52240 at 10:00 a.m., Central Time, on Friday, January 11, 2019. Subject to space availability, all MidWestOne shareholders as of the MidWestOne record date, or their duly appointed proxies, may attend the MidWestOne special meeting.

  The special meeting of ATBancorp shareholders will be held at American Trust & Savings Bank, 895 Main Street, Dubuque, Iowa 52001 at 11:00 a.m., Central Time, on Thursday, January 10, 2019. All ATBancorp shareholders as of the ATBancorp record date, or their duly appointed proxies, may attend the ATBancorp special meeting.

Q:
IF MY MIDWESTONE SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If you are a MidWestOne shareholder and your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to MidWestOne or by voting in person at the MidWestOne special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Under the rules of NASDAQ, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NASDAQ determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the MidWestOne special meeting will be "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

  If you are a MidWestOne shareholder and you hold your shares in street name and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the MidWestOne merger proposal, which broker non-votes will have no effect on the vote count for such proposal;

  •
  your broker, bank or other nominee may not vote your shares on the MidWestOne stock issuance proposal, which broker non-votes will have no effect on the vote count for such proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the MidWestOne adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:
HOW WILL MY MIDWESTONE SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN BE VOTED?

A:
MidWestOne maintains an employee stock ownership plan ("ESOP") that as of the MidWestOne record date owns 286,444 or 2.34% of the outstanding shares of MidWestOne's common stock. Employees of MidWestOne and MidWestOne Bank participate in the ESOP. As of the MidWestOne record date, 286,444 shares have been allocated to ESOP participants. Each ESOP participant has the right to instruct the trustee of the plan how to vote the shares of MidWestOne common stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the voting instruction card, the ESOP trustee will vote the participant's shares in accordance with the participant's instructions. Shares of MidWestOne's common stock held in the ESOP, but not allocated to any participant's account, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee in proportion to the results of the votes cast on the issue by the participants and beneficiaries.

Q:
WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:
For purposes of each of the MidWestOne special meeting and the ATBancorp special meeting, an abstention occurs when a shareholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

  For the MidWestOne merger proposal, if a MidWestOne shareholder present in person at the MidWestOne special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If a MidWestOne shareholder is not present in person at the MidWestOne special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for such proposal.

  For the MidWestOne stock issuance proposal and the MidWestOne adjournment proposal, if a MidWestOne shareholder present in person at the MidWestOne special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" each such proposal. If a MidWestOne shareholder is not present in person at the MidWestOne special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for each such proposal.

  For the ATBancorp merger proposal, if an ATBancorp shareholder present in person at the ATBancorp special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If an ATBancorp shareholder is not present in person at the ATBancorp special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for this proposal.

  For the ATBancorp adjournment proposal, if an ATBancorp shareholder present in person at the ATBancorp special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If an ATBancorp shareholder is not present in person at the ATBancorp special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for this proposal.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the MidWestOne common stock represented by your proxy will be voted as recommended by the MidWestOne board of directors with respect to each MidWestOne proposal and the ATBancorp common stock represented by your proxy will be voted as recommended by the ATBancorp board of directors with respect to each ATBancorp proposal. Unless a MidWestOne shareholder or an ATBancorp shareholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the MidWestOne special meeting or ATBancorp special meeting, as applicable.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
MidWestOne Shareholders.    Yes. You may change your vote at any time before your proxy is voted at the MidWestOne special meeting. You may do this in one of four ways:

•
by sending a notice of revocation to the corporate secretary of MidWestOne;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•
by sending a completed proxy card bearing a later date than your original proxy card; or

  •
  by attending the MidWestOne special meeting and voting in person.

  If you choose any of the first three methods, you must take the described action such that the notice, internet vote or proxy card, as applicable, is received no later than the beginning of the MidWestOne special meeting.

  If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

  ATBancorp Shareholders.    Yes. You may change your vote at any time before your proxy is voted at the ATBancorp special meeting. You may do this in one of three ways:

  •
  by sending a notice of revocation to the corporate secretary of ATBancorp;

  •
  by sending a completed proxy card bearing a later date than your original proxy card; or

  •
  by attending the ATBancorp special meeting and voting in person.

  If you choose either of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the ATBancorp special meeting.

Q:
DO I NEED IDENTIFICATION TO ATTEND THE MIDWESTONE MEETING IN PERSON?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of MidWestOne. If your shares of MidWestOne common stock are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of MidWestOne common stock on the record date.

Q:
ARE ATBANCORP SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
Yes. ATBancorp shareholders will have the right to assert appraisal of their shares of ATBancorp common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters' rights and comply with the applicable provisions of Iowa law. A copy of the Iowa statutory provisions related to appraisal rights is attached as Appendix B to this document, and a summary of these provisions can be found under "The Merger—ATBancorp Shareholder Appraisal Rights" beginning on page 109. Due to the complexity of the procedures for exercising the right to seek appraisal, ATBancorp shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Iowa law provisions will result in the loss of the right of appraisal.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ATBANCORP SHAREHOLDERS?

A:
The Merger is intended to qualify, and the obligation of each party to complete the Merger is conditioned upon the party's receipt of an opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  Accordingly, ATBancorp shareholders are not expected to recognize any gain or loss upon receipt of MidWestOne common stock in exchange for ATBancorp common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of MidWestOne common stock, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of MidWestOne Common Stock"). For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 129.

  The tax consequences of the Merger to any particular shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the Merger Agreement is terminated and the Merger is not completed, ATBancorp shareholders will not receive any consideration for their shares of ATBancorp common stock that otherwise would have been received in connection with the Merger. Instead, ATBancorp will remain an independent company. In addition, if the Merger Agreement is terminated under certain circumstances, ATBancorp would be required to pay MidWestOne a termination fee of $7.6 million, plus reimburse MidWestOne's expenses up to $1,000,000.

Q:
SHOULD ATBANCORP SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. ATBancorp shareholders should not send in any stock certificates now. If the Merger is approved, transmittal materials with instructions for their completion will be provided to ATBancorp shareholders under separate cover and the stock certificates should be sent at that time.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
ATBancorp and MidWestOne shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of MidWestOne common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of ATBancorp common stock or MidWestOne common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of ATBancorp common stock or MidWestOne common stock that you own.

Q:
WHO SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a MidWestOne shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact MidWestOne Investor Relations at (319) 356-5800.

  If you are an ATBancorp shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact John W. Marshall, Secretary, at (563) 589-7178.

SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about MidWestOne into this document. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 189. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, throughout this document, "MidWestOne" refers to MidWestOne Financial Group, Inc., "ATBancorp" refers to ATBancorp and "we," "us" and "our" refer collectively to MidWestOne and ATBancorp. Also, the parties refer to the proposed merger of ATBancorp with and into MidWestOne as the "Merger," the proposed merger of American Trust & Savings Bank and American Bank & Trust Wisconsin with MidWestOne Bank collectively as the "Bank Mergers" and the Agreement and Plan of Merger dated as of August 21, 2018, by and between MidWestOne and ATBancorp as the "Merger Agreement."

The Merger and the Merger Agreement (pages 63 and 113)

        The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Appendix A. The parties encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger. Under the terms of the Merger Agreement, ATBancorp will merge with and into MidWestOne with MidWestOne as the surviving corporation.

Merger Consideration (page 114)

        In the Merger, each share of ATBancorp common stock issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares and any Dissenters' Shares, shall represent the right to receive without interest (i) 117.5500 shares of MidWestOne common stock (the "Per Share Stock Consideration") and (ii) $992.51 (the "Per Share Cash Consideration").

        No fractional shares of MidWestOne common stock will be issued to any shareholder of ATBancorp upon completion of the Merger. For each fractional share that would otherwise be issued, MidWestOne will pay an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of MidWestOne common stock to which such former holder would otherwise be entitled. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

        The ultimate value of the consideration received by ATBancorp shareholders will depend on the trading value of MidWestOne common stock prior to the closing of the Merger. By way of example, the following MidWestOne closing prices would result in the corresponding total Merger consideration and consideration per share of ATBancorp common stock:

MidWestOne Closing Price	Total Merger Consideration	Consideration Per Share of ATBancorp Common Stock
$28.98	$154.09 million	$4,399.11
$33.25	$171.67 million	$4,901.05
$26.60	$144.29 million	$4,119.34

        It is currently expected that the former shareholders of ATBancorp as a group will receive shares in the Merger constituting approximately 25.2% of the outstanding shares of the combined company's common stock immediately after the Merger. As a result, current shareholders of MidWestOne as a group will own approximately 74.8% of the outstanding shares of the combined company's common stock immediately after the Merger.

Special Dividends (page 108)

        The Merger Agreement provides that ATBancorp may pay a special dividend of $907.8452 per share to the ATBancorp shareholders at any time prior to the Closing as determined by ATBancorp. Such dividend represents a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received as consideration in connection with the sale of United American Bank. The special dividend was distributed to ATBancorp shareholders on September 24, 2018.

        The Merger Agreement also provides that ATBancorp may pay a special dividend to shareholders based on the net proceeds (if any) received by ATBancorp in connection with the disposition by ATBancorp of the ATB Businesses prior to Closing, as required by the Merger Agreement. The payment of these special dividends by ATBancorp is in addition to the Merger consideration to be paid by MidWestOne. ATBancorp shareholders are not required to take any action to approve or receive these special dividends.

        As required by the Merger Agreement, ATBancorp is currently in the process of negotiating with third parties the sale of the ATB Businesses. One purchaser would purchase the assets derived out of ATBancorp's California trust office and the other purchaser would purchase the rest of the assets, which make up a bulk of the ATB Businesses. As of the date of this joint proxy statement/prospectus, ATBancorp has not entered into a definitive agreement with the potential purchasers. As a result, it is not known when any such sale may close or whether ATBancorp will ultimately sell the ATB Businesses to the potential purchasers with whom it is in negotiations. It is also likely that any such sales will require the establishment of escrow accounts with the proceeds from the sales of the ATB Businesses. The establishment of any escrows will likely delay the time of a full distribution of the net proceeds from the sale of the ATB Businesses and any claims against the escrow accounts could materially decrease the amount of consideration payable to ATBancorp shareholders that they would have otherwise been entitled to through a special dividend.

Recommendation of the MidWestOne Board of Directors (page 68)

        After careful consideration, the MidWestOne board of directors recommends that MidWestOne shareholders vote "FOR" the MidWestOne merger proposal, "FOR" the MidWestOne stock issuance proposal and "FOR" the MidWestOne adjournment proposal (if necessary or appropriate).

        For a more complete description of MidWestOne's reasons for the Merger and the recommendations of the MidWestOne board of directors, please see the section entitled "The Merger—Recommendation of the MidWestOne Board of Directors and Reasons for the Merger" beginning on page 68.

Recommendation of the ATBancorp Board of Directors (page 83)

        After careful consideration, the ATBancorp board of directors recommends that ATBancorp shareholders vote "FOR" the ATBancorp merger proposal and "FOR" the ATBancorp adjournment proposal (if necessary or appropriate).

        In connection with entering into the Merger Agreement, MidWestOne entered into the Voting Agreement with certain holders of ATBancorp common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and against any proposal made in opposition to or in competition with the Merger. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. Pursuant to the Voting Agreement, approval of the ATBancorp merger proposal is virtually assured. For more information regarding the Voting Agreement, please see the section entitled "The Merger Agreement—Voting Agreement" beginning on page 127.

        For a more complete description of ATBancorp's reasons for the Merger and the recommendations of the ATBancorp board of directors, please see the section entitled "The Merger—Recommendation of the ATBancorp Board of Directors and Reasons for the Merger" beginning on page 83.

Opinions of Financial Advisors (pages 70 and 86)

Opinion of MidWestOne's Financial Advisor

        In connection with the Merger, MidWestOne's financial advisor, Piper Jaffray & Co. ("Piper Jaffray") delivered a written opinion, dated August 21, 2018, to MidWestOne's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to MidWestOne of the aggregate Merger consideration in the proposed Merger. The full text of Piper Jaffray's opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Jaffray in preparing the opinion, is attached as Appendix C to this joint proxy statement/prospectus. This opinion was provided for the information and assistance of the MidWestOne board of directors in connection with its consideration of the Merger. The opinion did not address the merits of MidWestOne's underlying decision to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which MidWestOne might engage. The opinion does not constitute a recommendation to the MidWestOne board of directors or any holder of MidWestOne common stock as to how any MidWestOne board member or such holder should vote with respect to the Merger.

        For further information, please see the section entitled "The Merger—Opinion of MidWestOne's Financial Advisor" beginning on page 70.

Opinion of ATBancorp's Financial Advisor

        In connection with the Merger, the ATBancorp board of directors received an opinion from Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), ATBancorp's financial advisor. On August 20, 2018, Sandler O'Neill rendered its oral opinion to the ATBancorp board of directors (which was confirmed in writing by delivery of Sandler O'Neill's written opinion dated August 20, 2018) to the effect that, as of such date, the per share Merger consideration to be received by holders of ATBancorp common stock in the Merger was fair to the holders of ATBancorp common stock, from a financial point of view. The full text of Sandler O'Neill's written opinion is attached as Appendix D to this joint proxy statement/prospectus. ATBancorp shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to ATBancorp's board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of ATBancorp as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the per share Merger consideration to the holders of ATBancorp common stock and does not address the underlying business decision of ATBancorp to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for ATBancorp or the effect of any other transaction in which ATBancorp might engage.

        For further information, please see the section entitled "The Merger—Opinion of ATBancorp's Financial Advisor" beginning on page 86.

MidWestOne Special Meeting of Shareholders (page 53)

        The MidWestOne special meeting will be held at 102 South Clinton Street, Summerwill Conference Room, Iowa City, IA 52240, at 10:00 a.m., Central Time, on Friday, January 11, 2019. At the MidWestOne special meeting, MidWestOne shareholders will be asked to approve the MidWestOne merger proposal, the MidWestOne stock issuance proposal and the MidWestOne adjournment proposal (if necessary or appropriate).

        MidWestOne's board of directors has fixed the close of business on November 26, 2018 as the record date for determining the holders of MidWestOne common stock entitled to receive notice of and to vote at the MidWestOne special meeting. As of the MidWestOne record date, there were 12,222,145 shares of MidWestOne common stock outstanding and entitled to vote at the MidWestOne special meeting held by approximately 425 holders of record. Each share of MidWestOne common stock entitles the holder to one vote on each proposal to be considered at the MidWestOne special meeting. As of the MidWestOne record date, directors and executive officers of MidWestOne owned and were entitled to vote 392,994 shares of MidWestOne common stock, representing approximately 3.2% of the shares of MidWestOne common stock outstanding on that date. MidWestOne currently expects that MidWestOne's directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so. As of the MidWestOne record date, ATBancorp beneficially held no shares of MidWestOne common stock.

        Approval of the MidWestOne merger proposal requires the affirmative vote of a majority of the votes entitled to be cast on the proposal. Approval of the MidWestOne stock issuance proposal and the MidWestOne adjournment proposal requires the affirmative vote of a majority of the shares of MidWestOne common stock represented in person or by proxy at the MidWestOne special meeting and entitled to vote on such proposals.

ATBancorp Special Meeting of Shareholders (page 59)

        The ATBancorp special meeting will be held at American Trust & Savings Bank, 895 Main Street, Dubuque, lowa 52001, at 11:00 a.m., Central Time, on Thursday, January 10, 2019. At the ATBancorp special meeting, ATBancorp shareholders will be asked to approve the ATBancorp merger proposal and, if necessary or appropriate, the ATBancorp adjournment proposal.

        ATBancorp's board of directors has fixed the close of business on November 15, 2018 as the record date for determining the holders of ATBancorp common stock entitled to receive notice of and to vote at the ATBancorp special meeting. As of the ATBancorp record date, there were 35,028 shares of ATBancorp common stock outstanding and entitled to vote at the ATBancorp special meeting held by 18 holders of record. Each share of ATBancorp common stock entitles the holder to one vote on each proposal to be considered at the ATBancorp special meeting. As of the ATBancorp record date, directors and executive officers of ATBancorp owned and were entitled to vote 23,323 shares of ATBancorp common stock, representing approximately 66.6% of the shares of ATBancorp common stock outstanding on that date. In connection with entering into the Merger Agreement, MidWestOne entered into the Voting Agreement with certain holders of ATBancorp common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and against alternative acquisition proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. As of the ATBancorp record date, MidWestOne beneficially held no shares of ATBancorp's common stock.

        Approval of the ATBancorp merger proposal requires the affirmative vote of a majority of the shares of ATBancorp common stock represented in person or by proxy at the ATBancorp special meeting and entitled to vote on this proposal. Pursuant to the Voting Agreement, approval of the ATBancorp merger proposal is virtually assured. Approval of the ATBancorp adjournment proposal requires the affirmative vote of a majority of the shares of ATBancorp common stock represented in person or by proxy at the ATBancorp special meeting and entitled to vote on this proposal.

ATBancorp's Directors and Executive Officers Have Certain Interests in the Merger (page 102)

        ATBancorp's executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of ATBancorp's shareholders generally. Such interests include change in control agreements, deferred compensation agreements and salary continuation agreements with certain executive officers and the right to indemnification and insurance coverage following the consummation of the Merger. The members of the ATBancorp board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that ATBancorp shareholders approve the ATBancorp merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of ATBancorp Directors and Executive Officers in the Merger" beginning on page 101.

Management and Board of Directors of MidWestOne after the Merger (page 101)

        Pursuant to the Merger Agreement, MidWestOne shall take all appropriate action, subject to and in accordance with MidWestOne's articles of incorporation, bylaws, board policies and applicable legal requirements, to appoint two individuals to MidWestOne's Board who are designated by ATBancorp, by a vote of at least 75% of ATBancorp's Board, and are agreeable to MidWestOne. One of the individuals so designated by ATBancorp must not be a current officer, director or shareholder of ATBancorp and must have an established history in the Dubuque, Iowa business community (the "Dubuque Community Director"). One individual will be designated to serve as a Class I director and the other individual will be designated to serve as a Class II director, with the class assignments determined by MidWestOne, in each case, effective immediately upon the effectiveness of the Merger.

Regulatory Approvals Required for the Merger (page 106)

        Completion of the Merger and the Bank Mergers are subject to various regulatory approvals, including approval or waiver from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the approvals of the Federal Deposit Insurance Corporation (the "FDIC"), the Iowa Division of Banking (the "IDB") and the Wisconsin Department of Financial Institutions (the "WDFI"). The parties have filed notices and applications to obtain the necessary regulatory approvals or waivers, as applicable of the Federal Reserve Board, FDIC, the IDB and WDFI. On October 11, 2018, the Federal Reserve Board informed the parties that its legal division would not recommend that the Federal Reserve Board require the filing of an application by MidWestOne in connection with the Merger, on October 29, 2018, the FDIC provided the parties with its approval of the Bank Mergers and on November 14, 2018, the WDFI provided the parties with its approval of the acquisition of ABTW by MidWestOne. The regulatory approvals to which completion of the Merger and Bank Mergers are subject are described in more detail under the section entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page 106.

Conditions to Consummation of the Merger (page 124)

        The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

  •
  all actions and approvals by governmental authorities and certain other specified actions and approvals shall have been taken and obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated and no such requisite regulatory approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the board of directors of MidWestOne to materially restrict or burden, or impair in any material respect the benefits of the contemplated transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of MidWestOne or its subsidiaries;

  •
  ATBancorp and MidWestOne shall have each obtained the approval of the Merger Agreement and the transactions contemplated thereby by their respective shareholders;

  •
  no order issued by any court or governmental agency or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall be in effect, and no legal requirement shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger;

  •
  the S-4 registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no proceeding shall have been commenced or be pending or threatened for such purpose; and

  •
  MidWestOne shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of MidWestOne common stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares.

        ATBancorp's obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of MidWestOne set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

  •
  the performance by MidWestOne in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreements on or prior to the Closing Date;

  •
  the receipt of a certificate, signed on behalf of MidWestOne by an executive officer, certifying that certain of the conditions to ATBancorp's obligation to complete the Merger have been satisfied;

  •
  receipt by ATBancorp of a written opinion of its tax accountants to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  from the date of the Merger Agreement to closing, no material adverse effect shall have occurred with respect to MidWestOne or any of its subsidiaries.

        MidWestOne's obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of ATBancorp set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

  •
  the performance by ATBancorp in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreements on or prior to the Closing Date, and ATBancorp's obtainment of and provision to MidWestOne of copies of all ATBancorp required approvals;

  •
  the receipt of a certificate, signed on behalf of ATBancorp by an executive officer certifying that certain of the conditions to MidWestOne's obligation to complete the Merger have been satisfied;

  •
  the receipt by MidWestOne of a written opinion of its counsel to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  from the date of the Merger Agreement to closing, no material adverse effect shall have occurred with respect to ATBancorp or any of its subsidiaries;

  •
  ATBancorp shall have satisfied all of the conditions necessary to complete the redemption of all of ATBancorp's subordinated debentures bearing a fixed annual rate per annum of 6.50% and maturing September 15, 2021, in the aggregate principal amount of $9,600,000;

  •
  the receipt of duly executed copies of the Lock-Up Agreements, which have been delivered;

  •
  the total number of outstanding shares of ATBancorp common stock that have duly exercised their appraisal rights shall not exceed 7.5% of the outstanding shares of ATBancorp common stock;

  •
  ATBancorp shall have completed the disposition of an aircraft and the ATB Businesses; and

  •
  ATBancorp shall have delivered to MidWestOne all other instruments and documents that MidWestOne may reasonably request to effectuate the transactions contemplated in the Merger Agreement.

Acquisition Proposals (page 123)

        Under the terms of the Merger Agreement, ATBancorp has agreed that it shall not, and it shall cause its subsidiaries and its subsidiaries' representatives not to, directly or indirectly:

  •
  initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any information, including any confidential or nonpublic information, or data to, or have any discussions with, any person relating to, any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

  •
  approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, memorandum of understanding, agreement, commitment, or agreement in principle with respect to an acquisition proposal.

        ATBancorp has agreed to promptly notify MidWestOne of any such unsolicited acquisition proposal or of any request for information relating to ATBancorp or any of its subsidiaries that is reasonably likely to lead to or that contemplates an acquisition proposal, including the identity of the proposed acquirer and the material terms and conditions of such proposal.

Termination of the Merger Agreement (page 126)

        MidWestOne and ATBancorp may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by MidWestOne or ATBancorp if:

  •
  the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions to closing and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two business days prior to June 30, 2019 (the "Termination Date") and 30 days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform;

  •
  (i) any regulatory authority that must grant a requisite regulatory approval has denied approval of any of the contemplated transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a requisite regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; or (iii) if (A) ATBancorp does not obtain the approval of the Merger Agreement and the transactions contemplated thereby by its shareholders or (B) MidWestOne does not obtain the approval of the issuance of shares of common stock in connection with the Merger by its shareholders, each following the ATBancorp shareholders' meeting or the MidWestOne shareholders' meeting, respectively; provided, however, that the right to terminate shall not be available to a party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of or resulted in the occurrence of any event described in clause (iii) above and such failure constitutes a material breach of the Merger Agreement;

  •
  the Effective Time has not occurred at or before the Termination Date; provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of the Merger Agreement; or

  •
  any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree or taken any other action restraining, enjoining or otherwise prohibiting any of the contemplated transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable.

        Further, MidWestOne may terminate the Merger Agreement if:

  •
  ATBancorp makes a Company Adverse Recommendation (as defined in the Merger Agreement) or if ATBancorp materially breaches certain of its other obligations under the Merger Agreement relating to holding a shareholders' meeting or acquisition proposals; and

  •
  if certain events, conditions or circumstances require further investigation, remedial or cleanup action under certain environmental laws and such expenditures are reasonably expected to exceed $10,000,000.

        Further, ATBancorp may terminate the Merger Agreement if:

  •
  if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the 10th day following the Determination Date: (i) the Final Acquiror Market

    Value is less than $26.60; and (ii) the number obtained by dividing the Final Acquiror Market Value by $33.25 shall be less than the Index Ratio multiplied by 0.80; subject, however, to MidWestOne's exercise of its option to increase the per share stock consideration payable to ATBancorp shareholders, in which event no termination shall occur; or

  •
  under certain circumstances it receives an acquisition proposal that would constitute a superior proposal.

        For more information, please see the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 126.

Termination Fees (page 127)

        The Merger Agreement also provides that upon termination of the Merger Agreement by either MidWestOne under certain circumstances, including ATBancorp failing to convene a meeting of its shareholders to consider and approve the Merger Agreement and the transactions contemplated thereby, or by ATBancorp by accepting a superior proposal, ATBancorp will be obligated to pay MidWestOne a termination fee of $7.6 million, plus the aggregate amount of MidWestOne's expenses incurred in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $1,000,000.

Voting Agreement (page 127)

        In connection with entering into the Merger Agreement, MidWestOne entered into the Voting Agreement with certain holders of ATBancorp common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and against any proposal made in opposition to or in competition with the Merger. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. Pursuant to the Voting Agreement, approval of the ATBancorp merger proposal is virtually assured. For more information regarding the Voting Agreement, please see the section entitled "The Merger Agreement—Voting Agreement" beginning on page 127.

Lock-Up Agreements (page 128)

        In connection with entering into the Merger Agreement, MidWestOne entered into Lock-Up Agreements ("Lock-Up Agreements") with certain holders of ATBancorp common stock. The shareholders that are party to the Lock-Up Agreements beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Lock-Up Agreements require that the shareholders that are parties thereto, during the period commencing as of the date on which the Effective Time occurs and expiring 180 days thereafter, not directly or indirectly, with certain exceptions, take any action to: (i) offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of MidWestOne common stock whether owned as of the time of the Lock-Up Agreements or subsequently acquired, including shares of MidWestOne common stock received by the shareholder pursuant to the Merger Agreement; (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of MidWestOne common stock, whether any such transaction is to be settled by delivery of MidWestOne common stock or other securities, in cash or otherwise; or (iii) publicly disclose an intention to effect any transaction contemplated by clause (i) or (ii). If the Merger Agreement is terminated without the consummation of the Merger, the Lock-Up Agreements will automatically terminate. For more information regarding the Lock-Up Agreements, please see the section entitled "The Merger Agreement—Lock-Up Agreements" beginning on page 128.

Material U.S. Federal Income Tax Consequences of the Merger (page 129)

        The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the Merger qualifies as a reorganization, a shareholder of ATBancorp generally will not recognize any gain or loss upon receipt of MidWestOne common stock in exchange for ATBancorp common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of MidWestOne common stock, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of MidWestOne Common Stock"). It is a condition to the completion of the Merger that MidWestOne and ATBancorp receive written opinions from their tax counsel or tax accountants to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are complicated and the tax consequences of the Merger to each ATBancorp shareholder may depend on such shareholder's particular facts and circumstances. ATBancorp shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger. For more information, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 129.

Comparison of Shareholders' Rights (page 134)

        The rights of ATBancorp shareholders who continue as MidWestOne shareholders after the Merger will be governed by the articles of incorporation and bylaws of MidWestOne rather than by the articles of incorporation and bylaws of ATBancorp. For more information, please see the section entitled "Comparison of Shareholders' Rights" beginning on page 134.

The Parties (pages 141 and 142)

MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240
Phone: (319) 356-5800

        MidWestOne is an Iowa corporation incorporated in 1983, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and a financial holding company under the Gramm-Leach-Bliley Act of 1999. As of June 30, 2018, MidWestOne had consolidated total assets of $3.276 billion, total loans held for investment of $2.3 billion, deposits of $2.6 billion and shareholders' equity of $346 million.

ATBancorp
895 Main Street
Dubuque, Iowa 52001
Phone: (563) 582-1841

        ATBancorp is an Iowa corporation incorporated in 1985 and a bank holding company registered under the BHC Act. As of June 30, 2018, ATBancorp had consolidated total assets of $1.4 billion, total loans held for investment of $1.1 billion, deposits of $1.1 billion and shareholders' equity of $146.0 million.

Risk Factors (page 44)

        Before voting at the MidWestOne special meeting or ATBancorp special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled "Risk Factors" beginning on page 44 or described in MidWestOne's Annual Report on Form 10-K for the year ended on December 31, 2017 and other reports filed with the SEC, which are incorporated by reference into this document. Please see "Where You Can Find More Information" in the forepart of this document and "Incorporation of Certain Documents by Reference" beginning on page 189.

CERTAIN FINANCIAL INFORMATION REGARDING MIDWESTONE AND ATBANCORP

Selected Financial Information of MidWestOne

        The following table summarizes consolidated financial results achieved by MidWestOne for the periods and at the dates indicated and should be read in conjunction with MidWestOne's consolidated financial statements and the notes to the consolidated financial statements contained in reports that MidWestOne has previously filed with the SEC. Historical financial information for MidWestOne can be found in its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2018. Please see the section entitled "Where You Can Find More Information" for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past years indicate results for any future period.

	As of and for the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands except per share)
Consolidated Statement of Income Data:
Interest income	$119,320	$112,328	$100,700	$64,404	$66,094
Interest expense	15,145	12,722	10,648	9,551	12,132

Net interest income	104,175	99,606	90,052	54,853	53,962
Provision for loan losses	17,334	7,983	5,132	1,200	1,350

Net interest income after provision for loan losses	86,841	91,623	84,920	53,653	52,612
Noninterest income	22,370	23,434	21,193	15,313	14,728
Noninterest expense	80,136	87,806	73,176	43,413	42,087

Income before income taxes	29,075	27,251	32,937	25,553	25,253
Income tax expense	10,376	6,860	7,819	7,031	6,646

Net income	$18,699	$20,391	$25,118	$18,522	$18,607

Common Share Data:
Basic earnings per share	$1.55	$1.78	$2.42	$2.20	$2.19
Diluted earnings per share	$1.55	$1.78	$2.42	$2.19	$2.18
Cash dividends declared per share	$0.67	$0.64	$0.60	$0.58	$0.50
Book value per share	$27.85	$26.71	$25.96	$23.07	$20.99
Weighted average shares outstanding-basic	12,038	11,430	10,363	8,405	8,478
Weighted average shares outstanding-diluted	12,063	11,456	10,391	8,433	8,525
Shares outstanding at end of period	12,220	11,436	11,409	8,356	8,482
Consolidated Balance Sheet Data:
Cash and cash equivalents	$50,972	$43,228	$47,097	$23,409	$24,890
Investment securities	$643,279	$645,910	$545,664	$526,466	$531,186
Loans held for investment, net of unearned income	$2,286,695	$2,165,143	$2,151,942	$1,132,519	$1,088,412
Allowance for loan losses	$28,059	$21,850	$19,427	$16,363	$16,179
Total assets	$3,212,271	$3,079,575	$2,979,975	$1,800,302	$1,755,218
Total deposits	$2,605,319	$2,480,448	$2,463,521	$1,408,542	$1,374,942
Total borrowings and debt	$248,522	$274,063	$202,050	$186,693	$189,029
Shareholders' equity	$340,304	$305,456	$296,178	$192,731	$178,016
Average Balance Sheet Data:
Average assets	$3,097,496	$2,993,875	$2,773,095	$1,760,776	$1,756,344
Average earning assets	$2,853,830	$2,747,493	$2,541,681	$1,669,130	$1,667,251
Average shareholders' equity	$334,966	$304,670	$255,307	$186,375	$175,666
Financial Ratios:
Return on average assets(a)	0.60%	0.68%	0.91%	1.05%	1.06%
Return on average equity(b)	5.58%	6.69%	9.84%	9.94%	10.59%
Net interest margin (FTE)(c)	3.83%	3.80%	3.71%	3.53%	3.46%
Efficiency ratio, adjusted(d)	58.64%	66.43%	61.36%	58.71%	57.11%

(a)
Return on average assets is determined by dividing net income by average assets.

(b)
Return on average equity is determined by dividing net income by average shareholders' equity.

(c)
Net interest margin (FTE) is determined by dividing net interest income, reported on a fully tax-equivalent basis assuming a 35% tax rate, by average earning assets. As presented, net interest margin (FTE) is a non-GAAP financial measure, and the most directly comparable GAAP measure is net interest margin. MidWestOne believes that the presentation of net interest margin on a tax equivalent basis provides useful information to investors regarding its results of operations because it provides a more accurate representation of MidWestOne's actual net interest margin. A reconciliation of net interest margin is presented below.

(d)
As presented, the adjusted efficiency ratio is a non-GAAP financial measure. MidWestOne believes that the presentation of the adjusted efficiency ratio provides useful information to investors regarding its results of operations because it provides additional insights as to MidWestOne's current performance. A reconciliation is presented below.

	As of and for the Years Ended December 31,
	2017	2016	2015	2014	2013
Nonperforming Assets
Nonperforming assets to total assets	0.81%	0.99%	0.68%	0.83%	0.89%
Nonperforming loans to loans held for investment, net of unearned income	1.04%	1.31%	0.54%	1.15%	1.27%
Allowance for loan losses to loans held for investment, net of unearned income	1.23%	1.01%	0.90%	1.44%	1.49%
Allowance for loan losses to nonperforming loans	117.59%	76.76%	168.52%	125.67%	117.44%
Net loan charge-offs to average loans	0.51%	0.26%	0.11%	0.09%	0.11%

        The following tables provide a reconciliation of the non-GAAP measures to the most comparable GAAP equivalent, in each case as of the dates presented.

	As of and for the Years Ended December 31,
	2017	2016	2015	2014	2013
	(dollars in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$104,175	$99,606	$90,052	$54,853	$53,962
Plus tax equivalent adjustment:(1)
Loans	1,730	1,692	1,293	1,157	963
Investment securities	3,297	3,023	2,898	2,880	2,795

Tax equivalent net interest income(1)	$109,202	$104,321	$94,243	$58,890	$57,720

Average interest-earning assets	$2,853,830	$2,747,493	$2,541,681	$1,669,130	$1,667,251

Net Interest Margin (FTE)	3.83%	3.80%	3.71%	3.53%	3.46%

Net Interest Margin	3.65%	3.63%	3.54%	3.29%	3.24%

Operating Expense
Total noninterest expense	$80,136	$87,806	$73,176	$43,413	$42,087
Less: Amortization of intangibles	(3,125)	(3,970)	(3,271)	(547)	(663)

Operating expense	$77,011	$83,836	$69,905	$42,866	$41,424

Operating Revenue
Tax-equivalent net interest income(1)	$109,202	$104,321	$94,243	$58,890	$57,720
Plus: Noninterest income	22,370	23,434	21,193	15,313	14,728
Less: Gain on sale or call of available for sale securities	188	464	1,011	1,227	65
Gain on sale or call of held to maturity securities	53	—	—	—	—
Gain (loss) on sale of premises and equipment	2	(44)	(29)	(1)	(3)
Other gain (loss)	11	1,133	527	(37)	(146)

Operating Revenue	$131,318	$126,202	$113,927	$73,014	$72,532

Efficiency Ratio, adjusted	58.64%	66.43%	61.36%	58.71%	57.11%

Efficiency Ratio	63.33%	71.36%	65.78%	61.87%	61.27%

(1)
Computed on a tax equivalent basis, assuming a federal income tax rate of 35%.

	As of and for the Nine Months Ended September 30,
	2018	2017
	(dollars in thousands except per share)
Consolidated Statement of Income Data:
Interest income	$95,425	$88,782
Interest expense	16,170	11,018

Net interest income	79,255	77,764
Provision for loan losses	4,050	6,665

Net interest income after provision for loan losses	75,205	71,099
Noninterest income	17,143	16,836
Noninterest expense	63,700	60,043

Income before income taxes	28,648	27,892
Income tax expense	5,921	7,603

Net income	$22,727	$20,289

Common Share Data:
Basic earnings per share	$1.86	$1.69
Diluted earnings per share	$1.86	$1.69
Cash dividends declared per share	$0.585	$0.50
Book value per share	$28.57	$28.36
Weighted average shares outstanding-basic	12,221	11,978
Weighted average shares outstanding-diluted	12,238	12,000
Shares outstanding at end of period	12,221	12,219
Consolidated Balance Sheet Data:
Cash and cash equivalents	$53,379	$50,972
Investment securities	$602,296	$643,279
Loans held for investment, net of unearned income	$2,377,649	$2,286,695
Allowance for loan losses	$31,278	$28,059
Total assets	$3,267,965	$3,212,271
Total deposits	$2,632,259	$2,605,319
Total borrowings and debt	$263,593	$248,522
Shareholders' equity	$349,189	$340,304
Average Balance Sheet Data:
Average assets	$3,258,283	$3,102,348
Average earning assets	$3,004,892	$2,858,715
Average shareholders' equity	$348,131	$344,961
Financial Ratios:
Return on average assets(a)	0.94%	0.88%
Return on average equity(b)	8.84%	8.20%
Net interest margin (FTE)(c)	3.64%	3.85%
Efficiency ratio, adjusted(d)	63.30%	58.78%
Nonperforming Assets
Nonperforming assets to total assets	0.89%	0.87%
Nonperforming loans to loans held for investment, net of unearned income	1.20%	1.14%
Allowance for loan losses to loans held for investment, net of unearned income	1.32%	1.17%
Allowance for loan losses to nonperforming loans	109.92%	102.40%
Net loan charge-offs to average loans	0.05%	0.12%

(a)
Return on average assets is determined by dividing net income by average assets.

(b)
Return on average equity is determined by dividing net income by average shareholders' equity.

(c)
Net interest margin (FTE) is determined by dividing net interest income, reported on a fully tax-equivalent basis assuming a federal income tax rate of 21% for 2018, and 35% for 2017, by average earning assets. As presented, net interest margin (FTE) is a non-GAAP financial measure, and the most directly comparable GAAP measure is net interest margin. MidWestOne believes that the presentation of net interest margin on a tax equivalent basis provides useful information to investors regarding its results of operations because it provides a more accurate representation of MidWestOne's actual net interest margin. A reconciliation of net interest margin is presented below.

(d)
As presented, the adjusted efficiency ratio is a non-GAAP financial measure. MidWestOne believes that the presentation of the adjusted efficiency ratio provides useful information to investors regarding its results of operations because it provides additional insights as to MidWestOne's current performance. A reconciliation is presented below.

        The following tables provide a reconciliation of the non-GAAP measures to the most comparable GAAP equivalent, in each case as of the dates presented.

	As of and for the Nine Months Ended September 30,
	2018	2017
	(dollars in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$79,255	$77,764
Plus tax equivalent adjustment:(1)
Loans	769	1,251
Investment securities	1,167	2,491

Tax equivalent net interest income(1)	$81,191	$81,506

Average interest-earning assets	$2,988,193	$2,831,864

Net Interest Margin (FTE)	3.64%	3.85%

Net Interest Margin	3.55%	3.67%

Operating Expense
Total noninterest expense	$63,700	$60,043
Less: Amortization of intangibles	(1,793)	(2,412)

Operating expense	$61,907	$57,631

Operating Revenue
Tax-equivalent net interest income(1)	$81,191	$81,506
Plus: Noninterest income	17,143	16,836
Less: Gain on sale or call of debt securities	(197)	(239)
Other (gain) loss	(338)	(66)

Operating Revenue	$97,799	$98,037

Efficiency Ratio, adjusted	63.30%	58.78%

Efficiency Ratio	66.08%	63.47%

(1)
Computed on a tax equivalent basis, assuming a federal income tax rate of 21% for 2018, and 35% for 2017.

Unaudited Pro Forma Condensed Combined Financial Information

        The following is the unaudited pro forma combined financial data for MidWestOne and ATBancorp, giving effect to the Merger. The unaudited pro forma combined balance sheet as of September 30, 2018 gives effect to the Merger as if it occurred on that date. The unaudited pro forma combined income statement for the year ended December 31, 2017 and for the nine months ended September 30, 2018 gives effect to the Merger as if it occurred as of the beginning of each period

        The unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America ("GAAP"). MidWestOne is the acquirer for accounting purposes. Certain immaterial reclassifications have been made to the historical financial statements of ATBancorp to conform to the presentation in MidWestOne's financial statements.

        A final determination of the fair values of ATBancorp's assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual net tangible and intangible assets of ATBancorp that exist as of the date of completion of the transaction. Consequently, fair value adjustments to assets acquired (including identifiable intangible assets) and liabilities assumed could change significantly from those in the unaudited pro forma combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the Merger will be based on the closing price of MidWestOne's common stock immediately preceding the Closing Date. A closing price of MidWestOne common stock of $33.31 was used for purposes of presenting the unaudited pro forma combined balance sheet at September 30, 2018.

        In connection with the plan to integrate the operations of MidWestOne and ATBancorp following the completion of the Merger, MidWestOne anticipates that it will incur nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities. MidWestOne is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of MidWestOne and ATBancorp, as well as those of the combined company following the completion of the Merger, in the period in which they are recorded. The unaudited pro forma combined income statements do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the Merger, as they are nonrecurring in nature and not factually supportable at this time.

        The Merger Agreement provides that ATBancorp may pay a special dividend of $907.8452 per share to the ATBancorp shareholders at a time prior to the Closing determined by ATBancorp. Such dividend represents a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received by ATBancorp as consideration in connection with the sale, completed on May 4, 2018, of United American Bank. ATBancorp shareholders are not required to take any action to approve or receive this special dividend. The payment of this special dividend by ATBancorp is in addition to the Merger consideration to be paid by MidWestOne. The unaudited pro forma combined financial statements reflect the special dividend of $907.8452 per share that was distributed to ATBancorp shareholders on September 24, 2018. In addition, the unaudited pro forma combined financial statements reflect the removal of historical income and expense amounts recognized by ATBancorp from the operations of United American Bank.

        The Merger Agreement also provides that, prior to Closing, ATBancorp dispose of an aircraft and the ATB Businesses; the assets and liabilities of the ATB Businesses consist primarily of customers, contracts and employees. ATBancorp may pay a special dividend to ATBancorp shareholders based on the net proceeds (if any) received by ATBancorp in connection with the disposition of the ATB Businesses, prior to Closing. ATBancorp shareholders are not required to take any action to approve or receive this special dividend. The payment of this special dividend by ATBancorp is in addition to the

Merger consideration to be paid by MidWestOne. The unaudited pro forma combined financial statements reflect the removal of historical estimated amounts attributed to the ATB Businesses. The unaudited pro forma combined financial statements do not, however, include the special dividend to shareholders based on the net proceeds received in connection with the disposition of the ATB Businesses, as MidWestOne is not able to determine the amount of such dividend as of the date of this joint proxy statement/prospectus.

        The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of, among other things:

  •
  changes in the trading price for MidWestOne's common stock;

  •
  capital used or generated in ATBancorp's operations between the signing of the Merger Agreement and completion of the Merger;

  •
  changes in ATBancorp's net assets that occur prior to the completion of the Merger;

  •
  changes in the fair values of ATBancorp's assets and liabilities; and

  •
  the actual financial results of the combined company.

        The unaudited pro forma combined financial statements are provided for informational purposes only. The unaudited pro forma combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of MidWestOne incorporated into this document by reference from its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, ATBancorp's audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, ATBancorp's unaudited consolidated financial statements and accompanying notes as of and for the three and nine months ended March 31, 2018 and September 30, 2018 and ATBancorp's Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2017 and the three and nine months ended March 31, 2018 and September 30, 2018 included elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2018 presents the consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of September 30, 2018:

  •
  the completion of MidWestOne's acquisition of ATBancorp, including the issuance of 4,117,541 shares of MidWestOne's common stock; and

  •
  the redemption by ATBancorp of certain subordinated debentures, including any repayment fee and accrued interest, totaling approximately $9.6 million.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2018

	MidWestOne Historical	ATBancorp Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
	(in thousands)
ASSETS
Cash and cash equivalents	$53,379	$84,857	$(9,400)	A	$128,836
Equity securities, at fair value	2,797	—	—		2,797
Debt securities available for sale, at fair value	407,766	102,009	—		509,775
Debt securities held to maturity, at amortized cost	191,733	—	—		191,733
Loans held for sale	1,124	1,687	—		2,811
Loans held for investment, net of unearned income	2,377,649	1,124,893	(19,123)	B	3,483,419
Less: allowance for loan and lease losses	31,278	12,587	(12,587)	C	31,278

Loans held for investment, net	2,346,371	1,112,306	(6,536)		3,452,141
Premises and equipment, net	76,497	17,451	9,600	D	103,548
Goodwill	64,654	3,253	41,950	F	109,857
Other intangible assets, net	10,378	699	12,404	G	23,481
Other real estate owned	549	3,577	(838)	E	3,288
Other assets	112,717	39,733	(5,165)	H	147,285

Total assets	$3,267,965	$1,365,572	$42,015		$4,675,552

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$2,632,259	$1,099,120	$—		3,731,379
Federal funds purchased	19,056	700	—		19,756
Securities sold under agreements to repurchase	68,922	37,519	—		106,441
Other borrowed money	151,750	53,400	35,000	I	240,150
Subordinated debentures	—	20,435	(9,600)	J	10,835
Junior subordinated notes issued to capital trusts	23,865	19,500	(4,500)	K	38,865
Other liabilities	22,924	18,952	(94)	L	41,782

Total liabilities	2,918,776	1,249,626	20,806		4,189,208
Commitments and contingent liabilities
Shareholders' equity:
Common stock	12,463	1,764	2,354	M	16,581
Additional paid-in capital	187,581	4,852	128,185	N	320,618
Treasury stock	(5,474)	(585)	585	O	(5,474)
Retained earnings	163,709	112,204	(112,204)	P	163,709
Accumulated other comprehensive loss	(9,090)	(2,289)	2,289	Q	(9,090)

Total shareholders' equity	349,189	115,946	21,209		486,344

Total liabilities and shareholders' equity	$3,267,965	$1,365,572	$42,015		$4,675,552

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2017

	MidWestOne Historical	ATBancorp Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
	(in thousands except per share amounts)
Interest Income
Loans	$102,366	$51,352	$(3,115)	R	$150,603
Taxable securities	10,573	3,116	(1,257)	S	12,432
Tax-exempt securities	6,239	439	—		6,678
Other	142	647	(341)	T	448

Total interest income	119,320	55,554	(4,713)		170,161
Interest Expense
Deposits	11,489	6,254	(753)	U	16,990
Subordinated debentures	—	1,357	(624)	V	733
Junior subordinated notes issued to capital trusts	949	582	225	W	1,756
Other borrowings	2,707	750	1,511	X	4,968

Total interest expense	15,145	8,943	359		24,447

Net Interest Income	104,175	46,611	(5,072)		145,714
Provision for (reversal of) loan losses	17,334	(1,320)	2,400	Y	18,414

Net interest income after provision for loan losses	86,841	47,931	(7,472)		127,300
Noninterest Income
Trust, investment, and insurance fees	6,189	15,506	(11,684)	Z	10,011
Service charges and fees on deposit accounts	5,126	1,380	(84)	AA	6,422
Loan origination and servicing fees	3,421	3,401	(40)	BB	6,782
Other service charges and fees	5,992	3,417	(38)	CC	9,371
Investment securities gains, net	241	—	—		241
Other	1,401	1,459	(2,179)	DD	681

Total noninterest income	22,370	25,163	(14,025)		33,508
Noninterest Expense
Salaries and employee benefits	47,864	31,501	(11,150)	EE	68,215
Net occupancy and equipment expense	12,305	6,696	(2,805)	FF	16,196
Professional fees	3,962	1,658	(568)	GG	5,052
Data processing expense	2,674	3,560	(821)	HH	5,413
FDIC insurance expense	1,265	491	(94)	II	1,662
Amortization of intangibles	3,125	67	2,315	JJ	5,507
Other	8,941	8,944	(3,031)	KK	14,854

Total noninterest expense	80,136	52,917	(16,154)		116,899

Income before income taxes	29,075	20,177	(5,343)		43,909
Income tax provision	10,376	6,809	(2,137)	LL	15,048

Net income before noncontrolling interest	18,699	13,368	(3,206)		28,861
Net income attributable to noncontrolling interest	—	(788)	788	MM	—

Net income available to common shareholders	$18,699	$12,580	$(2,418)		$28,861

Per Common Share
Earnings basic	$1.55	$0.36	—		$1.79
Earnings diluted	$1.55	$0.36	—		$1.78
Weighted average number of common shares outstanding	12,038	35,070	(30,952)	NN	16,156
Weighted average number of diluted common shares outstanding	12,063	35,070	(30,952)	OO	16,181

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income for the Nine Months Ended September 30, 2018

	MidWestOne Historical	ATBancorp Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
	(in thousands except per share amounts)
Interest Income
Loans	$82,141	$37,905	$1,800	R	$121,846
Taxable securities	8,793	1,785	(394)	S	10,184
Tax-exempt securities	4,452	258	—		4,710
Other	39	976	(187)	T	828

Total interest income	95,425	40,924	1,219		137,568
Interest Expense
Deposits	12,170	6,475	(302)	U	18,343
Subordinated debentures	—	574	(468)	V	106
Junior subordinated notes issued to capital trusts	878	996	169	W	2,043
Other borrowings	3,122	1,088	1,171	X	5,381

Total interest expense	16,170	9,133	570		25,873

Net Interest Income	79,255	31,791	649		111,695
Provision for loan losses	4,050	804	—		4,854

Net interest income after provision for loan losses	75,205	30,987	649		106,841
Noninterest Income
Trust, investment, and insurance fees	4,703	13,454	(8,714)	Z	9,443
Service charges and fees on deposit accounts	3,474	893	(26)	AA	4,341
Loan origination and servicing fees	2,738	2,136	(14)	BB	4,860
Other service charges and fees	4,464	2,887	(13)	CC	7,338
Investment securities gains (losses), net	197	(1,136)	—		(939)
Other	1,567	24,515	(26,369)	DD	(287)

Total noninterest income	17,143	42,749	(35,136)		24,756
Noninterest Expense
Salaries and employee benefits	37,647	22,199	(7,207)	EE	52,639
Net occupancy and equipment expense	10,440	4,600	(1,466)	FF	13,574
Professional fees	3,614	5,156	(1,508)	GG	7,262
Data processing expense	2,076	2,885	(614)	HH	4,347
FDIC insurance expense	1,104	410	(67)	II	1,447
Amortization of intangibles	1,793	50	1,737	JJ	3,580
Other	7,026	6,206	(3,248)	KK	9,984

Total noninterest expense	63,700	41,506	(12,373)		92,833

Income before income taxes	28,648	32,230	(22,114)		38,764
Income tax provision	5,921	8,790	(5,750)	LL	8,961

Net income before noncontrolling interest	22,727	23,440	(16,364)		29,803
Net income attributable to noncontrolling interest	—	447	(447)	MM	—

Net income available to common shareholders	$22,727	$23,887	$(16,811)		$29,803

Per Common Share
Earnings basic	$1.86	$0.67	—		$1.82
Earnings diluted	$1.86	$0.67	—		$1.82
Weighted average number of common shares outstanding	12,221	35,028	(30,910)	NN	16,339
Weighted average number of diluted common shares outstanding	12,238	35,028	(30,910)	OO	16,356

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the Merger involving MidWestOne and ATBancorp. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the Merger been consummated at September 30, 2018 or the unaudited pro forma condensed combined income statements for the year ended December 31, 2017 and the nine months ended September 30, 2018, as if the Merger had occurred as of the beginning of each period, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The merger, which is currently expected to be completed in the first quarter of 2019, provides for the issuance of 4,117,541 shares of MidWestOne common stock and $34.8 million in cash. The value of an ATBancorp share would be $4,908.10 based upon a closing price of MidWestOne common stock of $33.31.

        Under the acquisition method of accounting, the assets and liabilities of ATBancorp will be recorded at the respective fair values on the Merger date. The fair value on the Merger date represents management's best estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) ATBancorp's balance sheet through the Effective Time; (ii) the aggregate value of Merger consideration paid if the price of MidWestOne's stock varies from the assumed $33.31 per share; (iii) total Merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The accounting policies of both MidWestOne and ATBancorp are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Estimated Merger and Integration Costs

        In connection with the Merger, the plan to integrate MidWestOne's and ATBancorp's operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. MidWestOne and ATBancorp are currently in the process of assessing the two companies' personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of ATBancorp's employees, vacating ATBancorp's leased premises, changing information systems, canceling contracts between ATBancorp and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by ATBancorp. Additionally, as part of our formulation of the integration plan, certain actions regarding existing MidWestOne information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. MidWestOne expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimated the Merger related costs to be approximately $20.2 million and expect they will be incurred primarily in 2019.

Note 3—Estimated Annual Cost Savings

        Following the Merger, MidWestOne expects to realize cost savings equal to approximately 30% of ATBancorp's pre-tax noninterest expense. Management expects such cost saves to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable balance sheet adjustments were calculated using a combined 26% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet (dollars in thousands)

A.
Adjustments to cash and cash equivalents

To reflect cash used by ATBancorp to redeem certain subordinated debt	$(9,600)
To reflect excess cash proceeds from MidWestOne senior debt	200

$(9,400)

B.
Adjustment to loans, net of unearned income

To reflect estimated fair value at closing date, calculated as 1.7% of the ATBancorp loan balance.	$(19,123)
C.
Adjustment to allowance for loan and lease losses

To remove ATBancorp allowance at Merger date as the credit risk is contemplated in the estimated fair value in adjustment B above.	$(12,587)
D.
Adjustment to premises and equipment

To reflect estimated fair value of ATBancorp properties at Merger date. The estimated useful life of these properties is 39 years.	$9,600
E
Adjustment to other real estate owned

To reflect estimated fair value of ATBancorp other real estate owned at Merger date based on MidWestOne's estimate of property values given current market conditions and additional discounts necessary to liquidate these properties.	$(838)
F.
Adjustment to goodwill

To reverse ATBancorp goodwill on the books.	$(3,253)
To reflect the goodwill associated with the Merger.	45,203

$41,950

G.
Adjustment to core deposit intangible ("CDI"), net

To reverse ATBancorp CDI on the books.	$(699)
To record the estimated fair value of acquired identifiable intangible assets, calculated as 1.5% of ATBancorp core deposits. Core deposits were identified as the demand, savings and money market accounts. The acquired core deposit intangible will be amortized over 10 years using a sum-of-the-years-digits method.	13,103

$12,404

H.
Adjustment to other assets

        Net deferred tax liability, calculated as follows:

Adjustment to loans held for investment, net of unearned income	$(19,123)
Adjustment to allowance for loan and lease losses	12,587
Adjustment to CDI, net	12,404
Adjustment to premises and equipment	9,600
Adjustment to other real estate owned	(838)
Adjustment to junior subordinated notes issued to capital trusts	4,500

Subtotal for fair value adjustments	19,130

Calculated net deferred tax liability at MidWestOne's estimated combined rate of 26%	(4,974)

Elimination of historical other assets from the ATB Businesses.	(191)

$(5,165)

I.
Adjustment to long-term debt

To reflect proceeds from senior debt incurred by MidWestOne to fund cash portion of Merger consideration.	$35,000
J.
Adjustment to subordinated debentures

To reflect cash redemption by ATBancorp of certain subordinated debentures.	$(9,600)
K.
Adjustment to junior subordinated debentures

To reflect valuation mark on junior subordinated notes issued to capital trusts.	$(4,500)
L.
Adjustment to other liabilities

Elimination of historical other liabilities from the ATB Businesses.	$(94)
M.
Adjustments to common stock

To eliminate historical ATBancorp common stock.	$(1,764)
To reflect the issuance of MidWestOne common stock to ATBancorp shareholders.	4,118

$2,354

N.
Adjustments to additional paid-in capital

To eliminate historical ATBancorp additional paid-in capital.	$(4,852)
To reflect the issuance of MidWestOne common stock to ATBancorp shareholders.	133,037

$128,185

O.
Adjustment to treasury stock

To eliminate historical ATBancorp treasury stock	$585
P.
Adjustment to retained earnings

To eliminate historical ATBancorp retained earnings	$(112,204)
Q.
Adjustment to accumulated other comprehensive income

To eliminate historical ATBancorp accumulated other comprehensive income.	$2,289

Income Statement
(dollars and shares in thousands)

		Nine Months Ended September 30, 2018	Year Ended December 31, 2017
R.	Adjustment to loan interest income
	To reflect accretion of loan discount resulting from loan fair value pro forma adjustment based on weighted average remaining life of five years.	$4,781	$6,374
	To eliminate historical income from ATBancorp's United American Bank subsidiary, which was sold on May 4, 2018.	(2,981)	(9,489)

		$1,800	$(3,115)

S.	Adjustment to taxable securities interest income
	To eliminate historical income from ATBancorp's United American Bank subsidiary, which was sold on May 4, 2018.	$(394)	$(1,257)
T.	Adjustment to other interest income
	To eliminate historical income from ATBancorp's United American Bank subsidiary, which was sold on May 4, 2018.	$(187)	$(341)
U.	Adjustment to deposit interest expense
	To eliminate historical expense from ATBancorp's United American Bank subsidiary, which was sold on May 4, 2018.	$(302)	$(753)

		Nine Months Ended September 30, 2018	Year Ended December 31, 2017
V.	Adjustment to subordinated debentures interest expense
	Elimination of historical ATBancorp interest on subordinated debentures paid with interest calculated using an interest rate of 6.50%	(468)	(624)
W.	Adjustment to junior subordinated notes issued to capital trusts interest expense
	To reflect additional interest expense resulting from the amortization of the merger valuation mark on ATBancorp's junior subordinated notes.	$169	$225
X.	Adjustment to other debt interest expense
	To reflect additional interest expense resulting from the issuance of $35.0 million of new senior debt, at an estimated annual interest rate of 4.625%.	$1,171	$1,532
	To eliminate historical expense from ATBancorp's United American Bank subsidiary, which was sold on May 4, 2018.	—	(21)

		$1,171	$1,511

Y.	Adjustment to reversal of loan and lease losses provision
	To eliminate historical provision expense recapture from ATBancorp's United American Bank subsidiary, which was sold on May 4, 2018.	$—	$2,400
Z.	Adjustment to trust, investment and insurance fees
	To eliminate estimated historical income from the ATB Businesses.	$(8,714)	$(11,618)
	To eliminate historical income from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	—	(66)

		$(8,714)	$(11,684)

AA.	Adjustment to service charges and fees on deposit accounts
	To eliminate historical income from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(26)	$(84)
BB.	Adjustment to loan origination and servicing fees
	To eliminate historical income from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(14)	$(40)
CC.	Adjustment to other service charges and fees
	To eliminate historical income from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(13)	$(38)

		Nine Months Ended September 30, 2018	Year Ended December 31, 2017
DD.	Adjustment to other noninterest income
	To eliminate historical income from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(1)	$(797)
	To eliminate estimated historical income from the ATB Businesses.	(1,037)	(1,382)
	To eliminate historical gain on sale from ATBancorp's sale of United American Bank subsidiary, which was sold on May 4, 2018, to be paid out as part of a special dividend prior to merger consummation.	(25,331)	—

		$(26,369)	$(2,179)

EE.	Adjustment to salaries and employee benefits expense
	To eliminate historical expense from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(2,525)	$(4,908)
	To eliminate estimated historical expense from the ATB Businesses.	(4,682)	(6,242)

		$(7,207)	$(11,150)

FF.	Adjustment to occupancy expense
	To reflect additional depreciation expense resulting from premises and equipment pro forma adjustment based on estimated useful life of 39 years using the straight line method.	$185	$246
	To eliminate estimated historical expense from the ATB Businesses.	(806)	(1,074)
	To eliminate historical expense from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	(845)	(1,977)

		$(1,466)	$(2,805)

GG.	Adjustment to professional fees expense
	To eliminate historical expense from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(1,508)	$(568)
HH.	Adjustment to data processing expense
	To eliminate estimated historical expense from the ATB Businesses.	(608)	(810)
	To eliminate historical expense from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	(6)	(11)

		$(614)	$(821)

II.	Adjustment to FDIC insurance expense
	To eliminate historical expense from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	$(67)	$(94)
JJ.	Adjustment to amortization of intangibles
	To reflect amortization of acquired intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization.	$1,787	$2,382
	To eliminate historical CDI amortization at ATBancorp	(50)	(67)

		$1,737	$2,315

		Nine Months Ended September 30, 2018	Year Ended December 31, 2017
KK.	Adjustment to other expense
	To eliminate estimated historical expense from the ATB Businesses.	$(1,629)	$(2,172)
	To eliminate historical expense from ATBancorps' United American Bank subsidiary, which was sold on May 4, 2018.	(1,619)	(859)

		$(3,248)	$(3,031)

LL.	Adjustment to income tax provision
	To reflect the income tax effect of pro forma adjustments R—JJ at MidWestOne's estimated combined tax rate of 26% for 2018 and 40% for 2017.	$(5,750)	$(2,137)
MM.	Adjustment to net income attributable to noncontrolling interests
	To eliminate historical net income attributable to noncontrolling interests stemming from ATBancorp's United American Bank subsidiary.	$(447)	$788
NN.	Adjustment to weighted average number of common shares outstanding	(30,910)	(30,952)
	Adjustment to the year ended December 31, 2017 and the nine months ended September 30, 2018 calculated as follows:
	Removal of ATBancorp weighted average number of common shares outstanding for the year ended December 31, 2017 and the nine months ended September 30, 2018	(35,028)	(35,070)
	MidWestOne shares issued to ATBancorp shareholders	4,118	4,118

	Adjustment to weighted average number of common shares outstanding for the year ended December 31, 2017 and the nine months ended September 30, 2018	(30,910)	(30,952)

OO.	Adjustment to weighted average number of diluted common shares outstanding	(30,910)	(30,952)
	Adjustment to the year ended December 31, 2017 and the six nine months ended September 30, 2018 calculated as follows:
	Removal of ATBancorp weighted average number of diluted common shares outstanding for the year ended December 31, 2017 and the nine months ended September 30, 2018	(35,028)	(35,070)
	MidWestOne shares issued to ATBancorp shareholders	4,118	4,118

	Adjustment to weighted average number of diluted common shares outstanding for the year ended December 31, 2017 and the nine months ended September 30, 2018	(30,910)	(30,952)

Note 5—Preliminary Acquisition Accounting

        The table below presents the pro forma Merger consideration to be transferred by MidWestOne, the estimated fair value of assets acquired (including identifiable intangible assets) and liabilities assumed from ATBancorp, and the goodwill created by the Merger at the date indicated.

September 30, 2018
(in thousands)
Consideration Transferred:
MidWestOne common stock issued	$137,155
Cash paid	34,800

Total consideration transferred	$171,955

Assets Acquired:
Cash and cash equivalents	$75,257
Debt securities available for sale	102,009
Loans held for sale	1,687
Loans held for investment	1,105,770
Premises and equipment	27,051
Core deposit intangible	13,103
Other real estate owned	2,739
Other assets	34,568

Total assets acquired	$1,362,184

Liabilities Assumed:
Deposits	$1,099,120
Borrowings	91,619
Subordinated debentures	10,835
Junior subordinated notes issued to capital trusts	15,000
Other liabilities	18,858

Total liabilities assumed	$1,235,432

Net assets acquired	$126,752

Goodwill	$45,203

Comparative Historical and Unaudited Pro Forma Per Share Financial Data

        The following table presents: (i) historical per share information for MidWestOne; (ii) historical per share information for ATBancorp; (iii) pro forma per share information of the combined company after giving effect to the Merger; and (iv) equivalent pro forma per share information for ATBancorp.

        The combined company pro forma per share information was derived by combining information from the historical financial information presented above under "—Selected Historical Consolidated Financial Data of MidWestOne" and "—Unaudited Pro Forma Combined Financial Information." You should read this table together with the financial information discussed under those headings and the consolidated financial statements of MidWestOne incorporated by reference in this joint proxy statement/prospectus and the consolidated financial statements of ATBancorp included with this joint proxy statement/prospectus. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the Merger been effective on January 1, 2017, for purposes of net income per share data, or September 30, 2018, for purposes of book value per share data.

        The information appearing in the column captioned "Combined Pro Forma" in the table below was prepared assuming that 4,117,541 shares of MidWestOne common stock were issued to the shareholders of ATBancorp in the Merger and that the Merger was completed as of January 1, 2017, for purposes of net income per share data, and September 30, 2018, for purposes of book value per share data.

(unaudited)	MidWestOne	ATBancorp		Combined Pro Forma	Per Equivalent ATBancorp Share
Book value per share
As of December 31, 2017	$27.85	$3,847.11		$29.34	$3,449.05
As of September 30, 2018	$28.57	$3,310.09		$29.77	$3,449.05
Cash dividends
For the year ended December 31, 2017	$0.67	$90.00		$0.67	$78.76
For the nine months ended September 30, 2018	$0.585	$67.50	*	$0.585	$68.77
Basic income (loss) from continuing operations
For the year ended December 31, 2017	$1.55	$0.36		$1.79	$210.41
For the nine months ended September 30, 2018	$1.86	$0.67		$1.82	$213.94
Diluted income (loss) from continuing operations
For the year ended December 31, 2017	$1.55	$0.36		$1.78	$209.24
For the nine months ended September 30, 2018	$1.86	$0.67		$1.82	$213.94

*
Does not include a special dividend of $907.8452 per share that was distributed to ATBancorp shareholders on September 24, 2018. Such dividend represents a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received by ATBancorp as consideration in connection with the sale, completed on May 4, 2018, of United American Bank.

Per Share Market Price Information

        The following table presents (i) the closing sale price of MidWestOne common stock as reported on the NASDAQ Global Select Market on August 21, 2018, the last trading day before the date of the public announcement of the Merger Agreement, and November 26, 2018, the last practicable trading day preceding the date of this joint proxy statement/prospectus; and (ii) the equivalent pro forma value of a share of ATBancorp common stock at such dates based on the value of the consideration to be received in the Merger with respect to each share. Historical market value information regarding ATBancorp common stock is not provided because there is no active market for ATBancorp common stock.

	MidWestOne Common Stock Closing Price	Equivalent Market Value per Share of ATBancorp Common Stock
August 21, 2018	$33.25	$4,901.05
November 26, 2018	$28.98	$4,399.11

        The market price of MidWestOne common stock will fluctuate between now and completion of the Merger. You should obtain a current price quotation for MidWestOne common stock.

Stock Price and Dividend Information

        MidWestOne common stock trades on the NASDAQ Global Select Market under the symbol "MOFG." The following table sets forth the reported high and low sales prices of shares of

MidWestOne common stock, and the quarterly cash dividends per share of MidWestOne common stock declared, in each case for the periods indicated.

	High	Low	Cash Dividends Declared
Year/Quarter:
2018
Fourth quarter(1)	$34.83	$28.22	$0.195
Third quarter	35.20	31.92	0.195
Second quarter	34.75	31.94	0.195
First quarter	34.99	30.70	0.195
2017
Fourth quarter	$37.94	$30.56	$0.17
Third quarter	35.63	31.93	0.17
Second quarter	36.72	32.92	0.165
First quarter	38.56	33.25	0.165
2016
Fourth quarter	$39.20	$27.93	$0.16
Third quarter	30.74	26.50	0.16
Second quarter	30.50	25.49	0.16
First quarter	30.04	24.71	0.16

(1)
Through November 26, 2018, the last practicable trading day preceding the date of this joint proxy statement/prospectus.

        There is no established public trading market for shares of ATBancorp common stock. The last reported sale price of ATBancorp common stock before the date of the public announcement of the Merger Agreement on August 22, 2018, and prior to the printing of this joint proxy statement/prospectus occurred on May 16, 2018 at $3,500.00 per share. The following table sets forth for the periods indicated, dividends per share of ATBancorp common stock.

 Dividends

Year/Quarter:
2018
Fourth quarter(1)	$—
Third quarter	22.50	(2)
Second quarter	22.50
First quarter	22.50
2017
Fourth quarter	$35.00
Third quarter	20.00
Second quarter	20.00
First quarter	15.00
2016
Fourth quarter	$22.00
Third quarter	10.00
Second quarter	10.00
First quarter	10.00

(1)
Through November 26, 2018, the last practicable trading day preceding the date of this joint proxy statement/prospectus.

(2)
ATBancorp also paid a special dividend to its shareholders of $907.8452 per share on September 24, 2018, representing a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received as consideration in connection with the sale of United American Bank, as provided in the Merger Agreement.

        As of the MidWestOne record date, the outstanding shares of MidWestOne common stock were owned by approximately 425 record owners. As of the ATBancorp record date, the outstanding shares of ATBancorp common stock were owned by approximately 18 record owners.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," ATBancorp and MidWestOne shareholders should carefully consider the following factors in deciding whether to vote for each company's respective proposals. Please see the sections entitled "Where You Can Find More Information" in the forepart of this document and "Incorporation of Certain Documents by Reference" beginning on page 189.

Risks Related to the Merger

Because the market price of MidWestOne common stock will fluctuate, the value of the Merger consideration to be received by ATBancorp shareholders may change.

        Upon completion of the Merger, each outstanding share of ATBancorp common stock, excluding Cancelled Shares and Dissenters' Shares, will be converted into the Per Share Stock Consideration and Per Share Cash Consideration pursuant to the terms of the Merger Agreement. The closing price of MidWestOne common stock on the date that the Merger is completed may vary from the closing price of MidWestOne common stock on the date MidWestOne and ATBancorp announced the Merger, on the date that this document is being mailed to MidWestOne and ATBancorp shareholders, and on the dates of the special meetings of MidWestOne and ATBancorp shareholders. Because the stock component of the Merger consideration is determined by a fixed exchange ratio, at the time of the ATBancorp special meeting, ATBancorp shareholders will not know or be able to calculate the value of the MidWestOne common stock they will receive upon completion of the Merger. Any change in the market price of MidWestOne common stock prior to completion of the Merger may affect the value of the stock component of the Merger consideration that ATBancorp shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of MidWestOne and ATBancorp. ATBancorp shareholders should obtain current market quotations for shares of MidWestOne common stock before voting their shares at the ATBancorp special meeting.

MidWestOne and ATBancorp shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        MidWestOne shareholders currently have the right to vote in the election of the board of directors of MidWestOne and on other matters affecting MidWestOne. ATBancorp shareholders currently have the right to vote in the election of the board of directors of ATBancorp and on other matters affecting ATBancorp. Upon the completion of the Merger, each party's shareholders will be shareholders of MidWestOne with a percentage ownership of MidWestOne that is smaller than their current percentage ownership of MidWestOne or ATBancorp, as applicable. It is currently expected that the former shareholders of ATBancorp as a group will receive shares in the Merger constituting approximately 25.2% of the outstanding shares of the combined company's common stock immediately after the Merger. As a result, current shareholders of MidWestOne as a group will own approximately 74.8% of the outstanding shares of the combined company's common stock immediately after the Merger. Because of this, ATBancorp and MidWestOne shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of MidWestOne or ATBancorp, as applicable.

Sales of substantial amounts of MidWestOne's common stock in the open market by former ATBancorp shareholders could depress MidWestOne's stock price.

        Shares of MidWestOne common stock that are issued to shareholders of ATBancorp in the Merger will, except for those shares subject to a Lock-Up Agreement and for persons deemed to be affiliates of MidWestOne, be freely tradable without restrictions or further registration under the Securities Act. As of the MidWestOne record date, MidWestOne had approximately 12,222,145 shares of common stock entitled to vote outstanding and 445,100 shares of MidWestOne common stock were reserved for issuance under the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan. MidWestOne currently expects to issue approximately 4,117,541 shares of its common stock in connection with the Merger, of which approximately 2,514,855 shares will be subject to the Lock-Up Agreements.

        If the Merger is completed and if ATBancorp's former shareholders sell substantial amounts of MidWestOne common stock in the public market following completion of the Merger, the market price of MidWestOne common stock may decrease. These sales might also make it more difficult for MidWestOne to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may fail to realize the anticipated benefits of the Merger.

        The success of the Merger will depend on, among other things, the combined company's ability to combine the businesses of MidWestOne and ATBancorp. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the Merger may not be fully realized, may not be realized at all or may take longer to realize than expected.

        It is possible that the integration of MidWestOne's and ATBancorp's businesses or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of MidWestOne or ATBancorp or inconsistencies in standards, controls, procedures and policies. It is also possible that customers, depositors and counterparties of MidWestOne or ATBancorp could choose to discontinue their relationships with the combined company post-Merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of MidWestOne and ATBancorp during the pre-Merger period and for an undetermined amount of time after the consummation of the Merger.

Failure of the Merger to be completed, the termination of the Merger Agreement or a significant delay in the consummation of the Merger could negatively impact MidWestOne and ATBancorp.

        The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. MidWestOne and ATBancorp have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger. Notwithstanding this agreement, it is a condition to MidWestOne's and ATBancorp's respective obligations to consummate the Merger that no such requisite regulatory approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the board of directors of MidWestOne to materially restrict or burden, or impair in any material respect the benefits of the contemplated transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of MidWestOne or its subsidiaries. Moreover, it is a condition to MidWestOne's obligation to consummate the Merger that ATBancorp successfully dispose of the ATB Businesses, which requires ATBancorp to engage in a sale process concurrently with, yet separate and apart from, the Merger.

        These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by June 30, 2019, either

MidWestOne or ATBancorp may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval.

        If the Merger is delayed or not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price or value of each party's common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Merger will be consummated.

        In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of the Merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the Merger, including the diversion of management attention from pursuing other opportunities and the constraints in the Merger Agreement on the ability to make significant changes to each party's ongoing business during the pendency of the Merger, could have a material adverse effect on each party's business, financial condition and results of operations.

        Additionally, MidWestOne's or ATBancorp's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger, and the market price or value of MidWestOne common stock might decline, particularly to the extent that the current market price reflects a market assumption that the Merger will be completed. If the Merger Agreement is terminated and a party's board of directors seeks another merger or business combination, such party's shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Merger.

If MidWestOne fails to successfully integrate ATBancorp into its internal control over financial reporting or if the internal control of ATBancorp over financial reporting were found to be ineffective, the integrity of MidWestOne's financial reporting could be compromised which could result in a material adverse effect on MidWestOne's reported financial results or in the determination of the effectiveness of MidWestOne's internal controls over financial reporting.

        As a private company, ATBancorp has not been subject to the requirements of the Exchange Act with respect to internal control over financial reporting. The integration of ATBancorp into MidWestOne's internal control over financial reporting will require significant time and resources from management and other personnel and will increase compliance costs. If MidWestOne fails to successfully integrate the operations of ATBancorp into its internal control over financial reporting, MidWestOne's internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on MidWestOne's ability to accurately report its financial results and the market's perception of its business and its stock price.

MidWestOne and ATBancorp will be subject to business uncertainties and contractual restrictions while the Merger is pending.

        Uncertainty about the effect of the Merger on employees, customers and vendors may have an adverse effect on the business, financial condition and results of operations of ATBancorp and MidWestOne. These uncertainties may impair MidWestOne's or ATBancorp's ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the Merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with MidWestOne or ATBancorp to seek to change existing business relationships with them or fail to extend an existing relationship with

MidWestOne or ATBancorp. In addition, competitors may target each party's existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.

        MidWestOne and ATBancorp each have a small number of key personnel. The pursuit of the Merger and the preparation for the integration may place a burden on each company's management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company's business, financial condition and results of operations.

        In addition, the Merger Agreement restricts ATBancorp from taking certain actions without MidWestOne's consent while the Merger is pending. These restrictions may, among other matters, prevent ATBancorp from pursuing otherwise attractive business opportunities, selling assets (except those described in the Merger Agreement), incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to its business prior to consummation of the Merger or termination of the Merger Agreement. These restrictions could have a material adverse effect on ATBancorp's business, financial condition and results of operations. Please see the section entitled "The Merger Agreement—Conduct of Business Prior to the Completion of the Merger" beginning on page 118 for a description of the restrictive covenants applicable to ATBancorp.

ATBancorp's directors and officers have interests in the Merger different from the interests of other ATBancorp shareholders.

        ATBancorp's executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of ATBancorp's shareholders generally. Such interests include change in control agreements, deferred compensation agreements and salary continuation agreements with certain executive officers and the right to indemnification and insurance coverage following the consummation of the Merger. The members of the ATBancorp board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that ATBancorp shareholders approve the ATBancorp merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of ATBancorp Directors and Executive Officers in the Merger" beginning on page 102.

Shares of MidWestOne common stock to be received by ATBancorp shareholders as a result of the Merger will have rights different from the shares of ATBancorp common stock.

        Upon completion of the Merger, the rights of former ATBancorp shareholders will be governed by the articles of incorporation and bylaws of MidWestOne. The rights associated with ATBancorp common stock are different from the rights associated with MidWestOne common stock. Please see the section entitled "Comparison of Shareholders' Rights" beginning on page 134 for a summary of the different rights associated with MidWestOne common stock.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire ATBancorp.

        The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to ATBancorp that might result in greater value to ATBancorp's shareholders than that provided pursuant to the Merger. These provisions include a general prohibition on ATBancorp from soliciting or providing information to any third party regarding any acquisition proposal or offers for competing transactions, subject to certain exceptions set forth in the Merger Agreement. Further, the Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and against alternative acquisition proposals. The shareholders that are party to the voting agreements described in this paragraph beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock as of the ATBancorp record date. For further information, please see "The Merger Agreement—Voting Agreement" beginning on page 127. Each party also has an obligation to submit its respective proposals to a vote by its shareholders.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Merger may not be realized.

        MidWestOne and ATBancorp have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of MidWestOne and ATBancorp. To realize these anticipated benefits and cost savings, after the completion of the Merger, MidWestOne expects to integrate ATBancorp's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the Merger. The loss of key employees could have an adverse effect on the companies' financial results and the value of their common stock. If MidWestOne experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the Merger.

        The combined company expects to incur substantial expenses in connection with consummation of the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although MidWestOne and ATBancorp have assumed that each party would incur a certain level of transaction and combination expenses, there are a number of factors beyond their control that could affect the total amount or the timing of their transaction combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the Merger. As a result of these expenses, both MidWestOne and ATBancorp could take charges against their earnings before and after the completion of the Merger. Such charges taken in connection with the Merger could be significant, although the aggregate amount and timing of any such charges are uncertain at present.

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the Merger may differ materially.

        The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what MidWestOne's actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the ATBancorp identifiable tangible and intangible assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled "Certain Financial Information Regarding MidWestOne and ATBancorp—Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 28.

The opinion of ATBancorp's financial advisor delivered to ATBancorp's board of directors, and the opinion of MidWestOne's financial advisor delivered to MidWestOne's board of directors, in each case prior to execution of the Merger Agreement, will not reflect any changes in circumstances that may have occurred since the respective dates of the opinions.

        The fairness opinion of ATBancorp's financial advisor was delivered to ATBancorp's board of directors on August 20, 2018, and the fairness opinion of MidWestOne's financial advisor was delivered to MidWestOne's board of directors on August 21, 2018. Changes in the operations and prospects of ATBancorp or MidWestOne, general market and economic conditions and other factors which may be beyond the control of ATBancorp and MidWestOne may have altered the value of ATBancorp or MidWestOne or the prices of shares of ATBancorp common stock or MidWestOne common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the Merger is completed. The opinions from ATBancorp's and MidWestOne's respective financial advisors do and will not speak as of the date of this joint proxy statement/prospectus or the time the Merger is completed or any other date other than the respective dates of those opinions. For a description of the opinions of ATBancorp's and MidWestOne's respective financial advisors, please refer to the sections entitled "The Merger—Opinion of ATBancorp's Financial Advisor" beginning on page 86 and "The Merger—Opinion of MidWestOne's Financial Advisor" beginning on page 70.

ATBancorp shareholders will pay U.S. federal income tax on the Per Share Cash Consideration and cash received in connection with any fractional shares.

        The Per Share Cash Consideration and cash received in connection with any fractional shares that ATBancorp shareholders receive in connection with the Merger will be taxable for U.S. federal income tax purposes. Each ATBancorp shareholder should consult its own tax advisor as to the tax consequences of the Merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. This joint proxy statement/prospectus does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 129.

The amount of consideration to be received by shareholders exercising their appraisal rights is uncertain.

        ATBancorp shareholders will have the right to demand appraisal of their shares of ATBancorp common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Iowa law. ATBancorp shareholders may or may not be entitled to receive more than the amount provided for in the Merger Agreement for their shares of ATBancorp common stock if they elect to exercise their appraisal rights with respect to the proposed Merger, depending on the appraisal of the fair value of the ATBancorp common stock. For this reason, the amount of cash that an ATBancorp shareholder might be entitled to receive should it elect to exercise its appraisal rights may be more or less than the value of the Merger consideration to be paid pursuant to the Merger Agreement. In addition, it is a condition in the Merger Agreement that the holders of not more than 7.5% of the outstanding shares of ATBancorp common stock shall have exercised their statutory dissenters' rights under Iowa law. The number of shares of ATBancorp shareholders that will exercise appraisal rights is not known and therefore there is no assurance of this closing condition being satisfied.

MidWestOne will be required to issue debt in order to finance the Per Share Cash Consideration.

        As part of the Merger consideration, MidWestOne will pay each ATBancorp shareholder the Per Share Cash Consideration for each share of ATBancorp common stock owned by the shareholder. In order to pay the Per Share Cash Consideration, MidWestOne will be required to issue equity or debt, the proceeds from which would be used to pay the Per Share Cash Consideration. While MidWestOne currently expects to issue senior debt in order to finance the payment of the aggregate Per Share Cash Consideration, it is possible that MidWestOne will not be able to complete such an offering, or will not be able to complete such an offering on terms favorable to MidWestOne. Further, an issuance of senior debt could require MidWestOne to pledge its ownership interest in MidWestOne Bank, which could limit MidWestOne's ability to secure additional financing in the future.

Risks Related to the Ownership of MidWestOne Common Stock

An investment in MidWestOne common stock is not an insured deposit.

        MidWestOne's common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in MidWestOne common stock is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, an ATBancorp shareholder who acquires MidWestOne common stock in the Merger could lose some or all of the shareholder's investment.

The trading volume in MidWestOne common stock is less than that of other larger financial services companies.

        Although MidWestOne's common stock is listed for trading on the NASDAQ Global Select Market, its trading volume is generally less than that of other, larger financial services companies, and investors are not assured that a liquid market will exist at any given time for MidWestOne common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace at any given time of willing buyers and sellers of MidWestOne common stock. This presence depends on the individual decisions of investors and general economic and market conditions over which MidWestOne has no control. Given the lower trading volume of MidWestOne's common stock, significant sales of MidWestOne common stock, or the expectation of these sales, could cause MidWestOne's stock price to fall.

The holders of MidWestOne's junior subordinated debentures have rights that are senior to those of MidWestOne's shareholders.

        MidWestOne currently has outstanding an aggregate of $23.8 million in junior subordinated debentures in connection with trust preferred securities issuances by MidWestOne's statutory trust subsidiaries and will assume pursuant to the Merger an additional $19.5 million in junior subordinated debentures in connection with trust preferred securities issuances by ATBancorp's statutory trust subsidiaries and $10.8 million of ATBancorp's subordinated debentures. MidWestOne conditionally guarantees payments of the principal and interest on the trust preferred securities. The junior subordinated debentures and the subordinated debentures are senior to MidWestOne's shares of common stock. As a result, MidWestOne must make payments on the junior subordinated debentures (and the related trust preferred securities) and the subordinated debentures before any dividends can be paid on MidWestOne common stock and, in the event of MidWestOne's bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of MidWestOne common stock. Additionally, MidWestOne has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to 20 consecutive quarters, during which time MidWestOne would be prohibited from paying dividends on its common stock. MidWestOne's ability to pay the future distributions depends upon the earnings of MidWestOne Bank and the dividends from MidWestOne Bank to MidWestOne, which may be inadequate to service the obligations.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this document that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified as such. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of MidWestOne, ATBancorp or their respective management or boards of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "projected," "continue," "remain," "will," "should," "could," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements and the lack of such an identifying word does not necessarily indicate the absence of a forward-looking statement.

        Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond MidWestOne's and ATBancorp's control, which may cause actual results to differ materially from those discussed in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by MidWestOne's shareholders and ATBancorp's shareholders, on the expected terms and schedule;

  •
  delays in closing the Merger;

  •
  difficulties and delays in integrating the MidWestOne and ATBancorp businesses, fully realizing cost savings and other benefits or that or such integration may be more difficult, time consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

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  business disruptions following the Merger;

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  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and counterparties, may be greater than expected;

  •
  changes in asset quality and credit risk;

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  revenues following the Merger may be lower than expected;

  •
  inability to sustain revenue and earnings growth;

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  ability to access capital markets;

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  inflation, interest rate, securities market and monetary fluctuations;

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  local, regional, national and international economic conditions and the impact they may have on MidWestOne and ATBancorp and their customers and MidWestOne and ATBancorp's assessment of that impact;

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  customer acceptance of MidWestOne's and ATBancorp's products and services;

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  customer borrowing, repayment, investment and deposit practices;

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  customer disintermediation;

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  the introduction, withdrawal, success and timing of business initiatives;

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  changes in the competitive environment among financial holding companies and banks; and

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  other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

        The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to MidWestOne and ATBancorp, see the section entitled "Risk Factors" in this joint proxy statement/prospectus and MidWestOne's other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the "Risk Factors" and the forward-looking statement disclosure contained in MidWestOne's Annual Report on Form 10-K, filed with the SEC on March 1, 2018.

 MIDWESTONE SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

        The special meeting of MidWestOne shareholders will be held at 102 South Clinton Street, Summerwill Conference Room, Iowa City, IA 52240 at 10:00 a.m., Central Time, on Friday, January 11, 2019. On or about December 5, 2018, MidWestOne commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the MidWestOne special meeting.

Purpose of MidWestOne Special Meeting

        At the MidWestOne special meeting, MidWestOne shareholders will be asked to:

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  approve the MidWestOne merger proposal;

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  approve the MidWestOne stock issuance proposal;

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  approve the MidWestOne adjournment proposal (if necessary or appropriate); and

  •
  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the MidWestOne Board of Directors

        The MidWestOne board of directors recommends that you vote "FOR" the MidWestOne merger proposal, "FOR" the MidWestOne stock issuance proposal and "FOR" the MidWestOne adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Recommendation of the MidWestOne Board of Directors and Reasons for the Merger" beginning on page 68.

MidWestOne Record Date and Quorum

        The MidWestOne board of directors has fixed the close of business on November 26, 2018 as the record date for determining the holders of MidWestOne common stock entitled to receive notice of and to vote at the MidWestOne special meeting.

        As of the MidWestOne record date, there were 12,222,145 shares of MidWestOne common stock outstanding and entitled to vote at the MidWestOne special meeting held by approximately 425 holders of record. Each share of MidWestOne common stock entitles the holder to one vote at the MidWestOne special meeting on each proposal to be considered at the MidWestOne special meeting.

        A majority of the outstanding shares of MidWestOne entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the MidWestOne special meeting. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

        As of the MidWestOne record date, directors and executive officers of MidWestOne owned and were entitled to vote 392,994 shares of MidWestOne common stock, representing approximately 3.2% of the shares of MidWestOne common stock outstanding on that date. MidWestOne currently expects that MidWestOne's directors and executive officers will vote their shares in favor of each of the MidWestOne proposals. As of the MidWestOne record date, ATBancorp beneficially held no shares of MidWestOne common stock.

Required Vote

        The affirmative vote of a majority of the votes entitled to be cast on the proposal is required to approve the MidWestOne merger proposal. The affirmative vote of a majority of the shares of MidWestOne common stock represented in person or by proxy at the MidWestOne special meeting and entitled to vote on the proposal is required to approve the MidWestOne stock issuance proposal and the MidWestOne adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the MidWestOne special meeting, an abstention occurs when a MidWestOne shareholder attends the MidWestOne special meeting, either in person or by proxy, but abstains from voting.

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  For the MidWestOne merger proposal, if a MidWestOne shareholder present in person at the MidWestOne special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If a MidWestOne shareholder is not present in person at the MidWestOne special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for such proposal.

  •
  For the MidWestOne stock issuance proposal and the MidWestOne adjournment proposal, if a MidWestOne shareholder present in person at the MidWestOne special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" each such proposal. If a MidWestOne shareholder is not present in person at the MidWestOne special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for each such proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a MidWestOne shareholder authorizes the persons named in the enclosed proxy card to vote such holder's shares at the MidWestOne special meeting in the manner such holder directs. A MidWestOne shareholder may vote by proxy or in person at the MidWestOne special meeting. If you hold your shares of MidWestOne common stock in your name as a shareholder of record, to submit a proxy, you, as a MidWestOne shareholder, may use one of the following methods:

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  By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Have your proxy card handy when you call. Follow the instructions given to you.

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  Through the Internet: Use the Internet to vote your proxy 24 hours a day, seven days a week. Have your proxy card handy when you access the website. Follow the instructions on the web site to obtain your records and to create an electronic voting instruction form.

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  By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        MidWestOne requests that MidWestOne shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to MidWestOne as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of MidWestOne stock represented by it will be voted at the MidWestOne special meeting in accordance with the instructions contained on the proxy card.

        If any proxy card is returned without indication as to how to vote, the shares of MidWestOne common stock represented by the proxy will be voted as recommended by the MidWestOne board of directors. Unless a MidWestOne shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the MidWestOne special meeting.

        If a MidWestOne shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every MidWestOne shareholder's vote is important. Accordingly, each MidWestOne shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the MidWestOne shareholder plans to attend the MidWestOne special meeting in person.

Shares Held in Street Name

        If you are a MidWestOne shareholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to MidWestOne or by voting in person at the MidWestOne special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of MidWestOne common stock on behalf of their customers may not give a proxy to MidWestOne to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a MidWestOne shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the MidWestOne merger proposal, which broker non-votes will have no effect on the vote count for such proposal;

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  your broker, bank or other nominee may not vote your shares on the MidWestOne stock issuance proposal, which broker non-votes will have no effect on the vote count for this proposal; and

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  your broker, bank or other nominee may not vote your shares on the MidWestOne adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

ESOP Participant Voting

        For participants in the ESOP, the proxy card will also serve as a voting instruction card for the trustee of the ESOP with respect to shares held in the participants' accounts. A participant cannot direct the voting of shares allocated to the participant's account in the ESOP unless the proxy card is signed and returned in the return envelope provided. If proxy cards representing shares in the ESOP are not returned, those shares will be voted by the ESOP trustee in proportion to the results of the votes cast on the issue by the participants and beneficiaries.

Revocability of Proxies and Changes to a MidWestOne Shareholder's Vote

        A MidWestOne shareholder has the power to change such shareholder's vote at any time before its shares of MidWestOne common stock are voted at the MidWestOne special meeting by:

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  timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

  •
  signing another proxy card with a later date and returning that proxy card by mail;

  •
  sending notice to us that you are revoking your proxy; or

  •
  voting in person at the meeting.

        All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City,

Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.

Solicitation of Proxies

        The cost of solicitation of proxies from MidWestOne shareholders will be borne by MidWestOne. MidWestOne will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, MidWestOne's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the MidWestOne Special Meeting

        Subject to space availability, all MidWestOne shareholders as of the MidWestOne record date, or their duly appointed proxies, may attend the MidWestOne special meeting.

        If you hold your shares of MidWestOne common stock in your name as a shareholder of record and you wish to attend the MidWestOne special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the MidWestOne special meeting. You must also bring valid picture identification.

        If your shares of MidWestOne common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the MidWestOne special meeting, you need to bring a copy of a bank or brokerage statement to the MidWestOne special meeting reflecting your stock ownership as of the MidWestOne record date. You must also bring valid picture identification. Please note that you may not vote shares held in street name unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

MIDWESTONE PROPOSALS

MidWestOne Merger Proposal

        As discussed throughout this joint proxy statement/prospectus, MidWestOne is asking its shareholders to approve the MidWestOne merger proposal. Holders of MidWestOne common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of MidWestOne common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A.

        Under Iowa law, an issuance of shares requires approval of the shareholders, at a meeting at which a quorum exists consisting of at least a majority of the votes entitled to be cast on the matter, if (i) the shares are issued for consideration other than cash or cash equivalents and (ii) the voting power of shares that are issued will comprise more than 20% of the voting power of the shares of the company that were outstanding immediately before the transaction.

        If the Merger is completed pursuant to the Merger Agreement, MidWestOne currently expects to issue to ATBancorp shareholders 4,117,541 shares of MidWestOne common stock in connection with the Merger. Accordingly, the aggregate number of shares of MidWestOne common stock that MidWestOne will issue in the Merger will exceed 20% of the voting power of the shares of the company that were outstanding immediately before the transaction, and for this reason, MidWestOne is seeking the approval of MidWestOne merger proposal.

        The MidWestOne board of directors recommends that MidWestOne shareholders vote "FOR" the MidWestOne merger proposal.

MidWestOne Stock Issuance Proposal

        It is a condition to completion of the Merger that MidWestOne shareholders approve the issuance of shares of MidWestOne common stock in the Merger.

        Under NASDAQ rules and Iowa law, a company is required to obtain shareholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Merger is completed pursuant to the Merger Agreement, MidWestOne currently expects to issue to ATBancorp shareholders 4,117,541 shares of MidWestOne common stock in connection with the Merger. Accordingly, the aggregate number of shares of MidWestOne common stock that MidWestOne will issue in the Merger will exceed 20% of the shares of MidWestOne common stock outstanding before such issuance, and for this reason, MidWestOne is seeking the approval of MidWestOne shareholders for the issuance of shares of MidWestOne common stock pursuant to the Merger Agreement.

        In the event this proposal is not approved by MidWestOne shareholders, the Merger cannot be consummated. In the event this proposal is approved by MidWestOne shareholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the issuance of shares of MidWestOne common stock pursuant to the Merger Agreement, MidWestOne will not issue the shares of MidWestOne common stock.

        The MidWestOne board of directors recommends that shareholders vote "FOR" the MidWestOne stock issuance proposal.

MidWestOne Adjournment Proposal

        The MidWestOne special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the MidWestOne merger proposal and the MidWestOne stock issuance proposal.

        If, at the MidWestOne special meeting, the number of shares of MidWestOne common stock present or represented and voting in favor of the MidWestOne merger proposal and the MidWestOne stock issuance proposal is insufficient to approve the proposals, MidWestOne intends to move to adjourn the MidWestOne special meeting in order to enable the MidWestOne board of directors to solicit additional proxies for approval of the proposal.

        In the MidWestOne adjournment proposal, MidWestOne is asking its shareholders to authorize the holder of any proxy solicited by the MidWestOne board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the MidWestOne special meeting to another time and place. If the MidWestOne shareholders approve the MidWestOne adjournment proposal, MidWestOne could adjourn the MidWestOne special meeting and any adjourned session of the MidWestOne special meeting and use the additional time to, among other things, solicit additional proxies, including the solicitation of proxies from MidWestOne shareholders who have previously voted.

        The MidWestOne board of directors recommends that shareholders vote "FOR" the MidWestOne adjournment proposal.

Other Matters to Come Before the MidWestOne Special Meeting

        No other matters are intended to be brought before the MidWestOne special meeting by MidWestOne, and MidWestOne does not know of any matters to be brought before the MidWestOne special meeting by others. If any proxy is returned without indication as to how to vote, the shares of MidWestOne common stock represented by the proxy will be voted as recommended by the MidWestOne board of directors. Unless a MidWestOne shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the MidWestOne special meeting.

ATBANCORP SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

        The special meeting of ATBancorp shareholders will be held at American Trust & Savings Bank, 895 Main Street, Dubuque, Iowa 52001 at 11:00 a.m., Central Time, on Thursday, January 10, 2019. On or about December 5, 2018, ATBancorp commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the ATBancorp special meeting.

Purpose of ATBancorp Special Meeting

        At the ATBancorp special meeting, ATBancorp shareholders will be asked to:

  •
  approve the ATBancorp merger proposal;

  •
  approve the ATBancorp adjournment proposal (if necessary or appropriate); and

  •
  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the ATBancorp Board of Directors

        The ATBancorp board of directors recommends that you vote "FOR" the ATBancorp merger proposal and "FOR" the ATBancorp adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Recommendation of the ATBancorp Board of Directors and Reasons for the Merger" beginning on page 83.

        In connection with entering into the Merger Agreement, certain holders of ATBancorp common stock owning 62.41% of the outstanding ATBancorp common stock entered into the Voting Agreement with MidWestOne, pursuant to which they have agreed to vote in favor of the ATBancorp merger proposal and for the approval of any proposal to adjourn or postpone the ATBancorp special meeting to a later date if there are not sufficient votes to approve the ATBancorp merger proposal. For more information regarding the Voting Agreement, please see the section entitled "The Merger Agreement—Voting Agreement" beginning on page 127.

ATBancorp Record Date and Quorum

        The ATBancorp board of directors has fixed the close of business on November 15, 2018 as the record date for determining the holders of ATBancorp common stock entitled to receive notice of and to vote at the ATBancorp special meeting.

        As of the ATBancorp record date, there were 35,028 shares of ATBancorp common stock outstanding and entitled to vote at the ATBancorp special meeting held by 18 holders of record. Each share of ATBancorp common stock entitles the holder to one vote at the ATBancorp special meeting on each proposal to be considered at the ATBancorp special meeting.

        The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the ATBancorp special meeting constitutes a quorum for transacting business at the ATBancorp special meeting. All shares of ATBancorp common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ATBancorp special meeting.

        As of the ATBancorp record date, directors and executive officers of ATBancorp owned and were entitled to vote 23,323 shares of ATBancorp common stock, representing approximately 66.6% of the shares of ATBancorp common stock outstanding on that date.

        As described under "The Merger Agreement—Voting Agreement," in connection with entering into the Merger Agreement, MidWestOne and certain shareholders of ATBancorp entered into the Voting Agreement. The shareholders that are party to the Voting Agreement include directors and executive officers of ATBancorp and, together, beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and against alternative acquisition proposals.

Required Vote

        The affirmative vote of a majority of the shares of ATBancorp common stock represented in person or by proxy at the ATBancorp special meeting and entitled to vote on the proposal is required to approve the ATBancorp merger proposal. Pursuant to the Voting Agreement, approval of the ATBancorp merger proposal is virtually assured. The affirmative vote of a majority of the shares of ATBancorp common stock represented in person or by proxy at the ATBancorp special meeting and entitled to vote on the proposal is required to approve the ATBancorp adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the ATBancorp special meeting, an abstention occurs when an ATBancorp shareholder attends the ATBancorp special meeting, either in person or represented by proxy, but abstains from voting.

  •
  For the ATBancorp merger proposal, if an ATBancorp shareholder present in person at the ATBancorp special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If an ATBancorp shareholder is not present in person at the ATBancorp special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for this proposal.

  •
  For the ATBancorp adjournment proposal, if an ATBancorp shareholder present in person at the ATBancorp special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If an ATBancorp shareholder is not present in person at the ATBancorp special meeting at which there is a quorum and does not respond by proxy, it will have no effect on the vote count for this proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that an ATBancorp shareholder authorizes the persons named in the enclosed proxy card to vote such holder's shares at the ATBancorp special meeting in the manner such holder directs. An ATBancorp shareholder may vote by proxy or in person at the ATBancorp special meeting. If you hold your shares of ATBancorp common stock in your name as a shareholder of record, to submit a proxy, you, as an ATBancorp shareholder, may complete and return the proxy card in the enclosed postage-paid envelope.

        ATBancorp requests that ATBancorp shareholders vote by completing and signing the accompanying proxy card and returning it to ATBancorp as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of ATBancorp stock represented by it will be voted at the ATBancorp special meeting in accordance with the instructions contained on the proxy card.

        If any proxy card is returned without indication as to how to vote, the shares of ATBancorp common stock represented by the proxy card will be voted as recommended by the ATBancorp board of directors. Unless an ATBancorp shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the ATBancorp special meeting.

        Every ATBancorp shareholder's vote is important. Accordingly, each ATBancorp shareholder should sign, date and return the enclosed proxy card, whether or not the ATBancorp shareholder plans to attend the ATBancorp special meeting in person.

Revocability of Proxies and Changes to an ATBancorp Shareholder's Vote

        An ATBancorp shareholder has the power to change its vote at any time before its shares of ATBancorp common stock are voted at the ATBancorp special meeting by:

  •
  by sending a notice of revocation to the corporate secretary of ATBancorp;

  •
  by sending a completed proxy card bearing a later date than your original proxy card; or

  •
  by attending the ATBancorp special meeting and voting in person.

        All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: ATBancorp, 895 Main Street, Dubuque, Iowa 52001, Attention: Secretary. If you choose any of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the ATBancorp special meeting.

Solicitation of Proxies

        The cost of solicitation of proxies from ATBancorp shareholders will be borne by ATBancorp. In addition to solicitations by mail, ATBancorp's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the ATBancorp Special Meeting

        All ATBancorp shareholders as of the ATBancorp record date, or their duly appointed proxies, may attend the ATBancorp special meeting. If you hold your shares of ATBancorp common stock in your name as a shareholder of record and you wish to attend the ATBancorp special meeting, please bring your proxy to the ATBancorp special meeting.

 ATBANCORP PROPOSALS

ATBancorp Merger Proposal

        As discussed throughout this joint proxy statement/prospectus, ATBancorp is asking its shareholders to approve the ATBancorp merger proposal. Holders of ATBancorp common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of ATBancorp common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A.

        The ATBancorp board of directors recommends a vote "FOR" the ATBancorp merger proposal.

ATBancorp Adjournment Proposal

        The ATBancorp special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the ATBancorp special meeting to approve the ATBancorp merger proposal.

        If, at the ATBancorp special meeting, the number of shares of ATBancorp common stock present or represented and voting in favor of the ATBancorp merger proposal is insufficient to approve the ATBancorp merger proposal, ATBancorp intends to move to adjourn the ATBancorp special meeting in order to enable the ATBancorp board of directors to solicit additional proxies for approval of the Merger. In that event, ATBancorp will ask its shareholders to vote only upon the ATBancorp adjournment proposal, and not the ATBancorp merger proposal.

        In the ATBancorp adjournment proposal, ATBancorp is asking its shareholders to authorize the holder of any proxy solicited by the ATBancorp board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the ATBancorp special meeting to another time and place. If the ATBancorp shareholders approve the ATBancorp adjournment proposal, ATBancorp could adjourn the ATBancorp special meeting and use the additional time to, among other things, solicit additional proxies, including the solicitation of proxies from ATBancorp shareholders who have previously voted.

        The ATBancorp board of directors recommends that shareholders vote "FOR" the ATBancorp adjournment proposal.

Other Matters to Come Before the ATBancorp Special Meeting

        No other matters are intended to be brought before the ATBancorp special meeting by ATBancorp, and ATBancorp does not know of any matters to be brought before the ATBancorp special meeting by others. If, however, any other matters properly come before the ATBancorp special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

 THE MERGER

        The following is a discussion of the Merger and the material terms of the Merger Agreement between MidWestOne and ATBancorp. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This section is not intended to provide you with any factual information about MidWestOne or ATBancorp. Such information can be found elsewhere in this document and in the public filings MidWestOne makes with the SEC, including the Merger Agreement, as described in the section entitled "Where You Can Find More Information" in the forepart of this document.

Terms of the Merger

Transaction Structure

        MidWestOne's and ATBancorp's boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of ATBancorp with and into MidWestOne, with MidWestOne continuing as the surviving corporation. Immediately following the Merger, each of ATSB and ABTW, each of which is a wholly-owned subsidiary of ATBancorp, will merge with and into MidWestOne Bank, with MidWestOne Bank continuing as the surviving bank. Pursuant to the Merger Agreement, MidWestOne's board of directors will be the board of directors of the combined company until the combined company's next annual meeting of shareholders. Pursuant to the Merger Agreement, MidWestOne will appoint two individuals mutually agreeable to MidWestOne and to ATBancorp to serve as members of MidWestOne's board of directors, with one individual to serve as a Class I director and another individual to serve as a Class II director. Each individual's service on MidWestOne's board of directors will begin immediately upon the effectiveness of the Merger.

Merger Consideration

        In the Merger, each share of ATBancorp common stock issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares and any Dissenters' Shares, shall represent the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration.

        For each fractional share that would otherwise be issued, MidWestOne will pay cash in an amount equal to such fraction multiplied by the Closing Acquiror Common Stock Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

        Based on MidWestOne's common stock's closing price of $33.25 on August 21, 2018, the day before the announcement of the Merger, the transaction value is estimated at $171.67 million, or $4,901.05 per share of ATBancorp common stock. Based on MidWestOne's common stock's closing price of $28.98 on November 26, 2018, the transaction value is estimated at $154.09 million, or $4,399.11 per share of ATBancorp common stock. Based on a Final Acquiror Market Value of MidWestOne's closing stock of $26.60 (the price beneath which ATBancorp would have the right to terminate the Merger Agreement, subject to the other conditions therein, including MidWestOne's right to increase the amount of consideration payable to ATBancorp shareholders), the transaction value is estimated at $144.29 million, or $4,119.34 per share of ATBancorp common stock. The ultimate value of the consideration received by ATBancorp shareholders will depend on the trading value of MidWestOne common stock prior to the closing of the Merger.

Background of the Merger

        Each of the MidWestOne and the ATBancorp board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders. These strategic considerations have focused on, among other things, the business, economic and regulatory environment facing financial institutions, generally, and each of MidWestOne and ATBancorp, particularly, as well as overall conditions and ongoing consolidation in the financial services industry. In addition, MidWestOne regularly evaluates business combination opportunities in furtherance of its strategic objectives.

        In the spring and summer of 2017, the executives, board members, certain shareholders who were not executives or board members and other representatives of ATBancorp held many conversations, both by telephone and in person, about ATBancorp's strategic plan, including possible strategic alternatives or remaining an independent company and pursuing other growth opportunities. ATBancorp's board of directors recognized the stated near-term goal of many of ATBancorp's shareholders to enhance ATBancorp's profitability, maximize shareholder value and provide increased liquidity for shareholders in ATBancorp common stock. As a result of these conversations, ATBancorp's board of directors determined that it was in the best interest of the shareholders to more actively explore its strategic options. During this time, the management team and board of directors met with several investment banking firms to review ATBancorp's possible strategic alternatives and provide advice regarding a possible business combination with another entity.

        The investment banking firms with which ATBancorp met generally recommended divesting United American Bank, headquartered in San Mateo, California, and owned 83% by ATBancorp, to separate it from ATBancorp's Midwestern operations, on the basis that doing so would likely make the most strategic sense to maximize ATBancorp's value in its investment in United American Bank and, therefore, to maximize the overall value of ATBancorp. A primary reason to address United American Bank separately was the general lack of potential counterparties interested in combining with an organization as geographically diverse as ATBancorp with banking subsidiaries in Iowa, Wisconsin and California. In July 2017, without deciding whether it would support any particular strategic transaction involving United American Bank, ATBancorp advised an independent M&A committee of United American Bank that it would not object to United American Bank's engagement of Sandler O'Neill as its financial advisor to contact parties that might be interested in pursuing a strategic transaction. Following a marketing process led by Sandler O'Neill, United American Bank determined to move forward with a sale, through a merger transaction, to Heritage Commerce Corp. Following several months of due diligence and negotiation, on January 10, 2018, ATBancorp, United American Bank and Heritage Commerce Corp. entered into a definitive agreement for the merger of United American Bank with Heritage Bank of Commerce, headquartered in San Jose, California, and the wholly owned subsidiary of Heritage Commerce Corp. In connection with the closing of the transaction, which occurred on May 4, 2018, ATBancorp received $9.1 million in cash and approximately 2.3 million shares of Heritage Commerce Corp common stock, valued at approximately $39.0 million at the time of closing. Shortly after the disposition of United American Bank, on May 10, 2018, ATBancorp sold all of the shares of Heritage Commerce Corp common stock it received to an unrelated third party and received net proceeds, after the payment of brokerage commissions, of approximately $37.9 million.

        Throughout the winter of 2017 into 2018, the ATBancorp board of directors and management team continued their general discussions of ATBancorp's strategic alternatives, and discussions of various legal matters related to an exploration of its strategic options, including the board's fiduciary duties, obligations under federal and state securities laws, the due diligence process and maintaining confidentiality throughout the process. On February 20, 2018, ATBancorp engaged Sandler O'Neill to act as its financial advisor in connection with its exploration of its strategic options and executed an engagement letter with Sandler O'Neill to that effect. After reviewing discussions with various financial advisors that the board of directors had met with the prior summer, the board selected Sandler O'Neill as its financial advisor based on, among other factors, Sandler O'Neill's reputation, experience in mergers and acquisitions, prior relationship with ATBancorp in the sale of United American Bank and familiarity with ATBancorp's strategic goals and the industry in which it operates. Representatives of

Sandler O'Neill discussed with the ATBancorp board of directors on February 20, 2018 the then-current state of the banking industry; ATBancorp's general financial performance; strategic options available to ATBancorp, such as listing its shares on a securities exchange, divestiture opportunities of certain pieces of the company, and remaining independent; and preliminary views on possible valuation ranges and financial institutions that may be interested in evaluating a strategic transaction with ATBancorp. Following this discussion, the board of directors concluded that it was in the best interests of the shareholders to have Sandler O'Neill fully explore the strategic opportunities for ATBancorp that would result in a change of control of the organization.

        Over the next several weeks, representatives of Sandler O'Neill worked with the ATBancorp board of directors and management team to develop a list of potential merger partners. The list was based on likelihood of interest, financial capacity and perceived potential to obtain required regulatory approvals. During this time, representatives of Sandler O'Neill also worked with management of ATBancorp, as well as representatives of Barack Ferrazzano Kirschbaum & Nagelberg LLP ("Barack Ferrazzano"), counsel to ATBancorp, to develop materials necessary for the process, including establishing a due diligence on-line data room, preparing confidentiality agreements and initial informational materials.

        In the first week of April 2018, at ATBancorp's request, Sandler O'Neill began contacting representatives of the financial institutions previously identified as potential merger partners. Sandler O'Neill contacted MidWestOne on April 11, 2018. Of the 15 financial institutions contacted, six declined to engage in consideration of a transaction and nine, including MidWestOne, signed confidentiality agreements that included customary standstill provisions and were given access to an electronic data room that contained non-public information regarding ATBancorp's loans and deposits, credit quality, vendor contracts, and operating expenses.

        On April 20, 2018, MidWestOne and ATBancorp entered into a confidentiality agreement and Sandler O'Neill provided MidWestOne with access to the ATBancorp electronic data room and MidWestOne began to conduct a due diligence review of ATBancorp. As part of this process, management of MidWestOne met with and had further discussions with representatives of ATBancorp, including an in-person meeting in Iowa City on May 14, 2018. At this introductory meeting, executives discussed the histories, cultures, operations and business models of their respective companies and the Iowa banking environment. MidWestOne's management also discussed the potential strategic benefits of a combination between MidWestOne and ATBancorp.

        During this time period, eight other parties that entered into confidentiality agreements also conducted their due diligence reviews of ATBancorp. Through April 2018, several institutions informed Sandler O'Neill that they were not interested in pursuing a transaction with ATBancorp at that time, citing, among other things, ongoing internal projects making the proposed transaction too difficult to execute, as well as not being interested in expanding into the Dubuque market. Three institutions other than MidWestOne indicated their desire to continue their due diligence, have discussions with ATBancorp management and work toward developing a non-binding letter of intent to submit to ATBancorp.

        During the second week of May 2018, two of these institutions held in-person meetings with ATBancorp's management. During the third week of May, 2018, another institution met with ATBancorp's management through a teleconference. Ultimately, none of these three other institutions submitted a proposal to Sandler O'Neill. Throughout April and the first half of May 2018, management and representatives of Sandler O'Neill and Barack Ferrazzano regularly updated the full board as to the process.

        On May 17, 2018, MidWestOne delivered to Sandler O'Neill its preliminary, non-binding letter of intent that proposed an acquisition of ATBancorp by MidWestOne structured as a merger of ATBancorp with and into MidWestOne, and a merger of ATBancorp's subsidiary banks with and into MidWestOne Bank, at an aggregate implied purchase price of $185.0 million, based on MidWestOne's closing stock price on May 15, 2018, or $5,279.98 per share of ATBancorp common stock, payable 50% in stock and 50% cash. The letter of intent also had provisions relating to MidWestOne's expectation that certain ATBancorp shareholders agree to not sell their shares for a period of time following the closing of the transaction; and the possibility of ATBancorp shareholders having representatives on MidWestOne's board following any transaction. The proposal provided for a 60-day exclusivity period during which ATBancorp would not engage in any discussions regarding a possible transaction with any other parties. The proposal also allowed for the payment of a special pre-closing dividend to ATBancorp shareholders in the aggregate amount of $20.0 million, with such dividend representing a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock, which had not yet been distributed to ATBancorp shareholders.

        On May 23, 2018, the ATBancorp board met with representatives of Sandler O'Neill and Barack Ferrazzano to discuss the letter of intent received from MidWestOne. After a lengthy discussion regarding the levels of interest for a possible transaction, the current market environment and ATBancorp's ongoing evaluation of its value as an independent entity, the board determined that it would be in the best interest of its shareholders to not execute the letter of intent at that time, but to continue to negotiate with MidWestOne and attempt to receive a higher level of merger consideration. Over the next few weeks, the parties negotiated the terms of the letter intent, including the level of consideration and mix of cash and stock, board representation, lock-up arrangements for certain ATBancorp shareholders and the amount of the special dividend that MidWestOne would allow.

        On June 6, 2018, MidWestOne submitted a revised non-binding letter of intent with ATBancorp, which provided for an aggregate implied purchase price of $201.7 million, as of June 6, 2018, or $5,756.59 per share of ATBancorp common stock, payable 75% in stock and 25% cash, and maintained the allowable special dividend to ATBancorp shareholders at the previously proposed amount of $20.0 million. The ATBancorp board of directors met with its advisors on June 7, 2018 to discuss the latest proposed non-binding letter of intent. Following this discussion, the board of directors instructed its representatives to further negotiate with MidWestOne to increase the amount of the special dividend and to add further clarification regarding the proposed lock-up arrangement, board representation and other matters.

        Following that meeting, MidWestOne submitted a revised non-binding letter of intent to ATBancorp, which, consistent with its prior indication, provided for an aggregate implied purchase price of $201.7 million, based on MidWestOne's closing stock price on June 6, 2018, or $5,756.59 per share of ATBancorp common stock, payable 75% in stock and 25% cash. The revised letter of intent increased the allowable special dividend to ATBancorp shareholders to $21.8 million and provided other clarifications requested by ATBancorp's representatives. ATBancorp signed the non-binding letter of intent on June 11, 2018, and also agreed that it would not negotiate with any other parties or pursue other transactions.

        On June 19, 2018, Barack Ferrazzano provided Shapiro Bieging Barber Otteson LLP, counsel to MidWestOne, with a first draft of the Merger Agreement. Over the course of the following weeks, the parties and their respective legal advisors exchanged drafts of the Merger Agreement, shareholder agreements and disclosure schedules thereto, several drafts of which were shared with the boards of directors of both companies. The parties worked toward finalizing the terms of the transaction, including the representations and warranties to be given by the parties; the operational covenants regarding ATBancorp's actions between signing of the Merger Agreement and the closing of the transaction; the level of severance and other rights of ATBancorp employees in connection with the proposed transaction; the terms of various employment arrangements for ATBancorp employees; the pre-closing disposition of certain of ATBancorp's assets and liabilities; and the provisions regarding a termination fee and ATBancorp's ability to pursue other transactions if necessary to satisfy its board of directors' fiduciary duties. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party. MidWestOne also retained a consultant to review ATBancorp's trust business, including its retirement planning business.

        On July 2, 2018, MidWestOne and ATBancorp entered into a confidentiality agreement to allow ATBancorp to conduct a more comprehensive diligence review of MidWestOne's non-public information. Also on July 2, 2018, management of MidWestOne and ATBancorp conducted an in-person meeting to further discuss the status of the process and the operations and business models of their respective companies. At this time, ATBancorp engaged a consulting firm to conduct a comprehensive review of MidWestOne's loan portfolio. ATBancorp also retained Kirkland & Ellis LLP, a law firm, to conduct legal due diligence on MidWestOne. Those due diligence reviews continued for several weeks. On August 10, 2018, MidWestOne and ATBancorp executed an extension to the final letter of intent, which extended the exclusivity period of the letter of intent to August 24, 2018. On July 20, 2018, management and representatives at MidWestOne and ATBancorp conducted an in-person meeting to perform reverse due diligence on MidWestOne and further discuss the status of the negotiations.

        On July 23, 2018, MidWestOne informed ATBancorp of its intention to revise the financial terms of the transaction in light of, among other things, its decision to not acquire ATBancorp's retirement planning business, and certain related assets. Over the next two weeks, the parties negotiated revised pricing terms and the mechanics of disposing of ATBancorp's retirement business prior to closing. On August 3, 2018, MidWestOne delivered to ATBancorp in writing its revised financial terms, which provided for an aggregate implied purchase price of $168.1 million, as of August 2, 2018, or $4,798.78 per share of ATBancorp common stock, payable 75% in stock and 25% cash, with an increase in the allowable special dividend to ATBancorp shareholders to $31.8 million. After several extensive discussions with its management team and its financial and legal advisors with respect the revised financial terms and the process for disposing of the retirement business and the risks associated generally with a sale and the inclusion of the sale as a closing condition, the ATBancorp board of directors determined that it was in the best interests of the shareholders to continue negotiations with MidWestOne and to work toward a final definitive agreement.

        Over the next several weeks, representatives of MidWestOne and ATBancorp negotiated various matters, including employee matters; change-in-control and other severance and retention arrangements; terms and requirements of the sale of the assets related to the retirement planning business; terms and timing of the dividends; and language regarding various representations and warranties in the Merger Agreement. Additionally, ATBancorp and MidWestOne prepared disclosure schedules during this time period. ATBancorp's management and its advisors met regularly with the ATBancorp board of directors and provided updates on the ongoing negotiations.

        On August 20, 2018, the ATBancorp board of directors, together with its legal counsel and financial advisors, met at length to discuss the proposed Merger Agreement and the ancillary agreements. ATBancorp management also reported to the board of directors the results of its due diligence investigation of MidWestOne. The ATBancorp board of directors reviewed in detail the terms and conditions of the Merger Agreement and ancillary agreements with its legal counsel, copies of which had been delivered to the board members prior to the meeting. Sandler O'Neill presented its financial analysis and opinion to the ATBancorp board of directors on August 20, 2018 to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion as set forth therein, the per share Merger consideration was fair, from a financial point of view, to the common shareholders of ATBancorp. See "Opinion of ATBancorp's Financial Advisor." Among other matters, the ATBancorp board of directors reviewed the form and value of the consideration to be received by the shareholders, the price and historical performance of MidWestOne common stock and the implications of the Merger to ATBancorp's and its subsidiary banks' employees, customers and communities. Barack Ferrazzano also discussed various legal issues with the board members, including the board of directors' fiduciary duties. After consideration of these matters and the factors listed below at "Recommendation of the ATBancorp Board of Directors and Reasons for the Merger," the ATBancorp board of directors unanimously approved entering into the Merger Agreement. Representatives of ATBancorp reported the board's actions to MidWestOne's representatives following the meeting.

        On August 21, 2018, the MidWestOne board of directors met to review the proposed definitive Merger Agreement. Representatives of Shapiro Bieging Barber Otteson LLP and Piper Jaffray attended the meeting. The MidWestOne board received a report from members of management with regard to their due diligence on ATBancorp. Also at this meeting, Piper Jaffray reviewed the financial aspects of the proposed Merger and rendered to MidWestOne's board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Jaffray as set forth in such opinion, the aggregate Merger consideration in the proposed Merger was fair, from a financial point of view, to MidWestOne. See "Opinion of MidWestOne's Financial Advisor." Representatives of Shapiro Bieging Barber Otteson LLP summarized with the board its fiduciary duties and reviewed in detail the terms of the Merger Agreement and ancillary documents, copies of which had been delivered to the board members in advance of the meeting.

        On August 21, 2018, the parties executed the Merger Agreement and the ancillary documents. The shareholders of ATBancorp that are parties to the Voting Agreement and Lock-Up Agreements executed those agreements. Prior to the opening of the market on August 22, 2018, the parties issued a joint press release and MidWestOne filed a Form 8-K announcing the proposed transaction.

Recommendation of the MidWestOne Board of Directors and Reasons for the Merger

        In reaching its decision to unanimously approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the MidWestOne board of directors evaluated the Merger and the Merger Agreement in consultation with MidWestOne management, as well as MidWestOne's financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of MidWestOne's, ATBancorp's and the combined company's business, operations, financial condition, asset quality, earnings and prospects;

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  the complementary nature of the businesses of the two companies. Also significant was the belief of the MidWestOne board of directors that the combination would result in a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its strong market share;

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  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels, and MidWestOne's management's expectation that the combined company will retain a strong capital position upon completion of the transaction;

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  the potential to increase core deposits through expanded product offerings to ATBancorp's customer base, both current loan customers and prospects;

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  its understanding of the current and prospective environment in which MidWestOne and ATBancorp operate and will operate, including national, regional and local economic conditions, the interest rate environment, the continuing consolidation of the industry, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on the companies' potential growth, development, productivity and strategic options;

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  its review and discussions with MidWestOne's management and legal advisor, Shapiro Bieging Barber Otteson LLP, concerning the due diligence examination of ATBancorp;

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  its review with its legal advisor of the Merger Agreement and other transaction agreements, including the provisions of the Merger Agreement designed to enhance the probability that the transaction will be completed;

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  the synergies potentially available in the proposed transaction which create the opportunity for the combined company to have superior future earnings and prospects compared to MidWestOne's earnings and prospects on a stand-alone basis;

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  the structure of the transaction as a true combination in which MidWestOne's board of directors and management would have substantial participation in the combined company;

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  the opinion, dated August 21, 2018, of Piper Jaffray to the MidWestOne board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to MidWestOne of the aggregate Merger consideration in the proposed Merger, as more fully described under "Opinion of MidWestOne's Financial Advisor";

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  that the Merger Agreement restricts the conduct of ATBancorp's business between the date of the Merger Agreement and the date of the consummation of the Merger; and

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  the perceived similarity in corporate cultures, which would facilitate integration and implementation of the transaction;

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  the nature and amount of payments and other benefits to be received by ATBancorp employees in connection with the Merger.

        The MidWestOne board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating ATBancorp's business, operations and workforce with those of MidWestOne, including the costs and risks of successfully integrating the differing business models of the two companies;

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  the potential risk of diverting management attention and resources from the operation of MidWestOne's business and towards the completion of the Merger and the integration of the two companies;

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  the regulatory and other approvals required in connection with the Merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating MidWestOne's business, operations and workforce with those of ATBancorp; and

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  the possibility that the Merger might not be consummated and the effect of the resulting public announcement of the termination of the Merger on, among other things, the operations of MidWestOne.

        The foregoing discussion of the information and factors considered by the MidWestOne board of directors is not intended to be exhaustive, but includes the material factors considered by the MidWestOne board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the MidWestOne board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MidWestOne board of directors considered all of these factors as a whole, and overall considered the factors to be favorable to, and to support its determination to approve entry into the Merger Agreement.

        This explanation of MidWestOne's reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 51.

        MidWestOne's board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

        For the reasons set forth above, the MidWestOne board of directors determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of MidWestOne common stock in connection with the Merger, are advisable and in the best interests of MidWestOne and its shareholders, and approved the Merger Agreement and the transactions contemplated by it. The MidWestOne board of directors recommends that the MidWestOne shareholders vote "FOR" the MidWestOne merger proposal, "FOR" the MidWestOne stock issuance proposal and "FOR" the MidWestOne adjournment proposal (if necessary or appropriate).

Opinion of MidWestOne's Financial Advisor

        By letter dated June 18, 2018, MidWestOne retained Piper Jaffray to act as its financial advisor in connection with a potential transaction. In its capacity as financial advisor, Piper Jaffray provided a fairness opinion to the board of directors of MidWestOne in connection with the Merger. At the meeting of the board of directors of MidWestOne on August 21, 2018, Piper Jaffray rendered its oral opinion to the MidWestOne board of directors (which was subsequently confirmed in writing by delivery of Piper Jaffray's written opinion dated the same date) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Piper Jaffray representatives' experience as investment bankers, Piper Jaffray's work as described in such opinion and other factors Piper Jaffray deemed relevant, as of such date, the aggregate consideration to be paid by MidWestOne pursuant to the Merger Agreement was fair from a financial point of view. The Piper Jaffray written opinion dated August 21, 2018 is sometimes referred to herein as the "Piper Jaffray Opinion."

        The Piper Jaffray Opinion was provided for the information and assistance of the MidWestOne board of directors in connection with its consideration of the Merger. The Piper Jaffray Opinion did not address the merits of MidWestOne's underlying decision to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which MidWestOne might engage. The Piper Jaffray Opinion does not constitute a recommendation to the MidWestOne board or any holder of MidWestOne common stock as to how any MidWestOne board member or such holder should vote with respect to the Merger.

        The full text of the Piper Jaffray Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the Piper Jaffray Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. MidWestOne common shareholders should read the full text of the opinion carefully and in its entirety. The Piper Jaffray Opinion was reviewed and approved by the fairness opinion committee of Piper Jaffray. Piper Jaffray provided its opinion to the board of directors of MidWestOne on August 21, 2018 in connection with and for the purposes of the MidWestOne board of directors' evaluation of the Merger. The Piper Jaffray Opinion addressed only the fairness, from a financial point of view, as of August 21, 2018, of the aggregate consideration to be paid by MidWestOne pursuant to the Merger. Piper Jaffray expressed no view or opinion as to any other terms or aspects of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, including any legal, accounting and tax matters relating to the Merger and any such other transactions contemplated by the Merger Agreement.

        In arriving at its opinion, Piper Jaffray has:

            (i)  reviewed and analyzed the financial terms of a draft of the Merger Agreement dated August 19, 2018;

           (ii)  reviewed and analyzed certain financial information, including historical operating data and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of MidWestOne and ATBancorp on a stand-alone basis that in each case were publicly available, as well as those that were furnished to Piper Jaffray by senior management of MidWestOne and ATBancorp, respectively, including the analyses and forecasts of certain cost savings expected by management of MidWestOne to result from the Merger (the "Synergies");

          (iii)  conducted discussions with members of senior management and representatives of MidWestOne and ATBancorp concerning the matters described in clause (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies;

          (iv)  reviewed the current and historical reported prices and trading activity of MidWestOne common stock;

           (v)  compared the financial performance of MidWestOne and ATBancorp with that of certain publicly traded companies that Piper Jaffray deemed relevant;

          (vi)  reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and

         (vii)  performed a discounted cash flow analysis for each of MidWestOne and ATBancorp. In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

        Piper Jaffray, with MidWestOne management's consent, relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of MidWestOne and ATBancorp that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete, inaccurate, or misleading. Without limiting the generality of the foregoing, for the purpose of the Piper Jaffray Opinion, Piper Jaffray was advised by the management of MidWestOne, and assumed with MidWestOne management's consent, that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper Jaffray, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of MidWestOne as to the expected future results of operations and financial condition of MidWestOne and ATBancorp, respectively. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper Jaffray further assumed that the Merger would qualify as a tax-free reorganization for United States federal income tax purposes. Piper Jaffray relied, with MidWestOne management's consent, on advice of the outside counsel and the independent accountants to MidWestOne, and on the assumptions of the management of MidWestOne as to all accounting, legal, tax and financial reporting matters with respect to MidWestOne, ATBancorp and the Merger Agreement.

        In arriving at its opinion, Piper Jaffray assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to the analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect MidWestOne, ATBancorp or the contemplated benefits of the Merger.

        In arriving at the opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of MidWestOne or ATBancorp, and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of MidWestOne or ATBancorp under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with the opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of MidWestOne, ATBancorp or any other entity. Piper Jaffray assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of MidWestOne or ATBancorp since the date of the most recent financial data made available to Piper Jaffray. Piper Jaffray did not: (i) conduct a review of any individual credit files of MidWestOne or ATBancorp, nor did Piper Jaffray evaluate the adequacy of the loan or lease reserves of MidWestOne or ATBancorp, (ii) conduct a review of any credit mark which may be taken in connection with the Merger, nor did Piper Jaffray evaluate the adequacy of any contemplated credit mark to be so taken, or (iii) conduct a review of the collectability of any asset or the future performance of any loan of MidWestOne or ATBancorp. Piper Jaffray assumed, with MidWestOne management's consent, that the respective allowances for loan and lease losses for MidWestOne and ATBancorp, and the credit mark were adequate to cover such losses and would be adequate for MidWestOne on a pro forma basis assuming completion of the Merger. Accordingly, Piper Jaffray expressed no opinion with respect to the foregoing. Without limiting the generality of the foregoing, Piper Jaffray did not undertake an independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which MidWestOne, ATBancorp or any of their affiliates was a party or may be subject, and at the direction of MidWestOne and with its consent, the Piper Jaffrey Opinion makes no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed, with MidWestOne management's consent, that neither MidWestOne nor ATBancorp was a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

        No company or transaction used in any analysis for purposes of comparison is identical to MidWestOne, ATBancorp or the contemplated Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which MidWestOne, ATBancorp and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

        The Piper Jaffray Opinion was necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the Piper Jaffray Opinion; events occurring after the date of the Piper Jaffray Opinion could materially affect the assumptions used in preparing the Piper Jaffray Opinion. Piper Jaffray did not express any opinion herein as to the price at which shares of MidWestOne may trade following announcement of the Merger or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the Piper Jaffray Opinion and has no obligation to update, revise or reaffirm the Piper Jaffray Opinion.

        Piper Jaffray was engaged by MidWestOne to act as its financial advisor in connection with the Merger and Piper Jaffray will receive a fee equal to $1,600,000 from MidWestOne upon the successful consummation of the Merger. Piper Jaffray also received a fee of $200,000 for rendering the Piper Jaffray Opinion, of which $100,000 will be credited, and thereby reduce, any transaction fee payable. Piper Jaffray's opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in the opinion. MidWestOne has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with Piper Jaffray's services.

        Piper Jaffray has, in the past, provided financial advisory and financing services to MidWestOne and ATBancorp and may continue to do so and has received, and may receive, fees for the rendering of such services. In particular, Piper Jaffray expects that it may be retained with respect to the issuance of any debt by MidWestOne to take place prior to or contemporaneously with the Merger. In addition, in the ordinary course of business, Piper Jaffray and its affiliates may actively trade securities of MidWestOne for its own account or the account of Piper Jaffray's customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to MidWestOne, ATBancorp or entities that are affiliated with MidWestOne or ATBancorp, for which Piper Jaffray would expect to receive compensation.

        Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray's Research Department and personnel. As a result, Piper Jaffray's research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to MidWestOne and the Merger and other participants in the Merger that differ from the views of Piper Jaffray's investment banking personnel.

        The Piper Jaffray Opinion was provided solely to the board of directors of MidWestOne in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of MidWestOne as to how such shareholder should act or vote with respect to the Merger or any other matter. The Piper Jaffray Opinion was approved for issuance by the Piper Jaffray Fairness Opinion Committee.

        Set forth below is a summary of the material financial analyses performed by Piper Jaffray in connection with rendering its opinion, as delivered to the MidWestOne board of directors in connection with its meeting on August 21, 2018. The order of analyses described does not represent relative importance or weight given to those analyses by Piper Jaffray. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by Piper Jaffray, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        For purposes of its analyses, Piper Jaffray reviewed a number of financial and operating metrics, including:

        Summary of Proposal.    Piper Jaffray reviewed the financial terms of the Merger. Using a transaction value of $170.3 million, based on MidWestOne's August 20, 2018 stock price, and a fully diluted number of shares outstanding of ATBancorp common stock provided by ATBancorp management, Piper Jaffray calculated an implied per share Merger consideration of $4,862.26 per share. In addition to total consideration paid by MidWestOne at closing, on September 24, 2018, ATBancorp paid its shareholders a special cash dividend of $907.8452 per share. Such dividend represents a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received as consideration in connection with the sale of United American Bank. For purposes of the transaction consideration analysis, all numbers are after payment/deduction of the special cash dividend. In addition, MidWestOne will not acquire the ATB Businesses as part of the Merger. As a condition to Closing, ATBancorp will be required to dispose of an aircraft and the ATB Businesses, with ATBancorp shareholders receiving any net proceeds from the divestiture of the ATB Businesses in the form of an additional special dividend prior to closing. For purposes of the transaction consideration analysis, any special dividend from the net proceeds of this divestiture has been excluded and net income generated by the retirement business has been excluded unless otherwise noted. Based on ATBancorp's most recent publicly filed regulatory financial statements as of June 30, 2018, Piper Jaffray calculated the implied Merger consideration multiples set forth in the table below. The terms used in the table include the following:

  •
  Book Value, which means ATBancorp's total shareholders' equity as of June 30, 2018;

  •
  Tangible Book Value, which means ATBancorp's total shareholders' equity less the value of any intangible assets, including goodwill, as of June 30, 2018;

  •
  Core Deposit Premium, which means the quotient of (i) the implied Merger consideration for ATBancorp, less Tangible Book Value, and (ii) aggregate core deposits (excluding jumbo deposits which are defined as time deposit accounts greater than $250,000), expressed as a percentage;

  •
  Adjusted Annualized Year-to-Date Second Quarter 2018 Earnings, which means ATBancorp's annualized net income for the year-to-date period ended June 30, 2018, adjusted to exclude the gain on sale of United American Bank of $25.3 million and all impact of such sale, as well as income from ATBancorp's retirement business, and applying opportunity cost to the special dividend;

  •
  2018 Estimated Earnings, which mean the earnings estimated by MidWestOne management of ATBancorp performance for calendar 2018, excluding gain on the sale of United American Bank of $25.3 million and all impact of such sale, as well as income from ATBancorp's retirement business and all impact of such sale, and applying opportunity cost to the special dividend;

  •
  2019 Estimated Earnings, which mean the earnings estimated by MidWestOne's management of ATBancorp performance for calendar 2019, excluding ATBancorp's retirement business and applying opportunity cost to the special dividend; and

  •
  2019 Estimated Earnings and Fully Phased-In Cost Saves, which excludes ATBancorp's retirement business and applies opportunity cost to the special dividend.

Price / Book Value	149%
Price / Tangible Book Value	155%
Core Deposit Premium	6.4%
Price / Adjusted Annualized YTD 2Q18 Earnings	18.8x
Price / 2018 Estimated Adjusted Earnings	19.6x
Price / 2019 Estimated Adjusted Earnings	17.8x
Price / 2019 Estimated Earnings + Fully Phased-In Cost Saves	8.1x

        Pro Forma Contribution at Announcement.    Piper Jaffray analyzed the relative contribution of certain balance sheet and income statement items of MidWestOne and ATBancorp and compared those relative contributions to the implied pro forma ownership of MidWestOne and ATBancorp common shareholders on an as-if 100% stock transaction basis. This analysis excluded any acquisition-related accounting adjustments or cost synergies projected to be achieved through the Merger. The balance sheet items were based on June 30, 2018 financial information. The results of Piper Jaffray's analysis are set forth in the following table:

	MidWestOne as % of Total	ATBancorp as % of Total
BALANCE SHEET
Total Assets	71.5%	28.5	%(1)
Gross Loans	67.6%	32.4%
Deposits	70.9%	29.1%
Noninterest Bearing-Deposits	69.6%	30.4%
Common Equity	75.2%	24.8	%(1)
Tangible Common Equity	71.1%	28.9	%(1)
PROJECTED INCOME STATEMENT
2018 Estimated Earnings (excluding Synergies)	79.1%	20.9%
2019 Estimated Earnings (excluding Synergies)	78.4%	21.6%
2020 Estimated Earnings (excluding Synergies)	78.5%	21.5%
Pro Forma Ownership (as-if 100% stock transaction)	70.3%	29.7%
Pro Forma Ownership (proposed deal mix)	74.8%	25.2%

Note: Does not include purchase accounting adjustments.

(1)
After payment/deduction of ATBancorp's $31.8 million special dividend.

        ATBancorp Comparable Public Trading Group Analysis.    Using publicly available information, Piper Jaffray compared selected financial and market data of ATBancorp with similar data for companies Piper Jaffray deemed comparable to ATBancorp for purposes of its analysis.

        The comparable group as determined by Piper Jaffray for purposes of its analysis consisted of banks which are major exchange-traded (NASDAQ or NYSE), excluding mutual holding companies, and are headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin with assets between $750 million and

$2.5 billion, and Tangible Common Equity / Tangible Assets less than 15.0%. The group comprised the following companies and is referred to herein as the "ATBancorp Comparable Public Trading Group":

ATBancorp Comparable Public Trading Group

Farmers National Banc Corp.
First Business Financial Services, Inc.
BankFinancial Corporation
Hawthorn Bancshares, Inc.
MBT Financial Corp.
Farmers & Merchants Bancorp
Ohio Valley Banc Corp.
Guaranty Federal Bancshares, Inc.
United Bancshares, Inc.	West Bancorporation, Inc.
Macatawa Bank Corporation
Civista Bancshares, Inc.
Ames National Corporation
Mackinac Financial Corporation
Limestone Bancorp, Inc.
Landmark Bancorp, Inc.
SB Financial Group, Inc.
First Capital, Inc.	MutualFirst Financial, Inc.
Bridgewater Bancshares, Inc.
County Bancorp, Inc.
Level One Bancorp, Inc.
Middlefield Banc Corp.
First Savings Financial Group, Inc.
Citizens Community Bancorp, Inc.
HopFed Bancorp, Inc.

        In all instances, multiples were based on closing stock prices on August 20, 2018. For each of the following analyses performed by Piper Jaffray, financial and market data for the selected companies were based on the selected companies' filings with the SEC and information Piper Jaffray obtained from SNL Financial. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Piper Jaffray's analysis of ATBancorp, the high and the low bounds of the ranges presented represented the 75th and 25th percentile values, respectively.

        With respect to the ATBancorp Comparable Public Trading Group table below, the information Piper Jaffray presented included the following:

  •
  last 12 months core net income (excludes securities gains or losses) divided by average assets, or LTM Core ROAA;

  •
  last 12 months core net income (excludes securities gains or losses) divided by average equity, or LTM Core ROAE;

  •
  net interest income divided by average earnings assets, or NIM;

  •
  noninterest expense divided by operating revenue, or Efficiency Ratio;

  •
  nonperforming assets divided by total assets, or NPAs / Assets;

  •
  shareholder's equity less intangible assets, goodwill and preferred equity divided by total assets less intangible assets and goodwill, or TCE / TA;

  •
  multiple of price to book value, or Price / Book;

  •
  multiple of price to tangible book value, or Price / TBV;

  •
  multiple of price to consensus analysts' 2018 estimated earnings per share, or Price / 2018E EPS;

  •
  multiple of price to year-to-date annualized earnings per share, or Price / YTD Annualized EPS; and

  •
  premium over tangible common equity as a percentage of core deposits, or Core Deposit Premium.

        Results of Piper Jaffray's analysis were presented for the ATBancorp Comparable Public Trading Group, as shown in the following table:

ATBancorp Comparable Public Trading Group

	ATBancorp 6/30/18(1)	Deal Multiple(1)	High	Median	Low
LTM Core ROAA	0.67%	n/a	1.29%	1.08%	0.90%
LTM Core ROAE	6.23%	n/a	12.67%	10.28%	9.11%
NIM	2.83%	n/a	3.95%	3.53%	3.37%
Efficiency Ratio	53.3%	n/a	71.8%	66.3%	60.1%
NPAs / Assets	1.15%	n/a	1.22%	0.91%	0.34%
TCE / TA	10.4%	n/a	10.1%	9.2%	8.3%
Price / Book	n/a	1.49x	1.76x	1.48x	1.29x
Price / TBV	n/a	1.55x	1.94x	1.69x	1.41x
Price / '18E EPS	n/a	19.6x	15.6x	14.0x	13.5x
Price / YTD Ann. EPS	n/a	18.8x	17.1x	14.6x	13.5x
Core Deposit Premium	n/a	6.4%	11.3%	7.7%	4.2%

(1)
Excludes ATBancorp's $31.8 million special dividend.

        Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of ATBancorp. The analysis indicated the following implied values of ATBancorp common stock, as compared to the Merger consideration:

ATBancorp Implied Per Share Price Based on
Comparable Public Trading Group Multiples
(in millions)

Low - High
Price / Book	$147.4 - $200.8
Price / TBV	$155.9 - $214.2
Price / Adj. Annualized YTD EPS	$122.4 - $155.0
Price / 2018E Adjusted Earnings	$116.8 - $135.1
Core Deposit Premium	$149.6 - $216.8

        ATBancorp Comparable M&A Transactions Analysis.    Using publicly available information, Piper Jaffray compared the proposed financial terms of the Merger to publicly available financial terms of a group of merger and acquisition transactions selected by Piper Jaffray involving companies in the depository institution industry.

        The transactions group selected by Piper Jaffray for purposes of its analysis includes eight selected transactions announced since January 1, 2017 with announced deal values and seller headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin with target assets between $750 million and $2.5 billion. The group comprised the following transactions and is referred to herein as the "ATBancorp Comparable M&A Transactions":

Buyer / Seller
Old National Bancorp/ Klein Financial Inc.
WesBanco Inc./ Farmers Capital Bank Corp.
Byline Bancorp Inc./ First Evanston Bancorp Inc.
Midland States Bancorp Inc./ Alpine Bancorp Inc.
Old National Bancorp/ Anchor Bancorp Inc.
National Bank Holdings Corp./ Peoples Inc.
First Busey Corp./ First Community Financial Partners
Midland States Bancorp Inc./ Centrue Financial Corporation

  Note: Excludes Meta Financial Group/Crestmark Bancorp Inc. transaction due to Crestmark's asset-based lending/equipment financing business model.

        With respect to the ATBancorp Comparable M&A Transactions, the information Piper Jaffray presented included the following:

  •
  LTM ROAA;

  •
  NPAs / Assets;

  •
  Shareholder's equity less intangible assets and goodwill divided by total assets less intangible assets and goodwill, or TE / TA;

  •
  Price / Book;

  •
  Price / TBV;

  •
  Price / Annualized YTD EPS; and

  •
  Core Deposit Premium.

        Results of Piper Jaffray's analysis were presented for the ATBancorp Comparable M&A Transactions, as shown in the following table:

ATBancorp Comparable M&A Transactions

	ATBancorp 6/30/18(1)	Deal Multiple(1)	High	Median	Low
LTM ROAA	0.67%	n/a	1.11%	0.88%	0.74%
NPAs / Assets	1.15%	n/a	0.69%	0.65%	0.46%
TE / TA(1)	10.45%	n/a	10.49%	8.91%	8.59%
Price / Book	n/a	1.49x	1.96x	1.74x	1.73x
Price / TBV	n/a	1.55x	1.96x	1.82x	1.73x
Price / Ann. YTD EPS	n/a	18.8x	21.8x	21.0x	17.0x
Core Deposit Premium	n/a	6.4%	11.8%	8.5%	7.4%

(1)
Excludes ATBancorp's $31.8 million special dividend.

        Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of ATBancorp. The analysis indicated the following implied values of ATBancorp common equity, as compared to the Merger consideration:

ATBancorp Implied Deal Value
Based on Comparable M&A Transaction Group Multiples (at announcement; in millions)

Low - High
Price / Book	$197.3 - $223.6
Price / TBV	$190.4 - $216.2
Price / Adj. Ann. YTD EPS	$154.6 - $197.7
Core Deposit Premium	$180.1 - $220.5

        ATBancorp Discounted Cash Flow Analysis.    Piper Jaffray calculated a range of implied values for ATBancorp common stock by estimating the present value of cash flows ATBancorp could provide to holders of ATBancorp common stock through 2023 and using the terminal multiple approach to determine a terminal value. Piper Jaffray calculated two separates analyses, a discounted cash flow standalone analysis and a discounted cash flow analysis with Synergies.

        The following assumptions were used in the standalone analysis:

  •
  Removes retirement business income;

  •
  ATBancorp financial forecasts from 2018—2023 estimated by MidWestOne management;

  •
  Maintenance of a 9.00% tangible common equity-to-tangible asset ratio;

  •
  Discount rates range from 11.5% to 13.5%;

  •
  Terminal multiple applied to final year (2023) earnings ranged from 13.0x to 15.0x; and

  •
  Asset growth of 2.5% from 2018-2022.

        The standalone discounted cash flow calculations resulted in the below valuation ranges:

Standalone Discounted Cash Flow Analysis

Terminal Multiple (Fwd. P/E)
Discount Rate	13.0x	14.0x	15.0x
11.5%	$103.8mm	$110.7mm	$117.5mm
12.5%	$99.9mm	$106.4mm	$113.0mm
13.5%	$96.1mm	$102.4mm	$108.7mm

        The following assumptions were used in the discounted cash flow analysis with Synergies analysis:

  •
  All other assumptions from standalone discounted cash flow analysis held equal;

  •
  Cost savings of 30% of noninterest expense;

  •
  75% phased in 2019, 100% thereafter

  •
  Fair market value adjustments of $4.8 million; and

  •
  After-tax transaction expenses of $16.9 million.

        The discounted cash flow with synergies calculations resulted in the below valuation ranges:

Discounted Cash Flow Analysis with Synergies

Terminal Multiple (Fwd. P/E)
Discount Rate	13.0x	14.0x	15.0x
11.5%	$227.0mm	$241.6mm	$256.2mm
12.5%	$218.5mm	$232.5mm	$246.5mm
13.5%	$210.3mm	$223.8mm	$237.2mm

        The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. Except for the ATBancorp financial forecasts from 2018—2023 estimated by MidWestOne management, these other assumptions were determined by Piper Jaffray and reviewed with MidWestOne management for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of ATBancorp.

        MidWestOne Comparable Public Trading Group Analysis.    Using publicly available information, Piper Jaffray compared selected financial and market data of MidWestOne with similar data for companies Piper Jaffray deemed comparable to MidWestOne for purposes of its analysis.

        The comparable group as determined by Piper Jaffray for purposes of its analysis consisted of banks which are major exchange traded (NASDAQ or NYSE), excluding mutual holding companies, and are headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin with assets between $2 billion and $5 billion. The group comprised the following companies and is referred to herein as the "MidWestOne Comparable Public Trading Group":

MidWestOne Comparable Public Trading Group

Byline Bancorp, Inc.	Lakeland Financial Corporation	Great Southern Bancorp, Inc.
Community Trust Bancorp, Inc.	QCR Holdings, Inc.	Horizon Bancorp, Inc.
Peoples Bancorp Inc.	Merchants Bancorp	Equity Bancshares, Inc.
First Mid-Illinois Bancshares, Inc.	German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Mercantile Bank Corporation	Independent Bank Corporation	Sterling Bancorp, Inc.
First Defiance Financial Corp.	First Financial Corporation	Nicolet Bankshares, Inc.
United Community Financial Corp.	Old Second Bancorp, Inc.	Farmers National Banc Corp.
West Bancorporation, Inc.	MutualFirst Financial, Inc.

  Note: Removed First Internet Bancorp (Internet banking business model) and Meta Financial Group, Inc. (Prepaid card business model).

        In all instances, multiples were based on closing stock prices on August 20, 2018. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information Piper Jaffray obtained from SNL Financial. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Piper Jaffray's analysis of MidWestOne the high and the low bounds of the ranges presented represented the 75th and 25th percentile values, respectively.

        With respect to the MidWestOne Comparable Public Trading Group, the information Piper Jaffray presented included the following:

  •
  Most Recent Quarter Core ROAA;

  •
  Most Recent Quarter Core ROAE;

  •
  NIM;

  •
  Efficiency Ratio;

  •
  NPAs / Assets;

  •
  TCE / TA;

  •
  Price / Book;

  •
  Price / TBV;

  •
  Price / Estimated 2018 EPS;

  •
  Price / Estimated 2019 EPS; and

  •
  Core Deposit Premium.

        Results of Piper Jaffray's analysis were presented for the MidWestOne Comparable Public Trading Group, as shown in the following table, in which MidWestOne's $32.92 per share market valuation on August 20, 2018 is used to calculate the implied MidWestOne multiples:

MidWestOne Comparable Public Trading Group

	MidWestOne 6/30/18	High	Median	Low
MRQ Core ROAA	1.06%	1.50%	1.39%	1.32%
MRQ Core ROAE	10.07%	14.73%	12.21%	11.53%
NIM	3.74%	3.91%	3.75%	3.64%
Efficiency Ratio	59%	60%	59%	56%
NPAs / Assets	0.67%	0.84%	0.57%	0.37%
TCE / TA	8.5%	10.0%	9.4%	8.6%
Price / Book	1.16x	2.07x	1.71x	1.55x
Price / TBV	1.49x	2.31x	2.10x	1.90x
Price / Estimated 2018 EPS	12.3x	15.2x	14.6x	13.8x
Price / Estimated 2019 EPS	11.6x	14.4x	13.3x	12.5x
Core Deposit Premium	5.5%	15.2%	12.4%	11.4%

        Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of MidWestOne. The analysis indicated the following implied equity values per share of MidWestOne common stock:

MidWestOne Implied Per Share Price based on
Comparable Public Trading Group Multiples

Low - High
Price / Book	$44.01 - $58.77
Price / TBV	$41.97 - $51.13
Price / 2018 Estimated EPS	$37.11 - $40.69
Price / 2019 Estimated EPS	$35.61 - $40.78
Core Deposit Premium	$44.41 - $51.85

        MidWestOne Discounted Cash Flow Analysis.    Piper Jaffray calculated a range of implied values for MidWestOne common stock by estimating the present value of cash flows MidWestOne could provide to common equity holders through 2023 and using the terminal multiples approach to determine a terminal value. The following assumptions were used:

  •
  financial forecasts from 2018—2020 per consensus analyst estimates;

  •
  2021+ earnings growth rate of 8.0%;

  •
  2018 - 2022 asset growth rate of 5.0%;

  •
  maintenance of a 9.00% tangible common equity-to-tangible asset ratio;

  •
  discount rates range from 11.5% to 13.5%; and

  •
  terminal multiple applied to final year (2023) earnings ranged from 13.5x to 15.5x.

        The discounted cash flow calculations resulted in the below valuation ranges:

	Terminal Multiple (Fwd P/E)
Discount Rate	13.5x	14.5x	15.5x
11.5%	$37.21	$39.56	$41.92
12.5%	$35.81	$38.08	$40.34
13.5%	$34.48	$36.66	$38.83

        The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. These assumptions were determined by Piper Jaffray and reviewed with MidWestOne management, for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of MidWestOne. In addition, the analysis relates only to the potential value achieved by MidWestOne as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values achieved on a post-Merger basis.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Piper Jaffray. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Piper Jaffray considered the totality of the factors and analyses performed in determining its opinion. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond MidWestOne's, ATBancorp's, or Piper Jaffray's control. In addition, analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and the analyses used or performed by Piper Jaffray are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Piper Jaffray's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold, and the range of valuations resulting from any individual analysis described above should not be taken to be Piper Jaffray's view of MidWestOne's or ATBancorp's actual value. None of the selected companies reviewed is identical to MidWestOne or ATBancorp. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that Piper Jaffray considered to be similar to those of MidWestOne or ATBancorp, as applicable, for purposes of its analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to MidWestOne or ATBancorp, as applicable. The analyses of Piper Jaffray and its opinion were among a number of factors taken into consideration by the board of directors of MidWestOne in making its determination to approve the Merger Agreement and the transactions contemplated thereby, and the analyses described above should not be viewed as determinative of the decision of the MidWestOne board of directors to approve the Merger Agreement and the transactions contemplated thereby.

Recommendation of the ATBancorp Board of Directors and Reasons for the Merger

        After careful consideration, the ATBancorp board of directors, at a special meeting held on August 20, 2018, unanimously determined that the Merger Agreement is advisable and in the best interests of ATBancorp and its shareholders. Accordingly, ATBancorp's board of directors approved the Merger Agreement and unanimously recommends that ATBancorp shareholders vote "FOR" the approval of the Merger Agreement and the transactions contemplated thereby. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, the ATBancorp board of directors consulted with ATBancorp management, as well as its financial and legal advisors, and considered many factors, including the following:

  •
  the understanding of ATBancorp's board of directors of the strategic options available to ATBancorp and the board of directors' assessment of those options with respect to the prospects and estimated results of the execution by ATBancorp of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan were more likely to create greater present value for ATBancorp's shareholders than the value to be paid by MidWestOne;

  •
  the financial and other terms of the Merger Agreement, including the price to be paid for the shares of ATBancorp common stock, and the form and mix of consideration to be received by ATBancorp shareholders;

  •
  each of ATBancorp's, MidWestOne's and the combined company's business, operations, management, financial condition, asset quality, earnings and prospects. In reviewing these factors, the ATBancorp board of directors considered its view that MidWestOne's business and operations complement those of ATBancorp and that the Merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;

  •
  the increased liquidity of the MidWestOne common stock as listed on Nasdaq, contrasted with the absence of a public market for ATBancorp common stock;

  •
  the expectation that ATBancorp shareholders would have the opportunity to participate in future growth of the combined company;

  •
  the potential for stock appreciation in the combined company for ATBancorp shareholders;

  •
  that ATBancorp would receive two seats on a 14 member board of directors of the combined company;

  •
  that ATBancorp is permitted to pay special dividends to ATBancorp shareholders prior to completing the Merger, as more fully described below in the section entitled "—Special Dividends";

  •
  the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service ATBancorp's customer base;

  •
  the opportunities for advancement in the combined company for existing ATBancorp employees;

  •
  its understanding of the current and prospective environment in which ATBancorp and MidWestOne operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates continued consolidation in the industry, the competitive environment for financial institutions generally, and the likely effect of these factors on ATBancorp both with and without the proposed transaction;

  •
  its review and discussions with ATBancorp's management concerning the due diligence investigation of MidWestOne;

  •
  MidWestOne's reputation in the communities that it serves and MidWestOne's familiarity with the Iowa market;

  •
  the financial presentation and opinion of Sandler O'Neill, ATBancorp's financial advisor, delivered on August 20, 2018 to the ATBancorp board of directors, and subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the per share Merger consideration to be paid to holders of ATBancorp common stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled "—Opinion of ATBancorp's Financial Advisor"; and

  •
  the expected tax treatment of the Merger Agreement as a tax-free reorganization under the Internal Revenue Code.

        The ATBancorp board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

  •
  the potential risk of diverting management attention and resources from the day-to-day operation of ATBancorp's business and towards the completion of the Merger;

  •
  the risks associated with selling an aircraft and the ATB Businesses, which is a closing condition pursuant to the Merger Agreement;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating MidWestOne's business, operations and workforce with those of ATBancorp;

  •
  the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

  •
  the possibility that the Merger might not be consummated and the effect of the resulting public announcement of the termination of the Merger on, among other things, the operations of ATBancorp;

  •
  the potential risks associated with a portion of the Merger consideration being paid through the issuance of a fixed number of shares of MidWestOne common stock and any decrease in the market price of MidWestOne common stock will result in a reduction in the aggregate Merger consideration received by ATBancorp shareholders, subject to adjustment as described above in the section entitled "—Merger Consideration";

  •
  the restrictions in the Merger Agreement regarding the operation of ATBancorp's business through completion of the Merger which may prevent or delay ATBancorp from undertaking business opportunities that may arise prior to completion of the Merger;

  •
  that MidWestOne has a right to a $7,600,000 termination fee plus up to $1,000,000 of expenses if the Merger Agreement is terminated in certain circumstances; and

  •
  that ATBancorp shareholders will not necessarily know or be able to calculate the actual value of the Merger consideration which they would receive upon completion of the Merger.

        The directors of ATBancorp based their recommendation to shareholders on the totality of the information provided to them and did not assign any relative or specific weights to the factors considered. Individual directors may have given differing weights to different factors.

        Certain of ATBancorp's directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of ATBancorp's shareholders generally. The ATBancorp board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to ATBancorp shareholders. For a discussion of these interests, see "Interests of ATBancorp Directors and Executive Officers in the Merger" on page 102.

        This explanation of ATBancorp's reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 51.

        For the reasons set forth above, the ATBancorp board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote "FOR" the ATBancorp merger proposal and "FOR" the ATBancorp adjournment proposal (if necessary or appropriate).

        In connection with entering into the Merger Agreement, MidWestOne entered into the Voting Agreement with certain holders of ATBancorp common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. Therefore, approval of the ATBancorp merger proposal is virtually assured. The Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and against alternative acquisition proposals. The Voting Agreement will terminate upon the first to occur of (a) the Effective Time; (b) the date, if any, on which ATBancorp publicly discloses that its board of directors has withdrawn, qualified or adversely modified its recommendation to its shareholders that its shareholders vote in favor of the approval or adoption of the Merger Agreement, in each case because its board of directors has determined in good faith, after consultation with outside counsel, that the taking of such action is reasonably necessary for it to comply with its fiduciary duties under applicable law; (c) the termination of the Merger Agreement pursuant to its terms; or (d) August 21, 2020.

Opinion of ATBancorp's Financial Advisor

        ATBancorp retained Sandler O'Neill to act as financial advisor to ATBancorp's board of directors in connection with ATBancorp's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the August 20, 2018 meeting at which ATBancorp's board of directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O'Neill delivered to ATBancorp's board of directors its oral opinion, which was subsequently confirmed in writing on August 20, 2018, to the effect that, as of such date, the per share Merger consideration to be received by holders of ATBancorp common stock in the Merger was fair to the holders of ATBancorp common stock, from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of ATBancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to ATBancorp's board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of ATBancorp as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the Merger consideration to the holders of ATBancorp common stock and does not address the underlying business decision of ATBancorp to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for ATBancorp or the effect of any other transaction in which ATBancorp might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of ATBancorp or MidWestOne, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Sandler O'Neill's opinion was approved by its fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the Merger Agreement, dated August 20, 2018;

  •
  certain publicly available financial statements and other historical financial information of ATBancorp that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of MidWestOne that Sandler O'Neill deemed relevant;

  •
  certain internal financial projections for ATBancorp for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of ATBancorp;

  •
  publicly available consensus median analyst earnings per share estimates for MidWestOne for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus median analyst estimated long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, as well as publicly available consensus median analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years ending December 31, 2020 through December 31, 2023, as reviewed with the senior management of MidWestOne;

  •
  the pro forma financial impact of the Merger on MidWestOne based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to the payment of a special dividend to the holders of ATBancorp common stock, the divestiture of ATBancorp's retirement business and the offer and sale by MidWestOne of a certain amount of subordinated debt concurrent with the closing of the Merger, as provided by the senior management of MidWestOne (collectively, the "Pro Forma Assumptions");

  •
  the publicly reported historical price and trading activity for MidWestOne common stock, including a comparison of certain stock market information for MidWestOne common stock and the NASDAQ Bank index as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for ATBancorp and MidWestOne with similar financial institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of ATBancorp the business, financial condition, results of operations and prospects of ATBancorp and held similar discussions with certain members of the senior management of MidWestOne and its representatives regarding the business, financial condition, results of operations and prospects of MidWestOne.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by ATBancorp or MidWestOne or their respective representatives or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of ATBancorp and MidWestOne that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ATBancorp or MidWestOne or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of ATBancorp or MidWestOne. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of ATBancorp or MidWestOne, or of the combined entity after the Merger, and Sandler O'Neill did not review any individual credit files relating to ATBancorp or MidWestOne. Sandler O'Neill assumed, with ATBancorp's consent, that the respective allowances for loan losses for both ATBancorp and MidWestOne were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for ATBancorp for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of ATBancorp. In addition, Sandler O'Neill used publicly available consensus median analyst earnings per share estimates for MidWestOne for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus median analyst estimated long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, as well as publicly available consensus median analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years ending December 31, 2020 through December 31, 2023, as reviewed with the senior management of MidWestOne. Sandler O'Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of MidWestOne. With respect to the foregoing information, the respective senior managements of ATBancorp and MidWestOne confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of ATBancorp and MidWestOne, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of ATBancorp or MidWestOne since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that ATBancorp and MidWestOne would remain as going concerns for all periods relevant to its analysis.

        Sandler O'Neill also assumed, with ATBancorp's consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on ATBancorp, MidWestOne or the Merger or any related transaction, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with ATBancorp's consent, Sandler O'Neill relied upon the advice that ATBancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of the opinion. Events occurring after the date of Sandler O'Neill's opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expressed no opinion as to the trading value of MidWestOne common stock at any time or what the value of MidWestOne common stock would be once it is actually received by the holders of ATBancorp common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to ATBancorp's board of directors, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to ATBancorp or MidWestOne and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of ATBancorp and MidWestOne and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the per share Merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of ATBancorp, MidWestOne and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to ATBancorp's board of directors at its August 20, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of ATBancorp common shares or the prices at which ATBancorp common shares or MidWestOne shares may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by ATBancorp's board of directors in making its determination to approve the Merger Agreement and the transactions contemplated thereby and should not be viewed as determinative of the per share Merger consideration or the decision of ATBancorp's board of directors or management with respect to the fairness of the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between ATBancorp and MidWestOne.

  Summary of Aggregate Merger Consideration and Implied Transaction Metrics

        Sandler O'Neill reviewed the financial terms of the Merger. Pursuant to the terms of the Merger Agreement, each share of common stock of ATBancorp outstanding immediately before the Effective

Time, except for certain shares of ATBancorp common stock as specified in the Merger Agreement, will be converted into the right to receive (i) an amount of cash equal to $992.51, and (ii) 117.5500 shares of MidWestOne common stock. In addition, as set forth in greater detail in the Merger Agreement and subject to ATBancorp's compliance with certain requirements, ATBancorp is permitted to declare and pay a one-time special dividend to holders of ATBancorp common stock in an aggregate amount equal to $907.8452 per share at a time prior to the closing of the Merger as determined by ATBancorp. Sandler O'Neill assumed for purposes of its analyses, as directed by the senior management of ATBancorp, that ATBancorp would pay this special dividend to holders of ATBancorp common stock prior to the closing of the Merger. Based on the closing price of MidWestOne common stock on August 17, 2018 of $33.50 per share and based upon 35,028 ATBancorp common shares outstanding, Sandler O'Neill calculated an aggregate implied transaction value of $204.5 million, or a transaction price per share of approximately $5,838.28. Based upon historical financial information for ATBancorp as of or for the last 12 months ("LTM") and as of or for the year to date ("YTD") ended June 30, 2018, historical financial information for the LTM and YTD periods are adjusted to remove impact from ATBancorp's sale of a $320 million asset bank subsidiary, United American Bank on May 4, 2018, as well as the proceeds from the sale, as provided by the senior management of ATBancorp, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Value / ATBancorp Last 12 Months' Core Earnings:	16.9x
Transaction Value / ATBancorp Year-to-Date Annualized Earnings:	17.1x
Transaction Value / ATBancorp 2018E Earnings(1):	15.5x
Transaction Value / ATBancorp 2019E Earnings(1):	14.1x
Transaction Value / ATBancorp June 30, 2018 Book Value:	140%
Transaction Value / ATBancorp June 30, 2018 Adjusted Book Value(2):	151%
Transaction Value / ATBancorp June 30, 2018 Tangible Book Value:	144%
Transaction Value / ATBancorp June 30, 2018 Adjusted Tangible Book Value(2):	157%
Tangible Book Premium / Core Deposits (excludes time deposits > $100k)(3):	6.7%
Tangible Book Premium / Core Deposits (excludes time deposits > $250k)(4):	6.4%
Adjusted Tangible Book Premium(2) / Core Deposits (excludes time deposits > $100k)(3):	6.7%
Adjusted Tangible Book Premium(2) / Core Deposits (excludes time deposits > $250k)(4):	6.4%

(1)
As provided by ATBancorp senior management

(2)
Adjusted tangible book value equals June 30, 2018 Tangible Common Equity less special dividend of $31.8 million; $31.8 million dividend is also reduced from the aggregate consideration

(3)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000 & brokered deposits

(4)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $250,000 & brokered deposits

  Stock Trading History

        Sandler O'Neill reviewed the historical stock price performance of MidWestOne common stock for the three-year period August 17, 2018. Sandler O'Neill then compared the relationship between the stock price performance of MidWestOne's shares to movements in the MidWestOne Peer Group (as described below) as well as certain stock indices.

 MidWestOne Three-Year Stock Price Performance

	August 17, 2015	August 17, 2018
MidWestOne	100%	105.6%
MidWestOne Peer Group	100%	176.7%
NASDAQ Bank Index	100%	147.2%

  Comparable Company Analyses

        Sandler O'Neill used publicly available information to compare selected financial information for ATBancorp with a group of financial institutions selected by Sandler O'Neill (the "ATBancorp Peer Group"). The ATBancorp Peer Group consisted of major exchange traded banks and thrifts headquartered in the Midwest region with total assets between $1.0 billion and $2.0 billion, excluding announced merger targets and mutual holding companies. The ATBancorp Peer Group consisted of the following companies:

Ames National Corporation	LCNB Corp.
BankFinancial Corporation	Level One Bancorp, Inc.
Bridgewater Bancshares, Inc.	Limestone Bancorp, Inc.
Civista Bancshares, Inc.	Macatawa Bank Corporation
County Bancorp, Inc.	Mackinac Financial Corporation
Farmers & Merchants Bancorp, Inc.	MBT Financial Corp.
First Business Financial Services, Inc.	Middlefield Banc Corp.
First Savings Financial Group, Inc.	Ohio Valley Banc Corp.
Hawthorn Bancshares, Inc.	Southern Missouri Bancorp, Inc.
Waterstone Financial, Inc.

        The analysis compared publicly available financial information for ATBancorp as of or for the 12 months ended June 30, 2018 with the corresponding publicly available data for the ATBancorp Peer Group as of or for the 12 months ended June 30, 2018, with pricing data as of August 17, 2018. The table below sets forth the data for ATBancorp and the high, low, median and mean data for the ATBancorp Peer Group.

 ATBancorp Comparable Company Analysis

	ATBancorp(1)	ATBancorp Peer Group Median	ATBancorp Peer Group Mean	ATBancorp Peer Group High	ATBancorp Peer Group Low
Total Assets ($mm)	1,369	1,449	1,456	1,900	1,025
Loans / Deposits (%)	105.0	97.6	94.0	134.8	64.6
Non-performing Assets / Total Assets (%)(2)	0.61	0.45	0.67	2.30	0.05
Tangible Common Equity / Tangible Assets (%)	10.4	9.7	10.4	21.5	6.4
Tier 1 Risk-based Capital Ratio (%)	13.1	12.7	13.8	28.6	9.3
Total Risk-based Capital Ratio (%)	15.3	15.5	15.2	29.5	11.8
YTD Return on Average Assets (%)	0.90	1.17	1.11	1.79	0.37
YTD Return on Average Tangible Common Equity (%)	8.9	12.0	11.3	14.8	5.2
YTD Net Interest Margin (%)	2.69	3.71	3.65	4.37	2.91
YTD Efficiency Ratio (%)	74.2	64.6	64.0	76.3	40.0
Price / Tangible Book Value (%)	—	170	174	305	119
Price / YTD Ann. Earnings per Share (x)	—	14.4	15.8	30.0	8.3
Price / 2018 Est. Earnings per Share (x)	—	14.7	15.9	26.6	11.7
Price / 2019 Est. Earnings per Share (x)	—	12.8	13.9	25.5	10.5
Current Dividend Yield (%)	—	1.8	1.8	3.6	0.0
Market Value ($mm)	—	252	255	470	95

(1)
YTD profitability metrics calculated to exclude impact of divestiture; Return on Average Assets calculated using average assets for both subsidiary banks and Return on Average Tangible Common Equity calculated using average holding company tangible common equity.

(2)
Nonperforming assets exclude restructured loans.

        Sandler O'Neill used publicly available information to perform a similar analysis for MidWestOne and a group of financial institutions selected by Sandler O'Neill (the "MidWestOne Peer Group"). The MidWestOne Peer Group consisted of major exchange traded banks and thrifts headquartered in the Midwest region with total assets between $2.0 billion and $4.5 billion as of June 30, 2018, excluding Meta Financial Group, First Internet Bancorp, Sterling Bancorp, announced merger targets and mutual holding companies. The MidWestOne Peer Group consisted of the following companies.

Community Trust Bancorp, Inc.	Mercantile Bank Corporation
Equity Bancshares, Inc.	Merchants Bancorp
Farmers National Banc Corp.	Mutual First Financial
First Defiance Financial Corp.	Nicolet Bankshares, Inc.
First Financial Corporation	Old Second Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.	Peoples Bancorp Inc.
German American Bancorp, Inc.	QCR Holdings, Inc.
Horizon Bancorp, Inc.	Stock Yards Bancorp, Inc.
Independent Bank Corporation	United Community Financial Corp.
West Bancorporation, Inc.

        The analysis compared financial data for MidWestOne as of or for the 12 months ended June 30, 2018 with the corresponding publicly available data for the MidWestOne Peer Group as of or for the 12 months ended June 30, 2018, with pricing data as of August 17, 2018. The table below sets forth the data for MidWestOne and the high, low, median and mean data for the MidWestOne Peer Group.

MidWestOne Comparable Company Analysis

	MidWestOne	MidWestOne Peer Group Median	MidWestOne Peer Group Mean	MidWestOne Peer Group High	MidWestOne Peer Group Low
Total Assets ($mm)	3,276	3,289	3,222	4,205	2,011
Loans / Deposits (%)	90.8	91.5	90.6	104.1	57.7
Non-performing Assets / Total Assets (%)(1)	0.42	0.41	0.49	1.23	0.10
Tangible Common Equity / Tangible Assets (%)	8.5	9.2	9.3	13.1	7.1
Tier 1 Risk-based Capital Ratio (%)	10.9	12.3	12.8	18.1	10.2
Total Risk-based Capital Ratio (%)	12.0	13.1	13.6	19.0	11.2
YTD Return on Average Assets (%)	0.99	1.31	1.32	1.74	0.88
YTD Return on Average Tangible Common Equity (%)	12.8	15.2	14.7	17.7	11.2
YTD Net Interest Margin (%)	3.64	3.72	3.68	4.32	2.60
YTD Efficiency Ratio (%)	60.7	59.2	57.7	68.8	34.1
Price / Tangible Book Value (%)	151	214	214	280	165
Price / YTD Ann. Earnings per Share (x)	12.9	14.7	14.6	20.3	9.4
Price / 2018 Est. Earnings per Share (x)	12.5	14.5	14.8	17.7	12.6
Price / 2019 Est. Earnings per Share (x)	11.9	13.0	13.3	15.5	11.2
Current Dividend Yield (%)	2.3	1.9	1.8	3.3	0.0
Market Value ($mm)	409	634	633	887	329

(1)
Nonperforming assets exclude restructured loans.

  Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed a group of merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Midwest region and announced between November 9, 2016 and August 17, 2018 with disclosed deal values and target total assets between $500 million and $2.0 billion, excluding the Stifel Financial / Business Bancshares, Triumph / First Bancorp of Durango, and Meta Financial / Crestmark deals (the "Regional Precedent Transactions"). Sandler O'Neill also reviewed a national group of merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2018 and August 17, 2018 with disclosed deal values and target total assets between $500 million and $2.0 billion, excluding the Stifel Financial / Business Bancshares, Private Investor / Volunteer State Bancshares, and Meta Financial / Crestmark deals (the "Nationwide Precedent Transactions").

        The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
Byline Bancorp Inc.	First Evanston Bancorp, Inc.
Civista Bancshares Inc.	United Community Bancorp
First Busey Corp.	Mid Illinois Bancorp Inc.
First Busey Corp.	First Community Financial Partners
First Merchants Corp.	Independent Alliance Banks Inc.
German American Bancorp Inc.	First Security Inc.
MainSource Financial Group	FCB Bancorp Inc.
Midland States Bancorp Inc.	Alpine Bancorp, Inc.
Midland States Bancorp Inc.	Centrue Financial Corporation
National Bank Holdings Corp.	Peoples Inc.
Old National Bancorp	Klein Financial Inc.
QCR Holdings Inc,	Springfield Bancshares Inc.
WesBanco Inc.	Farmers Capital Bank Corp.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last 12 months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and core deposit premium. Sandler O'Neill compared the indicated transaction multiples for the Merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

	ATBancorp(1)/ MidWestOne	ATBancorp(2)/ MidWestOne	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction Price / LTM Earnings Per Share:	16.9x	16.9x	23.5x	24.8x	35.5x	17.4x
Transaction Price / Book Value Per Share:	140%	151%	173%	179%	232%	139%
Transaction Price / Tangible Book Value Per Share:	144%	157%	173%	186%	265%	139%
Core Deposit Premium(3):	6.7%	6.7%	11.7%	11.8%	22.6%	6.9%

(1)
Based on 117.5500x exchange ratio, cash per share of $992.51, special dividend of $907.85, and MidWestOne share price of $33.50 as of August 17, 2018 and 35,028 shares of ATBancorp common stock outstanding.

(2)
Multiples using adjusted tangible book value that equals June 30, 2018 Tangible Common Equity less special dividend of $31.8 million; $31.8 million dividend is also reduced from the aggregate consideration.

(3)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
Allegiance Bancshares Inc.	Post Oak Bancshares Inc.
Ameris Bancorp	Hamilton State Bancshares
BancorpSouth Bank	Icon Capital Corporation
Banner Corp.	Skagit Bancorp Inc.
CenterState Bank Corp.	Charter Financial Corp.
Civista Bancshares Inc.	United Community Bancorp
ConnectOne Bancorp, Inc.	Greater Hudson Bank
First Choice Bancorp	Pacific Commerce Bancorp
First Interstate BancSystem	Northwest Bancorp.
German American Bancorp Inc.	First Security Inc.
HarborOne Bancorp Inc (MHC)	Coastway Bancorp, Inc.
Mechanics Bank	Learner Financial Corp.
Mid Penn Bancorp Inc.	First Priority Financial Corp.
National Commerce Corp.	Landmark Bancshares Inc.
Northwest Bancshares, Inc.	Donegal Financial Svcs Corp
Old National Bancorp	Klein Financial Inc.
QCR Holdings Inc.	Springfield Bancshares Inc.
RBB Bancorp	First American Intl Corp
Seacoast Banking Corp. of FL	First Green Bancorp Inc.
Triumph Bancorp	First Bancorp of Durango Inc.
WesBanco Inc.	Farmers Capital Bank Corp.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last 12 months' earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and core deposit premium. Sandler O'Neill compared the indicated transaction multiples for the Merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

	ATBancorp(1)/ MidWestOne	ATBancorp(2)/ MidWestOne	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction Price / LTM Earnings Per Share:	16.9x	16.9x	25.4x	26.8x	37.6x	16.0x
Transaction Price / Book Value Per Share:	140%	151%	184%	183%	240%	135%
Transaction Price / Tangible Book Value Per Share:	144%	157%	194%	194%	240%	135%
Core Deposit Premium(3):	6.7%	6.7%	13.7%	13.5%	18.8%	5.7%

(1)
Based on 117.5500x exchange ratio, cash per share of $992.51, special dividend of $907.85, and MidWestOne share price of $33.50 as of August 17, 2018 and 35,028 shares of ATBancorp common stock outstanding.

(2)
Multiples using adjusted tangible book value that equals June 30, 2018 Tangible Common Equity less special dividend of $31.8 million; $31.8 million dividend is also reduced from the aggregate consideration.

(3)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

  Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value of ATBancorp assuming ATBancorp performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of ATBancorp. To approximate the terminal value of ATBancorp at December 31, 2022, Sandler O'Neill applied price to 2022 earnings multiples ranging from 12.0x to 17.0x and price to December 31, 2022 tangible book value multiples ranging from 130% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ATBancorp. As illustrated in the following tables, the analysis indicated an imputed range of aggregate values of ATBancorp of $167.4 million to $270.0 million when applying multiples of earnings and $155.5 million to $299.1 million when applying multiples of tangible book value.

Earnings Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$203.9	$217.1	$230.4	$243.6	$256.8	$270.0
11.0%	$197.1	$209.8	$222.5	$235.2	$247.9	$260.6
12.0%	$190.6	$202.8	$215.0	$227.2	$239.3	$251.5
13.0%	$184.4	$196.1	$207.8	$219.5	$231.2	$242.9
14.0%	$178.5	$189.7	$201.0	$212.2	$223.5	$234.8
15.0%	$172.8	$183.6	$194.5	$205.3	$216.1	$226.9
16.0%	$167.4	$177.8	$188.3	$198.7	$209.1	$219.5

Tangible Book Value Multiples

Discount Rate	130%	150%	170%	190%	210%	230%
10.0%	$188.8	$210.8	$232.9	$255.0	$277.1	$299.1
11.0%	$182.5	$203.7	$224.9	$246.1	$267.3	$288.5
12.0%	$176.6	$197.0	$217.3	$237.7	$258.0	$278.4
13.0%	$171.0	$190.5	$210.1	$229.6	$249.2	$268.7
14.0%	$165.6	$184.4	$203.1	$221.9	$240.7	$259.5
15.0%	$160.4	$178.5	$196.6	$214.6	$232.7	$250.8
16.0%	$155.5	$172.9	$190.3	$207.6	$225.0	$242.4

        Sandler O'Neill also considered and discussed with the ATBancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming ATBancorp's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of values per share of ATBancorp, applying the price to 2022 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 12.68%.

 Earnings Multiples

Annual Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(15.0)%	$165.0	$175.1	$185.2	$195.2	$205.3	$215.4
(10.0)%	$172.1	$182.8	$193.5	$204.1	$214.8	$225.5
(5.0)%	$179.2	$190.5	$201.8	$213.0	$224.3	$235.6
0.0%	$186.3	$198.2	$210.1	$221.9	$233.8	$245.7
5.0%	$193.5	$205.9	$218.4	$230.8	$243.3	$255.7
10.0%	$200.6	$213.6	$226.7	$239.7	$252.8	$265.8
15.0%	$207.7	$221.3	$235.0	$248.6	$262.3	$275.9

        Sandler O'Neill also performed an analysis that estimated the net present value per share of MidWestOne common stock assuming that MidWestOne performed in accordance with publicly available consensus median analyst earnings estimates for MidWestOne for the years ending December 31, 2018 through December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of MidWestOne. To approximate the terminal value per share of MidWestOne common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings per share multiples ranging from 12.0x to 18.0x and price to December 31, 2022 tangible book value per share multiples ranging from 150% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MidWestOne common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MidWestOne common stock of $25.55 to $46.67 when applying multiples of earnings per share and $28.79 to $58.36 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	12.0x	13.5x	15.0x	16.5x	18.0x
9.0%	$32.19	$35.81	$39.43	$43.05	$46.67
10.0%	$30.94	$34.42	$37.89	$41.37	$44.84
11.0%	$29.76	$33.09	$36.43	$39.77	$43.10
12.0%	$28.63	$31.83	$35.04	$38.24	$41.45
13.0%	$27.55	$30.63	$33.71	$36.79	$39.87
14.0%	$26.53	$29.49	$32.45	$35.41	$38.37
15.0%	$25.55	$28.40	$31.24	$34.09	$36.93

Tangible Book Value Per Share Multiples

Discount Rate	150%	175%	200%	225%	250%
9.0%	$36.30	$41.82	$47.33	$52.85	$58.36
10.0%	$34.89	$40.19	$45.48	$50.77	$56.06
11.0%	$33.55	$38.63	$43.71	$48.79	$53.87
12.0%	$32.27	$37.15	$42.03	$46.91	$51.79
13.0%	$31.06	$35.74	$40.43	$45.12	$49.81
14.0%	$29.89	$34.40	$38.91	$43.41	$47.92
15.0%	$28.79	$33.12	$37.45	$41.79	$46.12

        Sandler O'Neill also considered and discussed with the ATBancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming

MidWestOne's net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for MidWestOne shares, applying the price to 2022 earnings per share multiples range of 12.0x to 18.0x referred to above and a discount rate of 12.68%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	13.5x	15.0x	16.5x	18.0x
(15.0)%	$24.78	$27.51	$30.23	$32.95	$35.68
(10.0)%	$26.06	$28.95	$31.83	$34.72	$37.60
(5.0)%	$27.35	$30.39	$33.43	$36.48	$39.52
0.0%	$28.63	$31.83	$35.04	$38.24	$41.45
5.0%	$29.91	$33.27	$36.64	$40.00	$43.37
10.0%	$31.19	$34.72	$38.24	$41.77	$45.29
15.0%	$32.47	$36.16	$39.84	$43.53	$47.21

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the Merger on MidWestOne, assuming the Merger closes at the end of the fourth calendar quarter of 2018. Sandler O'Neill utilized the following information and assumptions: (i) publicly available median consensus analyst earnings per share estimates for MidWestOne for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus median analyst estimated long-term earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023, as well as publicly available consensus median analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years ending December 31, 2020 through December 31, 2023; (ii) internal earnings per share projections for ATBancorp for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of ATBancorp and adjusted by MidWestOne senior management; and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by MidWestOne senior management. The analysis indicated that the Merger could be accretive to MidWestOne's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022; dilutive to MidWestOne's estimated tangible book value per share at closing and at December 31, 2018, December 31, 2019 and December 31, 2020 and accretive to MidWestOne's estimated tangible book value per share at December 31, 2021 and December 31, 2022.

        In connection with this analysis, Sandler O'Neill considered and discussed with the ATBancorp board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

  Sandler O'Neill's Relationship

        Sandler O'Neill acted as financial advisor to ATBancorp in connection with the Merger. ATBancorp has agreed to pay Sandler O'Neill a transaction fee in an amount equal to 1.10% of the aggregate Merger consideration, which fee is contingent upon the closing of the Merger. At the time of announcement, based on MidWestOne's closing stock price of $33.50 as of August 17, 2018,

Sandler O'Neill's transaction fee was approximately $2.2 million. Sandler O'Neill also received a $250,000 fee upon rendering its fairness opinion to the ATBancorp board of directors, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. ATBancorp has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

        Sandler O'Neill did not provide any other investment banking services to ATBancorp in the two years preceding the date of its opinion; provided, however, (i) Sandler O'Neill acted as financial advisor to a subsidiary of ATBancorp, United American Bank, in connection with the sale of United American Bank, which transaction closed in May 2018, and (ii) Sandler O'Neill entered into an engagement letter with ATBancorp following the announcement of the Merger pursuant to which Sandler O'Neill is acting as an independent financial advisor to the ATBancorp board of directors in connection with ATBancorp's proposed sale of all or substantially all of the assets and liabilities of its retirement services business and its investment advisor subsidiary, ATCaptial Management Corp. Sandler O'Neill did not provide any investment banking services to MidWestOne in the two years preceding the date of Sandler O'Neill's opinion. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to ATBancorp, MidWestOne and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of MidWestOne and its affiliates for its own account and for the accounts of its customers.

Certain MidWestOne and ATBancorp Unaudited Prospective Financial Information

        MidWestOne and ATBancorp do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. MidWestOne and ATBancorp have included in this joint proxy statement/prospectus certain limited unaudited prospective financial information for ATBancorp (which we refer to as the "projections") to give MidWestOne and ATBancorp shareholders access to certain information provided to MidWestOne and its board of directors, and the parties' respective financial advisors in connection with the Merger.

        The projections were not prepared with a view toward public disclosure. As a result, the inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that MidWestOne or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to MidWestOne's business and ATBancorp's business, all of which are difficult to predict and many of which are beyond MidWestOne's and ATBancorp's control. In addition, since the projections cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.

        The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, MidWestOne's performance, ATBancorp's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in MidWestOne's and ATBancorp's respective reports filed with the SEC. For other factors that could cause the actual results to differ, please see the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" in this joint proxy statement/prospectus.

        The projections were not prepared with a view toward complying with GAAP, the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither RSM US LLP, which serves as MidWestOne's current independent registered public accounting firm, nor Eide Bailly LLP, which serves as ATBancorp's current independent auditor, or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the reorganization agreement or the possible financial and other effects on MidWestOne or ATBancorp of the Merger (other than with respect to certain projections related to the combined company set forth under "—Pro Forma Financial Analysis" below), and do not attempt to predict or suggest future results of the surviving corporation of the Merger or give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by MidWestOne as a result of the Merger, the effect on MidWestOne or ATBancorp of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Neither MidWestOne nor ATBancorp can give any assurance that, had the projections been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Further, the projections do not take into account the effect of any possible failure of the Merger to occur. None of MidWestOne, ATBancorp, Sandler O'Neill, Piper Jaffray, nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by MidWestOne or ATBancorp that they are viewed by MidWestOne or ATBancorp as material information of MidWestOne or ATBancorp, respectively, particularly in light of the inherent risks and uncertainties associated with such projections. None of MidWestOne, Piper Jaffray, ATBancorp, Sandler O'Neill or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of MidWestOne or ATBancorp or other person regarding MidWestOne's or ATBancorp's ultimate performance compared to the information contained in the projections or that the forecasted results will be achieved. The projections included below are being provided because they were made available to and considered by Sandler O'Neill and Piper Jaffray and MidWestOne and its board of directors in connection with the Merger.

        In light of the foregoing, and considering that the MidWestOne and ATBancorp special meetings will be held several months after the projections were prepared, as well as the uncertainties inherent in any forecasted information, MidWestOne and ATBancorp shareholders are cautioned not to place unwarranted reliance on such information, and MidWestOne and ATBancorp shareholders are urged to review MidWestOne's most recent SEC filings for a description of MidWestOne's reported financial results and the financial statements of MidWestOne included in this joint proxy statement/prospectus and the financial statements of ATBancorp included in this joint proxy statement/prospectus. See "Where You Can Find More Information."

Certain Projections Regarding ATBancorp

        ATBancorp provided MidWestOne, Sandler O'Neill and Piper Jaffray with certain unaudited prospective financial information regarding its potential future earnings. MidWestOne management adjusted this unaudited prospective financial information, which is presented in the table below, as adjusted.

	(Dollars in thousands)
	Q3+Q4 2018	2019	2020	2021	2022	2023
Estimated Adjusted Earnings(1)	$5,794	$9,555	$10,195	$10,584	$11,004	$11,177
Estimated Adjusted Earnings + Estimated Cost Savings(2)	N/A	18,242	22,025	22,656	23,335	23,802

(1)
Adjusted to exclude the gain on sale of United American Bank of $25.3 million and all impact of such sale, and beginning in 2019 adjusted to exclude income from ATBancorp's retirement business and applying opportunity cost to the special dividend.

(2)
Assumes 75% of cost savings realized in 2019, 100% thereafter.

Pro Forma Financial Analysis

        For the pro forma merger analysis, MidWestOne provided the following assumptions to ATBancorp, Sandler O'Neill and Piper Jaffray:

  •
  Gross mark of approximately $19.3 million on gross loans;

  •
  Fixed asset write-up of approximately $9.6 million;

  •
  Junior subordinated notes issued to capital trusts write-down of approximately $4.5 million; and

  •
  Core deposit intangible estimate of 1.5% of all non-time deposit units (accelerated amortization over 10 years).

        Pro Forma Capital Assumptions:

  •
  Tangible common equity to tangible assets ratio of approximately 7.7%;

  •
  Leverage ratio of approximately 8.4%;

  •
  Tier 1 risk-based capital ratio of approximately 9.9%; and

  •
  Total risk-based capital ratio of approximately 11.7%.

        Cost Savings Assumptions:

  •
  30% of ATBancorp's non-interest expense for 2019 (75% realized in 2019, 100% thereafter).

Management and Board of Directors of MidWestOne After the Merger

        Pursuant to the Merger Agreement, MidWestOne shall take all appropriate action, subject to and in accordance with MidWestOne's articles of incorporation, bylaws, board policies and applicable legal requirements, to appoint two individuals to MidWestOne's Board who are designated by ATBancorp, by a vote of at least 75% of ATBancorp's Board, and are agreeable to MidWestOne. One of the individuals so designated by ATBancorp must not be a current officer, director or shareholder of ATBancorp and must have an established history in the Dubuque, Iowa business community. One individual will be designated to serve as a Class I director and the other individual will be designated to serve as a Class II director, with the class assignments determined by MidWestOne, in each case, effective immediately upon the effectiveness of the Merger.

Interests of ATBancorp Directors and Executive Officers in the Merger

        In considering the recommendation of the ATBancorp board of directors to approve and adopt the Merger Agreement and the transactions contemplated thereby, ATBancorp shareholders should be aware that ATBancorp's directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of ATBancorp shareholders generally. ATBancorp's board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), and in recommending to ATBancorp shareholders that the ATBancorp merger proposal be approved and adopted. These interests include those described below.

        ATBancorp's officers are Nicholas J. Schrup III, Charles J. Schrup III and John W. Marshall.

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits to officers and non-employee directors described in this section, the following assumptions were used:

  •
  The effective time of the Merger is November 26, 2018, which is the last practicable date prior to the filing of this joint proxy statement/prospectus and is the assumed date of the effective time solely for purposes of this merger-related compensation disclosure; and

  •
  Each officer and non-employee director is terminated by MidWestOne without "cause" (as defined in the relevant plans and agreements) immediately following the effective time.

Stock Ownership

        As of the close of business on the ATBancorp record date, there were 35,028 outstanding shares of ATBancorp common stock entitled to vote. As of that date, approximately 66.6% of such outstanding shares of ATBancorp common stock were beneficially owned by the directors and executive officers of ATBancorp and their respective affiliates. See "Stock Ownership of Directors and Executive Officers" on page 180 for more information.

Change in Control Agreements

        ATSB sponsors an Executive Change in Control Severance Plan in which Nicholas J. Schrup III, Charles J. Schrup III and John W. Marshall participate (the "ATSB CIC Plan"). Pursuant to the terms of the ATSB CIC Plan, in the event that a participant: (i) is terminated within 24 months (18 months for Charles Schrup III) following a change of control and such termination is employer-initiated other than for cause or by the participant for good reason; (ii) executes and does not revoke a release of ATSB; and (iii) is at all times in compliance with certain confidentiality, non-competition and non-solicitation agreements set forth in the ATSB CIC Plan, ATSB will pay the participant the sum of: (a) a designated percentage of the sum of the participant's annual base salary and target bonus (250% for Nicholas J. Schrup III, 150% for Charles J. Schrup III, and 200% for John W. Marshall) plus (b) a pro rata bonus for the year of termination, with such amounts to be paid out over a period of 24 months (18 months for Charles J. Schrup III) in substantially equal payments. Further, participants in the ATSB CIC Plan are eligible to continue medical, dental and vision benefits under the health continuation coverage provision of COBRA for a period of up to 18 months at the same rate the participant paid as an active employee. The expected amounts to be paid to Nicholas J. Schrup III, Charles J. Schrup III and John W. Marshall pursuant to the ATSB CIC Plan are set forth in the table below.

Salary Continuation Agreements

        Nicholas J. Schrup III and Charles J. Schrup III are parties to Executive Salary Continuation and Change of Control Agreements dated October 29, 1997 (together and as amended, the "Salary Continuation Agreements"). Pursuant to the respective Salary Continuation Agreements, if Nicholas J. Schrup III or Charles J. Schrup III continued in the employment of ATSB until the attainment of age 65, each would be entitled to payment of an annual sum of $81,243, and $65,007, respectively, payable in equal monthly installments for a period of 15 years commencing the month following attainment of age 65. With respect to Charles J. Schrup III, monthly installment payments pursuant to his Salary Continuation Agreement commenced in 2013 following his attainment of age 65. Also, pursuant to the Salary Continuation Agreements, Nicholas J. Schrup III and Charles J. Schrup III, would each have been entitled to certain change in control benefits (including two years of salary, bonus, health insurance coverage and other fringe benefits) if, within the three year period following a change of control, they were terminated, their respective titles, responsibilities or compensation were reduced, or if they were transferred out of the Dubuque, Iowa market, however, Nicholas J. Schrup III and Charles J. Schrup III agreed to forego such change in control benefits as a condition of their participation in the ATSB CIC Plan. The expected amounts to be distributed to Nicholas J. Schrup III and Charles J. Schrup III in the event of termination in connection with the Merger are set forth in the table below.

Deferred Compensation Agreements

  2014 Deferred Compensation Agreements

        Nicholas J. Schrup III and John W. Marshall have each entered into 2014 Deferred Compensation Agreements with ATSB (the "2014 Deferred Compensation Agreements"). Pursuant to the 2014 Deferred Compensation Agreements, in the event that Nicholas J. Schrup III or John W. Marshall continued in the employment of ATSB until the attainment of 65, each would be entitled to payment of an annual sum of $40,000, and $20,000, respectively, payable in equal monthly installments for a period of 15 years commencing the month following the executive's separation from service. John W. Marshall became fully vested in his benefit under his 2014 Deferred Compensation Agreement upon his attainment of age 65 in 2015. Pursuant to the 2014 Deferred Compensation Agreements, if a change of control occurs, the executive will become fully vested and shall be entitled to payments of benefits for 15 years commencing upon his death, disability or separation from service. Further, if the executive is terminated by ATSB without cause or the executive resigns with good reason, in either case during the two year period following a change of control, the benefits under such agreement shall be distributed in a lump sum. The expected amounts to be distributed to Nicholas J. Schrup III and John W. Marshall in the event of termination in connection with the Merger are set forth in the table below.

  2009 Deferred Compensation Agreement

        John W. Marshall has entered into a 2009 Deferred Compensation Agreement with ATSB (the "2009 Deferred Compensation Agreement"). Pursuant to the 2009 Deferred Compensation Agreement, John W. Marshall is entitled to payment of an annual sum of $40,000, payable in equal monthly installments for a period of 15 years, which commenced the month following the executive's attainment of age 65 in 2015. Further, if the executive is terminated by ATSB without cause or the executive resigns with good reason, in either case during the two year period following a change of control, the remaining benefits under the agreement shall be distributed in a lump sum. The expected amount to be distributed to John W. Marshall in the event of termination in connection with the Merger is set forth in the table below.

  2005 Deferred Compensation Agreements

        Nicholas J. Schrup III and Charles J. Schrup III have each entered into 2005 Deferred Compensation Agreements with ATSB (the "2005 Deferred Compensation Agreements"). Pursuant to the 2005 Deferred Compensation Agreements, in the event that Nicholas J. Schrup III or Charles J. Schrup III continued in the employment of ATSB until the attainment of age 65, each would be entitled to payment of an annual sum of $79,407, and $38,213, respectively, payable in equal monthly installments for a period of 15 years commencing the month following the executive's attainment of age 65. With respect to Charles J. Schrup III, monthly installment payments pursuant to the 2005 Deferred Compensation Agreement commenced in 2013 following his attainment of age 65. Pursuant to the 2005 Deferred Compensation Agreements, if a change of control occurs, the executive will become fully vested and shall be entitled to payments of benefits for 15 years commencing upon his death, disability or attainment of age of 65. Further, if the executive is terminated by ATSB without cause or the executive resigns with good reason, in either case during the two year period following a change of control, the benefits under such agreement shall be distributed in a lump sum, provided that amounts distributed upon a change of control shall not exceed the amount which would cause the amount vested and distributed to be an "excess parachute payment." The expected amounts to be distributed to Nicholas J. Schrup III and Charles J. Schrup III in the event of termination in connection with the Merger are set forth in the table below.

  Deferred Compensation Plan

        Nicholas J. Schrup III and Charles J. Schrup III have each entered into agreements with ATSB under the Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, Nicholas J. Schrup III and Charles J. Schrup III are able to defer a portion of the base salary and bonus they otherwise would have been paid. Amounts deferred under the Deferred Compensation Plan are credited earnings based on the return on equity of ATSB. Nicholas J. Schrup III and Charles J. Schrup III are fully vested in all amounts deferred and credited earnings at all times. Pursuant to the Deferred Compensation Plan, each executive's account balance is distributed upon the executive's death, disability or attainment of age 65. Nicholas J. Schrup III and Charles J. Schrup III have elected to receive their distribution during their lifetimes in approximately equal monthly amounts over a 10 year period. In the event of an executive's death, any remaining account balance would be distributed in a lump sum. Charles J. Schrup III commenced receipt of distributions of his account balance upon his attainment of age 65. The expected balances distributable to Nicholas J. Schrup III and Charles J. Schrup III are set forth in the table below.

Estimated Payment Amounts

        The table below sets forth for each of ATBancorp's directors and officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may become payable to the named party either immediately at completion of the Merger or on a qualifying termination of employment following the Merger.

        The amounts indicated below are based on multiple assumptions that may not actually occur, including the assumptions described above under "—Interests of ATBancorp Directors and Executive Officers in the Merger—Certain Assumptions" and elsewhere in this joint proxy statement/prospectus. Certain information is not currently available and thus is not included in the table below, such as the assumed completion date of the Merger and whether or not an officer's employment terminates in connection with the Merger, and, as a result, the actual amounts, if any, to be received by an officer may differ in material respects from the amounts set forth below.

Name	ATSB CIC Plan(1)	Salary Continuation Agreements(2)	2014 Deferred Compensation Agreements(2)	2009 Deferred Compensation Agreements(2)	2005 Deferred Compensation Agreements(2)	Deferred Compensation Plan(3)	Total
Nicholas J. Schrup III	$1,639,197	$1,218,645	$600,000	$—	$1,191,105	$497,572	$5,146,519
Charles J. Schrup III	$460,931	$644,653	—	—	$378,946	$584,250	$2,068,780
John W. Marshall	$597,623	—	$300,000	$473,333	—	—	$1,370,956

(1)
Includes estimated value of cash severance, pro rata bonus, and employer portion of COBRA continuation payments, assuming target bonuses equal to 2017 annual bonus.

(2)
Amounts listed assuming distribution of plan benefits paid in a lump sum upon termination, or age 65, as applicable.

(3)
Quarterly balance as of September 30, 2018 exclusive of earnings for 2018.

Continuing Board Service

        Pursuant to the Merger Agreement, MidWestOne shall take all appropriate action, subject to and in accordance with MidWestOne's articles of incorporation, bylaws, board policies and applicable legal requirements, to appoint two individuals to MidWestOne's Board who are designated by ATBancorp, by a vote of at least 75% of ATBancorp's Board, and are agreeable to MidWestOne. One of the individuals so designated by ATBancorp must not be a current officer, director or shareholder of ATBancorp and must have an established history in the Dubuque, Iowa business community. One individual will be designated to serve as a Class I director on MidWestOne's Board and the other individual will be designated to serve as a Class II director on MidWestOne's Board, with the class assignments determined by MidWestOne, in each case, effective immediately upon the effectiveness of the Merger.

        Pursuant to the Merger Agreement, and pending formal approval by MidWestOne's Nominating and Corporate Governance Committee, MidWestOne, in consultation with ATBancorp, has agreed to appoint Douglas H. Greeff as a director of MidWestOne effective immediately upon the effectiveness of the Merger. Mr. Greeff has consented to such appointment and would not serve as the Dubuque Community Director. Mr. Greeff, 62 years old, has been the President of Greeff Advisory, LLC since 2009. Greeff Advisory, LLC provides consulting services to financial services and consumer product companies with a focus on strategic finance and operational matters. The second director nominee has yet to be named.

Director and Officer Indemnification

        Pursuant to the terms of the Merger Agreement, for a period of six years after the Effective Time, MidWestOne has agreed to indemnify each current and former director, officer and employee of ATBancorp and its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time. In addition, MidWestOne will undertake certain insurance-related obligations in this respect, including to maintain, for six years following the Effective Time, insurance coverage under the current policy of directors' and officers' liability insurance maintained by ATBancorp for actions taken prior to the Effective Time; provided, however that if the aggregate premiums for such coverage exceed 250% of the premiums ATBancorp paid for its current policy term, MidWestOne will only maintain the maximum coverage available for such 250% amount.

Other Matters

        Under the ATSB CIC Plan, if an officer's merger-related payments and benefits are subject to the tax imposed by Section 4999 of the Internal Revenue Code, then the amount of the change in control payment due to such officer shall be reduced such that the value of the total payments that the officer is entitled to receive shall be $1.00 less than the maximum amount which such officer may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Internal Revenue Code.

Agreements with MidWestOne

        It is possible that certain executive officers of ATBancorp will enter into arrangements with MidWestOne or its affiliates regarding the executive officer's employment with MidWestOne or its affiliates following the effective time, which may include agreements relating to grants of restricted shares of MidWestOne common stock. However, as of the date of this joint proxy statement/prospectus, none of ATBancorp's executive officers have finalized or entered into any agreement, arrangement or understanding with MidWestOne or its affiliates regarding their employment with MidWestOne or its affiliates following the effective time.

Regulatory Approvals Required for the Merger

        Completion of the Merger is subject to the receipt of an approval or waiver from the Federal Reserve Board, and the receipt of approvals from the FDIC, the IDB and the WDFI, and the receipt of all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable regulatory authorities for approval of the transactions contemplated by the Merger Agreement, other than the Bank Mergers (collectively, "Requisite Regulatory Approvals"), as well as the expiration of any statutory waiting periods in respect of any of the foregoing, in each case provided that that no such requisite regulatory approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the board of directors of MidWestOne to materially restrict or burden, or impair in any material respect the benefits of the contemplated transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of MidWestOne or its subsidiaries.

        MidWestOne and ATBancorp have agreed to use their reasonable best efforts to as promptly as possible prepare, but in no event later than 30 days following the date of the Merger Agreement, file, effect and obtain all Requisite Regulatory Approvals. MidWestOne, ATBancorp and their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals. On October 11, 2018, the Federal Reserve Board informed the parties that its legal division would not recommend that the Federal Reserve Board require the filing of an application by MidWestOne in connection with the Merger, on October 29, 2018, the FDIC provided the parties with its approval of the Bank Mergers and on November 14, 2018, the WDFI provided the parties with its approval of the acquisition of ABTW by MidWestOne.

Federal Reserve Board

        MidWestOne is a bank holding company as defined in the BHC Act. The primary Federal regulator of MidWestOne is the Federal Reserve Board. MidWestOne has filed a request for a waiver from the Federal Reserve pursuant to 12 C.F.R. Section 225.12(d)(2), of the requirement to file an application pursuant to the BHC Act with respect to the transactions contemplated by the Merger Agreement.

Federal Deposit Insurance Corporation

        MidWestOne Bank is an Iowa state-chartered bank. The primary regulator of MidWestOne Bank is the FDIC. MidWestOne Bank has filed an Interagency Bank Merger Act Application with the FDIC for approval of the transactions contemplated by the Merger Agreement. In considering the approval of the Merger, the FDIC to review, with respect to MidWestOne Bank and the companies and insured depository institution to be acquired: (1) financial and managerial resources and the effect of the proposed transaction on these resources, including the management expertise, internal controls and risk management systems, (2) the effect of the proposal on competition and (3) whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. The FDIC also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997 (the "CRA"). In connection with such a review, the FDIC will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Iowa Division of Banking

        The prior approval of the IDB was required under the Iowa Banking Act to merge ATSB and ABTW with and into MidWestOne Bank. In reviewing the Bank Mergers, the IDB will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The IDB also takes into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The IDB takes into account CRA ratings when considering approval of the proposed transaction.

Wisconsin Department of Financial Institutions

        The prior approval of the WDFI was required under the Wisconsin Banking Law to merge ABTW with and into MidWestOne Bank. In reviewing this Bank Merger, the WDFI will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The WDFI also takes into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The WDFI takes into account CRA ratings when considering approval of the proposed transaction.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval have been submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Accounting Treatment

        In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that: (a) the recorded assets and liabilities of MidWestOne will be carried forward at their recorded amounts; (b) MidWestOne's historical operating results will be unchanged for the prior periods being reported on; and (c) the assets and liabilities of ATBancorp will be adjusted to fair value at the date of the Merger. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of MidWestOne common stock to be issued to former ATBancorp shareholders exceeds the fair value of the net assets including identifiable intangibles of ATBancorp at the Closing Date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of ATBancorp being included in the operating results of MidWestOne beginning from the date of completion of the Merger.

Public Trading Market

        MidWestOne common stock is listed on NASDAQ under the symbol "MOFG," and the MidWestOne common stock issuable in the Merger would be listed on NASDAQ.

Exchange of Shares in the Merger

        MidWestOne's exchange agent, American Stock Transfer & Trust Company, LLC ("ASTTC"), will handle the exchange of shares of ATBancorp common stock for cash and shares of MidWestOne common stock. Within five business days after the Closing Date, ASTTC will send to each holder of record of ATBancorp common stock a letter of transmittal and instructions for effecting the exchange of ATBancorp common stock for the Merger consideration that the holder is entitled to receive under the Merger Agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, each ATBancorp shareholder, except for holders of any Cancelled Shares and any Dissenters' Shares, will receive in exchange for their shares of ATBancorp common stock (i) the Per Share Stock Consideration, (ii) the Per Share Cash Consideration, and (iii) any cash in lieu of fractional shares equal to the number of fractional shares multiplied by the Closing Acquiror Common Stock Price.

        MidWestOne shareholders need not take any action with respect to their stock certificates or book-entry shares of MidWestOne common stock.

Dividends

Special Dividends

        The Merger Agreement provides that ATBancorp may pay a special dividend of $907.8452 per share to the ATBancorp shareholders at any time prior to the Closing as determined by ATBancorp. Such dividend represents a portion of the proceeds to ATBancorp from the sale of Heritage Commerce Corp common stock received as consideration in connection with the sale of United American Bank. The special dividend was distributed to ATBancorp shareholders on September 24, 2018.

        The Merger Agreement also provides that ATBancorp may pay a special dividend to shareholders based on the net proceeds (if any) received by ATBancorp in connection with the disposition by ATBancorp of the ATB Businesses prior to Closing, as required by the Merger Agreement. The payment of these special dividends by ATBancorp is in addition to the Merger consideration to be paid by MidWestOne. ATBancorp shareholders are not required to take any action to approve or receive these special dividends.

        As required by the Merger Agreement, ATBancorp is currently in the process of negotiating with third parties the sale of the ATB Businesses. One purchaser would purchase the assets derived out of ATBancorp's California trust office and the other purchaser would purchase the rest of the assets, which make up a bulk of the ATB Businesses. As of the date of this joint proxy statement/prospectus, ATBancorp has not entered into a definitive agreement with the potential purchasers. As a result, it is not known when any such sale may close or whether ATBancorp will ultimately sell the ATB Businesses to the potential purchasers with whom it is in negotiations. It is also likely that any such sales will require the establishment of escrow accounts with the proceeds from the sales of the ATB Businesses. The establishment of any escrows will likely delay the time of a full distribution of the net proceeds from the sale of the ATB Businesses and any claims against the escrow accounts could materially decrease the amount of consideration payable to ATBancorp shareholders that they would have otherwise been entitled to through a special dividend.

Regular Dividends

        The Merger Agreement provides that ATBancorp may pay (a) regularly scheduled quarterly dividends that, in the aggregate, do not to exceed $94.11 per share for the period of time from January 1, 2018 through December 31, 2018; (b) to the extent applicable, regularly scheduled quarterly dividends for the first and second calendar quarters of 2019 that do not to exceed (i) with respect to the first calendar quarter of 2019, an amount equal to the product of (A) $23.5275 per share, multiplied by (B) the Quarterly Ratio; and (ii) to the extent the Closing does not occur on or prior to March 31, 2019, then with respect to the second calendar quarter of 2019, an amount equal to the product of (A) $23.5275 per share, multiplied by (B) the Quarterly Ratio. "Quarterly Ratio" means, with respect to the calculation of a quarterly dividend payment, a fraction, the numerator of which shall be the number of days elapsed in the then-current calendar quarter through and including the earlier of the Closing Date and the last day of the calendar quarter, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

ATBancorp Shareholder Appraisal Rights

        Pursuant to the Iowa Business Corporation Act (the "IBCA"), the holders of each share of ATBancorp common stock are entitled to rights of appraisal under Section 490.1302 of the IBCA in connection with the Merger.

        Under the IBCA, holders of ATBancorp common stock who do not vote in favor of the ATBancorp merger proposal and who comply with the applicable provisions of Sections 490.1302 through 490.1331 of the IBCA (which we refer to in their entirety as the "Iowa Appraisal Provisions") will have the right, under certain circumstances, to seek appraisal of the fair value of their ATBancorp common stock if the Merger is completed. All holders of ATBancorp common stock who follow the procedures set forth in Iowa Appraisal Provisions to perfect their appraisal rights will be entitled to have their shares appraised by the Iowa district court, and to receive payment in cash of the "fair value" of those shares as determined by the Iowa district court, together with interest, if any. It is possible that any determination of fair value by the Iowa district court may be more or less than, or the same as, the consideration received by the ATBancorp shareholders as a result of the Merger. Shareholders considering dissenting from the ATBancorp merger proposal should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under the Iowa Appraisal Provisions.

        IN ADDITION TO SUBMITTING A DEMAND FOR APPRAISAL, IN ORDER TO PRESERVE ANY APPRAISAL RIGHTS THAT AN ATBANCORP SHAREHOLDER MAY HAVE, SUCH ATBANCORP SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST OTHERWISE FOLLOW THE PROCEDURES PRESCRIBED BY THE IOWA APPRAISAL PROVISIONS.

        The following is intended as a brief summary of the material provisions of the Iowa Appraisal Provisions required to be followed by dissenting ATBancorp shareholders wishing to demand and perfect their appraisal rights with respect to their holdings of ATBancorp common stock. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to the Iowa Appraisal Provisions, the full text of which appears in Appendix B to this joint proxy statement/prospectus. Failure to comply strictly with the procedures set forth in the Iowa Appraisal Provisions will result in the loss of appraisal rights. All references in the

Iowa Appraisal Provisions to a "shareholder" and all references in this summary to a "shareholder" are to the record holder of ATBancorp common stock.

        Under the Iowa Appraisal Provisions, ATBancorp is required to include in the notice of the special meeting a statement that the corporation has concluded that the shareholders are, or may be, entitled to assert appraisal rights. A copy of the Iowa Appraisal Provisions must be included with that notice sent to those record shareholders that are entitled to exercise appraisal rights.

        If a shareholder wishes to consider exercising its appraisal rights, such shareholder should carefully review the text of the Iowa Appraisal Provisions set forth in Appendix B to this joint proxy statement/prospectus and consult its legal advisor. If such shareholder fails to timely and properly comply with the requirements of the Iowa Appraisal Provisions, its appraisal rights may be lost.

        If a shareholder elects to demand appraisal of its ATBancorp common stock, it must satisfy each of the following conditions:

  •
  It must deliver to ATBancorp a written notice of its intent to demand payment of the fair value of its ATBancorp common stock under the Iowa Appraisal Provisions if the proposed merger is effectuated. It must deliver such notice to ATBancorp before the vote is taken on the ATBancorp merger proposal at the ATBancorp special meeting.

  •
  It must not vote in favor of the ATBancorp merger proposal.

        All demands for appraisal should be made in writing and addressed to:

  ATBancorp
  895 Main Street
  Dubuque, Iowa 52001
  Attention: Secretary

and must be executed by, or on behalf of, the record holder of the ATBancorp common stock. If such shareholder does not satisfy the above requirements, it will not be entitled to payment pursuant to the appraisal rights.

        A record shareholder may assert appraisal rights as to fewer than all the shares of ATBancorp common stock registered in its name, but owned by a beneficial shareholder, only if the record shareholder objects with respect to all of the ATBancorp common stock owned by the beneficial shareholder and notifies ATBancorp in writing of the name and address of each beneficial shareholder on whose behalf the appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the ATBancorp common stock held of record in its name will be determined as if the shares as to which the record shareholder objects and the record shareholder's other ATBancorp common stock were registered in the names of different record shareholders. A beneficial owner may assert appraisal rights as to ATBancorp common stock held on behalf of such beneficial owner only if it submits to ATBancorp the record shareholder's written consent to the assertion of such rights no later than the date specified in the written appraisal notice (discussed below) and does so with respect to all shares of the class that are beneficially owned by such beneficial owner.

        If the Merger is completed, ATBancorp must send a written appraisal notice and form to each holder of ATBancorp common stock who previously notified ATBancorp of such holder's intent to demand payment and who did not vote in favor of the ATBancorp merger proposal. The appraisal notice must include, among other information, ATBancorp's estimate of the fair value of the ATBancorp common stock. A record shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice. If a shareholder does not execute and return the form prior to the stated deadline and, in the case of certificated shares, deposit the shareholder's share certificates where required, the shareholder will not be entitled to payment under the Iowa Appraisal Provisions and, in lieu thereof, will be entitled only to receive the Merger consideration payable in connection with the Merger. A record shareholder who receives notice and wishes to exercise appraisal rights must certify on the form whether beneficial ownership of the ATBancorp common stock was acquired before the date the principal terms of the Merger were announced publicly. If a record shareholder fails to make this certification, ATBancorp may elect to treat the shareholder's shares as "after-acquired shares" under the Iowa Appraisal Provisions as discussed below. Once a shareholder deposits its certificates and returns the appraisal form prior to the stated deadline, such shareholder will lose its rights as an ATBancorp shareholder to receive the Merger consideration payable in connection with the Merger and, instead, will be entitled to receive the fair value of its shares of ATBancorp common stock in accordance with the Iowa Appraisal Provisions, subject to certain rights of withdrawal required to be set forth in ATBancorp's written appraisal notice.

        ATBancorp will pay in cash the amount ATBancorp estimates to be fair value of the record shareholder's shares, plus interest, to any record shareholder who returns the appraisal form and complies with all provisions of the Iowa Appraisal Provisions, within 30 days after the form is due (except, as noted below, with respect to shares treated as "after-acquired shares," in which case ATBancorp must only make an offer to purchase such shares at the fair value as estimated by ATBancorp). The payment will be accompanied by ATBancorp's financial statements, a statement of ATBancorp's estimate of the fair value of the shares and a statement that shareholders entitled to payment have the right to demand further payment under the Iowa Appraisal Provisions, if the shareholders are dissatisfied with the payment made by ATBancorp, under certain circumstances described in detail in the Iowa Appraisal Provisions.

        A shareholder dissatisfied with ATBancorp's payment (based on ATBancorp's estimate of the fair value of the shares) may demand further payment by notifying ATBancorp in writing of the shareholder's estimate of fair value and demanding payment of such shareholder's estimate of fair value (less the amount of the ATBancorp payment previously made), plus interest. A shareholder who fails to notify ATBancorp of such shareholder's demand for further payment within 30 days after receiving ATBancorp's payment will waive the right to demand further payment and will be entitled only to the payment made by ATBancorp. If the shareholder makes a demand for further payment based on its estimate of fair value, and such demand remains unsettled for a period of 60 days after ATBancorp receives such demand, ATBancorp will then be required to commence a proceeding in the Iowa District Court to determine the fair value of the shares. Upon the commencement of such action, the court may appoint one or more persons to act as appraisers to receive evidence and recommend a decision on the question of fair value to the court. To the extent that the court determines that the fair value of the shares exceed the amount of the payment previously made by ATBancorp, the shareholder will be entitled to judgment for the amount by which the court's determination of fair value exceeds the payment previously made by ATBancorp, plus interest.

        The procedure described above is somewhat different for shares of ATBancorp common stock that ATBancorp is entitled to treat as "after-acquired shares" under the Iowa Appraisal Provisions. "After-acquired shares" are shares of ATBancorp common stock of which beneficial ownership was acquired after the date the principal terms of the Merger were publicly announced (which for these purposes includes shares of ATBancorp common stock for which the holder failed to certify on the appraisal form that beneficial ownership of such shares was acquired prior to the date of such public announcement). To the extent that ATBancorp is entitled to treat any shares of ATBancorp common stock as "after-acquired shares," then ATBancorp may elect to withhold payment of the fair value estimate for the shares, which estimate was provided to those shareholders who had previously indicated an intention to demand payment if the Merger is effectuated. If ATBancorp elects to withhold such payment, ATBancorp must notify all such shareholders from whom payment was withheld that, among other things, those shareholders may accept a revised fair value estimate (which we refer to as the "Revised Estimate"). Shareholders who which to accept the Revised Estimate must do so within 30 days after receiving the offer.

        If a shareholder desires to exercise its appraisal rights, it must not vote for the Merger and it must strictly comply with the procedures set forth in the Iowa Appraisal Provisions.

        The process of demanding and exercising appraisal rights requires strict compliance with technical prerequisites under the Iowa Appraisal Provisions. In view of the complexity of the Iowa Appraisal Provisions, ATBancorp shareholders who may wish to dissent from the Merger and pursue appraisal rights with respect to their shares of ATBancorp common stock should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights. To the extent there are any inconsistencies between the foregoing summary and the Iowa Appraisal Provisions, the Iowa Appraisal Provisions will govern.

        Pursuant to the voting agreement, the ATBancorp shareholders who are party to the voting agreement, who collectively control 62.41% of the issued and outstanding ATBancorp common stock as of the record date, have waived such appraisal rights in writing.

        The foregoing does not purport to be a complete statement of the provisions of IBCA relating to statutory appraisal rights and is qualified in its entirety to the appraisal rights provisions, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated herein by reference. If any ATBancorp shareholder intends to seek appraisal rights, or if such shareholder believes that seeking appraisal rights is in his, her or its best interests, such shareholder should read Appendix B carefully.

        One condition to MidWestOne's obligation to complete the Merger is that the total number of dissenting shares cannot be more than 7.5% of the number of issued and outstanding shares of ATBancorp common stock.

 THE MERGER AGREEMENT

        The following is a summary of selected provisions of the Merger Agreement. While MidWestOne and ATBancorp believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. The parties urge you to read the Merger Agreement in its entirety.

Explanatory Note

        The Merger Agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement are made by MidWestOne and ATBancorp for purposes of the Merger Agreement as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by MidWestOne and ATBancorp in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement and not to establish matters as facts. Shareholders of ATBancorp and MidWestOne are not third-party beneficiaries under the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement, and subsequent developments or new information may not be fully reflected in public disclosures of MidWestOne or ATBancorp.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of MidWestOne or ATBancorp or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled "Where You Can Find More Information" in the forepart of this document.

The Merger

        Upon the terms and subject to the conditions of the Merger Agreement, ATBancorp will merge with and into MidWestOne, with MidWestOne surviving the Merger. The separate corporate existence of ATBancorp, with all its rights, privileges, immunities, power and franchises will cease. The Merger Agreement also provides that immediately following the Merger, each of ATSB, which is an Iowa state chartered bank, and ABTW, which is a Wisconsin state chartered bank, and each of which is a wholly-owned subsidiary of ATBancorp, will merge with and into MidWestOne Bank, which is an Iowa state chartered bank and a wholly owned subsidiary of MidWestOne, with MidWestOne Bank continuing as the surviving bank.

Effects of the Merger

        As a result of the Merger, there will no longer be any shares of ATBancorp common stock. ATBancorp shareholders will only participate in the combined company's future earnings and potential growth through their ownership of MidWestOne common stock. All other incidents of direct ownership of ATBancorp common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from ATBancorp, will be extinguished upon completion of the Merger. All of the property, rights, privileges and powers of MidWestOne and ATBancorp will vest in the combined company, and all claims, obligations, liabilities, debts and duties of MidWestOne and ATBancorp will become the claims, obligations, liabilities, debts and duties of the combined company.

Closing and Effective Time of the Merger

        The Merger Agreement provides that the Merger will be consummated on the first day of the month (or next business day if such day is not a business day) following the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of MidWestOne and ATBancorp. The Merger will be consummated at the time the articles of merger have been duly filed with the Secretary of State of Iowa, or at such later time as may be agreed by the parties and specified in the filings. The parties have sought and are awaiting regulatory approval, with the satisfaction of other closing conditions and consummation of the Merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the Merger will occur.

        If the Effective Time has not occurred at or before June 30, 2019, or such later date approved in writing by MidWestOne's and ATBancorp's respective boards of directors, the Merger Agreement may be terminated by either MidWestOne or ATBancorp, except to the extent that the failure of the Merger to be consummated by that date arises out of or results from the failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate.

        For a description of the transaction structure and Merger consideration, please see the section entitled "The Merger—Terms of the Merger" beginning on page 63.

Combined Company's Governing Documents, Officers and Directors

Combined Company's Governing Documents

        At the Effective Time, the articles of incorporation and bylaws of MidWestOne will be the articles of incorporation and bylaws of the combined company as they exist immediately before the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable law.

Combined Company's Officers and Directors

        At the Effective Time, the board of directors of MidWestOne will be the board and directors of the combined company. Pursuant to the Merger Agreement, MidWestOne shall take all appropriate action, subject to and in accordance with MidWestOne's articles of incorporation, bylaws, board policies and applicable legal requirements, to appoint two individuals to MidWestOne's Board who are designated by ATBancorp, by a vote of at least 75% of ATBancorp's Board, and are agreeable to MidWestOne. One of the individuals so designated by ATBancorp must not be a current officer, director or shareholder of ATBancorp and must have an established history in the Dubuque, Iowa business community. One individual will be designated to serve as a Class I director and the other individual will be designated to serve as a Class II director, with the class assignments determined by MidWestOne, in each case, effective immediately upon the effectiveness of the Merger.

Merger Consideration

Conversion of ATBancorp Common Stock

        At the Effective Time, each share of ATBancorp common stock issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares or Dissenters' Shares, shall represent the right to receive without interest (i) the Per Share Cash Consideration and (ii) the Per Share Stock Consideration.

MidWestOne Common Stock

        Each outstanding share of MidWestOne common stock will remain an outstanding share of MidWestOne common stock and will not be converted or otherwise affected by the Merger. For more information regarding MidWestOne common stock, see "Description of MidWestOne Capital Stock."

Rights as Shareholders of ATBancorp

        At the Effective Time, holders of ATBancorp common stock will cease to be, and will have no rights as, shareholders of ATBancorp other than to receive the Merger consideration.

Exchange Procedures

        Promptly after the Closing Date (and in any event with the intent to be within 5 days), ASTTC will provide appropriate transmittal materials to holders of record of ATBancorp common stock, advising such holders of the procedure for surrendering their stock to ASTTC.

        Upon the surrender of the shares of ATBancorp common stock, together with transmittal materials duly completed and executed, the holder will be entitled to receive the Merger consideration.

Distributions with Respect to Unexchanged Shares

        All shares of MidWestOne common stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by MidWestOne in respect of the MidWestOne common stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of MidWestOne common stock will be paid to any holder of any unsurrendered certificate representing ATBancorp common stock until such certificate (or affidavit of loss in lieu thereof) is surrendered for exchange in accordance with the Merger Agreement. Subject to applicable law, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided), there will be issued and paid to the holder of the certificates representing whole shares of MidWestOne common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of MidWestOne common stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of MidWestOne common stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Fractional Shares of MidWestOne Common Stock

        No fractional shares of MidWestOne common stock will be issued to any shareholder of ATBancorp upon completion of the Merger. For each fractional share that would otherwise be issued, MidWestOne will pay an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of MidWestOne common stock to which such former shareholder of ATBancorp would otherwise be entitled. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

        The Merger Agreement contains substantially similar representations and warranties on the part of MidWestOne and ATBancorp as to, among other things:

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  corporate organization and power;

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  corporate authorization;

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  no conflicts;

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  capitalization;

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  financial statements;

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  regulatory filings;

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  properties;

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  loan loss reserves;

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  compliance with legal requirements;

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  legal proceedings and orders;

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  absence of certain changes and events;

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  brokerage commissions; and

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  approval delays.

        The Merger Agreement also contains representations and warranties on the part of ATBancorp as to, among other things:

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  ownership of ATBancorp stock;

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  subsidiaries of ATBancorp, capitalization of subsidiaries of ATBancorp and ownership of capital stock and equity ownership of subsidiaries of ATBancorp;

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  undisclosed liabilities;

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  internal controls;

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  off balance sheet financings;

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  books and records;

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  loans;

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  tax matters;

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  employee benefits;

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  material contracts;

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  insurance coverage;

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  environmental matters;

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  affiliate transactions;

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  labor matters;

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  intellectual property;

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  investments;

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  fiduciary accounts and investment management activities;

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  matters relating to ATBancorp's investment advisor subsidiary;

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  deposits;

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  customer information security;

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  the opinion of ATBancorp's financial advisor; and

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  indemnification matters.

        The Merger Agreement also contains representations and warranties on the part of MidWestOne as to, among other things:

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  subsidiaries of MidWestOne, capitalization of subsidiaries of MidWestOne and ownership of capital stock and equity ownership of subsidiaries of MidWestOne;

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  MidWestOne's SEC reports;

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  MidWestOne's financial ability to complete the Merger and other transactions contemplated by the Merger Agreement; and

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  the opinion of MidWestOne's financial advisor.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect" with respect to MidWestOne or ATBancorp, as the case may be, means an event, circumstance, development, change, effect or occurrence which, individually or together with any other event, condition or circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, properties, liabilities, rights, obligations or results of operations of such party and its subsidiaries, taken as a whole; or (ii) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of such party to perform its obligations under the Merger Agreement or to consummate the Merger and the other contemplated transactions on a timely basis; provided, that, in the case of clause (i) only, in determining whether a material adverse effect has occurred, there shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (A) changes in legal requirements and the interpretation of such legal requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements or the enforcement, implementation or interpretation thereof; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities or terrorism, or the escalation or worsening thereof, or the occurrence of any military or terrorist attack upon or within the U.S.; (E) the effects of the actions expressly permitted or required by the Merger Agreement or that are taken with the prior written consent of the other party in contemplation of the contemplated transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; (G) the announcement of the contemplated transactions; or (H) any natural or man-made disaster or acts of God; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

        The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under the section entitled "—Termination of the Merger Agreement" beginning on page 126, if the Merger Agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of MidWestOne or ATBancorp, or otherwise under the Merger Agreement, unless MidWestOne or ATBancorp acted fraudulently or willfully and materially breached the Merger Agreement.

Conduct of Business Prior to the Completion of the Merger

        ATBancorp has undertaken customary covenants that place restrictions on it and ATSB and ABTW until the completion of the Merger. In general, ATBancorp has agreed that, prior to the Effective Time, except as approved in writing by MidWestOne, it will and will cause ATSB and ABTW to conduct their respective businesses in the ordinary course of business consistent with past practices and similar in nature and magnitude to actions customarily taken in the ordinary course of business, use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present officers, directors, key employees and agents and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees and employees and other persons having business relationships with ATBancorp or any of its subsidiaries, perform each material contract, maintain and keep its properties in as satisfactory repair and condition as presently maintained, comply in all material respects with all legal requirements and take no action that is intended or would reasonably be expected to adversely affect or materially delay the ability to obtain any requisite regulatory approvals, to perform its obligations under the Merger Agreement or to consummate the contemplated transactions.

        In addition to the general covenants above, ATBancorp has agreed that until the Effective Time, except as otherwise expressly required by the Merger Agreement or as required by law, or as MidWestOne may approve in writing, subject to certain exceptions, ATBancorp will not and will not permit any of its subsidiaries to:

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  issue, sell, authorize or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, or otherwise obligate itself to issue or sell any shares of ATBancorp common stock or shares of capital stock of any of its subsidiaries or any security convertible into ATBancorp common stock or shares of capital stock of any of its subsidiaries;

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  grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, "phantom" stock awards or otherwise permit any additional shares of ATBancorp common stock or capital stock of any of its subsidiaries to become subject to new grants, including issuances under benefit plans;

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  make, declare, pay or set aside for payment any dividend or other distribution in respect of, or declare or make any distribution on any shares of ATBancorp common stock;

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  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of the common stock of ATBancorp (other than repurchases of shares of ATBancorp common stock in the ordinary course of business to satisfy obligations under certain employee benefit plans) or any shares of the capital stock of any of its subsidiaries;

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  amend any material terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of, assign or enter into any material contract;

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  extend credit or enter into any contracts binding ATSB or ABTW to extend or acquire any credit except in a manner consistent with past practice and in accordance with the lending policies of ATSB or ABTW as disclosed to MidWestOne, and neither ATSB or ABTW will extend or acquire any credit or enter into any contracts binding it to extend or acquire any credit: (1) in an amount in excess of $500,000 with respect to any loan, commitment or contract that is unsecured or partially unsecured; (2) in an amount in excess of $2,000,000 with respect to any new loan, commitment or contract that is fully secured by a lien on property; (3) in an amount in excess of $3,000,000 with respect to any renewal or extension of a loan, commitment or contract if the risk rating of such loan or contract is designated as "A," "B," or "C1" and there is no increase in the loan amount or commitment with respect thereto; (4) in an amount in excess of $3,000,000 with respect to any renewal or extension of a loan, commitment or contract if the risk rating of such loan or contract is designated as "C2" and there is any increase in the loan amount or commitment with respect thereto; (5) in an amount in excess of $2,000,000 with respect to any borrowers with loans, commitments or contracts listed on either ATSB or ABTW's "watch list" or similar internal report of either of such banks; or (6) in an amount in excess of $10,000,000 with respect to any loan, commitment or contract, in each case, without first providing MidWestOne (at least three business days prior to extending such credit or entering into any contract binding ATSB or ABTW to do so) with a copy of the loan underwriting analysis and credit memorandum of such bank and the basis of the credit decision of such bank; or (B) sell, assign or otherwise transfer any participation in any loan except in a manner consistent with past practice and in accordance with the existing lending policies of such bank. For the purpose of the foregoing, any "commitment" shall include the aggregate amount of all loans and lines of credits made to any borrower or such borrower's direct or indirect affiliates;

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  maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding;

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  reduce the allowance for loan and lease losses through negative provisions;

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  sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon, lease, sublease or otherwise dispose of or discontinue any of assets, deposits, business, leasehold interests or properties of ATBancorp or any of its subsidiaries, except in the ordinary course of business or as otherwise specified;

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  subject to certain specified exceptions, acquire or contract to acquire, all or any portion of the equity, assets, business, deposits or properties of any other entity;

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  amend or change any provision of the organizational documents or any other governing documents of ATBancorp or its subsidiaries;

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  make any change in accounting principles, systems, practices or methods, except as may be required by GAAP or any governmental authority;

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  (A) increase in any manner the compensation or benefits of, or pay any bonus or grant any other benefit or perquisite to, any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of ATBancorp or its subsidiaries, other than increases not exceeding 3.0% of a person's base salary; (B) become a party to, establish, grant, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, indemnification, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee, director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any benefit plan; or (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan;

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  (A) excluding deposits, incur, guarantee or modify any indebtedness for borrowed money, including any increase in any outstanding indebtedness; or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except, in the case of clause (B), in connection with the presentation of items for collection in the ordinary course of business;

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  establish any new subsidiary, enter into any new line of business or materially change its lending, investment, underwriting, risk or asset liability management or other banking and operating policies, except as required by applicable legal requirements or requested by any regulatory authority;

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  pay, discharge, settle, or satisfy any legal proceeding exceeding $100,000 individually or $500,000 in the aggregate or that would impose any material restriction on the business of ATBancorp or its subsidiaries or create precedent for claims that are reasonably likely to be material to it or its subsidiaries;

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  permit the commencement of any construction of new structures or facilities upon, purchase or lease or sublease any real property in respect of, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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  (A) make, change or revoke any material tax elections, change an annual accounting period, change or consent to any material change in its or its subsidiaries' method of accounting for tax purposes (except as required by a change in GAAP or applicable tax law); (B) change or modify any material position on any material tax return filed on or after the date of the Merger Agreement from positions taken on tax returns previously filed; (C) settle or compromise any material tax liability, claim or assessment; (D) enter into any closing agreement; (E) waive or extend any statute of limitations with respect to a material amount of taxes; (F) surrender any right to claim a refund for a material amount of taxes; (G) file any material amended tax return; or (H) take any action that would materially adversely affect the tax position of MidWestOne, MidWestOne Bank, ATSB or ABTW following the Merger;

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  hire or terminate (other than for cause) any employee with an annual salary in excess of $150,000;

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  materially increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with past practices and safe and sound banking practices;

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  (A) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (C) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except in each clause (A) through (C) as required by any regulatory authority;

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  foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $500,000 prior to consulting with MidWestOne and, if requested by MidWestOne, obtaining a recent Phase I environmental review thereof;

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  make any capital expenditure in excess of $500,000 in the aggregate without consulting with MidWestOne;

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  fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date of the Merger Agreement;

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  prepay any indebtedness or other similar arrangements so as to cause ATSB, ABTW or ATBancorp to incur any prepayment penalty thereunder;

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  take any action that is intended or is reasonably likely to result in: (A) any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; or (B) a material violation of any provision of the Merger Agreement;

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  take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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  agree to take, make any commitment to take, authorize or adopt any resolutions of the ATBancorp Board, or allow the board of any ATBancorp subsidiary to take or adopt any resolutions of such board of any ATBancorp subsidiary, in support of, any of the actions prohibited by the Merger Agreement.

Regulatory Matters

        MidWestOne and ATBancorp have agreed to prepare and file this document, and MidWestOne has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of MidWestOne common stock in the Merger, of which this document is a part, within 60 days after the date of the Merger Agreement. MidWestOne has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby.

        MidWestOne and ATBancorp have agreed to cooperate and use their respective reasonable best efforts to prepare and file within 30 days after the date of the Merger Agreement, all documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations and to obtain and maintain all approvals, consents, registrations, permits, waivers, authorizations and other confirmations necessary or advisable to be obtained from any third parties and governmental authorities in order to consummate the transactions contemplated by the Merger Agreement.

        No such requisite regulatory approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the MidWestOne board of directors to materially restrict or burden, or impair in any material respect the benefits of the contemplated transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of the surviving entity or its subsidiaries, see "The Merger—Regulatory Approvals Required for the Merger."

Shareholder Approval

        Each party has agreed to take all action necessary to, as soon as reasonably practicable after the date the S-4 registration statement is declared effective, to duly call, give notice of, convene and hold a meeting of its shareholders for the purposes described herein.

        ATBancorp has agreed to recommend to its shareholders the approval of the Merger, the Merger Agreement and transactions contemplated therein and not to: (a) withhold, withdraw, qualify or modify in a manner adverse to MidWestOne or the ability of either party to consummate the Merger, ATBancorp Board's recommendation to ATBancorp's shareholders that ATBancorp's shareholders vote in favor of the adoption and approval of the Merger Agreement and the contemplated transactions, including the Merger; (b) adopt, approve or recommend to shareholders of ATBancorp, or resolve to or publicly propose or announce its intention to adopt, approve or recommend, an acquisition proposal; or (c) fail to publicly, finally and without qualification (i) recommend against any acquisition proposal; or (ii) reaffirm ATBancorp Board's recommendation set forth in clause (a) above, after such acquisition proposal is made public or upon the request by MidWestOne.

        MidWestOne has agreed to recommend to its shareholders the approval of the issuance of the shares of MidWestOne common stock pursuant to the Merger Agreement and not to withhold, withdraw, qualify or adversely modify such recommendation.

Bank Mergers

        MidWestOne and ATBancorp have agreed that, immediately following the Effective Time, ATSB will merge with an into MidWestOne Bank and ABTW will merge with and into MidWestOne Bank, each with MidWestOne Bank as the surviving entity.

NASDAQ Listing

        MidWestOne has agreed to use its reasonable best efforts to cause all shares of MidWestOne common stock to be issued or reserved for issuance pursuant to the Merger Agreement to be approved for listing on the NASDAQ Global Select Market prior to the closing date.

Employee Matters

        MidWestOne has agreed that the employees of ATBancorp, ATSB and ABTW who continue their employment after the Closing Date will be entitled to participate in the employee benefit plans and programs maintained for employees of MidWestOne and MidWestOne Bank, including any employee plan maintained in existence by MidWestOne or MidWestOne Bank following the Closing Date, subject to the granting of credit for prior service in accordance with the respective terms of such plans and programs.

        To the extent that an ATBancorp, ATSB or ABTW employee becomes eligible to participate in an existing employee benefit plan maintained by MidWestOne or MidWestOne Bank (an "Existing Benefit Plan"), MidWestOne shall cause such Existing Benefit Plan to recognize the prior duration of service of such employee with ATBancorp, ATSB or ABTW for eligibility and vesting under such Existing Benefit Plan to the same extent such duration of service was recognized immediately prior to the transition date under a comparable employee plan in which such ATBancorp employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan (or MidWestOne can reasonably amend the terms of such plan to permit such recognition) and applicable law and shall not operate to duplicate any benefits with respect to the same period of service.

        MidWestOne has agreed to use commercially reasonable efforts to provide that each employee shall be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such plan is similar in type to an applicable benefit plan in which such employee was participating immediately prior to the transition date, waive all pre-existing condition exclusions and actively-at-work requirements of such plan, unless such conditions would not have been waived under the old plan in which such employee participated or was eligible to participate immediately prior to the transition date and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plan ending on the transition date shall be taken into account under such new plan to the extent such eligible expenses were incurred during the plan year of the new plan in which the transition date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

        MidWestOne has also agreed to assume certain severance plans, change in control agreements and related agreements and to honor all obligations of ATBancorp thereunder.

Indemnification and Directors' and Officers' Insurance

        MidWestOne has agreed to, for a period of six years from the Effective Time, indemnify and hold harmless current and former directors, officers and employees of ATBancorp and its subsidiaries in connection with any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the contemplated transactions. In addition, ATBancorp shall obtain a single-premium prepaid "tail" directors' and officers' insurance policy covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

Acquisition Proposals

        Under the terms of the Merger Agreement, ATBancorp has agreed that it shall not, and it shall cause its subsidiaries and its subsidiaries' representatives not to, directly or indirectly:

  •
  initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any information, including any confidential or nonpublic information, or data to, or have any discussions with, any person relating to, any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

  •
  approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, memorandum of understanding, agreement, commitment, or agreement in principle with respect to an acquisition proposal.

        ATBancorp has agreed to promptly notify MidWestOne of any such unsolicited acquisition proposal or of any request for information relating to ATBancorp or any of its subsidiaries that is reasonably likely to lead to or that contemplates an acquisition proposal, including the identity of the proposed acquirer and the material terms and conditions of such proposal. For purposes of the Merger Agreement, "acquisition proposal" means any inquiry, proposal or offer from any person (other than MidWestOne and its subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions:

  •
  a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving ATBancorp or any of its subsidiaries;

  •
  any acquisition of 15% or more of the outstanding ATBancorp common stock or securities of ATBancorp representing more than 15% of the voting power of ATBancorp;

  •
  any acquisition (including the acquisition of stock in any subsidiary of ATBancorp) of assets or businesses of ATBancorp or its subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of ATBancorp or any of its subsidiaries;

  •
  any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more to the outstanding ATBancorp common stock or securities of ATBancorp representing more than 15% of the voting power of ATBancorp; or

  •
  any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and ATBancorp common stock (or voting power of securities of ATBancorp other than ATBancorp common stock) involved is 15% or more.

        Further, the Merger Agreement provides that the board of directors of ATBancorp shall not withdraw, qualify or modify in any manner adverse to MidWestOne or the ability of either party to consummate the Merger, its recommendation that ATBancorp's shareholders vote in favor of the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby, that it will not adopt, approve or recommend to shareholders of ATBancorp, or resolve to or publicly propose or announce its intention to adopt, approve or recommend, an acquisition proposal and that it will not fail to publicly, finally and without qualification, recommend against any acquisition proposal; or reaffirm the board of directors of ATBancorp's recommendation to approve the matters set forth above.

Conditions to Consummation of the Merger

        The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

  •
  All actions and approvals by governmental authorities and certain other specified actions and approvals shall have been taken and obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated and no such requisite regulatory approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the board of directors of MidWestOne to materially restrict or burden, or impair in any material respect the benefits of the contemplated transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of MidWestOne or its subsidiaries;

  •
  ATBancorp and MidWestOne shall have each obtained the approval of the Merger Agreement and the transactions contemplated thereby by their respective shareholders;

  •
  no order issued by any court or governmental agency or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall be in effect, and no legal requirement shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger;

  •
  the S-4 registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no proceeding shall have been commenced or be pending or threatened for such purpose; and

  •
  MidWestOne shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of MidWestOne common stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares.

        ATBancorp's obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of MidWestOne set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

  •
  the performance by MidWestOne in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreements on or prior to the Closing Date;

  •
  the receipt of a certificate, signed on behalf of MidWestOne by an executive officer, certifying that certain of the conditions to ATBancorp's obligation to complete the Merger have been satisfied;

  •
  receipt by ATBancorp of a written opinion of its tax accountants to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  from the date of the Merger Agreement to closing, no material adverse effect shall have occurred with respect to MidWestOne or any of its subsidiaries.

        MidWestOne's obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of ATBancorp set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

  •
  the performance by ATBancorp in all material respects of all covenants and obligations to be performed or complied with by it under the terms of the Merger Agreements on or prior to the Closing Date, and ATBancorp's obtainment of and provision to MidWestOne of copies of all ATBancorp required approvals;

  •
  the receipt of a certificate, signed on behalf of ATBancorp by an executive officer certifying that certain of the conditions to MidWestOne's obligation to complete the Merger have been satisfied;

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  the receipt by MidWestOne of a written opinion of its counsel to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  from the date of the Merger Agreement to closing, no material adverse effect shall have occurred with respect to ATBancorp or any of its subsidiaries;

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  ATBancorp shall have satisfied all of the conditions necessary to complete the redemption of all of ATBancorp's subordinated debentures bearing a fixed annual rate per annum of 6.50% and maturing September 15, 2021, in the aggregate principal amount of $9,600,000;

  •
  the receipt of duly executed copies of the Lock-Up Agreements, which have been delivered;

  •
  the total number of outstanding shares of ATBancorp common stock that have duly exercised their appraisal rights shall not exceed 7.5% of the outstanding shares of ATBancorp common stock;

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  ATBancorp shall have completed the disposition of an aircraft and the ATB Businesses; and

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  ATBancorp shall have delivered to MidWestOne all other instruments and documents that MidWestOne may reasonably request to effectuate the transactions contemplated in the Merger Agreement.

Termination of the Merger Agreement

        MidWestOne and ATBancorp may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by MidWestOne or ATBancorp if:

  •
  the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions to closing and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two business days prior to the Termination Date and 30 days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform;

  •
  (i) any regulatory authority that must grant a requisite regulatory approval has denied approval of any of the contemplated transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a requisite regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; or (iii) if (A) ATBancorp does not obtain the approval of the Merger Agreement and the transactions contemplated thereby by its shareholders or (B) MidWestOne does not obtain the approval of the issuance of shares of common stock in connection with the Merger by its shareholders, each following the ATBancorp shareholders' meeting or the MidWestOne shareholders' meeting, respectively; provided, however, that the right to terminate shall not be available to a party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of or resulted in the occurrence of any event described in clause (iii) above and such failure constitutes a material breach of the Merger Agreement;

  •
  the Effective Time has not occurred at or before the Termination Date; provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of the Merger Agreement; or

  •
  any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree or taken any other action restraining, enjoining or otherwise prohibiting any of the contemplated transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable.

        Further, MidWestOne may terminate the Merger Agreement if:

  •
  ATBancorp makes a Company Adverse Recommendation or if ATBancorp materially breaches certain of its other obligations under the Merger Agreement relating to holding a shareholders meeting or acquisition proposals; and

  •
  if certain events, conditions or circumstances require further investigation, remedial or cleanup action under certain environmental laws and such expenditures are reasonably expected to exceed $10,000,000.

        Further, ATBancorp may terminate the Merger Agreement if:

  •
  both of the following conditions are satisfied on the Determination Date, such termination to be effective on the 10th day following the Determination Date: (i) the Final Acquiror Market Value is less than $26.60; and (ii) the number obtained by dividing the Final Acquiror Market Value by $33.25 shall be less than the Index Ratio multiplied by 0.80; subject to MidWestOne's exercise of its option to increase the per share stock consideration payable to ATBancorp shareholders, in which event no termination shall occur; or

  •
  under certain circumstances it receives an acquisition proposal that would constitute a superior proposal.

Termination Fees

        The Merger Agreement also provides that upon termination of the Merger Agreement by either MidWestOne under certain circumstances, including ATBancorp failing to convene a meeting of its shareholders to consider and approve the Merger Agreement and the transactions contemplated thereby, or by ATBancorp by accepting a superior proposal, ATBancorp will be obligated to pay MidWestOne a termination fee of $7.6 million, plus the aggregate amount of MidWestOne's expenses incurred in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $1,000,000.

Waiver and Amendment of the Merger Agreement

        Prior to the Effective Time, any provision of the Merger Agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties executed in the same manner as the Merger Agreement, except that after the ATBancorp special meeting or the MidWestOne special meeting, the Merger Agreement may not be amended without further approval from the parties' shareholders.

Expenses

        Subject to termination of the Merger Agreement for certain specified reasons as described above, the Merger Agreement provides that, whether or not the Merger is consummated, each party will pay its respective expenses incurred in connection with the preparation and performance of the Merger Agreement, except that the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be shared equally by MidWestOne and ATBancorp.

Voting Agreement

        In connection with entering into the Merger Agreement, MidWestOne entered into the Voting Agreement with certain holders of ATBancorp common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of ATBancorp common stock in favor of the Merger and the Merger Agreement and any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger and the Merger Agreement, and against any (i) proposal made in opposition to or in competition with the Merger or the transactions contemplated by the Merger Agreement; (ii) action, proposal, transaction or agreement which would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of ATBancorp under the Merger Agreement or of such ATBancorp shareholder under the Voting Agreement; (iii) merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture, sale of assets or other similar transaction with or involving ATBancorp and any party other than MidWestOne, including any acquisition proposal; and (iv) other action or proposal the consummation of which would, or would reasonably be expected to, prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of

ATBancorp's or MidWestOne's conditions under the Merger Agreement. Further, the Voting Agreement restricts the transfer of the shares of ATBancorp common stock held by the shareholders that are parties to the Voting Agreement and waives the appraisal and dissenters rights of such shareholders under Iowa law. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. Pursuant to the Voting Agreement, approval of the ATBancorp merger proposal is virtually assured. The preceding discussion is a summary of the Voting Agreement and is qualified in its entirety by reference to the form of Voting Agreement, which is provided in its entirety as Appendix E to this joint proxy statement/prospectus.

Lock-Up Agreements

        In connection with entering into the Merger Agreement, MidWestOne entered into Lock-Up Agreements with certain holders of ATBancorp common stock. The shareholders that are party to the Lock-Up Agreements beneficially own in the aggregate 62.41% of the outstanding shares of ATBancorp common stock. The Lock-Up Agreements require that the shareholders that are parties thereto, during the period commencing as of the date on which the Effective Time occurs and expiring 180 days thereafter, not directly or indirectly, with certain exceptions, take any action to: (i) offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of MidWestOne common stock whether owned as of the time of the Lock-Up Agreements or subsequently acquired, including shares of MidWestOne common stock received by the shareholder pursuant to the Merger Agreement; (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of MidWestOne common stock, whether any such transaction is to be settled by delivery of MidWestOne common stock or other securities, in cash or otherwise; or (iii) publicly disclose an intention to effect any transaction contemplated by clause (i) or (ii). If the Merger Agreement is terminated without the consummation of the Merger, the Lock-Up Agreements will automatically terminate.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

        This section describes the material anticipated U.S. federal income tax consequences of the Merger to U.S. holders of ATBancorp common stock who exchange shares of ATBancorp common stock for shares of MidWestOne common stock and cash. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        For purposes of this discussion, a U.S. holder is a beneficial owner of ATBancorp common stock who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds ATBancorp common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ATBancorp common stock, you should consult your tax advisor.

        This discussion addresses only those ATBancorp shareholders that hold their ATBancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular ATBancorp shareholders in light of their individual circumstances or to ATBancorp shareholders that are subject to special rules, such as:

  •
  financial institutions;

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  investors in pass-through entities;

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  insurance companies;

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  tax-exempt organizations;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold ATBancorp common stock as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  certain expatriates or persons that have a functional currency other than the U.S. dollar;

  •
  persons who are not U.S. holders;

  •
  shareholders who exercise dissenters' rights; and

  •
  shareholders who acquired their shares of ATBancorp common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, administrative pronouncements and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretation. Any such change could affect the continuing validity of this discussion.

        MidWestOne and ATBancorp have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of MidWestOne to complete the Merger is conditioned upon the receipt of an opinion from Shapiro Bieging Barber Otteson LLP, counsel to MidWestOne, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of ATBancorp to complete the Merger is conditioned upon the receipt of an opinion from RSM US LLP, tax accountants to ATBancorp, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in tax representation letters provided by MidWestOne and ATBancorp. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. MidWestOne and ATBancorp have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger. Accordingly, each ATBancorp shareholder should consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

        Very generally, for the Merger to qualify as tax-free reorganization, numerous requirements, including the "continuity of interest" requirement as described in Treasury Regulations must be satisfied. Under the applicable Treasury Regulations, the "continuity of interest" requirement is satisfied if a proprietary interest in ATBancorp is preserved, which, under regulatory guidance generally will be the case if MidWestOne common stock constitutes at least 40% of the value of the aggregate consideration ATBancorp shareholders receive in the Merger. In determining whether this requirement is satisfied, the cash consideration paid to ATBancorp shareholders and the cash paid in lieu of issuing fractional shares of MidWestOne common stock are considered consideration other than MidWestOne common stock that is received by ATBancorp shareholders in the Merger.

        Based on the terms of the Merger Agreement and the applicable federal income tax law, whether the Merger satisfies the continuity of interest requirement will be determined based on the market price of MidWestOne common stock at the Effective Time, among other factors. A steep decline in the market price of MidWestOne common stock or a reduction in the aggregate purchase price could, in an extreme situation, cause the Merger to fail the continuity of interest test. Based on conservative assumptions regarding the items of cash consideration that must be taken into account for purposes of applying the continuity of interest test, the amount of decline in the market price that would cause the Merger to fail the continuity of interest test is so significant that the likelihood of the occurrence appears remote. This occurrence would likely constitute a material adverse change with respect to MidWestOne or ATBancorp, and accordingly neither MidWestOne nor ATBancorp would desire to consummate the Merger if it occurred. Accordingly, both MidWestOne and ATBancorp have represented to Shapiro Bieging Barber Otteson LLP, tax counsel to MidWestOne, and RSM US LLP, tax accountants to ATBancorp, that if the continuity of interest test will not be met based on the facts in existence at the Effective Time, they would jointly terminate the Merger Agreement. Based on this representation, Shapiro Bieging Barber Otteson LLP, tax counsel to MidWestOne, and RSM US LLP, tax accountants to ATBancorp, has each rendered its opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the following discussion constitutes its opinion regarding the material U.S. Federal income tax consequences of the Merger to U.S. Holders of ATBancorp common stock.

Tax Consequences of the Merger Generally to Holders of ATBancorp Common Stock

        Accordingly, based on the opinions delivered in connection herewith:

  •
  gain (but not loss) will be recognized by shareholders of ATBancorp who receive shares of MidWestOne common stock and cash in exchange for shares of ATBancorp common stock pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the MidWestOne common stock and cash received by a shareholder of ATBancorp exceeds such shareholder's basis in its ATBancorp common stock, and (ii) the amount of cash received by such shareholder of ATBancorp (except with respect to any cash received in lieu of fractional share interests in MidWestOne common stock, as discussed below under "Cash Received In Lieu of a Fractional Share of MidWestOne Common Stock");

  •
  the aggregate basis of the MidWestOne common stock received in the Merger will be the same as the aggregate basis of the ATBancorp common stock for which it is exchanged, decreased by the amount of cash received in the Merger and decreased by any basis attributable to fractional share interests in MidWestOne common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under "—Additional Considerations—Recharacterization of Gain as a Dividend"); and

  •
  the holding period of MidWestOne common stock received in exchange for shares of ATBancorp common stock will include the holding period of the ATBancorp common stock for which it is exchanged.

        If U.S. holders of ATBancorp common stock acquired different blocks of shares of ATBancorp common stock at different times or at different prices, such holders' gain, basis and holding period may be determined with reference to each block of ATBancorp common stock. Any such holders should consult their tax advisors regarding the manner in which MidWestOne common stock and cash received in the exchange should be allocated among different blocks of ATBancorp common stock and with respect to identifying the bases or holding periods of the particular shares of MidWestOne common stock received in the Merger.

Taxation of Capital Gain

        Except as described under "—Additional Considerations—Recharacterization of Gain as a Dividend" below, gain that an ATBancorp shareholder recognizes in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such shareholder has held (or is treated as having held) that shareholder's ATBancorp common stock for more than one year as of the date of the Merger. If an ATBancorp shareholder has held (or is treated as having held) his or her ATBancorp common stock for one year or less as of the date of the Merger, any gain that such shareholder recognizes will constitute short-term capital gain.

Additional Considerations—Recharacterization of Gain as a Dividend

        All or part of the gain that a particular ATBancorp shareholder recognizes could be treated as dividend income rather than capital gain if (i) such ATBancorp shareholder is a significant shareholder of MidWestOne or (ii) such ATBancorp shareholder's percentage ownership, taking into account constructive ownership rules, in MidWestOne after the Merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of MidWestOne common stock rather than a combination of cash and shares of MidWestOne common stock in the Merger. This could happen, for example, because of ownership of additional shares of MidWestOne common stock by such ATBancorp shareholder or ownership of shares of MidWestOne common stock by a person related to such ATBancorp shareholder. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such ATBancorp shareholder's particular circumstances, including the application of certain constructive ownership rules, ATBancorp shareholders should consult their own tax advisor regarding the potential tax consequences of the Merger to them.

Cash Received In Lieu of a Fractional Share of MidWestOne Common Stock

        An ATBancorp shareholder who receives cash in lieu of a fractional share of MidWestOne common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by MidWestOne. As a result, an ATBancorp shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Treatment if the Merger was Determined not to Qualify as a Reorganization under Section 368(a) of the Internal Revenue Code

        If the Merger was determined not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, a holder of ATBancorp common stock would generally recognize gain or loss based on the difference between the value of the consideration received (MidWestOne common stock and cash) and the holder's tax basis in the shares of ATBancorp common stock surrendered. Any such gain or loss would be long-term capital gain or loss to the extent that the holder had a holding period in the ATBancorp common stock surrendered of more than one year. In such circumstances, a holder would generally have a fair market value basis in any MidWestOne stock received and a holding period in such common stock that commenced on the day after the effective date of the Merger.

Backup Withholding

        Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the Merger, unless an ATBancorp shareholder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. An ATBancorp shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's U.S. federal income tax liability, provided the shareholder furnishes certain required information to the Internal Revenue Service.

Reporting Requirements

        An ATBancorp shareholder will be required to retain records pertaining to the Merger and will be required to file with such ATBancorp shareholder's U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. In addition, each holder of ATBancorp common stock who is a "significant holder" that receives MidWestOne common stock in the Merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the ATBancorp common stock surrendered and the fair market value of the MidWestOne common stock and cash, if any, received in the Merger. A "significant holder" is a holder of ATBancorp common stock who, immediately before the Merger, owned at least five percent of the outstanding stock of ATBancorp or owned ATBancorp securities with an adjusted tax basis of $1,000,000 or more.

COMPARISON OF SHAREHOLDERS' RIGHTS

General

        ATBancorp is incorporated under the laws of the State of Iowa and the rights of ATBancorp shareholders are governed by the laws of the State of Iowa, ATBancorp's articles of incorporation and ATBancorp's bylaws. As a result of the Merger, ATBancorp shareholders will receive an amount in cash and shares of MidWestOne common stock and will become MidWestOne shareholders. MidWestOne is incorporated under the laws of the State of Iowa and the rights of MidWestOne shareholders are governed by the laws of the State of Iowa, MidWestOne's articles of incorporation and MidWestOne's bylaws.

Comparison of Shareholders' Rights

        Set forth below is a summary comparison of material differences between the rights of ATBancorp shareholders under ATBancorp's articles of incorporation and bylaws (left column) and the rights of MidWestOne shareholders under MidWestOne's articles of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of ATBancorp's shareholders and those of MidWestOne's shareholders, this summary does not include a complete description of all the differences between the rights of the shareholders. Copies of the full text of MidWestOne's articles of incorporation and bylaws currently in effect, and ATBancorp's articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled "Where You Can Find More Information."

ATBancorp	MidWestOne
Authorized Capital Stock

ATBancorp's articles of incorporation state that the authorized capital stock of ATBancorp consists of 200,000 shares of no par value common stock and 50,000 shares of no par value preferred stock. As of the ATBancorp record date, there were 35,028 shares issued and outstanding and 260 shares held in treasury of ATBancorp.
MidWestOne's articles of incorporation state that the authorized capital stock of MidWestOne consists of 30,500,000 shares of capital stock, consisting of 30,000,000 shares of $1.00 par value common stock and 500,000 shares of no par value preferred stock. As of the MidWestOne record date, there were 12,222,145 shares of MidWestOne common stock outstanding and no shares of MidWestOne preferred stock outstanding.
Corporate Governance
The rights of the ATBancorp shareholders are governed by Iowa law and the articles of incorporation and bylaws of ATBancorp.	The rights of the MidWestOne shareholders are governed by Iowa law and the articles of incorporation and bylaws of MidWestOne.
Number of Directors

ATBancorp's bylaws state that the number of directors constituting the board of directors shall not be less than five nor more than 11, as fixed from time to time by the board of directors. There are currently nine members of the ATBancorp board of directors.
MidWestOne's bylaws state that the number of directors constituting the board of directors shall not be less than 11 nor more than 15, as fixed from time to time by the board of directors. There are currently 12 members of the MidWestOne board of directors.

ATBancorp	MidWestOne
MidWestOne's directors are divided into three classes, Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the entire board permits with the term of office of one class expiring each year.

If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Pursuant to the Merger Agreement, MidWestOne will appoint two individuals to MidWestOne's Board who are designated by ATBancorp, by a vote of at least 75% of ATBancorp's board of directors, and are agreeable to MidWestOne. One of the individuals so designated by ATBancorp must not be a current officer, director or shareholder of ATBancorp and must have an established history in the Dubuque, Iowa business community. One individual will be designated to serve as a Class I director and the other individual will be designated to serve as a Class II director, with the class assignments determined by MidWestOne, in each case, effective immediately upon the effectiveness of the Merger.
Election of Directors

Under Iowa law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the articles of incorporation.
Under Iowa law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the articles of organization.
ATBancorp's bylaws provide that each outstanding share is entitled to one vote on each matter submitted to a vote of the shareholders.	MidWestOne's bylaws provide that each holder of common stock is entitled to one vote for each share of stock held by such holder.
ATBancorp's articles of incorporation and bylaws do not provide for a classified board of directors.	MidWestOne's articles of incorporation do not provide for cumulative voting in the election of directors by shareholders.

ATBancorp	MidWestOne
ATBancorp's articles of incorporation do not provide for cumulative voting in the election of directors by shareholders.
Removal of Directors

Under Iowa law, the shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and after notice stating that the purpose, or one of the purposes, of the meeting is removal of the director.
Under Iowa law, the shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and after notice stating that the purpose, or one of the purposes, of the meeting is removal of the director.
Filling Vacancies on the Board of Directors

ATBancorp's bylaws provide that in case of one or more vacancies in the board of directors, the vacancy may be filled by the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all such directors remaining in office.
MidWestOne's bylaws provide that in case of one or more vacancies in the board of directors, the vacancy may be filled by the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all such directors remaining in office.
Nomination of Director Candidates by Shareholders

ATBancorp's bylaws provide that nominations for candidates to the board of directors may be made by a majority of the board of directors or designated committee thereof or any shareholder of record entitled to vote at such meeting by notice to the secretary of ATBancorp, for an annual meeting, not less than 60 days nor more than 90 days in advance of the first anniversary date of the previous year's annual meeting; and for a special meeting, not less than 60 days nor more than 90 days in advance of the date of the special meeting. Certain information set forth in the bylaws on nominees for director is required to be included in the shareholder notice.
MidWestOne's bylaws provide that nominations for candidates to the board of directors may be made by any shareholder of record entitled to vote at such meeting by notice to the secretary of the corporation not less than 60 days nor more than 90 days in advance of the first anniversary date of the previous year's annual meeting; and for a special meeting, not less than 60 days nor more than 90 days in advance of the date of the special meeting. Certain information set forth in the bylaws on nominees for director is required to be included in the shareholder notice.
Shareholder Proposals; Quorum

ATBancorp's bylaws provide that in order for a proposal to be brought before an annual meeting by a shareholder, the shareholder must give written notice of the proposal to the secretary not less than 60 days and not more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Certain information set forth in the bylaws on the proposal is required to be included in the shareholder notice.
MidWestOne's bylaws provide that in order for a proposal to be brought before an annual meeting by a shareholder, the shareholder must give notice of the proposal to the secretary not less than 60 days and not more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Certain information set forth in the bylaws on the proposal is required to be included in the shareholder notice.

ATBancorp	MidWestOne
A majority of ATBancorp's outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of shareholders.	A majority of MidWestOne's outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of shareholders.
Shareholder Action Without a Meeting

According to ATBancorp's bylaws, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than 90% percent of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and are delivered to the corporation for including in the minutes or filing with the corporate records and the other requirements in Section 490.704 of the IBCA are followed.
Pursuant to MidWestOne's bylaws, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than 90% percent of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and are delivered to the corporation for including in the minutes or filing with the corporate records and the other requirements in Section 490.704 of the IBCA are followed.
Special Meetings of Shareholders

According to ATBancorp's bylaws, unless otherwise prohibited by the IBCA, other relevant law, the articles of incorporation or the bylaws, special meetings of the shareholders may be called for by the board of directors, the chairman of the board, the Chief Executive Officer, the President or by shareholders holding at least 10% of the outstanding shares of ATBancorp.
According to MidWestOne's bylaws, unless otherwise prohibited by the IBCA, other relevant law, the articles of incorporation or the bylaws, special meetings of the shareholders may be called for by the chairman of the board, the Chief Executive Officer or the President. In addition, a special meeting shall be called in the circumstances described in Section 490.702 of the IBCA.

ATBancorp	MidWestOne
Indemnification of Directors and Officers

The IBCA provides that a corporation may indemnify directors and officers against judgments, settlements, penalties, or fines incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal if all of the following apply: (1) The individual acted in good faith; (2) The individual reasonably believed: (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation; and (b) In all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

The IBCA further provides for mandatory indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

The determination for indemnification shall be made by any of the following: (a) if there are two or more qualified directors, by the board of directors by a majority vote of all the qualified directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more qualified directors appointed by such a vote; (b) by special legal counsel selected in one of the following manners: (1) selected in the manner prescribed in clause (a); or (2) if there are fewer than two qualified directors, selected by the board of directors, in which selection directors who are not qualified directors may participate; or (c) by the shareholders, but shares owned by or voted under the control of a director who at the time is not a qualified director shall not be voted on the determination.

MidWestOne is also subject to the provisions of the IBCA described under this section for ATBancorp.

MidWestOne's articles of incorporation provide that a director shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for a transaction from which the director derives an improper personal benefit, or (d) under § 490.833 of the IBCA.

MidWestOne's articles of incorporation and bylaws also provide that MidWestOne will indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of the corporation or, while a director or officer of the corporation is, or was serving at the request of the corporation as a member, director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, or of a partnership, company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against reasonable costs, charges, expenses, attorney's fees, judgments, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with such claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by federal or state banking law and regulation or the IBCA, or any successor or substitute law.

ATBancorp		MidWestOne
Under certain circumstances, the IBCA provides that a corporation may advance funds to pay for or reimburse the reasonable expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a member of the board of directors.

ATBancorp's articles of incorporation provide that any director of the corporation will not be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following:
a.	The amount of a financial benefit received by a director to which the director is not entitled;
b.	An intentional infliction of harm on the corporation or its shareholders;
c.	A violation of Section 490.833 of the IBCA; or
d.	An intentional violation of criminal law.

Further, the articles of incorporation provide that the corporation shall indemnify the directors against liability to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following:
a.	Receipt of a financial benefit received by a director to which the director is not entitled;
b.	An intentional infliction of harm on the corporation or its shareholders;
c.	A violation of Section 490.833 of the IBCA; or
d.	An intentional violation of criminal law.

ATBancorp	MidWestOne
ATBancorp's bylaws provide that it shall indemnify and hold harmless any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or by reason of the fact that he or she is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and the corporation shall advance expenses incurred in connection with the defense of such actions, suits or proceedings to the fullest extent now or hereafter permitted by the IBCA, as the same now exists or may be hereafter amended, subject to the limits of applicable banking law and regulation.

Entitlement to indemnification under ATBancorp's bylaws is conditional upon ATBancorp being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto.

The indemnification provided under the bylaws is not exclusive of any other rights to which the persons indemnified may be entitled under any agreement, vote of disinterested directors or otherwise, both as to activity in such person's official capacity and as to activity in another capacity while holding such office, and shall continue as to a person who has ceased to be a director of officer.
Amendments to Certificate of Incorporation and Bylaws
ATBancorp's articles of incorporation may be amended in any manner allowed under Iowa law.	MidWestOne's articles of incorporation may be amended in any manner allowed under Iowa law.

ATBancorp's bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of ATBancorp's board of directors. Pursuant to Section 490.1020 of the IBCA, ATBancorp's shareholders may amend the bylaws, direct the board of directors to amend the bylaws or repeal any amendment to the bylaws adopted by the board of directors.
MidWestOne's bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of MidWestOne's board of directors. Further, pursuant to Section 490.1020 of the IBCA, the shareholders may amend the bylaws, direct the board of directors to amend the bylaws or repeal any amendment to the bylaws adopted by the board of directors.

INFORMATION ABOUT MIDWESTONE

        MidWestOne is a bank holding company registered under the BHC Act. MidWestOne's principal business is to serve as a holding company for its bank subsidiary, MidWestOne Bank. As of September 30, 2018, MidWestOne had consolidated total assets of $3.3 billion, total loans and leases, net of unearned income, of $2.4 billion, deposits of $2.6 billion and shareholders' equity of $349.2 million.

        MidWestOne Bank operates a total of 44 branch locations, including its specialized Home Mortgage Center. It operates 23 branches in 13 counties throughout central and east-central Iowa, and 18 offices, which includes 17 branches and a loan production office, in the Twin Cities metro area and western Wisconsin. Additionally, MidWestOne Bank operates two Florida offices in Naples and Fort Myers, and one office in Denver, Colorado. MidWestOne Bank provides full-service retail banking in and around the communities in which its branch offices are located. Deposit products offered include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts and other time deposits. MidWestOne Bank offers commercial and industrial, agricultural, commercial and residential real estate and consumer loans. Other products and services include debit cards, automated teller machines, online banking, mobile banking, and safe deposit boxes. The principal services of MidWestOne Bank consist of making loans to and accepting deposits from individuals, businesses, governmental units and institutional customers. MidWestOne Bank also has a trust and investment department through which it offers a variety of trust and investment services, including administering estates, personal trusts, and conservatorships and providing property management, farm management, custodial, financial planning, investment management and retail brokerage services (the latter of which is provided through an agreement with a third-party registered broker-dealer).

        MidWestOne common stock is listed on the NASDAQ Global Select Market under the symbol "MOFG." See "Summary—Stock Price and Dividend Information."

        MidWestOne's principal executive offices are located at 102 South Clinton Street, Iowa City, Iowa 52240. MidWestOne's telephone number is (319) 356-5800 and its website is www.midwestone.com. The information on MidWestOne's website is not a part of this joint proxy statement/prospectus and the reference to MidWestOne's website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

        Additional information about MidWestOne is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

 INFORMATION ABOUT ATBANCORP

General

        ATBancorp is an Iowa corporation incorporated in 1985 and a bank holding company registered under the BHC Act. As of September 30, 2018, ATBancorp had consolidated total assets of $1.4 billion, total loans held for investment of $1.1 billion, deposits of $1.1 billion and shareholders' equity of $115.9 million.

        ATBancorp serves nine communities through 17 branch banking facilities in the Greater Dubuque-area (Iowa and Wisconsin) and Des Moines, Iowa. ATBancorp was originally formed in 1985 to serve as the holding company for ATSB, a 107-year old community bank based in Dubuque, Iowa. ATBancorp acquired Cuba City, Wisconsin-based ABTW in 1998. In May 2018, ATBancorp divested its 83% ownership of United American Bank, based in San Mateo, California, with the sale of United American Bank to Heritage Commerce Corp, based in San Jose, California. Through its subsidiary banks, ATBancorp provides banking products, services and financial management to clients while retaining the integrity and commitment found through a community bank.

        Family-owned for over four generations, ATBancorp is a diversified banking organization with three wholly-owned subsidiaries: ATSB, ABTW and ATCapital Management, a registered investment advisor based in Dubuque, Iowa. Throughout the years, ATBancorp has developed a strong reputation for providing outstanding service to its clients and strongly supporting its local communities.

        A division of ATSB called Financial Management Group ("FMG") serves as an important umbrella for ATBancorp's clients by offering wealth management, retirement, investment and brokerage services. As of June 30, 2018, FMG maintained approximately $2.5 billion in assets under administration, $2.1 billion of which were managed. FMG works with ATCapital Management to provide the following services:

  •
  Trust services, including estate planning, trust/estate administration and custody accounts;

  •
  Retirement services, including the sale and administration of bundled, sophisticated 401(k) products to businesses and individuals;

  •
  Investment management services through ATCapital Management; and

  •
  Insurance services to high net worth clientele.

        Working with FMG, ATCapital Management provides strategic growth models and additional investment alternatives for FMG trust and retirement clients. Its suite of investment strategies include traditional equity, fixed income and balanced portfolios, as well as a series of dynamic risk-based, multi-asset class investment solutions. This separate subsidiary strategy and associated product offerings naturally attract and retain customers into ATBancorp's bank subsidiaries and specifically FMG. As described herein, certain portions of FMG are expected to be sold in connection with the disposition of the ATB Businesses.

Supervision and Regulation

General

        Banking is a complex, highly regulated industry. Consequently, the performance of ATBancorp, ATSB and ABTW can be affected not only by management decisions and general and local economic conditions, but also by the statutes enacted by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the IDB, the WDFI, the Internal Revenue Service, the Consumer Financial Protection Bureau (the "CFPB") and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, the U.S. Congress, the State of Iowa, and the State of Wisconsin have created several largely autonomous regulatory agencies that oversee, and have enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to ATBancorp, ATSB and ABTW establishes a comprehensive framework for the entities' respective operations and is intended primarily for the protection of the banks' depositors and the public, rather than the shareholders and creditors. The following summarizes some of the materially relevant laws, rules and regulations governing banks and bank holding companies, including ATBancorp ATSB and ABTW, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies or ATBancorp, ATSB or ABTW. The descriptions are qualified in their entirety by reference to the specific statutes, regulations and policies discussed. Any change in applicable laws, regulations or regulatory policies may have a material effect on ATBancorp's businesses, operations and prospects. ATBancorp is unable to predict the nature or extent of the effects that economic controls or new federal or state legislation may have on its business and earnings in the future.

Regulatory Agencies

        ATBancorp is a legal entity separate and distinct from its bank subsidiaries, ATSB and ABTW. As a bank holding company, ATBancorp is regulated under the BHC Act and is subject to inspection, examination and supervision by the Federal Reserve Board.

        As an Iowa-chartered bank and member of the Federal Reserve System, ATSB is subject to supervision, periodic examination, and regulation by the IDB and the Federal Reserve. In addition, ATSB is subject to certain rules and regulations of the CFPB. The deposits of ATSB are insured by the FDIC up to certain established limits.

        As a Wisconsin-chartered bank, ABTW is subject to supervision, periodic examination, and regulation by WDFI and the FDIC. In addition, ABTW is subject to certain rules and regulations of the CFPB. The deposits of ABTW are insured by the FDIC up to certain established limits.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

        On July 21, 2010, then-President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which implemented and continues to implement significant changes to the regulation of the financial services industry.

        The effects of the Dodd-Frank Act have been far-reaching, and many aspects of the Dodd-Frank Act continue to remain subject to rulemaking by various regulatory agencies, making it difficult to anticipate the overall financial impact on ATBancorp, its customers or the financial industry more generally.

Bank Holding Company Regulations Applicable to ATBancorp

        The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        Permitted activities.    Generally, bank holding companies are prohibited under the BHC Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than: (i) banking or managing or controlling banks; or (ii) an activity that the Federal Reserve Board determines to be so closely related to banking as to be a proper incident to the business of banking. The Federal Reserve Board has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

        Sound banking practices.    Bank holding companies and their non-banking subsidiaries are prohibited from engaging in activities that represent unsafe and unsound banking practices. For example, under certain circumstances the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate a regulation. As another example, a holding company is prohibited from impairing its subsidiary bank's soundness by causing the bank to make funds available to non-banking subsidiaries or their customers if the Federal Reserve Board believes it not prudent to do so. The Federal Reserve Board has the power to assess civil money penalties for knowing or reckless violations, if the activities leading to a violation caused a substantial loss to a depository institution. Potential penalties can be as high as $1,963,870 for each day the activity continues.

        Source of Strength.    In accordance with Federal Reserve Board policy, ATBancorp is expected to act as a source of financial and managerial strength to ATSB and ABTW. Under this policy, ATBancorp is expected to commit resources to support ATSB and ABTW, including at times when ATBancorp may not be in a financial position to provide it. As discussed below, ATBancorp could be required to guarantee the capital plan of ATSB or ABTW if either of them becomes undercapitalized for purposes of banking regulations. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. The BHC Act provides that, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.

        Regulatory agencies have promulgated regulations to increase the capital requirements for bank holding companies to a level that matches those of banking institutions.

        Anti-tying restrictions.    Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

        Acquisitions.    The BHC Act, the Bank Merger Act, Iowa state law, Wisconsin state law and other federal and state statutes regulate acquisitions of commercial banks and their holding companies. The BHC Act generally limits acquisitions by bank holding companies to commercial banks and companies engaged in activities that the Federal Reserve Board has determined to be so closely related to banking as to be a proper incident thereto. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) acquiring more than 5% of the voting stock of any bank or other bank holding company; (ii) acquiring all or substantially all of the assets of any bank or bank holding company; or (iii) merging or consolidating with any other bank holding company.

        In reviewing applications seeking approval of merger and acquisition transactions, the bank regulatory authorities generally consider, among other things, the competitive effect and public benefits of the transactions, the financial and managerial resources and future prospects of the combined organization (including the capital position of the combined organization), the applicant's performance record under the Community Reinvestment Act (see the section captioned "Community Reinvestment

Act" included elsewhere in this item), fair housing laws and the effectiveness of the subject organizations in combating money laundering activities.

        ATBancorp is also subject to the Change in Bank Control Act of 1978 (the "Control Act") and related Federal Reserve Board regulations, which provide that any person who proposes to acquire at least 10% (but less than 25%) of any class of a bank holding company's voting securities is presumed to control the company (unless the company is not publicly held and some other shareholder owns a greater percentage of voting stock). Any person who would be presumed to acquire control or who proposes to acquire control of more than 25% of any class of a bank holding company's voting securities, or who proposes to acquire actual control, must provide the Federal Reserve Board with at least 60 days prior written notice of the acquisition. The Federal Reserve Board may disapprove a proposed acquisition if: (i) it would result in adverse competitive effects; (ii) the financial condition of the acquiring person might jeopardize the target institution's financial stability or prejudice the interests of depositors; (iii) the competence, experience or integrity of any acquiring person indicates that the proposed acquisition would not be in the best interests of the depositors or the public; or (iv) the acquiring person fails to provide all of the information required by the Federal Reserve Board. Any proposed acquisition of the voting securities of a bank holding company that is subject to approval under the BHC Act is not subject to the Control Act notice requirements. Any company that proposes to acquire "control," as those terms are defined in the BHC Act and Federal Reserve Board regulations, of a bank holding company or to acquire 25% or more of any class of voting securities of a bank holding company would be required to seek the Federal Reserve Board's prior approval under the BHC Act to become a bank holding company.

        Dividends.    Dividends from ATSB and ABTW are ATBancorp's principal source of cash revenues. ATBancorp's earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which ATSB and ABTW conduct business. These include limitations on the ability of ATSB and ABTW to pay dividends to ATBancorp and ATBancorp's ability to pay dividends to its shareholders. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries. Consistent with such policy, a banking organization should have comprehensive policies on dividend payments that clearly articulate the organization's objectives and approaches for maintaining a strong capital position and achieving the objectives of the policy statement.

        In 2009, the Federal Reserve Board issued a supervisory letter providing greater clarity to its policy statement on the payment of dividends by bank holding companies. In this letter, the Federal Reserve Board stated that when a holding company's board of directors is deciding on the level of dividends to declare, it should consider, among other factors: (i) overall asset quality, potential need to increase reserves and write down assets, and concentrations of credit; (ii) potential for unanticipated losses and declines in asset values; (iii) implicit and explicit liquidity and credit commitments, including off-balance sheet and contingent liabilities; (iv) quality and level of current and prospective earnings, including earnings capacity under a number of plausible economic scenarios; (v) current and prospective cash flow and liquidity; (vi) ability to serve as an ongoing source of financial and managerial strength to depository institution subsidiaries insured by the FDIC, including the extent of double leverage and the condition of subsidiary depository institutions; (vii) other risks that affect the holding company's financial condition and are not fully captured in regulatory capital calculations; (viii) level, composition, and quality of capital; and (ix) ability to raise additional equity capital in prevailing market and economic conditions (the "Dividend Factors").

        It is particularly important for a bank holding company's board of directors to ensure that the dividend level is prudent relative to the organization's financial position and is not based on overly optimistic earnings scenarios. In addition, a bank holding company's board of directors should strongly consider, after careful analysis of the Dividend Factors, reducing, deferring, or eliminating dividends when the quantity and quality of the holding company's earnings have declined or the holding company is experiencing other financial problems, or when the macroeconomic outlook for the holding company's primary profit centers has deteriorated. The Federal Reserve Board further stated that, as a general matter, a bank holding company should eliminate, defer or significantly reduce its distributions if: (a) its net income is not sufficient to fully fund the dividends, (b) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition, or (c) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Failure to do so could result in a supervisory finding that the bank holding company is operating in an unsafe and unsound manner.

        Additionally, as discussed above, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries with which it can prevent or remedy actions that represent unsafe or unsound practices, or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Stock Redemptions and Repurchases.    It is an essential principle of safety and soundness that a banking organization's redemption and repurchases of regulatory capital instruments, including common stock, from investors be consistent with the organization's current and prospective capital needs. In assessing such needs, the board of directors and management of a bank holding company should consider the Dividend Factors discussed above under "Dividends." The risk-based capital rule directs bank holding companies to consult with the Federal Reserve before redeeming any equity or other capital instrument included in Tier 1 or Tier 2 capital prior to stated maturity, if such redemption could have a material effect on the level or composition of the organization's capital base. Bank holding companies that are experiencing financial weaknesses, or that are at significant risk of developing financial weaknesses, must consult with the appropriate Federal Reserve supervisory staff before redeeming or repurchasing common stock or other regulatory capital instruments for cash or other valuable consideration. Similarly, any bank holding company considering expansion, whether through acquisitions or through organic growth and new activities, generally also must consult with the appropriate Federal Reserve supervisory staff before redeeming or repurchasing common stock or other regulatory capital instruments for cash or other valuable consideration.

        In evaluating the appropriateness of a bank holding company's proposed redemption or repurchase of capital instruments, the Federal Reserve will consider the potential losses that the holding company may suffer from the prospective need to increase reserves and write down assets from continued asset deterioration and the holding company's ability to raise additional common stock and other Tier 1 capital to replace capital instruments that are redeemed or repurchased. A bank holding company must inform the Federal Reserve of a redemption or repurchase of common stock or perpetual preferred stock for cash or other value resulting in a net reduction of the bank holding company's outstanding amount of common stock or perpetual preferred stock below the amount of such capital instrument outstanding at the beginning of the quarter in which the redemption or repurchase occurs. In addition, a bank holding company must advise the Federal Reserve sufficiently in advance of such redemptions and repurchases to provide reasonable opportunity for supervisory review and possible objection should the Federal Reserve determine a transaction raises safety and soundness concerns.

        Regulation Y requires that a bank holding company that is not well capitalized or well managed, or that is subject to any unresolved supervisory issues, provide prior notice to the Federal Reserve for any repurchase or redemption of its equity securities for cash or other value that would reduce by 10% or more the holding company's consolidated net worth aggregated over the preceding 12-month period.

        Annual Reporting; Examinations.    ATBancorp is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may examine a bank holding company and any of its subsidiaries, and charge the company for the cost of such an examination.

        Transactions with Affiliates.    ATBancorp, ATSB and ABTW are considered "affiliates" of each other under the Federal Reserve Act, and transactions between such affiliates are subject to certain restrictions, including compliance with Sections 23A and 23B of the Federal Reserve Act and their implementing regulations. Generally, Sections 23A and 23B: (1) limit the extent to which a financial institution or its subsidiaries may engage in covered transactions: (a) with an affiliate (as defined in such sections) to an amount equal to 10% of such institution's capital and surplus; and (b) with all affiliates, in the aggregate to an amount equal to 20% of such capital and surplus; and (2) require all transactions with an affiliate, whether or not covered transactions, to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as the terms provided or that would be provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

        State Law Restrictions.    As an Iowa corporation, ATBancorp is subject to certain limitations and restrictions under applicable Iowa corporate law.

Capital Adequacy and Prompt Corrective Action—ATBancorp, ATSB and ABTW

        The federal bank regulatory authorities' risk-based capital guidelines were previously based upon the 1988 capital accord of the Basel Committee on Banking Supervision, or Basel I. The Basel Committee on Banking Supervision is a committee of central banks and bank supervisors and regulators from the major industrialized countries that develops broad policy guidelines for use by each country's supervisors in determining the supervisory policies they apply. In 2004, the Basel Committee on Banking Supervision published a new capital accord to replace Basel I, with an update in November 2005 ("Basel II"). Basel II provided two approaches for setting capital standards for credit risk—an internal ratings-based approach tailored to individual institutions' circumstances (which for many asset classes is itself broken into a "foundation" approach and an "advanced or A-IRB" approach, the availability of which is subject to additional restrictions) and a standardized approach that based risk weightings on external credit assessments to a much greater extent than permitted in previous risk-based capital guidelines. Basel II also set capital requirements for operational risk and refined the existing capital requirements for market risk exposures.

        In July 2007, the U.S. banking and thrift agencies reached an agreement on the implementation of the capital adequacy regulations and standards based on Basel II. In November 2007, the agencies approved final rules to implement the new risk-based capital requirements in the United States for large, internationally active banking organizations, or "core banks"—defined as those with consolidated total assets of $250 billion or more or consolidated on-balance sheet foreign exposures of $10 billion or more. The final rule was effective as of April 1, 2008. ATBancorp is not a core bank and does not apply the Basel II approach to computing risk-weighted assets.

        In response to the economic and financial industry crisis that began in 2008, the Basel Committee on Banking Supervision and their oversight body—the Group of Central Bank Governors and Heads of Supervision (GHOS)—set out in late 2009 to work on global initiatives to strengthen the financial regulatory system. In July 2010, the GHOS agreed on key design elements and in September 2010 agreed to transition and implementation measures. This work is known as Basel III, and it is designed to strengthen the regulation, supervision and risk management of the banking sector. In particular, Basel III strengthens existing capital requirements and introduces a global liquidity standard. In June 2012, the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (the "OCC") jointly issued three notices of proposed rulemaking ("NPRs") to, among other things implement the Basel III minimum capital requirements. Following the receipt of comment letters from multiple U.S. financial institutions, on November 9, 2012, the Federal Reserve Board, the FDIC, and the OCC indefinitely delayed the start date for the Basel III capital requirements and stated that they did not expect the final rules to implement the Basel III capital requirements to be in effect on January 1, 2013, the initial deadline. In July 2013, the Federal Reserve Board, the FDIC and OCC issued two final interim rules to implement the Basel III capital reforms and the rules began phasing-in in 2015, depending on the size of the financial institution.

        The Federal Deposit Insurance Act, as amended ("FDIA"), requires, among other things, that federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total capital ratio, the Tier 1 capital ratio, the leverage ratio and a new ratio requirement under Basel III, the common equity Tier I capital ratio.

        Under the regulations adopted by the federal regulatory authorities, a bank is: (i) "well capitalized" if the institution has a total risk-based capital ratio of 10.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if the institution has a total risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 4.5% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 4.0% or greater and is not "well capitalized"; (iii) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8.0%, a common equity Tier 1 capital ratio of less than 4.5%, a Tier 1 risk-based capital ratio of less than 6.0% or a leverage ratio of less than 4.0%; (iv) "significantly undercapitalized" if the institution has a total risk-based capital ratio of less than 6.0%, a common equity Tier 1 capital ratio of less than 3.0%, a Tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 3.0%; and (v) "critically undercapitalized" if the institution's tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank's capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

        The final rules also established a "capital conservation buffer" of 2.5% above new regulatory minimum capital ratios, and when fully effective in 2019, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement began phasing in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such activities.

        The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan to the FDIC. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5.0% of the depository institution's total assets at the time it became undercapitalized; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized."

        "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to recapitalize to become "adequately capitalized," requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

        ATBancorp, ATSB and ABTW have always maintained the capital ratios and leverage ratio above the levels to be considered quantitatively well-capitalized. For information regarding the capital ratios and leverage ratio of ATBancorp, ATSB and ABTW as of September 30, 2018 and December 31, 2017, see the discussion "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 16—Regulatory and Capital Matters in "Notes to Consolidated Financial Statements" included in the consolidated financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus.

Banking Regulations Applicable to ATSB and ABTW

        Branching.    Iowa and Wisconsin state law each provide that an Iowa-chartered or Wisconsin-chartered bank can establish a branch anywhere in Iowa or Wisconsin, as applicable, provided that the branch is approved in advance by the IDB or WDFI, as applicable. The branch must also be approved by the FDIC. The approval process takes into account a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Dodd-Frank Act also reduced any significant barriers to interstate branching.

        As an Iowa state-chartered bank, ATSB is subject to limitations under Iowa law on the payment of dividends. Iowa law provides that a bank may declare dividends from retained earnings and other components of capital specifically approved by the ATSB board of directors so long as the declaration is made in compliance with rules established by the IDB.

        As a Wisconsin state-chartered bank, ABTW is subject to limitations under Wisconsin law on the payment of dividends. Wisconsin law provides that a bank may declare dividends from retained earnings and other components of capital specifically approved by the ABTW board of directors so long as the declaration is made in compliance with rules established by the WDFI.

        Deposit Insurance.    The deposits of ATSB and ABTW are each insured up to applicable limits by the Deposit Insurance Fund (the "DIF") of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank's capital level and supervisory rating. Risk Category I is the lowest risk category while Risk Category IV is the highest risk category.

        The FDIC may further increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the risk category for ATSB or ABTW or in the assessment rates could have an adverse effect on ATSB's or ABTW's and consequently ATBancorp's earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.

        In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation (FICO), a mixed-ownership government corporation established to recapitalize a predecessor to the DIF. The current annualized assessment rate is six basis points and the rate is adjusted quarterly. These assessments will continue until the FICO bonds mature in 2019.

        The enactment of the Emergency Economic Stabilization Act of 2008 then-temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and in July of 2010, the Dodd-Frank Act made the increased coverage amount permanent.

        The Volcker Rule.    Through the Volker Rule, the Dodd-Frank Act prohibits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investments companies (defined as hedge funds and private equity funds). The Volcker Rule, which became effective in July 2015, does not significantly affect ATSB's or ABTW's operations, as they generally do not engage in the businesses prohibited by the Volcker Rule.

        Depositor Preference.    The FDIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

        Consumer Financial Protection.    ATBancorp is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Right to Financial Privacy Act, the Service Members Civil Relief Act and these laws' respective state-law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices, restrict ATBancorp's ability to raise interest rates and subject ATBancorp to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys' fees. Federal bank regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which ATSB or ABTW operates and civil money penalties. Failure to comply with consumer protection requirements may also result in ATBancorp's failure to obtain any required bank regulatory approval for merger or acquisition transactions it may want to pursue or ATBancorp's prohibition from engaging in such transactions even if approval is not required.

        Further, the CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit "unfair, deceptive or abusive" acts and practices.

        Brokered Deposit Restrictions.    Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or roll over brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are generally not permitted to accept, renew, or roll over brokered deposits.

        Community Reinvestment Act.    The Community Reinvestment Act of 1977 ("the CRA"), requires depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution's records of meeting the credit needs of its community. During their last examinations, each of ATSB and ABTW received a rating of "satisfactory."

        Insider Credit Transactions.    Banks are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to certain executive officers, directors, principal shareholders and any related interests of such persons. Extensions of credit to such persons generally require prior board approval and must: (i) be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered by such restrictions; and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

        Concentration in Commercial Real Estate Lending.    As a part of their regulatory oversight, the federal regulators have issued guidelines on sound risk management practices with respect to a financial institution's concentrations in commercial real estate ("CRE") lending activities. The guidelines identify certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis surrounding the institution's CRE concentration risk. The guidelines are designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the guidelines establish two concentration levels. First, a concentration is deemed to exist if the institution's total construction, land development and other land loans represent 100 percent or more of total risk-based capital ("CRE 1 Concentration"). Second, a concentration will be deemed to exist if total loans for construction, land development and other land and loans secured by multifamily and non-owner occupied non-farm residential properties (excluding loans secured by owner-occupied properties) represent 300 percent or more of total risk-based capital ("CRE 2 Concentration") and the institution's commercial real estate loan portfolio has increased by 50 percent or more during the prior 36 month period. As of September 30, 2018, ATSB's and ABTW's CRE 1 Concentration levels were 45.5 percent and 35.4 percent, respectively, and ATSB's and ABTW's CRE 2 Concentration levels were 208.4 percent and 105.1 percent, respectively. ATSB's and ABTW's commercial real estate loan portfolios increased by 14.5 percent and 32.2 percent, respectively, during the prior 36 months. Management employs heightened risk management practices with respect to commercial real estate lending, including board and management oversight and strategic planning, development and underwriting standards, risk assessment and monitoring through market analysis and stress testing. At September 30, 2018 ATSB's and ABTW's management each concluded that ATSB and ABTW, respectively, had an acceptable and well-managed concentration in commercial real estate lending under the foregoing standards.

        FDICIA.    Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency has prescribed, by regulation, safety and soundness standards for institutions under its authority. These standards cover internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions.

        Examinations.    ATSB is examined from time to time by its primary federal banking regulator, the Federal Reserve, as well as the IDB and is charged for the cost of such an examination. Depending on the results of a given examination, the Federal Reserve and the IDB may revalue ATSB's assets and require that ATSB establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of the assets. ABTW is examined from time to time by its primary federal banking regulator, the FDIC, as well as the WDFI and is charged for the cost of such an examination. Depending on the results of a given examination, the FDIC and the WDFI may revalue ABTW's assets and require that ABTW establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of the assets.

        Financial Privacy.    In accordance with the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "GLB Act"), federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

        Anti-Money Laundering Initiatives and the USA Patriot Act.    A major focus of governmental policy on financial institutions over the last decade has been combating money laundering and terrorist financing. The USA PATRIOT Act of 2001 (the "USA Patriot Act"), substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department has issued a number of regulations that apply various requirements of the USA Patriot Act to financial institutions such as ATSB and ABTW. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identities of their customers. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, can have serious legal and reputational consequences for the institution.

        Office of Foreign Assets Control Regulation.    The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the "OFAC" rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC"). The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on "U.S. persons" engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. ATBancorp is responsible for, among other things, blocking accounts of, and transactions with, such targets and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked transactions after their occurrence. Failure to comply with these sanctions could have serious legal and reputational consequences.

        Other Laws and Regulations.    ATBancorp is not only subject to federal laws applicable to it, it is also subject to the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Guidance on Sound Incentive Compensation Policies

        In 2010, the federal bank regulators jointly issued final guidance on sound incentive compensation policies ("SICP") intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The SICP guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization's incentive compensation arrangements should: (i) provide incentives that do not encourage risk-taking beyond the organization's ability to effectively identify and manage risks; (ii) be compatible with effective internal controls and risk management; and (iii) be supported by strong corporate governance, including active and effective oversight by the organization's board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization's supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The SICP guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization's safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

        In 2016, the U.S. financial regulators proposed revised rules on incentive-based payment arrangements at specified regulated entities having at least $1 billion in total assets, including ATBancorp and ATSB. The proposed revised rules would establish general requirements applicable to all covered entities, which would include: (i) prohibiting incentive arrangements that encourage inappropriate risks by providing excessive compensation; (ii) prohibiting incentive arrangements that encourage inappropriate risks that could lead to a material financial loss; (iii) establishing requirements for performance measures to appropriately balance risk and reward; (iv) requiring board of director oversight of incentive arrangements; and (v) mandating appropriate record-keeping. These proposed rules have not been finalized.

Cybersecurity

        In March 2015, the Federal Financial Institutions Examination Council issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution's management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution's operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If ATBancorp fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties.

        In the ordinary course of business, ATBancorp relies on electronic communications and information systems to conduct its operations and to store sensitive data. ATBancorp employs an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. ATBancorp employs a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Notwithstanding the strength of ATBancorp's defensive measures, the threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. While to date, ATBancorp has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, its systems and those of its customers and third-party service providers are under constant threat and it is possible that ATBancorp could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by ATBancorp and its customers.

Changing Regulatory Structure and Future Legislation and Regulation

        Congress may enact further legislation that affects the regulation of the financial services industry, and state legislatures may enact further legislation affecting the regulation of financial institutions chartered by or operating in these states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. ATBancorp cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof, although enactment of the proposed legislation could impact the regulatory structure under which it operates and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to its business strategy, and limit its ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to ATBancorp or any of its subsidiaries could have a material effect on ATBancorp's business.

Monetary Policy and Economic Environment

        The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, can have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in United States Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits. The Federal Reserve Board's monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on ATSB's and ABTW's businesses and earnings cannot be predicted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This discussion presents management's analysis of the consolidated financial condition and results of operations of ATBancorp as of and for each of the years in the two-year period ended December 31, 2017 and 2016, and the nine month periods ended September 30, 2018 and September 30, 2017. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of ATBancorp and the notes related thereto which appear elsewhere in this joint proxy statement/prospectus.

Critical Accounting Policies

        ATBancorp's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, ATBancorp management has identified its most critical accounting policy to be that related to the allowance for loan losses. ATBancorp's allowance for loan losses methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Although management believes the level of the allowance as of September 30, 2018, December 31, 2017, September 30, 2017 and December 31, 2016 was adequate to absorb losses inherent in the loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot reasonably be predicted at this time. See the portion of this Management's Discussion and Analysis section entitled "Financial Condition—Allowance For Loan Losses."

As of and for the Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

General

        ATBancorp's primary source of income is from the interest earned on its loans and trust fees and its primary area of expense is salaries and benefits, and the interest paid on deposits.

        At December 31, 2017, ATBancorp had approximately $1.6 billion in total assets, $1.3 billion in net loans, $1.4 billion in total deposits and $134.8 million in shareholders' equity. At December 31, 2016, ATBancorp had approximately $1.5 billion in total assets, $1.2 billion in net loans, $1.3 billion in total deposits and $124.5 million in shareholders' equity.

        For the year ended December 31, 2017, ATBancorp realized net income of $12.6 million or $358.71 per common share compared to net income of $12.1 million or $344.11 per common share for 2016. The $506 thousand increase in net income for 2017 compared to 2016 was due to increased net interest income, partially offset by higher operating expenses. The $2.7 million increase in net interest income in 2017 compared to 2016 was related to higher average loan balances. The $1.2 million increase in noninterest expense in 2017 compared to 2016 was primarily due to increased salaries and employee benefits expense.

        The return on average equity for the years ended December 31, 2017 and 2016 was 9.71% and 10.08%, respectively. The return on average assets for the same years was 0.79% and 0.80%, respectively. The dividend payout ratio (dividends per share divided by net income per share) for those years was 25.08% and 15.11%, respectively. The equity to assets ratio (average equity divided by average total assets) for those years was 8.17% and 7.94%, respectively.

Results of Operations

        Net Interest Income and Margin.    ATBancorp's earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. ATBancorp's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. ATBancorp's net interest income is also affected by changes in the yields earned on interest-earning assets and rates paid on interest-bearing liabilities, referred to as rate changes. Interest rates charged on ATBancorp's loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond ATBancorp's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Federal Reserve Board. Interest rates on deposits are affected primarily by rates charged by competitors.

        For the year ended December 31, 2017, net interest income totaled $46.6 million compared to $43.9 million for the year ended December 31, 2016. This represents a year-over-year increase of $2.7 million, or 6.25%. Total interest income increased $4.0 million while interest expense increased $1.3 million in 2017 compared to 2016.

        Interest income totaled $55.6 million for the year ended December 31, 2017. This represented an increase of $4.0 million, or 7.74%, compared to interest income of $51.6 million in 2016. The increase in interest income year-over-year in 2017 compared to 2016 was primarily due to higher loan volume. The average yield on interest-earning assets increased to 3.70% for the year ended December 31, 2017 up from 3.62% for the year ended December 31, 2016.

        Interest expense totaled $8.9 million for the year ended December 31, 2017. This represented an increase of $1.2 million, or 16.29%, compared to interest expense of $7.7 million in 2016. Average interest-bearing liabilities increased $47.5 million in 2017 as compared to 2016. The average rate paid on interest-bearing liabilities increased to 0.78% for the year ended December 31, 2017 from 0.70% for the year ended December 31, 2016.

        Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The net interest margins for the years ended December 31, 2017 and 2016 were 3.10% and 3.08%, respectively. The net interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. The net interest spread is an indication of the ability of ATBancorp to manage rates received on loans and investments and rates paid on deposits and borrowings in a competitive and changing interest rate environment. For the years ended December 31, 2017 and 2016, ATBancorp's net interest spread was 2.92%.

        For the year ended December 31, 2017, the yield on average interest-earning assets increased to 3.70%, or eight basis points, from 3.62% for 2016. Cost of interest-bearing liabilities for the year ended December 31, 2017 increased to 0.78%, from 0.70% in 2016. The increase in the yield on average interest-earning assets was primarily attributable to a shift in mix towards higher yielding assets (loans). The increase in cost of funds was due in part to a shift in mix towards higher cost borrowings.

        The following table shows ATBancorp's average balances of assets, liabilities and shareholders' equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income

	For the 12 Months Ended December 31,
	2017			2016			2015
	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$1,257,019	$51,352	4.09%	$1,155,215	$47,868	4.14%	$1,086,910	$46,790	4.30%
Investment securities—taxable	175,457	3,116	1.78%	139,480	2,438	1.75%	105,391	1,841	1.75%
Investment securities—tax exempt	22,119	439	1.98%	28,398	567	2.00%	34,487	707	2.05%
Other earning assets	47,551	647	1.36%	100,360	688	0.69%	116,194	462	0.40%

Total interest-earning assets	$1,502,146	$55,554	3.70%	$1,423,453	$51,561	3.62%	$1,342,982	$49,800	3.71%
Noninterest-earning assets:
Cash and due from banks	29,544			28,741			27,848
Other assets	53,818			56,268			58,396

Total Assets	$1,585,508			$1,508,462			$1,429,226
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$243,178	$1,461	0.60%	$228,195	$1,298	0.57%	$205,812	$1,145	0.56%
Money market	346,646	1,258	0.36%	344,585	888	0.26%	325,785	795	0.24%
Savings	149,959	578	0.39%	138,728	508	0.37%	127,633	448	0.35%
Time deposits	274,877	2,957	1.08%	274,313	2,807	1.02%	302,687	3,251	1.07%
Repurchase agreements	44,795	146	0.33%	51,858	137	0.26%	27,533	89	0.32%
Other borrowings	86,702	2,543	2.93%	60,980	2,052	3.37%	69,521	1,985	2.86%
Total interest-bearing liabilities	$1,146,157	$8,943	0.78%	$1,098,659	$7,690	0.70%	$1,058,971	$7,713	0.73%
Noninterest-bearing liabilities:
Demand deposits	291,934			270,734			242,094
Other liabilities	17,837			19,261			17,895
Shareholders' equity	129,580			119,808			110,266
Total liabilities and shareholders' equity	$1,585,508			$1,508,462			$1,429,226
Net Interest Income		$46,611			$43,871			$42,087
Net Interest Spread(2)			2.92%			2.92%			2.98%
Net Interest Margin(3)			3.10%			3.08%			3.13%

(1)
Nonaccrual loans have been included in the average balances for computation purposes, but the foregone interest of such loans is excluded.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (before provision for credit losses) as a percentage of average interest-earning assets.

        The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	Year Ended December 31, 2017 vs. 2016
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$4,218	$(734)	$3,484
Investment securities—taxable	629	49	678
Investment securities—tax exempt	(125)	(3)	(128)
Other earning assets	(362)	321	(41)

Total interest income	$4,360	$(367)	$3,993
(Increase) decrease in interest expense:
Interest-bearing demand	85	78	163
Money market	5	365	370
Savings	41	29	70
Time certificates of deposit	6	144	150
Repurchase agreements	(19)	28	9
Other borrowings	866	(375)	491

Total interest expense	$984	$269	$1,253
Net interest income differential	$3,376	$(636)	$2,740

	Year Ended December 31, 2016 vs. 2015
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$2,940	$(1,862)	$1,078
Investment securities—taxable	595	2	597
Investment securities—tax exempt	(125)	(15)	(140)
Other earning assets	(63)	289	226

Total interest income	$3,347	$(1,586)	$1,761
(Increase) decrease in interest expense:
Interest-bearing demand	125	28	153
Money market	46	47	93
Savings	39	21	60
Time certificates of deposit	(305)	(139)	(444)
Repurchase agreements	79	(31)	48
Other borrowings	(244)	311	67

Total interest expense	$(260)	$237	$(23)

Net interest income differential	$3,607	$(1,823)	$1,784

        Provision for Credit Losses.    Credit risk is inherent in the business of making loans. ATBancorp sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as a provision for credit losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under "Allowance for Loan Losses." Management believes that ATBancorp maintained adequate balances of allowance for loan losses at December 31, 2017 and 2016.

        Noninterest Income.    ATBancorp's noninterest income is generated from several sources. Noninterest income is derived primarily from trust fees. Service charges and fees on deposit accounts and income related to card interchange income are also strong contributors to noninterest income.

        For the year ended December 31, 2017, ATBancorp recorded $27.3 million in noninterest income compared to $25.5 million for 2016 for an increase of $1.8 million.

        Noninterest Expense.    Noninterest expense, which is comprised primarily of salaries and employee benefits, occupancy and equipment, marketing and business development, data processing, insurance and other expenses, totaled $55.1 million for the year ended December 31, 2017 compared to $53.8 million for the year ended December 31, 2016. The $1.3 million increase in noninterest expense in 2017 as compared to 2016 was due to higher salaries and employee benefits. The $822 thousand increase in salaries and employee benefits in 2017 as compared to 2016 was due to annual merit increases and higher health care costs.

        Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining and operating branch facilities. ATBancorp's ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average interest-earning assets. Noninterest expenses measured as a percentage of average interest-earning assets was 3.67% and 3.78% for the years ended December 31, 2017 and 2016, respectively.

        The following table sets forth the breakdown of noninterest expense for the periods indicated:

	For the Years Ended December 31,
	2017		2016		2015
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Salaries and employee benefits	$31,501	57.20%	$30,679	56.98%	$30,412	55.28%
Occupancy and equipment	6,696	12.16%	6,317	11.73%	6,186	11.24%
Marketing and business development	3,146	5.71%	2,930	5.44%	2,778	5.05%
Data Processing	5,713	10.37%	5,469	10.16%	4,637	8.43%
Insurance	945	1.72%	1,306	2.43%	1,721	3.13%
Other operating expense	7,069	12.84%	7,136	13.25%	9,279	16.87%

Total noninterest expense	$55,070	100.00%	$58,837	100.00%	$55,013	100.00%

As a percentage of average total interest-earning assets	3.67%		3.78%		4.10%
Efficiency ratio	66.45%		69.87%		70.98%

Liquidity and Capital Resources

        Liquidity.    Liquidity is ATBancorp's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. ATBancorp's principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities, and repayments from loans. To supplement its primary sources of liquidity, ATBancorp maintains contingent funding sources, which include unsecured borrowing arrangements with its correspondent financial institutions. There were $900 thousand outstanding under these arrangements at December 31, 2017. In addition to available credit lines at correspondent financial institutions, ATBancorp also has a borrowing arrangement with the Federal Home Loan Bank ("FHLB"). ATBancorp has a blanket lien arrangement on qualifying loan collateral. As of December 31, 2017, ATBancorp's net availability under this arrangement was $143.8 million.

        Capital Resources.    Shareholders' equity as of December 31, 2017 and 2016 was $134.8 million and $124.5 million, respectively. The increase in shareholders' equity over the aforementioned periods was primarily a result of comprehensive income of $12.6 million in 2017. ATBancorp is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that ATBancorp is financially sound and able to support its growth from retained earnings. ATBancorp is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution's asset risk profile and off-balance sheet exposure. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity.

        Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of common equity Tier 1 capital to risk-weighted assets of at least 4.50%, Tier 1 capital to risk-weighted assets of at least 6.00%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4.00% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses, and preferred stock) to risk-weighted assets of at least 8.00%. However, under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter 2015, a capital conservation buffer of 2.5%, comprised of common equity Tier 1, is established above the regulatory minimum capital requirement. The capital conservation buffer phases in between January 1, 2016 and year end 2018, becoming fully effective on January 1, 2019; however the full phased in capital conservation buffer is included in the table below.

        Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 150% for some loans, and adding the products together.

        Under these regulations, a bank is considered "well capitalized" if the institution has a common equity Tier 1 risk-based capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a total risk-based capital ratio of 10.0% or greater and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. ATSB and ABTW are required to maintain similar capital levels under capital adequacy guidelines. The following table provides the capital ratios for ATBancorp on a consolidated basis and ATSB and ABTW as of the dates indicated, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2017	Ratio at December 31, 2016	Minimum Requirement for "Adequately Capitalized" Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution at December 31, 2017
Common Equity Tier 1 Risk-Based Capital Ratio
ATBancorp Consolidated	9.11%	9.04%	5.75%	6.50%
American Trust & Savings Bank	11.17%	11.54%	5.75%	6.50%
American Bank & Trust Wisconsin	14.75%	14.60%	5.75%	6.50%
Tier 1 Risk-Based Capital Ratio
ATBancorp Consolidated	10.45%	10.48%	7.25%	8.00%
American Trust & Savings Bank	11.17%	11.54%	7.25%	8.00%
American Bank & Trust Wisconsin	14.75%	14.60%	7.25%	8.00%
Total Risk-Based Capital Ratio
ATBancorp Consolidated	12.66%	13.01%	9.25%	10.00%
American Trust & Savings Bank	12.11%	12.49%	9.25%	10.00%
American Bank & Trust Wisconsin	16.00%	15.85%	9.25%	10.00%
Leverage Ratio
ATBancorp Consolidated	9.31%	9.25%	N/A	5.00%
American Trust & Savings Bank	10.68%	10.76%	N/A	5.00%
American Bank & Trust Wisconsin	11.00%	11.34%	N/A	5.00%

        At December 31, 2017, all of ATBancorp's regulatory capital ratios were above minimum requirements for a "well-capitalized" institution.

Impact of Inflation

        The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. ATBancorp attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. Inflation has been moderate for the last several years and has had little or no effect on the financial condition and results of operations of ATBancorp during the periods covered in this joint proxy statement/prospectus.

Financial Condition

        Summary.    Total assets were $1.6 billion as of December 31, 2017, compared to $1.5 billion as of December 31, 2016. Total assets increased from year-end 2016 to year-end 2017 by $101.8 million, or 6.61%. Total loans, net of allowance for loan losses, increased to $1.3 billion as of December 31, 2017, compared to $1.2 billion as of December 31, 2016. This represents an increase from year-end 2016 to year-end 2017 of $121.1 million, or 10.27%. Total deposits were $1.4 billion as of December 31, 2017, compared to $1.3 billion as of December 31, 2016. The year-over-year increase in total deposits as of December 31, 2016 to 2017 was $117.1 million, or 9.35%.

        Investment Portfolio.    The main objectives of ATBancorp's investment portfolio are to support a sufficient level of liquidity while providing means to manage interest rate risk, generate an adequate level of interest income without taking undue risks and provide collateral for repurchase agreement requirements. The portfolio of investment securities consists primarily of U.S. government agencies, mortgage-backed securities, and municipal securities. ATBancorp's portfolio is comprised entirely of available-for-sale securities.

        The following table summarizes the amortized cost, fair value and distribution of ATBancorp's investment securities as of the dates indicated:

	As of December 31,
	2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for sale
U.S. government-sponsored agency securities	$138,074	$135,858	$151,653	$149,180	$76,081	$76,500
Mortgage-backed securities	9,284	9,187	11,675	11,678	14,812	14,889
U.S. Treasury	5,017	4,970	5,021	4,958	3,000	3,000
Obligations of state and municipal subdivisions	23,346	23,380	31,786	31,795	37,164	37,580
Total	$175,721	$173,395	$200,135	$197,611	$131,057	$131,969

        At December 31, 2017 the fair value of securities available for sale totaled $173.4 million, a decrease of $24.2 million, or 12.25%, from $197.6 million at December 31, 2016. The decrease in securities from December 31, 2016 to December 31, 2017 was primarily due to maturities. In 2017, investment purchases totaled a combined $1.6 million, security sales, calls, prepayments, and maturities totaled a combined $25.3 million and portfolio amortization and accretion totaled $730 thousand.

        The available-for-sale securities portfolio had a net unrealized loss of $2.3 million at December 31, 2017 compared to net unrealized loss of $2.5 million at December 31, 2016. The net unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders' equity.

        On an annual basis, ATBancorp makes an assessment to determine whether there has been any credit or economic events to indicate that a security with an unrealized loss in the investment portfolio is impaired on an other-than-temporary basis. ATBancorp considers many factors including the severity and duration of the impairment, the intent and ability for ATBancorp to hold the security for a period of time sufficient for full recovery in value, recent downgrades in external credit ratings and other current events specific to the issuer or industry. Unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by ATBancorp.

        The following table summarizes, as of December 31, 2017, the maturity characteristics of the investment portfolio, by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale
U.S. government-sponsored agency securities	$11,696	1.52%	$94,552	1.71%	$29,610	1.94%	$—	0%	$135,858	1.74%
Mortgage-backed securities	1,392	2.42%	7,795	2.19%	—	0%	—	0%	9,187	2.22%
U.S. Treasury securities	—	0%	4,970	2.05%	—	0%	—	0%	4,970	2.05%
Obligations of state and municipal subdivisions	5,212	1.91%	16,062	1.94%	1,637	2.47%	469	2.47%	23,380	1.98%

Total	$18,300		$123,379		$31,247		$469		$173,395

        Loan Portfolio.    ATBancorp's loan portfolio represents the largest single portion of invested assets, greater than the investment portfolio or any other asset placement category. The quality and diversification of ATBancorp's loan portfolio are important considerations when reviewing ATBancorp's results of operations.

        Total loans, net of allowance for loan losses, increased to $1.3 billion as of December 31, 2017, compared to $1.2 billion as of December 31, 2016. The increase from year-end 2016 to year-end 2017 was primarily a result of increases within ATBancorp's commercial real estate and construction portfolios. The following table sets forth the composition of ATBancorp's loan portfolio (excluding loans held for sale) as of the dates indicated:

	December 31,
	2017		2016		2015		2014		2013
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
	(Dollars in Thousands)
Commercial—construction	$86,659	6.59%	$58,426	4.89%	$75,675	6.62%	$44,417	4.22%	$55,442	5.61%
Commercial—real estate	493,526	37.55	448,331	37.54	413,076	36.14	431,074	40.93	394,995	39.99
Commercial—other	373,950	28.45	355,666	29.78	342,289	29.95	298,418	28.34	283,982	28.75
Agricultural	135,543	10.31	123,804	10.37	117,956	10.32	109,102	10.36	104,060	10.53
Residential real estate	108,953	8.29	96,939	8.12	90,968	7.96	74,377	7.06	63,816	6.46
Consumer	115,797	8.81	110,987	9.29	102,987	9.01	95,742	9.09	85,526	8.66

Total gross loans	1,314,428	100.00%	1,194,153	100.00%	1,142,951	100.00%	1,053,130	100.00%	987,821	100.00%
Less allowance for loan losses	(14,853)		(14,899)		(15,660)		(16,354)		(15,382)
Purchase accounting premium (discount)	150		331		511		691		(2,411)
Deferred costs and (fees)	846		(153)		(576)		(849)		(1,041)

Net loans, held for investment	$1,300,571		$1,179,432		$1,127,226		$1,036,618		$968,987

        Loan Maturities and Sensitivity to Changes in Interest Rates.    The following table shows the maturity distribution and repricing intervals of ATBancorp's outstanding loans as of December 31, 2017. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table excludes deferred fees and purchase accounting premium totaling $1 million and loans held for sale of $2 million.

	As of December 31, 2017
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Maturities
Commercial—construction	$30,424	$42,890	$13,345	$86,659
Commercial—real estate	39,128	309,253	145,145	493,526
Commercial—other	98,851	135,568	139,531	373,950
Agricultural	45,299	77,612	12,632	135,543
Residential Real Estate	26,972	11,338	70,643	108,953
Consumer	6,998	31,499	77,300	115,797

Total gross loans	$247,672	$608,160	$458,596	$1,314,428

Repricing
Loans with variable (floating) interest rates	$285,026	$136,654	$70,893	$492,573
Loans with predetermined (fixed) interest rates	133,493	562,248	126,114	821,855

Total	$418,519	$698,902	$197,007	$1,314,428

        Nonperforming Assets.    Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due but not on nonaccrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal (nonaccrual status), and OREO. Management generally places loans on nonaccrual status when they become 90 days past due, unless they are both fully secured and in the process of collection. Loans may be restructured by management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where ATBancorp believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure or similar means that management intends to offer for sale.

        Management's classification of a loan as nonaccrual or restructured is an indication that there is reasonable doubt as to the full collectability of principal or interest on the loan. At this point, ATBancorp stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. If the loan deteriorates further due to a borrower's bankruptcy or similar financial problems, unsuccessful collection efforts or a loss classification by regulators or auditors, the remaining balance of the loan is then charged off. These loans may or may not be collateralized, but collection efforts are continuously pursued.

        Nonperforming loans as a percentage of total loans were 0.33% as of December 31, 2017 and 2016. ATBancorp had nonperforming loans totaling $4.2 million as of December 31, 2017, an increase from $3.9 million as of December 31, 2016. Nonperforming assets consist of nonperforming loans and OREO. When appropriate or necessary to protect ATBancorp's interest, real estate taken as collateral on a loan may be taken by ATBancorp through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as OREO. The OREO is carried on ATBancorp's financial statements as an asset, at fair value less estimated costs to sell. ATBancorp periodically revalues the OREO properties and charges other expenses for any further valuation adjustments.

        At least quarterly, or more frequently if warranted, loans which have been identified as impaired are reviewed to determine the fair value of the real estate collateral, and ATBancorp charges off the portions of such loans considered uncollectible based upon this analyses.

        The following table provides information with respect to the components of ATBancorp's nonperforming assets as of the dates indicated:

	At December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Nonaccrual loans, not restructured	$2,449	$2,265	$1,778	$4,977	$8,170
Nonperforming troubled debt restructurings	1,778	1,681	1,863	3,727	6,560
Accruing loans past due 90 days or more	—	—	83	79	—

Total nonperforming loans (NPLs)	4,227	3,946	3,724	8,783	14,730
Other real estate owned and foreclosed assets	5,114	5,681	6,469	7,048	7,262

Total nonperforming assets (NPAs)	$9,341	$9,627	$10,193	$15,831	$21,992

Performing troubled debt restructurings	$5,009	$7,637	$8,629	$8,481	$5,955
Selected ratios:
NPLs to loans, held for investment, net of deferred costs and fees	0.33%	0.33%	0.33%	0.85%	1.52%
NPAs to total assets	0.57%	0.63%	0.69%	1.12%	1.63%

        If nonaccrual loans outstanding during 2017 and 2016 had been current in accordance with their original terms, an immaterial amount of interest income would have been recorded during 2017 and 2016, respectively. There was no income recognized on nonaccrual loans prior to impairment during the years ended December 31, 2017 and 2016.

        Allowance for Loan Losses.    The allowance for loan losses reflects management's judgment of the level of allowance adequate to provide for probable incurred losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, ATBancorp assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance is determinable only on an approximate basis, since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events.

        The allowance for loan losses, which is charged against operating expense, is based upon relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy and credit documentation plus an amount for other factors that, in management's judgment, deserve recognition in estimating probable incurred loan losses. These factors include, but are not limited to, historical charge-offs; estimated future loss in all significant loans; credit concentrations; certain classes or composition of loans; trends in the portfolio; delinquencies and nonaccruals; economic factors; and the experience of management.

        The table below presents the activity in the allowance for loan losses by class of loans as of the dates indicated:

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Balance, beginning of period	$14,899	$15,660	$16,354	$15,385	$15,425
Loan charge-offs:
Commercial—construction	—	—	(178)	(1,576)	(468)
Commercial—real estate	—	—	(98)	(323)	(883)
Commercial—other	(211)	(46)	(265)	(130)	(662)
Agricultural	—	—	—	(1,255)	—
Residential real estate	(22)	(38)	(14)	(28)	(170)
Consumer and other	(240)	(207)	(621)	(440)	(1,574)

Total loan charge-offs	(473)	(291)	(1,176)	(3,752)	(3,757)

Loan recoveries:
Commercial—construction	—	15	28	183	163
Commercial—real estate	1,159	66	86	729	156
Commercial—other	156	251	224	685	702
Agricultural	3	—	27	—	—
Residential real estate	22	3	4	7	—
Consumer and other	407	95	333	449	104

Total loan recoveries	1,747	430	702	2,053	1,125

Net loan recoveries (charge-offs)	1,274	139	(474)	(1,699)	(2,632)
Non-accretable adjustment	—	—	—	3,283	—
Provision (credit) for loan losses	(1,320)	(900)	(220)	(615)	2,592

Balance, end of period	$14,853	$14,899	$15,660	$16,354	$15,385

        ATBancorp continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan loss at December 31, 2017 and 2016 was $14.9 million. The allowance represented 1.13% and 1.25% of total loans held in its portfolio for the years ended December 31, 2017 and 2016, respectively.

        Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for ATBancorp's loans. As of December 31, 2017, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future. The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated:

	At December 31,
	2017		2016		2015		2014		2013
	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total
	(Dollars in Thousands)
Commercial—construction	$3,827	25.77%	$5,931	39.81%	$5,779	36.90%	$5,385	32.93%	$2,521	16.39%
Commercial—real estate	3,027	20.38	2,694	18.08	3,610	23.05	4,530	27.70	5,789	37.63
Commercial—other	5,611	37.78	4,677	31.39	4,630	29.57	4,908	30.01	5,156	33.51
Agricultural	1,634	11.00	1,326	8.90	1,251	7.99	1,260	7.70	1,274	8.28
Residential real estate	93	0.63	69	0.46	178	1.14	337	2.06	425	2.76
Consumer and other	661	4.45	202	1.36	212	1.35	(66)	0.40	220	1.43

Total	$14,853	100.00%	$14,899	100.00%	$15,660	100.00%	$16,354	100.00%	$15,385	100.00%

        Off-Balance Sheet Commitments.    During the ordinary course of business, ATBancorp will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of ATBancorp to its customers which is not represented in any form within the balance sheets of ATBancorp. These commitments represent a credit risk to ATBancorp. The effect on ATBancorp's revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.

        The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:

	December 31, 2017	December 31, 2016	December 31, 2015
	(Dollars in Thousands)
Commitments to extend credit	$472,828	$559,166	$407,478
Credit card commitments	24,581	22,401	19,582
Letters of credit	16,230	10,985	10,302

Total	$513,639	$592,552	$437,362

        For more information regarding ATBancorp's off-balance sheet arrangements, see Note 15 to ATBancorp's audited consolidated financial statements located elsewhere herein.

        Deposits.    Deposits are ATBancorp's primary source of funds. Total deposits as of December 31, 2017 were $1.4 billion, an increase from $1.3 billion at December 31, 2016. For the year ended December 31, 2017, total average deposits increased $50.0 million, or 3.98%, to $1.3 billion for the year ended December 31, 2017. The increase in average deposit balances is centered primarily in demand, interest-bearing demand accounts and savings accounts.

        For the year ended December 31, 2017, average noninterest-bearing deposits increased 7.83%, or $21.2 million, to $291.9 million. At the same time, average NOW and money market deposits increased $17.0 million, or 2.98%, to $589.8 million at December 31, 2017 from $572.8 million at December 31, 2016. Total average time deposits increased $564 thousand, or 0.21%, from $274.3 million at December 31, 2016 to $274.9 million at December 31, 2017.

        The following table sets forth the scheduled maturities of ATBancorp's time deposits in denominations of $100,000 or greater as of the date indicated:

December 31, 2017
(Dollars in Thousands)
Three months or less	$40,912
Over three months through six months	21,299
Over six months through 12 months	41,784
Over 12 months	29,393

Total	$133,388

        Borrowings.    ATBancorp had $900 thousand in borrowings on unsecured lines of credit with correspondent financial institutions as of the year ended 2017.

        ATBancorp also has a borrowing arrangement with the FHLB that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of December 31, 2017, ATBancorp's net availability under this arrangement was $143.8 million. Advances outstanding as of December 31, 2017 totaled $52.4 million.

As of and for the Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017

General

        At September 30, 2018, ATBancorp had approximately $1.4 billion in total assets, $1.1 billion in net loans, $1.1 billion in total deposits and $115.9 million in shareholders' equity. At December 31, 2017, ATBancorp had approximately $1.6 billion in total assets, $1.3 billion in net loans, $1.4 billion in total deposits and $134.8 million in shareholders' equity. At September 30, 2017, ATBancorp had approximately $1.6 billion in total assets, $1.3 billion in net loans, $1.4 billion in total deposits and $134.1 million in shareholders' equity.

        For the nine months ended September 30, 2018, ATBancorp realized net income of $23.9 million or $681.84 per common share compared to net income of $9.9 million or $281.06 per common share for the nine months ended September 30, 2017. The $14.0 million increase in net income for the nine months ended September 30, 2018 compared to the same period in 2017 was due primarily to a $24.1 million increase in non-interest income related to the gain on the sale of United American Bank. The $2.2 million increase in noninterest expense in the nine months ended September 30, 2018 compared to the same period in 2017 was due primarily to professional and other services related to the United American Bank sale. The $2.7 million decrease in net interest income was primarily related to an increased cost of funds due to rising market rates.

Results of Operations

        Net Interest Income and Margin.    For the nine months ended September 30, 2018, net interest income totaled $31.8 million compared to $34.5 million for the nine months ended September 30, 2017. The $2.7 million decrease in net interest income was due to an increased cost of funds due to rising market rates.

        Interest income totaled $40.9 million for the nine months ended both September 30, 2018 and 2017. The average yield on interest-earning assets increased to 3.87% for the nine months ended September 30, 2018 up from 3.71% during the nine months ended September 30, 2017.

        Interest expense totaled $9.1 million for the nine months ended September 30, 2018 compared to $6.5 million for the same period in 2017. Average interest-bearing liabilities decreased $28.9 million in the nine months ended September 30, 2018 compared to the same period in 2017. The average rate paid on interest-bearing liabilities increased to 1.11% for the nine months ended September 30, 2018 from 0.76% during the nine months ended September 30, 2017.

        Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The net interest margin for the nine months ended September 30, 2018 was 3.01% compared to 3.13% during the nine months ended September 30, 2017.

        The net interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. For the nine months ended September 30, 2018, ATBancorp's net interest spread was 2.77% compared to 2.95% for the same period in 2017. The decrease in net interest spread for the nine months ended September 30, 2018, compared to the same period in 2017 resulted from an increased cost of funds due to rising market rates.

        For the nine months ended September 30, 2018, the yield on average interest-earning assets increased to 3.87% from 3.71% for the same period in 2017. Cost of interest-bearing liabilities for the nine months ended September 30, 2018 increased to 1.11% from 0.76% for the same period in 2017. The increase in the yield on average interest-earning assets was primarily attributable to a shift in market rates. The increase in cost of funds was due to rising market rates and a shift in mix towards large CDs.

        The following table shows ATBancorp's average balances of assets, liabilities and shareholders' equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$1,200,795	$37,905	4.22%	$1,236,289	$37,882	4.10%
Investment securities—taxable	126,641	1,785	1.88	177,496	2,326	1.75
Investment securities—tax exempt	16,718	258	2.06	22,836	337	1.97
Other earning assets	69,274	976	1.88	37,368	380	1.36

Total interest-earning assets	$1,413,428	$40,924	3.87%	$1,473,989	$40,925	3.71%
Noninterest-earning assets:
Cash and due from banks	26,969			29,823
Other assets	52,054			58,466

Total Assets	$1,492,451			$1,562,278

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$226,874	1,335	0.79%	$241,668	$1,074	0.59%
Money market	309,520	1,604	0.69	335,560	814	0.32
Savings	154,101	502	0.44	149,468	428	0.38
Time deposits	287,484	3,072	1.43	269,786	2,128	1.05
Repurchase agreements	38,094	322	1.13	47,393	107	0.30
Other borrowings	88,825	2,298	3.46	89,896	1,919	2.85

Total interest-bearing liabilities	$1,104,898	$9,133	1.11%	$1,133,771	$6,470	0.76%
Noninterest-bearing liabilities:
Demand deposits	249,487			283,492
Other liabilities	19,452			17,402
Shareholders' equity	118,614			127,613

Total liabilities and shareholders' equity	$1,492,451			$1,562,278

Net Interest Income		$31,791			$34,455
Net Interest Spread(2)			2.77%			2.95%
Net Interest Margin(3)			3.01%			3.13%

(1)
Nonaccrual loans have been included in the average balances for computation purposes, but the foregone interest of such loans is excluded.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (before provision for credit losses) as a percentage of average interest-earning assets.

        The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	Nine Months Ended September 30, 2018 vs. 2017
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$(1,454)	$1,477	$23
Investment securities—taxable	(891)	350	(541)
Investment securities—tax exempt	(121)	42	(79)
Other earning assets	434	162	596

Total interest income	$(2,032)	$2,031	$(1)
(Increase) decrease in interest expense:
Interest-bearing demand	(88)	349	261
Money market	(84)	874	790
Savings	18	361	74
Time certificates of deposit	187	757	944
Repurchase agreements	(28)	243	215
Other borrowings	(31)	2	379

Total interest expense	$(26)	$2,586	$2,663

Net interest income differential	$(2,006)	$(555)	$(2,664)

        Provision for Credit Losses.    Credit risk is inherent in the business of making loans. ATBancorp sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as a provision for credit losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under "Allowance for Loan Losses." Management believes that ATBancorp maintained adequate balances of allowance for loan losses at September 30, 2018, December 31, 2017 and September 30, 2017.

        Noninterest Income.    ATBancorp's noninterest income is generated from several sources. Noninterest income is derived primarily from service charges and fees on deposit accounts. Income related to card interchange income is also a strong contributor to noninterest income. Also included in noninterest income was investment center income, fiduciary income and gains or losses realized on the sale of investment securities.

        For the nine months ended September 30, 2018, ATBancorp recorded $44.4 million in noninterest income compared to $20.3 million for the same period in 2017 for an increase of $24.1 million primarily due to the gain on the sale of United American Bank.

        Noninterest Expense.    Noninterest expense, which is comprised primarily of salaries and employee benefits, occupancy and equipment, marketing and business development, data processing, insurance, and other expenses, totaled $43.1 million for the nine months ended September 30, 2018 compared to $40.9 million for the nine months ended September 30, 2017. The $2.2 million increase in noninterest expense in the nine months ended September 30, 2018 as compared to the same period in 2017 was due to professional and other services related to the United American Bank sale.

        Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining and operating the branch facilities. ATBancorp's ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average interest-earning assets. Noninterest expenses measured as a percentage of average interest-earning assets was 4.07% for the nine months ended September 30, 2018 and 3.70% for the nine months ended September 30, 2017.

        The following table sets forth the breakdown of noninterest expense for the periods indicated:

	September 30, 2018		September 30, 2017
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Salaries and employee benefits	$22,199	51.47%	$23,058	56.33%
Occupancy and equipment	4,599	10.66	4,950	12.09
Marketing and business development	2,493	5.78	2,482	6.06
Data Processing	4,509	10.45	4,289	10.48
Insurance	865	2.01	837	2.04
Other operating expense	8,465	19.63	5,315	12.99

Total noninterest expense	$43,130	100.00%	$40,931	100.00%

As a percentage of average total interest-earning assets	4.07%		3.70%
Efficiency ratio	49.90%		66.83%

Liquidity and Capital Resources

        Liquidity.    Liquidity is ATBancorp's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. ATBancorp's principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities, and repayments from loans. To supplement its primary sources of liquidity, ATBancorp maintains contingent funding sources, which include unsecured borrowing arrangements with its correspondent financial institutions. There was $700 thousand outstanding under these arrangements at September 30, 2018. In addition to available credit lines at correspondent financial institutions, ATBancorp also has a borrowing arrangement with the FHLB. ATBancorp has a blanket lien arrangement on qualifying loan collateral. As of September 30, 2018, ATBancorp's net availability under this arrangement was $167.7 million.

        Capital Resources.    Shareholders' equity as of September 30, 2018 was $115.9 million as compared to $134.1 million as of September 30, 2017. The decrease in shareholders' equity over the aforementioned periods was primarily a result of a special dividend following the sale of United American Bank. ATBancorp is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that ATBancorp is financially sound and able to support its growth from retained earnings. ATBancorp is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution's asset risk profile and off-balance sheet exposure. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity.

        The following table provides the capital ratios for ATBancorp on a consolidated basis and ATSB and ABTW as of the dates indicated, along with the applicable regulatory capital requirements:

	Ratio at September 30, 2018	Ratio at September 30, 2017	Minimum Requirement for "Adequately Capitalized" Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution at September 30, 2018
Common Equity Tier 1 Risk-Based Capital Ratio
ATBancorp Consolidated	9.08%	9.09%	5.75%	6.50%
American Trust & Savings Bank	11.43%	11.24%	5.75%	6.50%
American Bank & Trust Wisconsin	13.44%	14.83%	5.75%	6.50%
Tier 1 Risk-Based Capital Ratio
ATBancorp Consolidated	10.63%	10.44%	7.25%	8.00%
American Trust & Savings Bank	11.43%	11.24%	7.25%	8.00%
American Bank & Trust Wisconsin	13.44%	14.83%	7.25%	8.00%
Total Risk-Based Capital Ratio
ATBancorp Consolidated	12.78%	12.80%	9.25%	10.00%

	Ratio at September 30, 2018	Ratio at September 30, 2017	Minimum Requirement for "Adequately Capitalized" Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution at September 30, 2018
American Trust & Savings Bank	12.40%	12.18%	9.25%	10.00%
American Bank & Trust Wisconsin	14.68%	16.08%	9.25%	10.00%
Leverage Ratio
ATBancorp Consolidated	9.39%	9.33%	N/A	5.00%
American Trust & Savings Bank	10.49%	10.81%	N/A	5.00%
American Bank & Trust Wisconsin	10.97%	11.23%	N/A	5.00%

        At September 30, 2018, all of ATBancorp's regulatory capital ratios were above minimum requirements for a "well-capitalized" institution.

Financial Condition

        Summary.    Total assets were $1.4 billion as of September 30, 2018, compared to $1.6 billion as of September 30, 2017. Total assets decreased from September 30, 2017 to September 30, 2018 by $261.4 million, or 16.07%. Total loans, net of allowance for loan losses, decreased $161.9 million to $1.1 billion as of September 30, 2018, compared to $1.3 billion as of September 30, 2017. Total deposits decreased $267.6 million to $1.1 billion as of September 30, 2018, compared to $1.4 billion as of September 30, 2017.

        Investment Portfolio.    The following table summarizes the amortized cost, fair value and distribution of ATBancorp's investment securities as of the dates indicated:

	September 30, 2018		September 30, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for sale
U.S. government-sponsored agency securities	$74,665	$72,141	$141,448	$140,601
Mortgage-backed securities	7,161	6,940	10,467	10,443
U.S. Treasury securities	5,015	4,830	5,018	5,054
Obligations of state and municipal subdivisions	18,209	18,098	25,591	25,842

Total	$105,050	$102,009	$182,524	$181,940

        At September 30, 2018 the fair value of securities available for sale totaled $102.0 million, a decrease of $79.9 million, or 43.93%, from $181.9 million at September 30, 2017. The decrease in securities from September 30, 2018 to September 30, 2017 was primarily due to the sale of United American Bank.

        The available-for-sale securities portfolio had a net unrealized loss of $3.0 million at September 30, 2018 compared to net unrealized loss of $584 thousand at September 30, 2017. The net unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders' equity.

        The following table summarizes, as of September 30, 2018, the maturity characteristics of the investment portfolio, by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale
U.S. government-sponsored agency securities	$2,675	1.65%	$64,725	1.69%	$5,279	2.18%	$—	0%	$72,679	1.72%
Mortgage-backed securities	31	4.90%	5,349	2.00%	1,023	3.16%	—	0%	6,403	2.20%
U.S. Treasury securities	—	0%	4,830	2.05%	—	0%	—	0%	4,830	2.05%
Obligations of state and municipal subdivisions	5,012	2.02%	11,778	1.99%	1,307	2.32%	—	0%	18,097	2.02%

Total	$7,718		$86,682		$7,609		$—		$102,009

        Loan Portfolio.    ATBancorp's loan portfolio represents the largest single portion of invested assets, substantially greater than the investment portfolio or any other asset placement category. The quality and diversification of ATBancorp's loan portfolio are important considerations when reviewing ATBancorp's results of operations.

        Total loans, net of allowance for loan losses, decreased to $1.1 billion as of September 30, 2018, compared to $1.3 billion as of December 31, 2017 and $1.3 billion as of September 30, 2017. The $188.3 million decrease from December 31, 2017 to September 30, 2018 was primarily a result of the sale of United American Bank. As compared to September 30, 2017, ATBancorp's total loans, net of allowance for loan losses, decreased $161.9 million, again primarily due to the United American Bank sale.

        The following table sets forth the composition of ATBancorp's loan portfolio (excluding loans held for sale) as of the dates indicated:

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(Dollars in Thousands)
Commercial—construction	$63,419	$56,713	$65,110	$86,659	$86,492
Commercial—real estate	367,716	385,278	515,757	493,526	465,610
Commercial—other	357,027	358,147	378,648	373,950	382,776
Agricultural	150,561	148,751	147,125	135,543	129,264
Residential real estate	87,477	78,299	107,074	108,953	108,880
Consumer	97,756	91,852	111,226	115,797	114,830

Total gross loans	1,123,956	1,119,040	1,324,940	1,314,428	1,287,852
Deferred costs and (fees)	937	849	973	846	789
FMV Adjustment Elimination	—	—	105	150	195

Loans, held for investment, net of deferred costs and fees	1,124,893	1,119,889	1,326,018	1,315,424	1,288,836
Less allowance for loan losses	12,587	12,350	15,018	14,853	14,666

Net loans, held for investment	$1,112,306	$1,107,539	$1,311,000	$1,300,571	$1,274,170

        Loan Maturities and Sensitivity to Changes in Interest Rates.    The following table shows the maturity distribution and repricing intervals of ATBancorp's outstanding loans as of September 30, 2018. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table excludes deferred fees totaling $1 million and loans held for sale of $1.7 million.

	As of September 30, 2018
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Maturities
Commercial—construction	$24,475	$20,473	$18,471	$63,419
Commercial—real estate	44,557	281,898	41,261	367,716
Commercial—other	121,896	120,440	114,691	357,027
Agricultural	60,258	82,498	7,805	150,561
Residential Real Estate	29,897	3,840	53,740	87,477
Consumer	42,941	37,287	17,528	97,756
Total gross loans	$324,024	$546,436	$253,496	$1,123,956
Repricing
Loans with variable (floating) interest rates	$146,274	$31,634	$170,038	$347,946
Loans with predetermined (fixed) interest rates	176,289	515,218	84,503	766,010
Total	$322,563	$546,852	$254,541	$1,123,956

        Nonperforming Assets.    Nonperforming loans as a percentage of total loans were 0.44%, 0.33%, and 0.45% at each of September 30, 2018, December 31, 2017 and September 30, 2017. ATBancorp had nonperforming loans totaling $4.9 million and $4.2 million as of September 30, 2018 and December 31, 2017. Non-performing loans as of September 30, 2017 totaled $5.8 million. Nonperforming assets consist of nonperforming loans and OREO. When appropriate or necessary to protect ATBancorp's interest, real estate taken as collateral on a loan may be taken by ATBancorp through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as OREO. The OREO is carried on ATBancorp's financial statements as an asset, at fair value less estimated costs to sell. ATBancorp periodically revalues the OREO properties and charges other expenses for any further valuation adjustments.

        The following table provides information with respect to the components of ATBancorp's nonperforming assets as of the dates indicated:

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(Dollars in Thousands)
Nonaccrual loans, not restructured	$3,287	$3,080	$3,265	$2,449	$3,891
Nonperforming troubled debt restructurings	1,619	1,720	1,728	1,778	1,874
Accruing loans past due 90 days or more	13	9	—	—	3

Total nonperforming loans (NPLs)	4,919	4,809	4,993	4,227	5,768
Other real estate owned and foreclosed assets	3,576	3,619	4,574	5,114	5,114

Total nonperforming assets (NPAs)	$8,495	$8,428	$9,567	$9,341	$10,882

Performing troubled debt restructurings	$4,605	$4,608	$4,934	$5,009	$5,078
Selected ratios:
NPLs to loans, held for investment, net of deferred costs and fees	0.44%	0.43%	0.38%	0.33%	0.45%
NPAs to total assets	0.62%	0.62%	0.59%	0.57%	0.67%

        If nonaccrual loans outstanding during the quarters ending September 30, 2018, December 31, 2017 and September 30, 2017 had been current in accordance with their original terms, an immaterial amount of interest income would have been recorded. There was no income recognized on nonaccrual loans prior to impairment during the quarters ended September 30, 2018, December 31, 2017 and September 30, 2017.

        Allowance for Loan Losses.    The table below presents the activity in the allowance for loan losses by class of loans as of the dates indicated:

	Nine Months Ended September 30,
	2018	2017
	(Dollars in Thousands)
Balance, beginning of period	$14,853	$14,899
Less United American Bank balance	$(2,908)	$—
Loan charge-offs:
Commercial—construction	—	—
Commercial—real estate	(99)	—
Commercial—other	—	(210)
Agricultural	—	—
Residential real estate	(55)	(21)
Consumer and other	(96)	(103)

Total loan charge-offs	(250)	(334)

Loan recoveries:
Commercial—construction	—	—
Commercial—real estate	31	1,158
Commercial—other	13	137
Agricultural	—	—
Residential real estate	—	22
Consumer and other	45	389

Total loan recoveries	89	1,706

Net loan recoveries (charge-offs)	(161)	1,372
Provision (credit) for loan losses	803	(1,605)

Balance, end of period	$12,587	$14,666

        ATBancorp continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan loss at September 30, 2018 was $12.6 million. This represents a decrease of $2.1 million from the allowance of $14.7 million at September 30, 2017. The allowance represented 1.12% as of September 30, 2018 and 1.14% at September 30, 2017 of total loans held in its portfolio.

        Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for ATBancorp's loans. As of September 30, 2018, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

        The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated:

	At September 30,
	2018		2017
	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total
Commercial—construction	$962	7.64%	$3,833	26.14%
Commercial—real estate	3,982	31.64	3,049	20.79
Commercial—other	4,264	33.88	5,532	37.72
Agricultural	1,777	14.12	1,558	10.62
Residential real estate	309	2.45	82	0.56
Consumer and other	1,293	10.27	612	4.17

Total	$12,587	100.00%	$14,666	100.00%

        Off-Balance Sheet Commitments.    During the ordinary course of business, ATBancorp will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of ATBancorp to its customers which is not represented in any form within the balance sheets of ATBancorp. These commitments represent a credit risk to ATBancorp. The effect on ATBancorp's revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.

        The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:

	September 30, 2018	December 31, 2017	September 30, 2017
	(Dollars in Thousands)
Commitments to extend credit	$383,209	$472,828	$500,916
Credit card commitments	25,824	24,581	24,047
Letters of credit	18,337	16,230	12,118

Total	$427,370	$513,639	$537,081

        For more information regarding ATBancorp's off-balance sheet arrangements, see Note 15 to ATBancorp's audited consolidated financial statements located elsewhere herein.

        Deposits.    Deposits are ATBancorp's primary source of funds. Total deposits as of September 30, 2018 were $1.1 billion, a decrease from $1.4 billion at December 31, 2017. For the nine months ended September 30, 2018, total average deposits decreased $79.1 million, or 6.06%, to $1.2 billion from the year ended December 31, 2017. The decrease in average deposit balances is centered primarily in demand and money market accounts, primarily due to the sale of United American Bank. As compared to September 30, 2017, total average deposits decreased $52.5 million, or 4.10%, from $1.3 billion.

        For the nine months ended September 30, 2018, average noninterest-bearing deposits decreased 14.54%, or $42.4 million, to $249.5 million. At the same time, average NOW and money market deposits decreased $53.4 million, or 9.06%, to $536.4 million at September 30, 2018 from $589.8 million at December 31, 2017 and decreased $40.8 million from $577.2 million at September 30, 2017. Total average time deposits increased $12.6 million, or 4.59%, from $274.9 million at December 31, 2017 to $287.5 million at September 30, 2018 and increased $17.7 million, or 6.56%, as compared to September 30, 2017.

        The following table sets forth the scheduled maturities of ATBancorp's time deposits in denominations of $100,000 or greater as of the date indicated:

September 30, 2018
(Dollars in Thousands)
Three months or less	$52,921
Over three months through six months	31,599
Over six months through 12 months	20,255
Over 12 months	26,421

Total	$131,196

        Borrowings.    ATBancorp had $700 thousand in unsecured lines of credit with correspondent financial institutions at September 30, 2018. ATBancorp also has a borrowing arrangement with the FHLB that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of September 30, 2018, the ATBancorp's net availability under this arrangement was $167.7 million. Advances outstanding as of September 30, 2018 totaled $53.4 million. The balance on the FHLB line at September 30, 2018 was related to $10.0 million in overnight advances, a $5.0 million putable fixed-rate advance with an interest rate of 2.52% maturing in 2023, and eight fixed-rate term advances with the following maturities and interest rates:

Year Ending December 31:	Balance	Weighted Average Interest Rate
	(Dollars in Thousands)
2018	$1,000	1.47%
2019	6,000	1.81%
2020	7,400	2.73%
2021	6,000	2.87%
2022	6,000	2.97%
2023	6,000	3.01%
2024	6,000	3.15%

Total	$38,400

 STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows as of October 18, 2018, the shares of ATBancorp common stock beneficially owned by ATBancorp's directors, executive officers and owners of more than 5% of the issued and outstanding shares of ATBancorp common stock. Unless otherwise indicated, each director, executive officer or 5% shareholder has sole voting power (or shares such power with his or her spouse or child) with respect to the shares set forth in the following table. The source of information provided in the table is ATBancorp's shareholders records and inquiries to its directors and officers.

Directors, Executive Officers and 5% Shareholders	Amount and Nature of Beneficial Ownership of Common Stock(1)		Ownership as % of Common Stock Outstanding(2)
Nicholas J. Schrup, III(3)	4,176	(3)	11.9%
Charles J. Schrup, III(4)	2,741	(4)	7.8%
Stephanie H. Bear	5,237		15.0%
R. Rourke Holscher(5)	4,852	(5)	13.9%
Sarah O. Schrup(6)	3,443	(6)	9.8%
Susan Smeaton(7)	2,874	(7)	8.2%
All Directors and Officers as a Group (6 persons)	23,323		66.6%

Notes:

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from October 18, 2018. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Reflects 35,028 shares outstanding as of October 18, 2018.

(3)
Includes 3,100 shares held in the Nicholas J. Schrup III Revocable Trust for which Mr. Schrup is the grantor and has sole voting and investment power. Also includes 430 shares held in the Nicholas J. Schrup III Directed IRA Plan and Trust for which Mr. Schrup is the account holder and has sole voting and investment power. Also includes 130 shares held in the Nicholas J. Schrup III and Carrie T. Schrup Agency Account WO Advice for which Mr. Schrup has voting and investment power. Also includes 290 shares held in trust for the benefit of Mr. Schrup's child for which Mr. Schrup is the trustee and has sole voting and investment power. Also includes 226 shares owned by Mr. Schrup's spouse.

(4)
Includes 468 shares held in the Charles J. Schrup Jr. Descendants TR fbo CJS III for which Mr. Schrup is the trustee and has voting power. Also includes 1,770 shares held in the Charles J. Schrup III Revocable Trust for which Mr. Schrup is the trustee and has sole voting and investment power. Also includes 81 shares owned by Mr. Schrup's spouse.

(5)
Includes 3,877 shares held in the R. Rourke Holscher Revocable Trust for which Mr. Holscher is the trustee and has sole voting and investment power. Includes 303 shares held in the Eleanor S. Holscher GST fbo R. Rourke for which Mr. Rourke is the trustee and has sole voting and investment power.

(6)
Includes 2,702 shares held in the Sarah O Schrup Revocable Trust for which Ms. Schrup is the grantor and has sole voting and investment power. Also includes 643 shares held in the NJ Schrup Irrevocable Trust F/B/O Sarah Schrup for which Ms. Schrup is the beneficiary and has sole voting and investment power. Also includes 98 shares held in trusts for the benefit of her children for which Ms. Schrup is the grantor and has sole voting and investment power.

(7)
Includes 466 shares held in the Charles J. Schrup, Jr. Descendants Trust f/b/o Susan for which Ms. Smeaton is the trustee and has sole voting and investment power. Also includes 2,021 shares held in the Susan Schrup Smeaton Trust Agency for which Ms. Smeaton is the trustee and has sole voting and investment power. Also includes 60 shares owned by Ms. Smeaton's spouse. Also includes 327 shares held in trusts for the benefit of Ms. Smeaton's children for which Ms. Smeaton is the trustee and has sole voting and investment power.

DESCRIPTION OF MIDWESTONE CAPITAL STOCK

General

        MidWestOne's articles of incorporation provide that MidWestOne is authorized to issue, without shareholder action, a total of 30,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, no par value per share. The preferred stock may be issued in one or more series and with such terms and conditions, at such times and for such consideration as MidWestOne's board of directors may determine.

        As of the MidWestOne record date, 12,222,145 shares of common stock were issued and outstanding and no preferred stock was issued or outstanding.

        The following description of the material terms of MidWestOne's capital stock is only a summary. This summary does not purport to be a complete description of the terms and conditions of its capital stock in all respects and is subject to and qualified in its entirety by reference to MidWestOne's amended and restated articles of incorporation and by-laws, each of which is incorporated herein by reference, as well as the IBCA.

Common Stock

        General.    Under MidWestOne's amended and restated articles of incorporation, MidWestOne has the authority to issue 30,000,000 shares of common stock, par value $1.00 per share. As of the MidWestOne record date, there were 84,365 shares of common stock underlying restricted stock units that have been awarded pursuant to MidWestOne's equity incentive plans and 445,100 shares of its common stock reserved for future issuance under MidWestOne's equity incentive plans. MidWestOne's common stock is listed for trading on the NASDAQ Global Select Market under the symbol "MOFG."

        Each share of MidWestOne's common stock has the same relative rights and is identical in all respects to every other share of its common stock. MidWestOne's shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of its securities, except as set forth below under "—Shareholder Agreement."

        Voting Rights.    Each outstanding share of MidWestOne's common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.

        Liquidation Rights.    Upon MidWestOne's liquidation, dissolution or winding up, the holders of its common stock are entitled to receive, pro rata, MidWestOne's assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

        Dividends Payable on Shares of Common Stock.    In general, the holders of outstanding shares of MidWestOne's common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as MidWestOne's board of directors may from time to time determine. The ability of MidWestOne's board of directors to declare and pay dividends on its common stock may be affected by both general corporate law considerations and policies of the Federal Reserve Board applicable to bank holding companies. As an Iowa corporation, MidWestOne is subject to the limitations of Iowa law, which allows it to pay dividends unless, after such dividend: (i) MidWestOne would not be able to pay its debts as they become due in the usual course of business; or (ii) MidWestOne's total assets would be less than the sum of its total liabilities plus any amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of its creditors whose rights are superior to the rights of MidWestOne's shareholders receiving the distribution. As a bank holding company, MidWestOne's ability to declare and pay dividends is also subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. The Federal Reserve Board guidelines generally require MidWestOne to review the effects of the cash payment of dividends on its common stock and other Tier 1 capital instruments in light of our earnings, capital adequacy and financial condition. As a general matter, the Federal Reserve Board indicates that the board of directors of a bank holding company should eliminate, defer or significantly reduce the dividends if: (i) the company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company's capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve Board also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Most of MidWestOne's revenues available for the payment of dividends derive from amounts paid to it by MidWestOne Bank. There are various statutory limitations that limit the ability of MidWestOne Bank to pay dividends to MidWestOne. MidWestOne Bank is an Iowa state-charted bank and is subject to the laws and regulations of the Iowa Superintendent of Banking and to the regulations of the FDIC. If a bank's primary banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice.

        Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. In particular, the federal banking agencies have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice.

        Under the Iowa Banking Act, Iowa state-chartered banks, such as the MidWestOne Bank, generally may pay dividends only out of undivided profits. In addition, the Iowa Superintendent of Banking may restrict the declaration or payment of a dividend by an Iowa state-chartered bank.

        Furthermore, the payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Even notwithstanding the availability of funds for dividends, the FDIC may prohibit the payment of any dividends by an insured bank, such as the MidWestOne Bank, if the FDIC determines such payment would constitute an unsafe or unsound practice.

        Shareholder Agreement.    In connection with the merger of MidWestOne with Central Bancshares, Inc., which was consummated on May 1, 2015, MidWestOne entered into the Shareholder Agreement, dated November 20, 2014, with Riverbank Insurance Center, Inc., the holder of all outstanding Class A units of Central Insurance Agency, LLC, or "Insurance Agency Owner," CBS, LLC, or "TruPS Holder," the John M. Morrison Revocable Trust #4, or the "Trust," and John M. Morrison, the trustee of the Trust. Among other things, the Shareholder Agreement provides that: (i) the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are subject to certain customary "standstill" provisions and a requirement that such parties vote their shares of our common stock in accordance with the terms of the Shareholder Agreement with respect to various matters for certain periods of time; and (ii) the Trust and Mr. Morrison were entitled to certain preemptive rights with respect to MidWestOne's securities that have expired.

        The above description of the Shareholder Agreement is only a summary and does not purport to be complete. You must review the entire agreement for a full understanding of the terms of these securities. See "Where You Can Find More Information."

Preferred Stock

        General.    MidWestOne may issue up to 500,000 shares of preferred stock, no par value per share, from time to time in one or more series. MidWestOne's board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of MidWestOne common stock.

Anti-Takeover Provisions.

        General.    MidWestOne's amended and restated articles of incorporation and amended and restated bylaws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

        Authorized Shares of Capital Stock.    Authorized but unissued shares of MidWestOne's common stock and preferred stock under MidWestOne's amended and restated articles of incorporation could (within the limits imposed by applicable law and NASDAQ Marketplace Rules) be issued in one or more transactions that could make a change of control of MidWestOne more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of MidWestOne's by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some shareholders.

        Limitations on Right to Call Special Meetings; Shareholder Proposal Notice Requirements.    Under MidWestOne's amended and restated bylaws, a special meeting of MidWestOne shareholders may be called only by: (i) the Chairman of MidWestOne's board of directors or MidWestOne's Chief Executive Officer or President; or (ii) in accordance with Section 490.702 of the IBCA, which requires written demand by shareholders owning at least 50% of the total voting power of the outstanding stock entitled to vote on the issue proposed to be considered at the special meeting. Additionally, MidWestOne's amended and restated bylaws require that shareholder proposals meet certain advanced notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual shareholders' meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities.

        State Anti-Takeover Laws.    The IBCA contains an anti-takeover provision referred to as the "business combinations with interested shareholders" provision. This provision prevents a corporation from engaging in any business combination with an "interested shareholder" (as defined in the IBCA) for a period of three years following the time that the shareholder became an interested shareholder, unless one of the following conditions applies: (i) prior to the time that the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

        The Bank Holding Company Act of 1956.    The ability of a third party to acquire MidWestOne is also limited under applicable banking regulations. The Bank Holding Company Act of 1956, or the Bank Holding Company Act, requires any "bank holding company" (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of MidWestOne's common stock that a holder is entitled to receive pursuant to securities convertible into or settled in MidWestOne's common stock, including pursuant to MidWestOne's warrants to purchase MidWestOne's common stock held by such holder, must be taken into account in calculating a shareholder's aggregate holdings of MidWestOne's common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for MidWestOne's common stock is American Stock Transfer & Trust Company, LLC.

 EXPERTS

        The consolidated financial statements of MidWestOne as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of MidWestOne's internal control over financial reporting as of December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of ATBancorp as of December 31, 2017 and 2016, and for each of the years then ended, have been included in this joint proxy statement/prospectus in reliance upon the reports of Eide Bailly LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

 OPINIONS

        Shapiro Bieging Barber Otteson LLP, Denver, Colorado, and RSM US LLP, Chicago, Illinois, have delivered their opinions to MidWestOne and ATBancorp, respectively, as to certain United States federal income tax consequences of the Merger. Please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 129. The validity of the MidWestOne common stock to be issued in connection with the Merger will be passed upon for MidWestOne by Shapiro Bieging Barber Otteson LLP, Denver, Colorado.

 OTHER MATTERS

        As of the date of this document, neither the MidWestOne board of directors nor the ATBancorp board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before either the MidWestOne special meeting or the ATBancorp special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows MidWestOne to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

        This joint proxy statement/prospectus incorporates by reference the documents set forth below that MidWestOne has previously filed with the SEC (File No. 001-35968) and all documents filed by MidWestOne with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the respective special meetings of MidWestOne's and ATBancorp's respective shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Definitive Proxy Statement for MidWestOne's annual meeting of shareholders filed on March 9, 2018;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  Current Reports on Form 8-K filed January 18, 2018, January 25, 2018, April 20, 2018, April 26, 2018, April 30, 2018, May 4, 2018, June 11, 2018, June 25, 2018, July 18, 2018, July 26, 2018, August 22, 2018, September 4, 2018, October 1, 2018, October 17, 2018 and October 25, 2018.

        MidWestOne files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials MidWestOne files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this document.

        Neither MidWestOne nor ATBancorp has authorized anyone to give any information or make any representation about the Merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ATBANCORP FINANCIAL STATEMENTS

Independent Auditor's Report

To the Board of Directors
ATBancorp
Dubuque, Iowa

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of ATBancorp and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

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U.S. Bancorp Center | 800 Nicollet Mall, Ste. 1300 | Minneapolis,  MN 55402-7033 | T 612.253.6500 | F 612.253.6600 | EOE

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ATBancorp and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

        Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information on pages 51 through 53 is presented for the purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.
Minneapolis, Minnesota
March 5, 2018

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2017 and 2016

(in thousands, except share information)

	2017	2016
ASSETS
Cash and due from banks	$89,459	$89,360
Federal funds sold	4,505	1,045
Securities available-for-sale	173,395	197,611
Loans held for sale	2,045	2,193
Loans, net of allowance of $14,853 and $14,899 at December 31, 2017 and 2016	1,300,571	1,179,432
Bank-owned life insurance	18,074	17,540
Federal Home Loan Bank stock	5,246	4,179
Bank premises and equipment, net	18,110	17,249
Accrued interest receivable	5,834	5,367
Goodwill	3,253	3,253
Real estate owned, net	5,114	5,681
Mortgage servicing rights	5,797	5,272
Other assets	10,613	12,049

TOTAL ASSETS	$1,642,016	$1,540,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$1,370,100	$1,253,004
Federal funds purchased	900	6,100
Short-term borrowings	26,336	67,669
Other borrowings	52,400	32,000
Subordinated debentures	39,935	40,485
Accrued interest payable	1,235	955
Other liabilities	16,315	15,485

Total liabilities	1,507,221	1,415,698

Stockholders' equity
Common stock of ATBancorp, no par value; 200,000 shares authorized; 35,288 shares issued as of December 31, 2017 and 2016; 35,038 and 35,088 shares outstanding as of December 31, 2017 and 2016, respectively	1,764	1,764
Additional paid-in capital	4,852	4,852
Retained earnings	$125,602	$116,177
Accumulated other comprehensive income (loss)	(1,330)	(1,503)
Treasury stock; 250 and 200 shares, respectively	(550)	(400)

Total ATBancorp stockholders' equity	130,338	120,890
Non-controlling interest	4,457	3,643

Total stockholders' equity	134,795	124,533

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,642,016	$1,540,231

See accompanying notes to consolidated financial statements.

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2017 and 2016

(in thousands)

	2017	2016
Interest income
Interest and fees on loans
Taxable	$47,952	$45,277
Tax-exempt	3,400	2,591
Interest on securities
Taxable	3,116	2,438
Tax-exempt	439	567
Interest on federal funds sold	647	688

Total interest income	55,554	51,561

Interest expense
Interest on deposits	6,254	5,503
Interest on federal funds purchased	28	15
Interest on short-term borrowings	146	136
Interest on other borrowings	576	200
Interest on subordinated debentures	1,939	1,836

Total interest expense	8,943	7,690

Net interest income before provision for (reversal of) loan losses	46,611	43,871
Provision for (reversal of) loan losses	(1,320)	(900)

Net interest income after provision for (reversal of) loan losses	47,931	44,771

Other income
Trust fees	15,258	13,854
Gain on sale of loans	1,492	1,866
Service fees	8,658	8,448
Other	1,908	1,323

Total other income	27,316	25,491

Operating expenses
Salaries and employee benefits	31,501	30,679
Occupancy	3,192	3,143
Equipment	3,504	3,174
Marketing and business development	3,146	2,930
Data processing	5,713	5,469
Insurance	945	1,306
Other	7,069	7,136

Total operating expenses	55,070	53,837

Net income before income tax	$20,177	$16,425
Income tax expense	6,809	3,808

Net income	13,368	12,617
Net gain attributable to non-controlling interest	788	543

Net income attributable to controlling interest	12,580	12,074
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during the period, net of taxes of $280 and $(1,239), respectively	173	(2,055)
Less other comprehensive income (loss) attributable to non-controlling interest	26	(142)

Other comprehensive income (loss)	199	(2,197)

Comprehensive income attributable to controlling interest	$12,779	$9,877

See accompanying notes to consolidated financial statements.

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years ended December 31, 2017 and 2016

(in thousands, except per share data)

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total
Balance, January 1, 2016	$1,764	$(400)	$4,852	$105,927	$552	$3,242	$115,937
Comprehensive income	—	—	—	12,074	(2,055)	(142)	9,877
Cash dividends paid ($52.00 per share)	—	—	—	(1,824)	—	—	(1,824)
Non-controlling interest	—	—	—	—	—	543	543

Balance, December 31, 2016	1,764	(400)	4,852	116,177	(1,503)	3,643	124,533
Comprehensive income	—	—	—	12,580	173	26	12,779
Cash dividends paid ($90.05 per share)	—	—	—	(3,155)	—	—	(3,155)
Non-controlling interest	—	—	—	—	—	788	788
Purchase of Treasury stock	—	(150)	—	—	—	—	(150)

Balance, December 31, 2017	$1,764	$(550)	$4,852	$125,602	$(1,330)	$4,457	$134,795

See accompanying notes to consolidated financial statements.

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2017 and 2016

(in thousands)

	2017	2016
Cash flows from operating activities
Net income	$12,580	$12,074
Adjustments to reconcile net income to net cash provided by operating activities
Change in non-controlling interest	788	543
Provision for (reversal of) loan losses	(1,320)	(900)
Provision for valuation allowance on real estate owned	—	285
Gain on real estate owned	(9)	(13)
Depreciation of bank premises and equipment	2,315	2,320
Amortization of mortgage servicing rights	275	247
Amortization of premiums and accretion of discounts on securities, net	734	784
Origination of loans held for sale	(114,809)	(163,170)
Proceeds from sale of loans	115,649	165,005
Net gain on sale of loans	(1,492)	(1,866)
Decrease (increase) in cash surrender value of life insurance	(534)	(564)
Decrease (increase) in net deferred tax asset	1,195	107
Decrease (increase) in accrued interest receivable	(467)	(662)
Decrease (increase) in other assets	238	1,640
Increase (decrease) in accrued interest payable	280	(224)
Increase (decrease) in other liabilities	830	(29)

Net cash provided by operating activities	16,253	15,577

Cash flows from investing activities
Net decrease (increase) in federal funds sold	(3,460)	(1,045)
Net change in loans	(120,299)	(51,377)
Activity in securities available-for-sale:
Maturities, prepayments, and calls	25,234	27,016
Sales	82	—
Purchases	(1,632)	(96,878)
Proceeds from redemption of FHLB stock	16,737	120
Purchase of FHLB stock	(17,804)	(1,015)
Proceeds from sales of real estate owned, net	1,056	691
Purchases of bank premises and equipment	(3,176)	(1,450)
Capitalized improvements on real estate owned	—	(104)

Net cash used in investing activities	(103,262)	(124,042)

See accompanying notes to consolidated financial statements.

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the Years Ended December 31, 2017 and 2016

(in thousands)

	2017	2016
Cash flows from financing activities
Proceeds from other borrowings	$436,800	$22,000
Payments on other borrowings	(416,400)	(5,000)
Net increase (decrease) in short-term borrowings	(41,883)	31,446
Net increase (decrease) in deposits	117,096	9,817
Net increase (decrease) in federal funds purchased	(5,200)	1,000
Purchase of treasury stock	(150)	—
Cash dividends paid	(3,155)	(1,824)

Net cash provided by financing activities	87,108	57,439

Net increase (decrease) in cash and due from banks	99	(51,026)
Cash and due from banks
Beginning of year	89,360	140,386

End of year	$89,459	$89,360

Supplemental cash flow information:
Cash paid during the year for interest	$8,663	$7,914
Income tax payments	$5,302	$3,592
Supplemental non cash activities:
Real estate owned acquired in loan foreclosures	$480	$71
Mortgage servicing rights resulting from sale of loans with servicing retained	$800	$925
Non-controlling interest in unrealized gain (loss) on investment securities available for sale, net	$26	$(142)

See accompanying notes to consolidated financial statements.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 1—NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities:

        ATBancorp (the "Company") is a bank holding company providing bank and financial services through its subsidiaries, American Trust & Savings Bank, American Bank & Trust Wisconsin, United American Bank ("UAB"), (collectively the "Banks"), and ATCapital Management Corp. American Trust & Savings Bank is a full-service bank with offices in Dubuque, Dyersville, Farley, and Des Moines, Iowa, granting commercial, real estate, and installment loans to customers primarily in these and surrounding areas. American Bank & Trust Wisconsin is a full-service bank with offices in Cuba City, Hazel Green, Lancaster, Fennimore, and Platteville Wisconsin, granting commercial, real estate, and installment loans to customers primarily in these and surrounding areas. UAB is a California state chartered institution and operates in San Mateo with branch offices in Redwood City and the city of Half Moon Bay. The Banks offer a wide range of deposit accounts, loan types and banking services to small-to-medium size business and professional clients. ATCapital Management Corp is a registered investment advisor which provides financial services that are subject to SEC regulations. All subsidiaries are wholly-owned by the Company except for UAB, which was 83.26% owned as of December 31, 2017 and 2016.

Significant Accounting Policies:

        Accounting Estimates:    The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, carrying value of real estate owned, carrying value of goodwill, fair value of mortgage servicing rights, fair values of financial instruments and valuation of deferred tax assets are inherently subjective and are susceptible to significant change.

        Principles of Consolidation:    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, American Trust & Savings Bank, American Bank & Trust Wisconsin and ATCapital Management Corp along with a majority owned subsidiary, UAB. All intercompany accounts and transactions have been eliminated in consolidation.

        Cash and Due from Banks:    For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks. The Banks are required to maintain reserve balances in cash or with the Federal Reserve Bank. The total of these cash and reserve balances was approximately $34,748 and $30,651 as of December 31, 2017 and 2016, respectively.

        Securities:    The Banks do not currently hold any securities classified as held to maturity.

        Securities classified as available-for-sale are those debt securities the Banks intend to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Banks' assets and liabilities, liquidity needs, regulatory capital

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 1—NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses considered temporary and any non-credit portion of unrealized losses deemed other-than-temporary are reported as an increase or decrease in accumulated other comprehensive income. The credit related portion of unrealized losses deemed other-than-temporary is recorded in current period earnings and a new cost basis is established. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

        The Banks evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. As part of such monitoring, the credit quality of individual securities and their issuers are assessed. In addition, management considers the length of time and extent that fair value has been less than cost, the financial condition and near-term prospects of the issuer, and that the Banks do not have the intent to sell the security and it is more likely than not that it will not have to sell the security before recovery of its cost basis.

        Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.

        Securities Sold Under Repurchase Agreements:    The Banks periodically sell securities under repurchase agreements. These transactions are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The Banks may have to provide additional collateral to the counterparty, as necessary.

        Loans Held for Sale:    Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, reflected as a component of the carrying value of the related loans, net of costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

        Interest is accrued daily on the loan balances outstanding. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, the borrower's financial condition is such that collection of interest is doubtful. All interest accrued but not received for loans placed on nonaccrual are reversed against interest income generally after 90 days. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a specific

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 1—NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reserve may be allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

        Loans in which the Banks, for economic or legal reasons related to the debtor's financial difficulties, grant a concession to the debtors that would not otherwise be considered qualify as troubled debt restructurings ("TDRs"). All TDRs are classified as impaired loans. TDRs may be on accrual or nonaccrual status based upon the performance of the borrower and management's assessment of collectability. Loans deemed nonaccrual may return to accrued status based on performance in accordance with terms of the restructuring, generally six months.

        It is the policy of the Company to recognize losses as soon as they become apparent.

        Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable and inherent losses incurred in the loan portfolio. The Banks maintain allowances for loan losses at levels believed to be adequate to absorb estimated probable credit losses inherent in the loan portfolio. The adequacy of the allowances is determined based on quarterly evaluations of the loan portfolios and other relevant factors. The allowance is comprised of both a specific component and a general component. Even though the entire allowance is available to cover losses on any loan, specific allowances are provided on impaired loans pursuant to accounting standards. The general allowance is based on historical loss experience, adjusted for qualitative and environmental factors. Management reviews the assumptions and methodology related to the general allowance in an effort to update and refine the estimate on a periodic basis.

        In determining the general allowance management has segregated the loan portfolio by loan segment. For each class of loan, the Banks compute a historical loss factor. In determining the appropriate period of activity to use in computing the historical loss factor the Banks look at trends in net charge-off ratios. It is management's intention to utilize a period of activity that is most reflective of current experience. Changes in the historical period are made when there is a distinct change in the trend of net charge-off experience. Management adjusts the historical loss factors for the impact of qualitative factors such as changes in policy or practices, the economy, the portfolio, personnel, delinquencies or classifications, the quality of loan review, the effect of concentrations, and other external factors. In determining the impact, if any, of an individual qualitative factor, management compares the current underlying facts and circumstances surrounding a particular factor with those in the historical periods, adjusting the historical loss factor in a directionally consistent manner with changes in the qualitative factor. Management will continue to analyze the qualitative factors on a periodic basis, adjusting the historical loss factor both up and down, to a factor believed to be appropriate for the probable and inherent risk of loss in its portfolio.

        Specific allowances are determined as a result of the Bank's impairment process. When a loan is identified as impaired it is evaluated for loss using either the fair value of collateral method or the present value of cash flows method. If the present value of expected cash flows or the fair value of

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 1—NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collateral exceeds the Bank's carrying value of the loan no loss is anticipated and no specific reserve is established. However, if the Bank's carrying value of the loan is greater than the present value of expected cash flows or fair value of collateral a specific reserve is established. In either situation, loans identified as impaired are excluded from the calculation of the general reserve.

        The allowance for loan losses is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries. The adequacy of the allowance for loan losses is reviewed and approved by each Bank's Board of Directors on a quarterly basis. The allowance for loan losses reflects management's best estimate of the probable and inherent losses on loans and is based on a risk model developed and implemented by management and approved by the Banks' Boards of Directors.

        In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may suggest changes to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Mortgage Servicing Rights:    Mortgage servicing rights ("MSRs") are capitalized as separate assets when loans are sold and servicing is retained. Under the Transfers and Servicing topic of the Codification, FASB ASC 860-50, servicing rights resulting from the sale of loans originated by the Company are initially measured at fair value at the date of transfer. The Company determines the fair value of MSRs using a valuation model that calculates the present value of estimated future net servicing income. The Company utilizes assumptions in the model that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, costs to service, and contractual servicing fee income. Gain or loss on sale of loans depends on (1) proceeds received and (2) the previous carrying amount of the financial assets transferred and any interests continued to be held based on relative fair value at the date of transfer. The Company has elected to measure and carry MSRs related to residential mortgage loans using the fair value method. Under the fair value method, these MSRs are carried in the balance sheet at fair value and the changes in fair value, primarily due to changes in valuation inputs and assumptions and to the collection and realization of expected cash flows, are reported in noninterest income in the period in which the change occurs.

        Bank-Owned Life Insurance:    The Banks have purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

        Transfers of Financial Assets:    Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 1—NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

when (1) the assets have been isolated from the Company, (2) the transferee obtained the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Federal Home Loan Bank ("FHLB") Stock:    The Banks are members of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        Bank Premises and Equipment:    Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method based on estimated useful lives of assets ranging from three to thirty-nine years. Premises and equipment, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

        Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at the fair value less costs to sell, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed during the period in which they occur.

        Goodwill:    Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment based on equity and earnings. Any such impairment will be recognized in the period identified.

        Income Taxes:    The Company files a consolidated federal income tax return and individual state income tax returns. Income tax expense is recorded based on the liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities will be adjusted through the provision for income taxes.

        The Company also accounts for the uncertainty in income taxes related to the recognition and measurement of a tax position taken or expected to be taken in an income tax return. The Company follows the applicable pronouncement guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition related to the uncertainty in these income tax positions. The Company had no uncertain tax positions as of December 31, 2017 and 2016. The Company's policy is to recognize interest and penalties related to uncertain tax positions as components of income tax expense. During the years ended December 31, 2017 and 2016, the Company did not recognize interest or penalties related to income tax expense in its statement of income.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 1—NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Trust Assets:    Trust assets (other than cash deposits at the Banks) held by the Banks in a fiduciary or an agency capacity for their customers are not included in the accompanying consolidated balance sheets because such items are not assets of the Banks.

        Subsequent Events:    Management has evaluated the impact of all subsequent events through March 5, 2018, the date that the consolidated financial statements were available to be issued, and determined that all subsequent events have been appropriately recognized and disclosed in the accompanying consolidated financial statements.

NOTE 2—SECURITIES

        Amortized cost and fair values of securities as of December 31, 2017 and 2016 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2017
Securities available-for-sale:
U.S. Treasury	$5,017	$—	$(47)	$4,970
U.S. government sponsored agencies	138,074	156	(2,372)	135,858
Nontaxable obligations of state and political subdivisions	18,567	110	(32)	18,645
Taxable obligations of state and political subdivisions	4,779	1	(45)	4,735
Mortgage-backed securities issued by U.S. government- sponsored enterprises	9,284	41	(138)	9,187

Total securities available-for-sale	$175,721	$308	$(2,634)	$173,395

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016
Securities available-for-sale:
U.S. Treasury	$5,021	$—	$(63)	$4,958
U.S. government sponsored agencies	151,653	489	(2,962)	149,180
Nontaxable obligations of state and political subdivisions	26,471	127	(70)	26,528
Taxable obligations of state and political subdivisions	5,315	10	(58)	5,267
Mortgage-backed securities issued by U.S. government- sponsored enterprises	11,675	83	(80)	11,678

Total securities available-for-sale	$200,135	$709	$(3,233)	$197,611

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 2—SECURITIES (Continued)

        The amortized cost and fair values of securities as of December 31, 2017 by contractual maturity are shown below. Maturities for mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or prepaid without any penalties. Therefore, those securities are not included in the maturity categories in the following maturity summary:

	December 31, 2017
	Amortized Cost	Fair Value
Securities available-for-sale:
Due in one year or less	$16,913	$16,909
Due after one year through five years	116,925	115,584
Due after five years through ten years	32,139	31,246
Due after ten years	460	469

	166,437	164,208
Mortgage-backed securities issued by U.S. government-sponsored enterprises	9,284	9,187

Total securities available-for-sale	$175,721	$173,395

        Investment securities with a carrying value of $91,687 and $91,941 as of December 31, 2017 and 2016, respectively, were pledged as collateral on securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 2—SECURITIES (Continued)

        The following tables aggregate by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2017
U.S. Treasury	$4,970	$(47)	$—	$—	$4,970	$(47)
US government sponsored agencies	38,159	(244)	75,754	(2,128)	113,913	(2,372)
Nontaxable obligations of state and political subdivisions	6,734	(24)	242	(8)	6,976	(32)
Taxable obligations of state and political subdivisions	2,987	(16)	1,462	(29)	4,449	(45)
Mortgage-backed securities issued by U.S. government- sponsored enterprises	3,763	(63)	2,466	(75)	6,229	(138)

Total temporarily impaired	$56,613	$(394)	$79,924	$(2,240)	$136,537	$(2,634)

2016
U.S. Treasury	$4,958	$(63)	$—	$—	$4,958	$(63)
US government sponsored agencies	102,409	(2,961)	99	(1)	102,508	(2,962)
Nontaxable obligations of state and political subdivisions	13,769	(70)	—	—	13,769	(70)
Taxable obligations of state and political subdivisions	14,056	(58)	—	—	14,056	(58)
Mortgage-backed securities issued by U.S. government- sponsored enterprises	4,523	(80)	—	—	4,523	(80)

Total temporarily impaired	$139,715	$(3,232)	$99	$(1)	$139,814	$(3,233)

        The Banks evaluate securities for other-than-temporary impairment on at least a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and that management does not have the intent to sell the security and it is more likely than not that it will not have to sell the security before recovery of its cost basis. In analyzing an issuer's financial condition, the Banks may consider whether the securities are issued by the U.S. government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 2—SECURITIES (Continued)

        The unrealized losses relate principally to the general change in interest rate levels that has occurred since the securities' purchase dates, and such unrecognized losses or gains will continue to vary with general interest rate level fluctuations in the future. At December 31, 2017 and 2016, forty-three securities and one security, respectively, have been in a continuous loss position for over twelve months. Management does not have the intent to sell and has determined it is unlikely the Banks will be required to sell the securities before anticipated recovery; therefore, no declines are deemed to be other than temporary.

NOTE 3—LOANS

        The composition of loans as of December 31, 2017 and 2016 is as follows:

	2017	2016
Commercial—construction	$86,659	$58,426
Commercial—real estate	493,526	448,331
Commercial—other	373,950	355,666
Agricultural	135,543	123,804
Residential real estate	108,953	96,939
Consumer	115,797	110,987

Gross Loans	1,314,428	1,194,153
Purchase accounting premium (discount)	150	331
Deferred loan fees (costs)	846	(153)
Allowance for loan losses	(14,853)	(14,899)

Loans, net	$1,300,571	$1,179,432

        The Banks originate loans in three portfolio segments—Commercial, Agricultural and Consumer. In originating loans, the Banks assess the risks that are inherent and relative to each of the categories, and establish credit policies, standards and underwriting guidelines applicable to each category and each loan class within the categories.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        A summary of the aging of the portfolio at December 31, 2017 and 2016 is as follows:

	December 31, 2017
	Current	30 - 59 Days Past Due (accruing)	60 - 89 Days Past Due (accruing)	90 Days & Over or on Non-Accrual	Total
Commercial—construction	$85,009	$443	$—	$1,207	$86,659
Commercial—real estate	493,200	6	169	151	493,526
Commercial—other	371,148	1,021	326	1,455	373,950
Agricultural	134,434	129	12	968	135,543
Residential real estate	108,049	106	566	232	108,953
Consumer	115,381	194	8	214	115,797

Total	$1,307,221	$1,899	$1,081	$4,227	$1,314,428

	December 31, 2016
	Current	30 - 59 Days Past Due (accruing)	60 - 89 Days Past Due (accruing)	90 Days & Over or on Non-Accrual	Total
Commercial—construction	$57,331	$—	$679	$416	$58,426
Commercial—real estate	447,957	164	—	210	448,331
Commercial—other	354,590	—	53	1,023	355,666
Agricultural	122,402	164	—	1,238	123,804
Residential real estate	95,251	570	121	997	96,939
Consumer	110,678	201	46	62	110,987

Total	$1,188,209	$1,099	$899	$3,946	$1,194,153

        Credit Quality:    The Banks utilize a risk grading matrix on each of its loans.

        Loans are assigned one of eight loan grades. The top four grades are pass ratings (A, B, C-1, and C-2). Descriptions of the loan grades are as follows:

        Grade A—Excellent.    Credits are of the highest quality. Borrowers exhibit negligible credit risk due to their financial strength, excellent collateral coverage if secured, and high liquidity of the borrower. Borrowers also exhibit impeccable character, strong repayment ability, profitable operations, and excellent cash flow and debt service.

        Grade B—Good.    Proven financial history of good earnings, cash flow, and satisfactory collateral levels. Established entities. Borrowers have a proven track record and no material negative trends.

        Grade C1—Satisfactory.    Satisfactory loans of acceptable credit risk. Demonstrate debt service coverage and cash flow within guidelines. Payments are received in a timely manner, collateral coverage if secured is adequate.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        Grade C2—Monitored.    Higher than average risk due to certain financial weaknesses or uncertainties in borrower industry. May be loans with management concerns or with weak or negative earnings. Require an above average level of monitoring.

        Grade SM—Special Mention. Potential weaknesses that deserve management's close attention. Weaknesses exhibit themselves in management issues, trends in timing of payments, and/or negative earnings. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects. Credit exhibits characteristics that give bank cause for concern with regard to credit quality or collateral values.

        Grade S—Substandard.    Credits are inadequately protected by current net worth, repayment capacity of borrower, or the collateral pledged, if any. Well-defined weaknesses that jeopardize the repayment of the loan. Collateral coverage is inadequate and there is a distinct possibility the bank will sustain some loss if deficiencies are not corrected in the immediate future.

        Grade D—Doubtful.    In addition to all problems inherent in substandard loans, doubtful loans also have added characteristic that the weaknesses could make full collection or liquidation highly questionable based on current facts, financial conditions, and collateral valuations. Although the possibility of a loss is extremely high, because of pending factors, classification as loss is deferred until more exact status can be determined.

        Grade L—Loss.    Considered uncollectible and of such little value that continuation as bankable assets is not warranted. Classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off the asset, even though partial recovery may be made in the future.

        Below is a breakdown of loans by risk grading as of December 31, 2017 and 2016:

2017

	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial—construction	$85,452	$—	$1,207	$—	$86,659
Commercial—real estate	490,618	2,488	420	—	493,526
Commercial—other	371,535	592	1,823	—	373,950
Agricultural	133,814	—	1,729	—	135,543
Residential real estate	108,369	—	584	—	108,953
Consumer	115,583	—	214	—	115,797

Total	$1,305,371	$3,080	$5,977	$—	$1,314,428

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

2016

	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial—construction	$57,285	$—	$1,141	$—	$58,426
Commercial—real estate	442,911	3,043	2,377	—	448,331
Commercial—other	350,578	1,283	3,805	—	355,666
Agricultural	122,133	—	1,671	—	123,804
Residential real estate	95,923	—	1,003	13	96,939
Consumer	110,924	—	63	—	110,987

Total	$1,179,754	$4,326	$10,060	$13	$1,194,153

        Information regarding impaired loans as of December 31, 2017 is as follows:

	Commercial construction	Commercial— real estate	Commercial— other	Agricultural	Residential real estate	Consumer	Total
December 31, 2017
With an allowance for loan losses recorded:
Recorded investment	$—	$—	$996	$2,570	$—	$—	$3,566
Unpaid principal balance	—	—	1,334	2,727	—	—	4,061
Related allowance for loan losses	—	—	338	157	—	—	495
With no related allowance for loan losses recorded:
Recorded investment	$1,207	$2,596	$671	$52	$396	$253	$5,175
Unpaid principal balance	1,207	2,596	671	52	396	253	5,175
Related allowance for loan losses	—	—	—	—	—	—	—
Total:
Recorded investment	$1,207	$2,596	$1,667	$2,622	$396	$253	$8,741
Unpaid principal balance	1,207	2,596	2,005	2,779	396	253	9,236
Related allowance for loan losses	—	—	338	157	—	—	495
Average recorded investment during the year	$804	$4,148	$1,701	$2,383	$803	$154	$9,993
Interest income recognized while impaired	$—	$102	$35	$—	$7	$—	$144

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        Information regarding impaired loans as of December 31, 2016 is as follows:

	Commercial construction	Commercial— real estate	Commercial— other	Agricultural	Residential real estate	Consumer	Total
December 31, 2016
With an allowance for loan losses recorded:
Recorded investment	$—	$—	$692	$2,556	$98	$—	$3,346
Unpaid principal balance	—	—	1,023	2,852	164	—	4,039
Related allowance for loan losses	—	—	331	296	66	—	693
With no related allowance for loan losses recorded:
Recorded investment	$416	$5,394	$743	$78	$851	$62	$7,544
Unpaid principal balance	416	5,394	743	78	851	62	7,544
Related allowance for loan losses	—	—	—	—	—	—	—
Total:
Recorded investment	$416	$5,394	$1,435	$2,634	$949	$62	$10,890
Unpaid principal balance	416	5,394	1,766	2,930	1,015	62	11,583
Related allowance for loan losses	—	—	331	296	66	—	693
Average recorded investment during the year	$591	$5,844	$1,483	$2,572	$874	$86	$11,450
Interest income recognized while impaired	$—	$251	$40	$104	$—	$—	$395

        Management regularly monitors impaired loan relationships. In the event facts and circumstances change, an additional provision for loan losses may be necessary.

        Nonperforming loans at December 31 are as follows:

	2017	2016
Nonaccrual loans other than troubled debt restructurings	$2,449	$2,265
Nonaccrual loans restructured in a troubled debt restructuring	1,778	1,681

Total nonperforming loans ("NPLs")	$4,227	$3,946

Restructured loans, accruing	$5,009	$7,637

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        Nonaccrual loans and loans past due 90 days and still on accrual were as follows:

	2017	2016
Loans past due over 90 days and still on accrual	$—	$—
Nonaccrual loans	4,227	3,946

Troubled Debt Restructuring

        A TDR includes a loan modification where a borrower is experiencing financial difficulty and the Banks grant a concession to that borrower that would not otherwise be considered except for the borrower's financial difficulties. A TDR may be either accrual or nonaccrual status based upon the performance of the borrower and management's assessment of collectability. If a TDR is placed on nonaccrual status, it remains there until a sufficient period of performance under the restructured terms has occurred at which time it is returned to accrual status, generally six months.

        A summary of troubled debt restructurings as of December 31, 2017 is as follows:

	December 31, 2017
	Number of Modifications	Recorded Investments
Commercial—construction	—	$—
Commercial—real estate	4	2,716
Commercial—other	7	1,538
Agricultural	4	1,811
Residential real estate	1	164
Consumer	2	220

Total	18	$6,449

        A summary of troubled debt restructurings as of December 31, 2016 is as follows:

	December 31, 2016
	Number of Modifications	Recorded Investments
Commercial—construction	—	$—
Commercial—real estate	3	5,394
Commercial—other	6	1,434
Agricultural	8	1,692
Residential real estate	3	358
Consumer	2	41

Total	22	$8,919

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        The table below presents a summary of the post-modification balance of loans restructured during the twelve months ended December 31, 2017:

	Total(1)		Extension at Below Market Terms		Reduction of Interest Rate		Modification to Interest-only Payments		Forgiveness of Debt
	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Commercial
Construction	—	$—	—	$—	—	$—	—	$—	—	$—
Real Estate	1	65	1	65	—	—	—	—	—	—
Other	2	520	1	225	—	—	1	295	—	—
Agricultural	3	285	1	95	1	95	1	95	—	—
Residential Real Estate	—	—	—	—	—	—	—	—	—	—
Consumer	1	182	1	182	—	—	—	—	—	—

Total Loans	7	$1,052	4	$567	1	$95	2	$390	—	$—

        The table below presents a summary of the post-modification balance of loans restructured during the twelve months ended December 31, 2016:

	Total(1)		Extension at Below Market Terms		Reduction of Interest Rate		Modification to Interest-only Payments		Forgiveness of Debt
	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Commercial
Construction	—	$—	—	$—	—	$—	—	$—	—	$—
Real Estate	—	—	—	—	—	—	—	—	—	—
Other	1	118	—	—	—	—	1	118	—	—
Agricultural	—	—	—	—	—	—	—	—	—	—
Residential Real Estate	2	406	2	406	—	—	—	—	—	—
Consumer	2	41	2	41	—	—	—	—	—	—

Total Loans	5	$565	4	$447	—	$—	1	$118	—	$—

(1)
Restructured loans may have more than one modification representing a concession. As such, restructured loans during the period may be represented in more than one of the categories noted above.

        No loans that were restructured during the twelve months ended December 31, 2017 or December 31, 2016, subsequently defaulted under the restructured terms during the relevant fiscal period.

        Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

        The change in the carrying amount of accretable yield for purchased loans was as follows for the years ended December, 31.

	2017	2016
Balance, beginning of year	$331	$511
Accretion	(181)	(180)

Balance, end of year	$150	$331

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        A summary of the activity in the allowance for loan losses by class of loan is as follows for December 31, 2017:

	Commercial— Construction	Commercial— Real Estate	Commercial— Other	Agricultural	Residential Real Estate	Consumer	Total
Allowance for Loan Losses
Balance January 1, 2017	$5,931	$2,694	$4,677	$1,326	$69	$202	$14,899
Charge-offs	—	—	(211)	—	(22)	(240)	(473)
Recoveries	—	1,159	156	3	22	407	1,747
Provisions	(2,104)	(826)	989	305	24	292	(1,320)

Balance December 31, 2017	$3,827	$3,027	$5,611	$1,634	$93	$661	$14,853

Ending balance individually evaluated for impairment	$—	$—	$338	$157	$—	$—	$495

Ending balance collectively evaluated for impairment	$3,827	$3,027	$5,273	$1,477	$93	$661	$14,358

Loans
Balance December 31, 2017	$86,659	$493,526	$373,950	$135,543	$108,953	$115,797	$1,314,428
Allowance for loan losses	3,827	3,027	5,611	1,634	93	661	14,853

Recorded investment	$82,832	$490,499	$368,339	$133,909	$108,860	$115,136	$1,299,575

Ending balance individually evaluated for impairment	$1,207	$2,596	$2,005	$2,779	$396	$253	$9,236

Ending balance collectively evaluated for impairment	$85,452	$490,930	$371,945	$132,764	$108,557	$115,544	$1,305,192

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 3—LOANS (Continued)

        A summary of the activity in the allowance for loan losses by class of loan is as follows for December 31, 2016:

	Commercial— Construction	Commercial— Real Estate	Commercial— Other	Agricultural	Residential Real Estate	Consumer	Total
Allowance for Loan Losses
Balance January 1, 2016	$5,779	$3,610	$4,630	$1,251	$178	$212	$15,660
Charge-offs	—	—	(46)	—	(38)	(207)	(291)
Recoveries	15	66	251	—	3	95	430
Provisions	137	(982)	(158)	75	(74)	102	(900)

Balance December 31, 2016	$5,931	$2,694	$4,677	$1,326	$69	$202	$14,899

Ending balance individually evaluated for impairment	$—	$—	$331	$296	$66	$—	$693

Ending balance collectively evaluated for impairment	$5,931	$2,694	$4,346	$1,030	$3	$202	$14,206

Loans
Balance December 31, 2016	$58,426	$448,331	$355,666	$123,804	$96,939	$110,987	$1,194,153
Allowance for loan losses	5,931	2,694	4,677	1,326	69	202	14,899

Recorded investment	$52,495	$445,637	$350,989	$122,478	$96,870	$110,785	$1,179,254

Ending balance individually evaluated for impairment	$416	$5,394	$1,766	$2,930	$1,015	$62	$11,583

Ending balance collectively evaluated for impairment	$58,010	$442,937	$353,900	$120,874	$95,924	$110,925	$1,182,570

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 4—MORTGAGE SERVICING RIGHTS

        The unpaid principal balance of mortgage loans serviced for others, which are not included in the accompanying consolidated balance sheets, was $565,471 and $533,779 at December 31, 2017 and 2016, respectively. Custodial balances maintained in connection with the foregoing serviced loans and included in demand deposits were $824 and $1,250 at December 31, 2017 and 2016, respectively.

        The following is an analysis of the MSR activity for the years ended December 31, 2017 and 2016:

	2017	2016
Balance, beginning of year	$5,272	$4,594
Additions of mortgage servicing rights	800	925
Amortization	(275)	(247)

Balance, end of year	$5,797	$5,272

        MSRs are subject to changes in value from, among other things, changes in interest rates, prepayments of the underlying loans and changes in the credit quality of the underlying portfolio.

NOTE 5—REAL ESTATE OWNED

        Changes in real estate owned for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Balance, beginning of year	$5,681	$6,469
Transfers in	480	71
Capitalized improvements	—	104
Provision for allowance on real estate owned	—	(285)
Sales proceeds	(1,056)	(691)
Net gain (loss) on sale of real estate owned	9	13

Balance, end of year	$5,114	$5,681

        The carrying amount of foreclosed residential real estate properties held was $480 and $96 at December 31, 2017 and 2016, respectively. Formal foreclosure procedures were in process for residential mortgage loans with a balance of an additional $84.

        Activity in the real estate owned valuation allowance for the years ended December 31, 2017 and 2016 was as follows:

	2017	2016
Balance, beginning of year	$1,181	$896
Provision charged to expense	—	285
Amounts related to disposed properties	(57)	—

Balance, end of year	$1,124	$1,181

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 6—BANK PREMISES AND EQUIPMENT

        Bank premises and equipment as of December 31, 2017 and 2016 consist of the following:

	2017	2016
Land	$1,822	$1,822
Buildings and improvements	25,332	24,592
Furniture and equipment	22,495	20,429

Total, at cost	49,649	46,843
Less accumulated depreciation	31,539	29,594

Bank premises and equipment, net	$18,110	$17,249

        Depreciation expense amounted to $2,315 and $2,320 in 2017 and 2016, respectively.

NOTE 7—INVESTMENTS IN LIFE INSURANCE CONTRACTS

        The Bank is the owner and the beneficiary of life insurance policies on key members of senior management (past and present), with death benefits of approximately $37,796 and $37,734 as of December 31, 2017 and 2016, respectively. The cash surrender value on the policies amounted to $18,074 and $17,540 as of December 31, 2017 and 2016, respectively.

NOTE 8—DEPOSITS

        The aggregate amount of time deposits, each with a minimum denomination of $250,000, was $82,596 and $40,674 as of December 31, 2017 and 2016, respectively, including no brokered certificates of deposit.

        At December 31, 2017, the scheduled maturities of time deposits are as follows:

Year Ending	Scheduled Maturities
2018	$167,281
2019	34,590
2020	18,312
2021	11,963
2022	11,230
Thereafter	473

Total	$243,849

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 9—SHORT-TERM AND OTHER BORROWINGS

        The composition of borrowings as of December 31, 2017 and 2016 is as follows:

	2017	2016
Short term borrowings:
Securities sold under agreements to repurchase	$26,336	$67,669

Total short-term borrowings	$26,336	$67,669

        Other information concerning securities sold under agreements to repurchase is summarized as follows:

	2017	2016
Average monthly balance during the year	$42,805	$52,372
Average monthly interest rate during the year	0.34%	0.26%
Maximum month-end balance during the year	$58,940	$82,488
Weighted average rate as of year-end	0.54%	0.26%
Securities underlying the agreements at year end:
Carrying value	$91,687	$91,941
Fair value	91,687	91,941

        Advances from the Federal Home Loan Bank bear interest and are due as follows:

	2017		2016
	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate	Balance
Year ending December 31:
2018	0.00%	—	0.84%	23,000
2019	1.52%	46,400	1.44%	3,000
2020	1.81%	6,000	1.81%	6,000

		$52,400		$32,000

        The Banks have a master contract agreement with the FHLB, which provides for borrowing up to the maximum $143,800 at December 31, 2017. As of December 31, 2017 and 2016, qualifying loans in the amount of $337,105 and $347,472, respectively, were pledged as collateral. The pledged loans consist primarily of loans secured by residential real estate and commercial real estate. In addition, these advances are collateralized by FHLB stock, of 5,246 and $4,179 as of December 31, 2017 and 2016, respectively.

NOTE 10—SUBORDINATED DEBENTURES

        A trust formed by the Company issued twelve thousand shares of Company Obligated Mandatorily Redeemable Preferred Securities of ATBancorp Statutory Trust II totaling $12,000 and shares of common stock for $372, which were purchased by the Company. Interest is paid quarterly, calculated at a rate of three-month London Interbank Offered Rate ("LIBOR"), plus 1.65% (3.24% and 2.16% as of December 31, 2017 and 2016, respectively). The Company may, at one or more times, defer interest

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 10—SUBORDINATED DEBENTURES (Continued)

payments on the capital securities for up to 20 consecutive quarters but not beyond September 15, 2037. At the end of any deferral period, all accumulated and unpaid interest will be paid. The capital securities are to be redeemed on June 15, 2037; however, the Company has the option to shorten the maturity date to a date not earlier than June 15, 2012. The redemption price is one-thousand dollars per capital security, plus any accrued and unpaid distributions to the date of redemption.

        Another trust formed by the Company in 2006 issued seven thousand five hundred shares of Company Obligated Mandatorily Redeemable Preferred Securities of ATBancorp Statutory Trust totaling $7,500 and common stock of $232, which was purchased by the Company. Interest is paid quarterly, calculated at a rate of three-month LIBOR, plus 1.68% (3.27% and 2.19% as of December 31, 2017 and 2016, respectively). The Company may, at one or more times, defer interest payments on the capital securities for up to 20 consecutive quarters but not beyond June 15, 2036. At the end of any deferral period, all accumulated and unpaid interest will be paid. The Company would not pay regular dividends to shareholders during any interest deferral period. The capital securities are to be redeemed on June 15, 2036; however, the Company has the option to shorten the maturity date to a date not earlier than June 15, 2011. The redemption price is one-thousand dollars per capital security, plus any accrued and unpaid distributions to the date of redemption.

        Holders of the trust preferred securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's capital stock.

        The trust preferred debt is included on the consolidated balance sheets as liabilities; however, for regulatory purposes, the entire amount of the capital securities is allowed in the calculation of Tier I capital. The trusts noted above are not consolidated in the consolidated financial statements of the Company.

        In 2011, the Company issued $1,000 of 5% Subordinated Debentures and $10,385 of 6.5% Subordinated Debentures directly from the Company. Interest is payable semi-annually, in arrears. The debentures had redemption dates of October 31, 2016 and October 31, 2018, respectively; however, the Company had the option to shorten the maturity date. The redemption price is the outstanding principal amount, plus accrued interest. These debentures were redeemed in 2016 with the new issue of $11,385 debentures noted below.

        In 2014, the Company issued $9,600 of 6.5% Subordinated Debentures directly from the Company. Interest is payable semi-annually, in arrears. The debentures are to be redeemed on September 15, 2021; however, the Company has the option to shorten the maturity date. The redemption price is the outstanding principal amount, plus accrued interest.

        In 2016, ATBancorp issued $11,385 6.50% Subordinated Debentures due 2023. A significant portion of the proceeds from this new issue was to redeem the 5.00% Subordinated Debentures due 2016 and the 6.50% Subordinated Debentures due 2018. In 2017, the company received two separate requests to redeem a total of $500. The Company accommodated the request.

        The subordinated debt is included on the consolidated balance sheets as liabilities; however for regulatory purposes, the entire amount of the capital securities is allowed in the calculation of Tier 2 capital.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 11—FAIR VALUE OF FINANCIAL INSTRUMENTS

        Accounting guidance for fair value establishes a hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

    Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

    Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

    Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        Disclosure of fair value information about financial instruments, for which it is practicable to estimate that value, is required whether or not recognized in the consolidated balance sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments with a fair value that is not practicable to estimate and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Company. The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

        The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The Company is able to compare the valuation model inputs and results to widely available published industry data for reasonableness (Level 2 inputs).

        The fair value of real estate owned and impaired loans with specific allocations of the allowance for loan losses is generally based on recent third party real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 2 classification of the inputs for determining fair value.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 11—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        Because assumptions used in these valuation techniques are inherently subjective in nature, the estimated fair values cannot always be substantiated by comparison to independent market quotes and, in many cases; the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument.

        Assets measured at fair value on a recurring basis at December 31, 2017 and 2016 are summarized below:

	Level 1	Level 2	Level 3	Total Carrying Value at December 31, 2017
Assets:
Available for sale securities:
U.S. treasuries	$4,970	$—	$—	$4,970
U.S. government agencies		135,858		135,858
Nontaxable obligations of state and political subdivisions	—	18,645	—	18,645
Taxable obligations of state and political subdivisions	—	4,735	—	4,735
Mortgage-backed securities issued by U.S government sponsored enterprises	—	9,187	—	9,187

Total available for sale securities	4,970	168,425	—	173,395
Mortgage servicing rights	—	5,797	—	5,797

Total	$4,970	$174,222	$—	$179,192

	Level 1	Level 2	Level 3	Total Carrying Value at December 31, 2016
Assets:
Available for sale securities:
U.S. treasuries	$4,958	$—	$—	$4,958
U.S. government agencies	—	149,180	—	149,180
Nontaxable obligations of state and political subdivisions	—	26,528	—	26,528
Taxable obligations of state and political subdivisions	—	5,267	—	5,267
Mortgage-backed securities issued by U.S government sponsored enterprises	—	11,678	—	11,678

Total available for sale securities	4,958	192,653	—	197,611
Mortgage servicing rights	—	5,272	—	5,272

Total	$4,958	$197,925	$—	$202,883

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 11—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The Company may also be required, from time to time, to measure certain other financial assets at fair value on a non-recurring basis. The following assets were measured at fair value on a non-recurring basis at December 31, 2017 and 2016:

	Level 1	Level 2	Level 3	Total Carrying Value at December 31, 2017
Impaired loans	$—	$3,566	$—	$3,566
Real estate owned	—	5,114	—	5,114

Total	$—	$9,341	$—	$9,341

	Level 1	Level 2	Level 3	Total Carrying Value at December 31, 2016
Impaired loans	$—	$3,346	$—	$3,346
Real estate owned	—	5,681	—	5,681

Total	$—	$9,027	$—	$9,027

NOTE 12—INCOME TAXES

        The provision for income taxes included in the accompanying consolidated financial statements consists of the following components at December 31:

	2017	2016
Current
Federal	$4,447	$2,847
State	1,167	854

	5,614	3,701

Deferred
Federal	2,359	113
State	(1,164)	(6)

	1,195	107

Total Income Tax Expense	$6,809	$3,808

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 12—INCOME TAXES (Continued)

        The net deferred tax assets in the accompanying consolidated balance sheets include the following amounts of deferred tax assets and liabilities at December 31:

	2017	2016
Deferred Tax Assets
Allowance for loan losses	$3,877	$5,465
Allowance for OREO losses	289	435
Deferred compensation	3,144	4,505
Deferred loan fees	—	—
Unrealized loss on available for sale securities	624	905
Federal and state loss carryforwards	7,193	10,495
Other	107	276

Total Deferred Tax Assets	15,234	22,081
Valuation allowance	(5,164)	(9,955)

Net Deferred Tax Assets	10,070	12,126

Deferred Tax Liabilities
Depreciation and amortization	797	942
Prepaid expenses	104	166
Mortgage servicing rights	1,446	1,966
Deferred loan costs, net of fees	224	—
Other	—	75

Total Deferred Tax Liabilities	2,571	3,149

Total Net Deferred Tax Assets	$7,499	$8,977

        The company decreased its deferred tax assets by $3,078 because of legislation enacted on December 22, 2017, decreasing the corporate tax rate from 35% to 21%.

        UAB has federal net operating losses of approximately $23,649 and $24,301 as of December 31, 2017 and December 31, 2016, respectively. The utilization of these losses, as well as built-in losses at the time of the acquisition of control of UAB, is substantially limited by the Internal Revenue Code. On July 31, 2012, ATBancorp's percentage of ownership in UAB fell below 80%, the percentage of ownership required to be included in a federal consolidated income tax return. On February 28, 2013, the ownership increased above 80% and UAB's income for the period March 1, 2013 to December 31, 2013 was included in the Company's federal consolidated income tax return for 2013. The utilization of federal net operating losses generated by UAB between July 31, 2012 and February 28, 2013 is limited to the federal taxable income generated by UAB in the future. The loss carryforwards, if unused, expire in various amounts beginning in calendar year 2027.

        The Company regularly reviews the carrying amount of its deferred tax assets to determine if the establishment of a valuation allowance is necessary. If based on the available evidence, it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized in future

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 12—INCOME TAXES (Continued)

periods, a deferred tax valuation allowance would be established. Consideration is given to all positive and negative evidence related to the realization of the deferred tax assets.

        In evaluating this available evidence, management considers, among other things, historical financial performance, expectation of future earnings, the ability to carry back losses to recoup taxes previously paid, length of statutory carry forward period, experience with operating loss and tax credit carry forwards not expiring unused, tax planning strategies and timing of reversals of temporary differences. Significant judgment is required in assessing future earning trends and the timing of reversals of temporary differences. The Company's evaluation is based on current tax laws as well as management's expectations of future performance. As a result of this review, a valuation allowance has been recorded at December 31, 2017 and 2016 related to a portion of the net operating loss carryforwards and built-in losses of UAB due to the limitations on their use by the Internal Revenue Code.

        A reconciliation of statutory federal income taxes based upon income before taxes to the provision for federal and state income taxes for the period, as summarized previously, is as follows:

	2017		2016
	Amount	% of Pretax Income	Amount	% of Pretax Income
Reconciliation of statutory to effective rates
Federal income taxes at statutory rate	$7,062	35.00%	$5,585	34.00%
Adjustments for
Increases in taxes resulting from state income taxes, net of federal income tax benefit	808	4.01%	560	3.41%
Tax exempt municipal income	(1,190)	(5.90)%	(966)	(5.88)%
Valuation allowance reduction	(2,655)	(13.16)%	(1,062)	(6.47)%
Enacted future rate changes	3,078	15.25%	—	—
Other—net	(294)	(1.46)%	(309)	(1.88)%

Effective Income Taxes—Operations	$6,809	33.74%	$3,808	23.18%

        The Company files U.S. federal, Iowa, California and Wisconsin income tax returns. The Company is no longer subject to U.S. federal and Iowa income tax examinations by taxing authorities for the years before 2014 and California and Wisconsin tax examinations for years before 2013.

NOTE 13—RETIREMENT PLAN

        The Company's subsidiaries have a defined contribution plan which covers substantially all of their employees. The Company can make discretionary contributions equal to a specified percentage of employee contributions and additional discretionary contributions based on profits. Company contributions of $1,158 and $1,002 were expensed during the years ended December 31, 2017 and 2016, respectively.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 13—RETIREMENT PLAN (Continued)

        The Company has entered into salary continuation agreements with various key members of senior management (past and present). These agreements provide for guaranteed payments after retirement in return for guarantees of service. The liability for benefits under these contracts is accrued by the Company during the periods of service of the individuals involved, and at December 31, 2017 and 2016 the accrued liability approximates $6,806 and $6,611, respectively. Expense associated with the agreements of $603 and $732 has been included in the accompanying consolidated statements of comprehensive income for the years ended December 31, 2017 and 2016, respectively.

NOTE 14—RELATED-PARTY MATTERS

        The Company has had, and may be expected to have in the future, banking transactions with directors, senior officers, and affiliated parties (commonly referred to as related parties).

        The activity in loans to certain directors, executive officers, and principal stockholders of the Company and its subsidiaries for the years ended December 31 is as follows:

	2017	2016
Balance, beginning of year	$88,697	$87,065
New loans	166,941	170,685
Repayments	(174,909)	(179,026)
Increase (decrease) due to changes in related parties	2,857	9,973

Balance, end of year	$83,586	$88,697

        In addition to these loans, there are also unfunded commitments to extend credit to related parties of approximately $42,036 and $42,813 as of December 31, 2017 and 2016, respectively.

        The Company also has deposits of certain directors, executive officers, and principal stockholders of approximately $33,148 and $26,978 as of December 31, 2017 and 2016, respectively.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk:

        The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, credit card commitments, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, credit card commitments, and standby letters of credit is represented by contractual amounts of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 15—COMMITMENTS AND CONTINGENCIES (Continued)

        A summary of the Banks' commitments at December 31 is as follows:

	2017	2016
Commitments to extend credit	$472,828	$559,166
Credit card commitments	24,581	22,401
Standby letters of credit	16,230	10,985

	$513,639	$592,552

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and commercial real estate.

        Credit card commitments are the unused portion of the holders' credit limits. Such amounts represent the maximum amount of additional unsecured borrowings.

        Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral, which may include accounts receivable, inventory, property, equipment, and income-producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Banks would be required to fund the commitment. The maximum potential amount of future payments the Banks could be required to make is represented by the contractual amount shown in the summary above.

        If the commitment is funded, the Banks would be entitled to seek recovery from the customer. At December 31, 2017 and 2016, no amounts have been recorded as liabilities for the Banks' potential obligations under these guarantees.

        In 2017 and 2016, the Company had operating leases for certain branch properties in Dubuque, Des Moines, Bettendorf, Platteville, Redwood City, Half Moon Bay, and San Mateo. Rent expense, including the proportionate share of real estate taxes, insurance, and maintenance was $1,060 and $967

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 15—COMMITMENTS AND CONTINGENCIES (Continued)

for the years ended December 31, 2017 and 2016, respectively. Projected minimum rental payments under the terms of the leases, not including taxes, insurance, and maintenance, are as follows:

Year Ending	Rental Payments
2018	$1,028
2019	952
2020	894
2021	917
2022	307
Thereafter	559

$4,657

Concentrations of Credit Risk:

        Substantially all of the Banks' loans, commitments to extend credit, credit card commitments, and standby letters of credit have been granted to customers in the Banks' market area.

        The concentrations of credit by type of loan are set forth in Note 3. Investments in securities issued by state and political subdivisions (see Note 2) also involve governmental entities within the Banks' market areas. Standby letters of credit are granted primarily to commercial borrowers.

Commitments for the Sale of Loans:

        The Company has executed contracts for the sale of loans with principal balances in the amounts of $11,105 and $12,310 primarily to the Federal Home Loan Mortgage Corporation (Freddie Mac) as of December 31, 2017 and 2016, respectively, which include the amount of loans in loans held for sale on the consolidated balance sheets. The commitments to originate these loans in the amounts of $9,060 and $10,117 as of December 31, 2017 and 2016 are included in the commitments to extend credit.

Other Contingencies:

        The Company and Banks are involved in various claims and litigation incidental to its operations. Management believes that the ultimate resolution of these actions will not have a material effect on the Company's consolidated financial statements.

NOTE 16—REGULATORY AND CAPITAL MATTERS

        In July 2013, the federal banking agencies published final rules (the "Basel III Capital Rules") that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. The Basel III Capital Rules apply to banking organizations, including the Company and the Banks.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 16—REGULATORY AND CAPITAL MATTERS (Continued)

        In connection with the effectiveness of Basel III, most banks were required to decide whether to elect to opt-out of the inclusion of Accumulated Other Comprehensive Income ("AOCI") in their Common Equity Tier 1 Capital. If electing to opt-out, most AOCI items will be treated, for regulatory capital purposes, in the same manner in which they were prior to Basel III. The Company's banks have elected to opt-out of the inclusion.

        Among other things, the Basel III Capital Rules: (i) introduce a new capital measure entitled "Common Equity Tier 1" ("CET1"); (ii) specify that tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in tier 1 capital; (iii) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

        A minimum leverage ratio (tier 1 capital as a percentage of total assets) of 4.0% is also required under the Basel III Capital Rules (even for highly rated institutions). The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers.

        The Basel III Capital Rules became effective as applied to the Bank on January 1, 2015, with a phase in period that generally extends from January 1, 2015 through January 1, 2019.

        The Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of Common Equity Tier 1 Capital ("CET1"), Tier 1 Capital, Total Capital and leverage ratio of Tier 1 Capital. As of January 1, 2016 the requirements are:

  •
  4.5% based upon CET1

  •
  6.0% based upon tier 1 capital

  •
  8.0% based on total regulatory capital

  •
  Leverage ratio of Tier 1 Capital assets equal to 4%

        As of December 31, 2017 and 2016, management believes the Banks met all capital adequacy requirements to which they are subject. As of December 31, 2017, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that management believes would have changed the Banks' categories.

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 16—REGULATORY AND CAPITAL MATTERS (Continued)

        The Company's and the Banks' actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In millions)
As of December 31, 2017:
ATBancorp
Common Equity Tier I	$132.5	9.1%	$73.6	4.5%	N/A	N/A
Total Capital (to risk-weighted assets)	184.2	12.7	130.9	8.0	N/A	N/A
Tier I Capital (to risk-weighted assets)	152.0	10.5	98.2	6.0	N/A	N/A
Tier I Capital (to average assets)	152.0	9.3	65.4	4.0	N/A	N/A
American Trust & Savings Bank
Common Equity Tier I	$122.3	11.1%	$49.3	4.5%	$71.2	6.5%
Total Capital (to risk-weighted assets)	132.6	12.1	87.6	8.0	109.5	10.0
Tier I Capital (to risk-weighted assets)	122.3	11.1	65.7	6.0	87.6	8.0
Tier I Capital (to average assets)	122.3	10.7	45.8	4.0	57.3	5.0
American Bank & Trust Wisconsin
Common Equity Tier I	$17.2	14.8%	$5.2	4.5%	$7.6	6.5%
Total Capital (to risk-weighted assets)	18.7	16.0	9.3	8.0	11.7	10.0
Tier I Capital (to risk-weighted assets)	17.2	14.8	7.0	6.0	9.3	8.0
Tier I Capital (to average assets)	17.2	11.0	6.2	4.0	7.8	5.0
United American Bank
Common Equity Tier I	$20.5	8.4%	$10.9	4.5%	$15.8	6.5%
Total Capital (to risk-weighted assets)	35.8	14.8	19.4	8.0	24.2	10.0
Tier I Capital (to risk-weighted assets)	32.8	13.5	14.6	6.0	19.4	8.0
Tier I Capital (to average assets)	32.8	9.4	14.0	4.0	17.5	5.0
As of December 31, 2016:
ATBancorp
Common Equity Tier I	$122.4	9.0%	$61.5	4.5%	N/A	N/A
Total Capital (to risk-weighted assets)	176.3	13.0	108.4	8.0	N/A	N/A
Tier I Capital (to risk-weighted assets)	141.9	10.5	81.2	6.0	N/A	N/A
Tier I Capital (to average assets)	141.9	9.2	60.6	4.0	N/A	N/A
American Trust & Savings Bank
Common Equity Tier I	$117.0	11.5%	$45.6	4.5%	$65.9	6.5%
Total Capital (to risk-weighted assets)	126.6	12.5	81.1	8.0	101.4	10.0
Tier I Capital (to risk-weighted assets)	117.0	11.5	60.8	6.0	81.1	8.0
Tier I Capital (to average assets)	117.0	10.8	43.5	4.0	54.4	5.0
American Bank & Trust Wisconsin
Common Equity Tier I	$16.5	14.6%	$5.1	4.5%	$7.3	6.5%
Total Capital (to risk-weighted assets)	17.9	15.8	9.0	8.0	11.3	10.0
Tier I Capital (to risk-weighted assets)	16.5	14.6	6.8	6.0	9.0	8.0
Tier I Capital (to average assets)	16.5	11.3	5.8	4.0	7.3	5.0
United American Bank
Common Equity Tier I	$15.7	7.0%	$10.1	4.5%	$14.7	6.5%
Total Capital (to risk-weighted assets)	30.8	13.7	18.0	8.0	22.5	10.0
Tier I Capital (to risk-weighted assets)	28.0	12.4	13.5	6.0	18.0	8.0
Tier I Capital (to average assets)	28.0	8.9	12.6	4.0	15.8	5.0

ATBANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of and for the Years Ended December 31, 2017 and 2016

(dollars in thousands)

NOTE 16—REGULATORY AND CAPITAL MATTERS (Continued)

        The ability of the Company to pay dividends to its stockholders is dependent upon dividends paid by its subsidiary banks. The Banks are subject to certain statutory and regulatory restrictions on the amount they may pay in dividends. Regardless of formal regulatory restrictions, the Banks would not be allowed to pay dividends that would result in their capital levels being reduced below the minimum requirements for an adequately capitalized bank.

NOTE 17—SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through March 5, 2018, the date which the financial statements were available to be issued. The following is the only reportable event identified:

        On January 11, 2018, United American Bank, Heritage Commerce Corporation and ATBancorp announced the execution of a definitive agreement and plan of merger and reorganization whereby UAB will merge with Heritage Bank of Commerce (a subsidiary of Heritage Commerce Corporation). The Board of directors of Heritage and UAB have approved the transaction. The transaction is subject to customary closing conditions, including the approvals of state and federal bank regulatory agencies. The transaction is expected to close in the second quarter of 2018. ATBancorp is the majority owner of UAB and has approved the transaction.

SUPPLEMENTAL INFORMATION

ATBANCORP AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

As of December 31, 2017

(in thousands)

	American Trust & Savings Bank	American Bank & Trust Wisconsin	United American Bank	ATBancorp Inc.	ATCapital Management Corp.	Eliminations	Consolidated
ASSETS
Cash and due from banks	$50,680	$8,286	$33,033	$83	$27	$(2,650)	$89,459
Federal funds sold	—	6,728	—	—	—	(2,223)	4,505
Securities available for sale	97,237	12,645	63,513	—	—	—	173,395
Loans held for sale	2,045	—	—	—	—	—	2,045
Loans, net	948,628	125,905	225,888	—	—	150	1,300,571
Bank-owned life insurance	17,380	694	—	—	—	—	18,074
Federal Home Loan Bank Stock	3,308	108	1,830	—	—	—	5,246
Bank premises and equipment, net	15,431	2,086	393	200	—	—	18,110
Accrued interest receivable	4,316	610	908	—	—	—	5,834
Investment in subsidiaries	—	—	—	166,906	—	(166,906)	—
Goodwill	477	2,776	—	—	—	—	3,253
Real estate owned, net	4,187	—	927	—	—	—	5,114
Mortgage servicing rights	5,797	—	—	—	—	—	5,797
Other assets	6,493	936	3,607	—	187	(610)	10,613

	$1,155,979	$160,774	$330,099	$167,189	$214	$(172,239)	$1,642,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$942,272	$134,421	$296,067	$—	$—	$(2,660)	$1,370,100
Federal funds purchased	3,123	—	—	—	—	(2,223)	900
Short-term borrowings	24,075	1,943	318	—	—	—	26,336
Other borrowings	50,000	2,400	—	—	—	—	52,400
Subordinated debentures	—	—	—	39,935	—	—	39,935
Accrued interest payable	530	147	67	491	—	—	1,235
Other liabilities	13,575	1,884	1,515	(195)	146	(610)	16,315

Total liabilities	1,033,575	140,795	297,967	40,231	146	(5,493)	1,507,221

Stockholders' equity:
Preferred stock	—	—	12,335	—	—	(12,335)	—
Common stock	2,000	200	40,898	1,764	50	(43,148)	1,764
Additional paid-in capital	33,000	7,401	1,515	4,852	—	(41,916)	4,852
Retained earnings (deficit)	88,258	12,379	(22,051)	122,222	18	(75,224)	125,602
Accumulated other comprehensive income (loss)	(854)	(1)	(565)	(1,330)	—	1,420	(1,330)
Non-controlling interest	—	—	—	—	—	4,457	4,457
Treasury stock	—	—	—	(550)	—	—	(550)

	122,404	19,979	32,132	126,958	68	(166,746)	134,795

	$1,155,979	$160,774	$330,099	$167,189	$214	$(172,239)	$1,642,016

ATBANCORP AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

For the Year ended December 31, 2017

(in thousands)

	American Trust & Savings Bank	American Bank & Trust Wisconsin	United American Bank	ATBancorp Inc.	ATCapital Management Corp.	Eliminations	Consolidated
Interest income:
Interest and fees on loan:
Taxable	$33,011	$5,632	$9,489	$—	$—	$(180)	$47,952
Tax-exempt	3,201	199	—	—	—	—	3,400
Interest on investment securities:
Taxable	1,697	145	1,257	17	—	—	3,116
Tax-exempt	332	107	—	—	—	—	439
Interest on federal funds sold and other	255	69	341	1	—	(19)	647

Total interest income	38,496	6,152	11,087	18	—	(199)	55,554

Interest expense:
Interest on deposits	4,897	593	753	—	—	11	6,254
Interest on federal funds purchased	26	—	20	—	—	(18)	28
Interest on short-term borrowings	133	13	—	—	—	—	146
Interest on other borrowings	548	27	1	—	—	—	576
Interest on subordinated debentures	—	—	—	1,939	—	—	1,939

Total interest expense	5,604	633	774	1,939	—	(7)	8,943

Net interest income (loss) before provision for (reversal of) loan losses	32,892	5,519	10,313	(1,921)	—	(192)	46,611
Provision for (reversal of) loan losses	1,000	80	(2,400)	—	—	—	(1,320)

Net interest income (loss) after provision for (reversal of) loan losses	31,892	5,439	12,713	(1,921)	—	(192)	47,931

Other income:
Trust fees	15,258	—	—	—	—	—	15,258
Gain on sale of loans	1,492	—	—	—	—	—	1,492
Service fees	7,798	730	130	—	—	—	8,658
Other	1,102	82	895	16	2,072	(2,259)	1,908
Dividends from subsidiary	—	—	—	4,825	—	(4,825)	—
Equity in undistributed earnings of subsidiary	—	—	—	9,437	—	(9,437)	—

	$25,650	$812	$1,025	$14,278	$2,072	$(16,521)	$27,316

ATBANCORP AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (Continued)

For the Year ended December 31, 2017

(in thousands)

	American Trust & Savings Bank	American Bank & Trust Wisconsin	United American Bank	ATBancorp Inc.	ATCapital Management Corp.	Eliminations	Consolidated
Operating expenses:
Salaries and employee benefits	$24,135	$2,458	$4,908	$—	$—	$—	$31,501
Occupancy	1,894	286	1,028	—	—	(16)	3,192
Equipment	2,326	218	949	—	11	—	3,504
Marketing and business development	2,856	64	223	—	3	—	3,146
Data processing	5,413	202	11	—	87	—	5,713
Insurance	665	83	197	—	—	—	945
Other	6,565	630	1,101	399	617	(2,243)	7,069

	43,854	3,941	8,417	399	718	(2,259)	55,070

Net income before income taxes	13,688	2,310	5,321	11,958	1,354	(14,454)	20,177

Income tax expense (benefit)	5,409	1,082	615	(815)	518	—	6,809

Net income (loss) after income taxes	8,279	1,228	4,706	12,773	839	(14,454)	13,368
Net gain (loss) attributable to non-controlling interest	—	—	—	—	—	788	788

Net income attributable to controlling interest	8,279	1,228	4,706	12,773	836	(15,242)	12,580
Other comprehensive gain (loss), net of tax
Unrealized gain (losses) arising during the period	27	13	133	—	—	—	173
Comprehensive income (loss) attributable to non- controlling interest	—	—	26	—	—	—	26

Other comprehensive income (loss)	27	13	159	—	—	—	199
Comprehensive income attributable to controlling interest	$8,306	$1,241	$4,865	$12,773	$836	$(15,242)	$12,779

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 30, 2018 and 2017

(in thousands, except share information)

	2018	2017
ASSETS
Cash and due from banks	83,369	93,887
Federal funds sold	1,488	718
Securities available-for-sale	102,009	181,940
Loans held for sale	1,687	2,047
Loans, net of allowance of $12,587 and $14,666 at September 30, 2018 and 2017	1,112,306	1,274,170
Bank-owned life insurance	18,441	17,944
Federal Home Loan Bank stock	3,564	4,469
Bank premises and equipment, net	17,451	18,451
Accrued interest receivable	5,804	5,754
Goodwill	3,253	3,253
Real estate owned, net	3,577	5,114
Mortgage servicing rights	5,929	5,547
Other assets	6,694	13,724

TOTAL ASSETS	1,365,572	1,627,018

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	1,099,120	1,366,728
Federal funds purchased	700	1,200
Short-term borrowings	37,519	33,477
Other borrowings	53,400	32,800
Subordinated Debentures	39,935	40,285
Accrued interest payable	1,516	1,183
Other liabilities	17,436	17,293

Total liabilities	1,249,626	1,492,966

Stockholders' equity:
Common stock of ATBancorp, no par value; 200,000 shares authorized; 35,530 shares issued as of September 30, 2018 and 2017; 35,028 and 35,038 shares outstanding as of September 30, 2018 and 2017, respectively	1,764	1,764
Additional paid-in capital	4,852	4,852
Retained earnings	112,204	124,107
Accumulated other comprehensive income (loss)	(2,289)	(329)
Treasury stock; 260 and 250 shares, respectively	(585)	(550)

Total ATBancorp stockholders' equity	115,946	129,844
Non-controlling interest	—	4,208

	115,946	134,052

TOTAL LIABILIITIES AND STOCKHOLDERS' EQUITY	1,365,572	1,627,018

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Nine Months Ended September 30, 2018 and 2017

(in thousands)

	2018	2017
Interest income:
Interest and fees on loans
Taxable	35,102	35,382
Tax-exempt	2,803	2,500
Interest on securities
Taxable	1,785	2,326
Tax-exempt	258	337
Interest on federal funds sold	976	380

Total interest income	40,924	40,925

Interest expense
Interest on deposits	6,475	4,448
Interest on federal funds purchased	9	25
Interest on short-term borrowings	322	107
Interest on other borrowings	757	443
Interest on subordinated debentures	1,570	1,447

Total interest expense	9,133	6,470

Net interest income before provision for (reversal of) loan losses	31,791	34,455
Provision for loan losses	804	(1,605)

Net interest income after provision for (reversal of) loan losses	30,987	36,060

Other income
Trust fees	11,724	11,135
Gain on sale of loans	817	1,056
Service fees	6,653	6,438
Loss on sale of securities	(1,136)	—
Other	26,315	1,691

Total other income	44,373	20,320

Operating expenses
Salaries and employee benefits	22,199	23,058
Occupancy	2,056	2,360
Equipment	2,543	2,590
Marketing and business development	2,493	2,482
Data processing	4,509	4,289
Insurance	865	837
Other	8,465	5,315

Total operating expenses	43,130	40,931

Net income before income tax	32,230	15,449
Income tax expense	8,790	5,090

Net income	23,440	10,359
Net gain (loss) attributable to non-controlling interest	447	(499)

Net income attributable to controlling interest	23,887	9,860
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during the period, net of taxes of $(699) and $420, respectively	(699)	1,174
Less comprehensive income (loss) attributable to non-controlling interest	—	66
Other comprehensive income (loss)	(699)	—

Comprehensive income attributable to controlling interest	23,188	11,100

ATBANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Nine Months Ended September 30, 2018

(in thousands, except per share data)

	Preferred Stock	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total
Balance, December 31, 2017	—	1,764	(550)	4,852	125,602	(1,330)	4,457	134,795
Purchase of Treasury stock	—	—	(35)	—	—	—		(35)
Comprehensive income			—		23,887	(699)		23,188
Adjustment for AFS deferred tax change					260	(260)		0
Cash dividends declared ($975.35 per share)	—	—	—	—	(34,165)	—	—	(34,165)
Non-controlling interest	—	—	—	—	—	—	—	—
Sale of subsidiary to noncontrolling interest					(3,380)		(4,457)	(7,837)

Balance, September 30, 2018	—	1,764	(585)	4,852	112,204	(2,289)	—	115,946

ATBANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2018 and 2017

(in thousands)

	2018	2017
Cash flows from operating activities
Net income	$23,887	$9,860
Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of subsidiary	(25,331)	—
Loss on sale of trading securities	1,136	—
Change in non-controlling interest	(447)	499
Provision for (reversal of) loan losses	804	(1,605)
Gain on real estate owned	(128)	(9)
Provision for valuation allowance on real estate owned	38	—
Depreciation of bank premises and equipment	1,698	1,721
Amortization of mortgage servicing rights	261	225
Amortization of premiums and accretion of discounts on securities, net	(606)	566
Origination of loans held for sale	(66,291)	(84,086)
Proceeds from sale of loans	67,073	84,788
Net gain on sale of loans	(817)	(1,056)
Decrease (increase) in cash surrender value of life insurance	(367)	(404)
Decrease (increase) in accrued interest receivable	(797)	(386)
Decrease (increase) in other assets	(1,846)	(2,377)
Increase (decrease) in accrued interest payable	356	228
Increase (decrease) in other liabilities	2,512	1,808

Net cash provided by operating activities	1,135	9,772

Cash flows from investing activities
Net decrease (increase) in federal funds sold	3,017	327
Net change in loans	(6,350)	(93,613)
Activity in securities available-for-sale:
Maturities, prepayments, and calls	9,266	18,089
Sales	—	82
Purchases	—	(1,125)
Net cash outflow due to sale of subsidiary	(39,199)	—
Proceeds from sale trading securities	37,856	—
Proceeds from redemption of FHLB stock	9,240	14,754
Purchase of FHLB stock	(9,388)	(15,044)
Proceeds from sales of real estate owned, net	1,696	1,056
Purchases of bank premises and equipment	(1,417)	(2,923)

Net cash used in investing activities	4,721	(78,397)

Cash flows from financing activities
Proceeds from other borrowings	$232,000	$367,800
Payments on other borrowings	(231,000)	(367,000)
Redemption of subordinated debentures	—	(200)
Net increase (decrease) in short-term borrowings	11,245	(34,192)
Net increase (decrease) in deposits	10,209	113,724
Net increase (decrease) in federal funds purchased	(200)	(4,900)
Purchase of treasury stock	(35)	(150)
Cash dividends paid	(34,165)	(1,930)

Net cash provided by financing activities	(11,946)	73,152

Net increase (decrease) in cash and due from banks	(6,090)	4,527
Cash and due from banks
Beginning of year	89,459	89,360

End of period	$83,369	$93,887

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BETWEEN

MIDWESTONE FINANCIAL GROUP, INC.

AND

ATBANCORP

August 21, 2018

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

2021 Sub-Debt	A-64
2023 Sub-Debt	A-64
401(k) Plan	A-54
Acquiror Articles of Incorporation	A-64
Acquiror Bank	A-64
Acquiror Benefit Plan	A-64
Acquiror Board	A-65
Acquiror Bylaws	A-65
Acquiror Capital Stock	A-65
Acquiror Capitalization Date	A-30
Acquiror Common Stock	A-65
Acquiror Disclosure Schedules	A-71
Acquiror ERISA Affiliate	A-65
Acquiror Financial Statements	A-31
Acquiror Loans	A-33
Acquiror Preferred Stock	A-30
Acquiror SEC Reports	A-65
Acquiror Shareholder Approval	A-65
Acquiror Shareholders' Meeting	A-46
Acquiror Stock Issuance	A-65
Acquiror Stock Plans	A-65
Acquisition Proposal	A-65
Affiliate	A-65
Agreement	A-1
ALLL	A-65
AOCI	A-66
Bank	A-66
Bank A	A-66
Bank B	A-66
Bank Merger Certificates	A-2
Bank Mergers	A-2
Bank	A-66
Business Day	A-66
Cancelled Shares	A-3
CIC Payment	A-52
Closing	A-1
Closing Acquiror Common Stock Price	A-66
Closing Date	A-2
Code	A-66
Committee	A-54
Company	A-1
Company Adverse Recommendation	A-41
Company Articles of Incorporation	A-66
Company Benefit Plan	A-66
Company Board	A-66
Company Bylaws	A-66
Company Capital Stock	A-66
Company Capitalization Date	A-9
Company Common Stock	A-66
Company Disclosure Schedules	A-71
Company Employees	A-38

A-iv

Company ERISA Affiliate	A-66
Company Financial Statements	A-10
Company Investment Securities	A-26
Company Loans	A-13
Company Material Contract	A-22
Company Permitted Exceptions	A-12
Company Preferred Stock	A-9
Company Shareholder Approval	A-67
Company Shareholders' Meeting	A-40
Company Stock Certificates	A-4
Company Trust	A-66
Company Trust Preferred Securities	A-54
Company Trusts	A-66
Confidentiality Agreement	A-36
Contemplated Transactions	A-67
Contract	A-67
Control, Controlling or Controlled	A-67
Conversion Fund	A-4
Covered Employees	A-51
CRA	A-67
Deposit Insurance Fund	A-67
Derivative Transactions	A-67
Determination Date	A-59
Dissenters' Shares	A-6
DOL	A-67
Effective Time	A-2
Environment	A-67
Environmental Inspections	A-44
Environmental Laws	A-67
ERISA	A-67
Exchange Act	A-67
Exchange Agent	A-4
Existing D&O Policy	A-48
FDIC	A-67
Federal Reserve	A-67
Final Acquiror Market Value	A-59
Final Index Price	A-59
Form ADV	A-28
GAAP	A-67
Hazardous Materials	A-68
IBCA	A-68
Indemnified Party	A-47
Index	A-59
Index Ratio	A-59
Initial Acquiror Market Value	A-59
Initial Index Price	A-59
Investment Advisers Act	A-27
Iowa Articles of Merger	A-2
IRS	A-68
IRS Guidelines	A-51
Joint Proxy Statement	A-68
Knowledge	A-68
Legal Requirement	A-68

A-v

Letter of Transmittal	A-4
Lien	A-68
Lock-Up Agreement	A-1
Lock-Up Agreements	A-1
Material Adverse Effect	A-68
Merger	A-1
Nasdaq Rules	A-69
New Plans	A-52
Old Plans	A-52
Order	A-69
Ordinary Course of Business	A-69
OREO	A-69
Owned Real Property	A-45
PBGC	A-69
Per Share Cash Consideration	A-3
Per Share Merger Consideration	A-3
Per Share Stock Consideration	A-3
Person	A-69
Pre-Closing Disposition	A-46
Previously Disclosed	A-72
Proceeding	A-69
Quarterly Ratio	A-69
Registration Statement	A-69
Regulatory Agreement	A-19
Regulatory Authority	A-69
Representative	A-69
Requisite Regulatory Approvals	A-70
RIA Sub	A-70
Schedules	A-71
SEC	A-70
Secondary Investigation	A-44
Securities Act	A-70
Severance Plan	A-52
Subsidiary	A-70
Superior Proposal	A-70
Surviving Entity	A-1
Tax	A-70
Tax Return	A-70
Termination Date	A-58
Termination Fee	A-60
Third Party Consents	A-8
Title Commitment	A-45
Title Commitments	A-45
Title Policies	A-45
Title Policy	A-45
Total Payments	A-53
Transition Date	A-70
Treasury Regulations	A-71
TRUPS Assumption	A-54
U.S	A-71
Unaudited Monthly Financial Statements	A-46
WDFI	A-71

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this "Agreement") is entered into as of August 21, 2018, by and between MidWestOne Financial Group, Inc., an Iowa corporation ("Acquiror"), and ATBancorp, an Iowa corporation (the "Company").

RECITALS

        A.    The boards of directors of the Company and Acquiror have determined that it is advisable and in the best interests of their respective companies and their shareholders to enter into this Agreement and to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the "Merger"), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Entity").

        B.    The parties intend that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        C.    As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement (the "Voting Agreement") agreeing to vote in favor of this Agreement and the transactions contemplated hereby, including the Merger.

        D.    As an inducement to Acquiror to enter into this Agreement, certain shareholders of the Company as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Lock-Up Agreement (each, an "Lock-Up Agreement" and collectively, the "Lock-Up Agreements") which become effective as of the Effective Time and contain certain restrictions on the transfer of shares of Acquiror Common Stock by such Person.

        E.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

        In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1    The Merger.     Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCA, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the IBCA, the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.

        Section 1.2    Effective Time; Closing.

          (a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the "Closing") shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Shapiro Bieging Barber Otteson LLP, located at 7979 East Tufts Avenue, Suite 1600, Denver, Colorado 80237, at 10:00 a.m., local time, on the first day of the month immediately following the month in which the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the "Closing Date").

          (b)   The parties hereto agree to file with the Secretary of State of the State of Iowa on the Closing Date articles of merger containing such information as is required by the relevant provisions of the IBCA (the "Iowa Articles of Merger"). The Merger shall become effective as of the date and time specified in the Iowa Articles of Merger (the "Effective Time").

        Section 1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the Iowa Articles of Merger and the IBCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

        Section 1.4    Organizational Documents of the Surviving Entity.     The articles of incorporation and bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

        Section 1.5    Directors and Officers.     Subject to the appointment of the additional directors as contemplated in Section 6.6, the directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Acquiror immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Entity's articles of incorporation and bylaws.

        Section 1.6    Bank Mergers.     Immediately following the Effective Time, or at such later time as Acquiror may determine in its sole discretion, (a) Bank A will merge with and into Acquiror Bank; and (b) Bank B will merge with and into Acquiror Bank (collectively, the ("Bank Mergers"), in each case pursuant to an agreement and plan of merger to be agreed upon by Acquiror and the Company and executed prior to the Closing Date, which agreement shall be in form and substance customary for mergers similar to the Bank Mergers. Acquiror Bank shall be the surviving entity in the Bank Mergers and, following each Bank Merger, the separate corporate existence of the applicable Bank shall cease. Prior to the Effective Time, the Company shall cause each of Bank A and Bank B, and Acquiror shall cause Acquiror Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Mergers (collectively, the "Bank Merger Certificates").

        Section 1.7    Alternative Structure.     Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income Tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger; (ii) materially impede or delay consummation of the Merger; or (iii) require submission to or approval of the Company's shareholders after the Merger has been approved by the Company's shareholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

 ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

        Section 2.1    Consideration.     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of Company Common Stock:

          (a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares or Dissenters' Shares) shall, subject to Section 2.5, be converted in the right to receive, without interest, the following consideration:

              (i)  $992.51 (the "Per Share Cash Consideration"); and

             (ii)  117.5500 fully paid and nonassessable shares of Acquiror Common Stock (the "Per Share Stock Consideration" and, together with the Per Share Cash Consideration, the "Per Share Merger Consideration").

          (b)   If, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock or Company Common Stock are changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.2    Cancellation of Shares.     At the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a "certificate" shall be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time (other than Cancelled Shares and Dissenters' Shares) will be deemed for all purposes to represent only the right to receive, upon proper surrender thereof in accordance with Section 2.4, (a) the Per Share Merger Consideration; (b) cash in lieu of fractional shares of Acquiror Common Stock that the shares of Company Common Stock represented by such certificate have been converted into the right to receive pursuant to Section 2.3, without interest thereon; and (c) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.4(g). Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company's treasury or otherwise owned by Acquiror or the Company (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts that, in each case, are beneficially owned by third Persons, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) will be cancelled and no shares of Acquiror Common Stock or other consideration will be issued or paid in exchange therefor (such cancelled shares, the "Cancelled Shares").

        Section 2.3    No Fractional Shares.     Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

        Section 2.4    Exchange of Certificates.

          (a)   The parties to this Agreement agree: (i) that American Stock Transfer & Trust Company, LLC shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the "Exchange Agent"); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

          (b)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Acquiror Common Stock for payment of the Per Share Stock Consideration pursuant to Section 2.1; (ii) sufficient cash for payment of the Per Share Cash Consideration pursuant to Section 2.1; and (iii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.3. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the "Conversion Fund."

          (c)   Within five (5) Business Days after the Closing Date, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock ("Company Stock Certificates") a letter of transmittal ("Letter of Transmittal"), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

          (d)   Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, (i) the Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; and (iii) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), in each case, upon the proper surrender of such Certificate in accordance with this Article 2.

          (e)   In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the (i) the Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; and (iii) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g) shall be delivered pursuant to Section 2.4(d), without interest thereon, in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate and establish to the satisfaction of the Surviving Entity that the Tax has been paid or is not applicable. The Exchange Agent, the Surviving Entity and the

  Surviving Entity's Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from the Per Share Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as the Exchange Agent, the Surviving Entity or the Surviving Entity's applicable Affiliate, as the case may be, is required to deduct or withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so deducted or withheld and paid over to the applicable Tax authorities, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of whom such deduction and withholding was made.

          (f)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) the Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3, without interest thereon; and (iii) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), in each case, in accordance with the procedures set forth in this Article 2.

          (g)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate in accordance with this Article 2, to vote the shares of Acquiror Common Stock into which such holder's Company Common Stock shall have been converted.

          (h)   Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for (i) the Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; and (iii) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), each without interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (i)    In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Entity and the Exchange Agent may direct as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, (i) the Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common

  Stock that the shareholder has a right to receive pursuant to Section 2.3; and (iii) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), each without interest thereon.

          (j)    Subject to the terms of any agreement between Acquiror or the Surviving Entity and the Exchange Agent with respect to the payment of the Per Share Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock, the Surviving Entity, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein; and (ii) the method of payment of the Per Share Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock.

          (k)   In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Article 2 as are necessary or appropriate to implement the same purpose and effect that this Article 2 has with respect to shares of Company Common Stock that are represented by Certificates.

        Section 2.5    Dissenting Shares.     Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who has the right to demand and who properly shall have demanded payment of the fair value for such shares in accordance in all respects with the IBCA (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the IBCA (and at the Effective Time, such Dissenters' Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such shareholder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of the IBCA and this Section 2.5), except that all Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the IBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.4 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCA and received by the Company relating to shareholders' dissenters' rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand; (ii) offer or agree to settle or settle any demand for payment of fair value; or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCA. Any portion of the aggregate Per Share Merger Consideration, or any other consideration, made available to the Exchange Agent pursuant to Section 2.5 to pay for shares of Company Common Stock for which dissenter's rights have been perfected shall be returned to Acquiror upon demand.

 ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:

        Section 3.1    Company Organization.

          (a)   The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) is duly registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956; and (iii) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Attached to Section 3.1(a) of the Company Disclosure Schedules are copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement. The Company has no direct or indirect Subsidiaries other than the Banks, the RIA Sub and those entities listed on Section 3.1(a) of the Company Disclosure Schedules.

          (b)   Except as set forth on Section 3.1(b) of the Company Disclosure Schedules: (i) the Company does not directly engage in and has not directly engaged in any business or operations other than owning the equity interests in each Bank, the RIA Sub and the Subsidiaries listed on Section 3.1(a) of the Company Disclosure Schedules; (ii) the Company does not directly own any assets other than the equity interests in each Bank, the RIA Sub and the Subsidiaries listed on Section 3.1(a) of the Company Disclosure Schedules; and (iii) the Company is not a party to any contract relating to the business of any Subsidiary of the Company.

        Section 3.2    Company Subsidiary Organizations.     Bank A is an Iowa state chartered bank duly organized, validly existing and in good standing under the laws of the state of Iowa. Bank B is a Wisconsin state chartered bank duly organized, validly existing and in good standing under the laws of the state of Wisconsin. The RIA Sub is a corporation, duly organized, validly existing and in good standing under the laws of the state of Iowa. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

        Section 3.3    Authorization; Enforceability.     The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the Company Board. The Company Board has determined that this Agreement and the Contemplated Transactions, including the Merger, are fair and in the best interests of the Company and its shareholders. The Company Board has adopted a resolution directing the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company's shareholders for consideration at a duly held meeting of such shareholders and recommending that the Company's shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions without any condition. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 3.4    No Conflict.     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject; or (c) contravene, conflict with or result in a violation or breach of any provision of, or the loss of any benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any Lien upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve, including, but not limited to, Notices of Change in Bank Control Act filing(s), and approval of, or non-objection to, such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Iowa Division of Banking and approval of, or non-objection to, such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the Wisconsin Department of Financial Institutions and approval of, or non-objection to, such applications, filings and notices; (iv) the filing of any required applications, filings or notices with the FDIC and approval of, or non-objection to, such applications, filings and notices; (v) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (vi) the filing of the Iowa Articles of Merger with the Secretary of State of the State of Iowa pursuant to the IBCA; (vii) the filing of the Bank Merger Certificates, with respect to Bank A, with the Secretary of State of the State of Iowa and, with respect to Bank B, with the WDFI; and (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, no consents, non-objections, approvals of, notices to, waivers or authorizations by, or applications, filings or registrations with any Regulatory Authority or any other Person except as set forth on Section 3.4 of the Company Disclosure Schedules (all consents and approvals, the "Third Party Consents") are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 3.5    Company Capitalization.

          (a)   The authorized capital stock of the Company consists exclusively of: (i) 200,000 shares of Company Common Stock, no par value per share, of which, as of the date hereof (the "Company Capitalization Date"), 35,028 shares are issued and outstanding, and 260 shares are held in treasury of the Company; and (ii) 50,000 shares of the Company's preferred stock, no par value per share ("Company Preferred Stock"), of which no shares are designated and outstanding as of the Company Capitalization Date. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (b)   As of the Company Capitalization Date, there are no issued, reserved for issuance or outstanding: (i) shares of Company Capital Stock or voting securities of the Company other than the Company Common Stock; (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock or other securities of, or ownership interests in, the Company. As of the Company Capitalization Date, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the securities or rights described in this Section 3.5(b).

          (c)   Since the December 31, 2017 through the date hereof, the Company has not: (i) issued, reserved for issuance, repurchased or redeemed any shares of Company Common Stock or Company Preferred Stock or other equity securities of the Company; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.

          (d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. There are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries or to register under the Securities Act any such securities; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since December 31, 2017, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

          (e)   A true, correct and complete list dated as of the date hereof, of all of the outstanding shares of Company Common Stock, all of which are owned of record by shareholders of the

  Company, with the domicile addresses and in the respective amounts, is set forth in Section 3.5(e) of the Company Disclosure Schedules and will be updated by the Company as of the Closing Date. Except for the Voting Agreement and as set forth in Section 3.5(e) of the Company Disclosure Schedules, to the Knowledge of the Company, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Common Stock, including any agreement that or imposes any limitation or restriction on Company Common Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Common Stock.

        Section 3.6    Company Subsidiary Capitalization.     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.7    Financial Statements and Reports; Regulatory Filings.

          (a)   True and complete copies of the following financial statements (collectively, the "Company Financial Statements") have been delivered or made available to Acquiror: (i) the audited consolidated balance sheets of the Company and its Subsidiaries for the years ended December 31, 2015, 2016 and 2017, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years then ended; (ii) the unaudited consolidated interim balance sheets of the Company and its Subsidiaries for the six (6) months ended June 30, 2017 and June 30, 2018 and the related unaudited consolidated statements of income for the six (6) month period then ended; and (iii) the Call Reports of each depository Subsidiary of the Company for each quarter in the twelve (12) month period ended December 31, 2017 and the three (3) month period ended June 30, 2018.

          (b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements and accounting requirements. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, Eide Bailly LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

          (c)   Except for (i) those liabilities that are set forth on the Company Financial Statements; and (ii) liabilities incurred since December 31, 2017 in the Ordinary Course of Business and that are not, individually or in the aggregate, material to Company or its Subsidiaries, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on in the Company Financial Statements if it had existed on or before December 31, 2017.

          (d)   The Company and each of its Subsidiaries have implemented and maintain internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of their financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP and includes policies and procedures for their own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries, as applicable; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and each of its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and each of its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements. Since December 31, 2015, neither the Company nor any of its Subsidiaries has experienced or effected any material change in internal control over financial reporting.

          (e)   Since December 31, 2015, neither the Company nor any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company has received or has otherwise had or obtained, to the Company's Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any Subsidiary of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2015, by the Company or any of its Representatives to the Company Board or any committee thereof or to any director or officer of the Company. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.

          (f)    Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or agreement (including any contract or agreement relating to any transaction or relationship between or among the Company and any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving or material liabilities of the Company or any Subsidiary of the Company in the Company Financial Statements.

          (g)   The Company and each of its Subsidiaries has filed all forms, reports, registrations and other documents required, together with all amendments required to be made with respect thereto, to be filed since December 31, 2015, with all applicable federal or state securities or banking authorities and any other Regulatory Authority having jurisdiction over the Company or its Subsidiaries and has paid all fees and assessments due and payable in connection therewith, except to the extent the failure to file such forms, reports, registrations and other documents or pay such fees and assessments would not reasonably be expected to be material to the Company or its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (h)   There has not been any event or occurrence since December 31, 2015 that would result in a determination that the Banks are not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

          (i)    Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of the Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of the Company, examination or investigation by, any Regulatory Authority into the business or operations of the Company or any of its Subsidiaries.

        Section 3.8    Books and Records.     The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company's business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 3.9    Properties.

          (a)   Section 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

          (b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties (an in the case of leasehold interests, good and marketable leasehold interests), whether real or personal, tangible or intangible, that it purports to own, other than OREO, or lease, subject to no Liens of any kind except: (i) as noted in the most recent Company Financial Statements or as set forth in Section 3.9(b)(i) of the Company Disclosure Schedules; (ii) statutory Liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Company Financial Statements in accordance with GAAP; (iii) Liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Banks acting in a fiduciary capacity that, in each case, were incurred in the Ordinary Course of Business and are set forth on Section 3.9(b)(iii) of the Company Disclosure Schedules; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof or otherwise materially impair business operations at such properties; (vi) with respect to personal property, Liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic's and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's Liens in each case arising in the Ordinary Course of Business of the Company, the payment for which is not yet delinquent; and (viii) Liens on property required by Regulation W promulgated by the Federal Reserve (collectively, the "Company Permitted Exceptions"). The Company and each of its Subsidiaries as lessee (A) has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it; (B) is in sole possession of the properties purported to be leased thereunder, subject to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto); and (C) each such lease is valid and binding on the Company or its applicable Subsidiary and is in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. All buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Since December 31, 2017, none of the Company's or its Subsidiaries' real property, whether owned or leased, has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).

        Section 3.10    Loans; Loan Loss Reserve.

          (a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Banks, any participation therein, and other extensions of credit (including overdrafts and commitments to extend credit), and any guaranty, renewal or extension thereof (the "Company Loans") (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of financing statements (and, if applicable, extensions thereof) pursuant to the applicable Uniform Commercial Code in effect or timely recording of deeds of trust), and the collateral for such Loan to the extent collateral is required to be insured, the collateral is so insured; and (iii) constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or equitable principles or doctrines. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Legal Requirements at the time of origination or purchase by the Company and are complete and correct in all material respects.

          (b)   All Company Loans originated or purchased by the Banks (including Company Loans held for resale to investors) were made or purchased in accordance with the policies of the boards of directors of the Banks and in the Ordinary Course of Business of the Banks and are and have been administered and, where applicable, serviced, and the relevant Company Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the Company's written underwriting standards (and, in the case of Company Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable Legal Requirements, except for such exceptions as would not reasonably be expected to be, individually or in the aggregate, material to Company or its Subsidiaries. Each of the Banks' interest in the Company Loans originated or purchased by such Bank is free and clear of any Lien and, the Banks have complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Banks or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

          (c)   Section 3.10(c) of the Company Disclosure Schedules lists, as of July 31, 2018, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Banks have discontinued the accrual of interest; (ii) that has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "classified," "criticized," "audit risk assets" or any comparable classifications by the Banks or the rules of any Regulatory Authority; (iii) that has been listed on any "watch list" or similar internal report of the

  Banks; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Company or the Banks have Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; (vi) that represents an extension of credit to an executive officer or director of the Banks or an entity controlled by an executive officer or director; (vii) the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Company Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms; (viii) a specific reserve allocation existed in connection therewith; (ix) to the Knowledge of the Company, had past due Taxes associated therewith; (x) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; (xi) was a high-volatility commercial real estate loan; or (xii) had been originated or serviced relying on an exception to, or otherwise out of compliance with, the Banks' underwriting or servicing policies and applicable regulatory guidelines. For each Company Loan identified in response to clauses (i)—(xii) above, Section 3.10(c) of the Company Disclosure Schedules sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of July 31, 2018.

          (d)   Each of the Banks' ALLL is in compliance with such Bank's existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Regulatory Authorities and the Financial Accounting Standards Board and is adequate under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off in whole or in part, on outstanding Company Loans. Since December 31, 2015, neither Bank has been notified by any Regulatory Authority or by the Company's or such Bank's independent auditor, in writing or otherwise, that: (i) its ALLL is inadequate; (ii) the practices and policies of such Bank in establishing its ALLL and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) its ALLL is inadequate or inconsistent with the historical loss experience of such Bank.

          (e)   (i) None of the Company Loans is subject to any material offset or material claim of offset; and (ii) the aggregate loan balances in excess of the Banks' ALLL are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

          (f)    Section 3.10(f) of the Company Disclosure Schedules lists each asset of the Company or any of its Subsidiaries that as of July 31, 2018, had a book value of over $50,000 and that was classified as OREO or as an asset to satisfy Company Loans, including repossessed equipment, and the book value thereof as of such date.

          (g)   Except as set forth on Schedule 3.10(g), none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Company Loans or pools of Company Loans or participations in Company Loans or pools of Company Loans contains any obligation to repurchase such Company Loans or interests therein solely on account of a payment default by the obligor on any such Company Loan.

          (h)   As of the date hereof, all Company Loans by the Subsidiaries of the Company to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries are and were originated in compliance in all material respects with all applicable Legal Requirements.

        Section 3.11    Taxes.

          (a)   The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all material Taxes (whether or not reflected in the Tax Returns as filed or due to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any material Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements.

          (b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, adjustment, proceeding, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Company's or its Subsidiaries' assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.

          (c)   The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income Taxes, franchise Taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last five (5) fiscal years.

          (d)   Neither the Company nor any of its Subsidiaries is or has been a party to any "listed transaction," or a "reportable transaction" as defined in Section 6707A of the Code and Section 1.6011-4(b) of the Treasury Regulations.

          (e)   No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction or is subject to taxation by such jurisdiction.

          (f)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract or otherwise.

          (g)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise, as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

          (h)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Regulatory Authority filed or made on or prior to the Closing Date, any open transaction disposition made or prepaid amount received on or prior to the Closing Date, any intercompany transaction on or prior to the Closing Date, any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Legal Requirements, a transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting, the application of Section 263A of the Code, or any election under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries has taken any action that would defer a liability for Taxes from any taxable period (or portion thereof) ending on or prior to the Closing Date to any taxable period (or portion thereof) ending after the Closing Date.

          (i)    Neither the Company nor any of its Subsidiaries has made (or has pending) any application with any Regulatory Authority requesting permission for any changes in accounting method.

          (j)    No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Regulatory Authority with respect to the Company or any of its Subsidiaries.

          (k)   All Taxes required to be withheld, collected or deposited by the Company or any of its Subsidiaries (including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been timely withheld, collected or deposited, and to the extent required by applicable Legal Requirements, have been paid to the relevant Regulatory Authority. The Company and each of its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable Legal Requirements.

          (l)    The Company is eligible to elect to be an "S corporation" within the meaning of Sections 1361 and 1362 of the Code (or any similar provision of state, local or foreign Tax Law) for U.S. federal income Tax purposes and for income Tax purposes in each other jurisdiction which recognizes such status and in which it would, absent such an election, be subject to corporate income tax. Each shareholder of the Company is eligible to be a shareholder of an S corporation pursuant to the Code, and each shareholder of the Company satisfies the shareholder requirements set forth in Section 1361 of the Code.

        Section 3.12    Employee Benefits.

          (a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each Company Benefit Plan: (i) a copy of the Company's current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years' annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other ancillary documents including the following documents related to each Company Benefit Plan:

              (i)  all Contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

             (ii)  all notices and other written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement; and

            (iii)  all notices or other written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement.

          (b)   Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would, to the extent paid by the Company or any of its Subsidiaries prior to the Effective Time, result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

          (c)   Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a "multiple employer plan" (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any Tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

          (d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

          (e)   Each Company Benefit Plan is, and has been administered in all material respects in, compliance with its terms and with all applicable Legal Requirements.

          (f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company's Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

          (g)   No Company Benefit Plan fiduciary or, to the Company's Knowledge, any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other

  Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

          (h)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements; and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

          (i)    Except as disclosed on Section 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

          (j)    No event has occurred or circumstance exists that could result in an increase in premium costs of Company Benefit Plans or an increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company's fiscal year ended December 31, 2016 except for annual increases in the Ordinary Course of Business.

          (k)   No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

          (l)    Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

          (m)  No Company Benefit Plan or Company Benefit Plan fiduciary has engaged in any transaction involving Company Common Stock with respect to which a selling shareholder has made an election under Code Section 1042 and the Company has consented under Code Section 1042 to the application of Code Sections 4978 and 4979A.

          (n)   Except as disclosed on Section 3.12(n) of the Company Disclosure Schedules, each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.

        Section 3.13    Compliance with Legal Requirements.     The Company and each of its Subsidiaries hold all material licenses, certificates, variances, registrations, permits, franchises, rights and other authorizations from all appropriate Regulatory Authorities or other third parties necessary for the lawful conduct of their respective businesses. The Company and each of its Subsidiaries is, and at all times since December 31, 2015, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2015, any notice or other communication (whether oral or written) from any Regulatory Authority or, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, any other Person, regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the

Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. The Company and each insured depository Subsidiary of the Company is "well-capitalized" (as such term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        Section 3.14    Legal Proceedings; Orders.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or as set forth on Section 3.14(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

          (b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of (each, a "Regulatory Agreement"); any Regulatory Authority that restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest, or relates to, or limits in any manner, its credit or risk management policies, its management or its business. To the Knowledge of the Company, since December 31, 2015, none of the foregoing is pending or has been threatened by any Regulatory Authority, and, to the Company's Knowledge, no such Regulatory Authority is considering issuing any such Regulatory Agreement or has threatened the commencement of any regulatory investigation.

          (c)   None of the Company, any Subsidiary of the Company or, to the Company's Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any Subsidiary of the Company for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any Subsidiary of the Company; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any Subsidiary of the Company; (v) made any fraudulent entry on the books or records of the Company or any Subsidiary of the Company; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any Subsidiary of the Company or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any Subsidiary of the Company, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury.

          (d)   Section 3.14(d) of the Company Disclosure Schedules lists each Proceeding which is pending on the date of this Agreement, or that has been settled in the past three (3) years against the Company or any Subsidiary of the Company, or any present or former officer, director or employee of the Company or any Subsidiary of the Company (relating to their capacity as such).

        Section 3.15    Absence of Certain Changes and Events.     Except as listed in Section 3.15 of the Company Disclosure Schedules, since December 31, 2017, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2017, there has not been any:

          (a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

          (b)   amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

          (c)   increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except with respect to officers and employees for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days' notice or less, without penalty or premium;

          (d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase (except for any increases in the Ordinary Course of Business) in the payments to or benefits under, any Company Benefit Plan;

          (e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $100,000;

          (f)    entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction), or breach of the terms of any existing lease, Contract or license that (i) has a term of more than one (1) year or that involves the payment by the Banks of more than $200,000 in the aggregate; or (ii) is a Material Contract.

          (h)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of either of the Banks, or has been classified by either of the Banks or any Regulatory Authority as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan";

          (i)    incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (j)    Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

          (k)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any Lien upon any of their assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

          (l)    cancellation or waiver by them of any claims or rights with a value in excess of $100,000, or any settlement or discharge of any Proceeding against any of them;

          (m)  any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $500,000;

          (n)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or all or substantially all of the assets or business of any other Person;

          (o)   transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

          (p)   material change in any policies, practices, methods or systems with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, ALLL, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

          (q)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

          (r)   discharge or satisfaction of any Lien on their assets or repayment of any indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

          (s)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $1,000,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

          (t)    purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

          (u)   failure to maintain in full force and effect any insurance policy in effect as of December 31, 2017, in each case, on substantially the same terms as in effect on December 31, 2017;

          (v)   termination (other than for cause) of any employee with an annual salary in excess of $150,000;

          (w)  agreement, whether oral or written, by it to do any of the foregoing; or

          (x)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 3.16    Material Contracts.     Except for Contracts evidencing Company Loans made by either of the Banks in the Ordinary Course of Business or as disclosed in Section 3.16 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract, arrangement, commitment or understanding (whether written or oral) which is in effect as of the date hereof (any such contract, arrangement, commitment or understanding in the following categories, a "Company Material Contract"):

          (a)   that is a lease or sublease of real property to which the Company or any of its Subsidiaries is a party;

          (b)   relating to a trust indenture, mortgage, mortgage loan purchase agreement, loan agreements, credit agreements, conditional sales Contracts, other title retention agreements, security agreements or other Contracts, agreements or instruments relating to money borrowed by it in excess of $150,000 or guaranteed by the Company or any of its Subsidiaries or relating to any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, exclusive of deposit agreements with customers of either of the Banks entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Des Moines or Federal Home Loan Bank of Chicago advances, or borrowings from the Federal Reserve Bank discount window;

          (c)   that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans);

          (d)   that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

          (e)   not referred to elsewhere in this Section 3.16 that has or would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries;

          (f)    relating to any lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000), including any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or its Subsidiaries, other than in connection with the sale of Company Loans, Company Loan participations or investment securities in the Ordinary Course of Business to third parties who are not Affiliates of the Company;

          (g)   that is a material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

          (h)   that is a collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (i)    that is a joint venture, partnership, shareholder, limited liability company, investor rights or similar Contract or any other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

          (j)    containing covenants that in any way purport to restrict, in any material respects, the business activity of the Company or its Subsidiaries or limit, in any material respects, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person, including from soliciting customers, clients or employee of any Person, or provides a right of first offer, right of first refusal, option or similar right to the Company or any Subsidiary or any other Person or that would limit or purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, including any (i) exclusive dealing obligation; (ii) "clawback" or similar undertaking requiring the reimbursement or refund of any fees; or (iii) "most favored nation" or similar provision granted by the Company or any of its Subsidiaries;

          (k)   providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $100,000;

          (l)    that is (i) an employment, consultancy, non-competition, non-solicitation, deferred compensation, retention, bonus, severance, retirement or other similar Contract (including any amendment to any such existing agreement or arrangement); or (ii) relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or shareholder of, the Company or any Subsidiary of the Company;

          (m)  that is with an Affiliate of the Company or any of its Subsidiaries other than loans in the Ordinary Course of Business;

          (n)   with any Person who is or would be entitled pursuant to such Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the announcement or the consummation of the Contemplated Transactions, either alone or upon the occurrence of any additional acts or events, including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation, together with the name of such Person and the maximum amount of such payment;

          (o)   that is a Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $500,000;

          (p)   that may not be terminated without payment or penalty equal to or greater than $100,000 upon notice of thirty (30) days or less (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software);

          (q)   under which the Company or any Subsidiary of the Company will have an obligation with respect to an "earn-out," contingent purchase price or similar contingent payment obligation;

          (r)   that is a settlement agreement, other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee's or independent contractor's employment;

          (s)   that is or would constitute a guarantee, support or indemnification by the Company or its Subsidiaries, assumption or endorsement by the Company or its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the Ordinary Course of Business;

          (t)    that is a Company Benefit Plan; and

          (u)   that is an amendment, supplement and modification in respect of any of the foregoing.

        Section 3.17    No Defaults.     Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company's Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to be material to the Company or any of its Subsidiaries. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since December 31, 2015, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

        Section 3.18    Insurance.     Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers' blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are adequate, prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of Representatives of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims. No such pending claim has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past three (3) years.

        Section 3.19    Compliance with Environmental Laws.     There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions that have not been received. Neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property given the current use of the property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to be material to the Company or any of its Subsidiaries. Except for any matters that are not, and would not reasonably be expected to be material to the Company or its Subsidiaries, the Company and each Subsidiary of the Company has complied in all respects with all Environmental Laws applicable to it and its business operations. Notwithstanding the foregoing, all representations and warranties in this Section 3.19 relating to OREO are made solely to the Company's Knowledge.

        Section 3.20    Transactions with Affiliates.     Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries; or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

        Section 3.21    Brokerage Commissions.     Except for fees payable to Sandler O'Neill & Partners, L.P. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 3.22    Approval Delays.     To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Banks' most recent CRA ratings were "satisfactory" or better.

        Section 3.23    Labor Matters.

          (a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

          (b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

        Section 3.24    Intellectual Property.

          (a)   Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property used or owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

          (b)   To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

          (c)   Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or violated any intellectual property of the Company or any of its Subsidiaries.

        Section 3.25    Investments.

          (a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of July 31, 2018, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to each of the Banks, in a fiduciary or agency capacity (together with any such securities owned by the Company or its Subsidiaries after July 31, 2018, the "Company Investment Securities"); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any Liens except for Company Permitted Exceptions and, except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices, to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Banks in accordance with GAAP.

          (b)   Except as may be imposed by applicable securities laws and restrictions that may exist for Company Investment Securities that are classified as "held to maturity," none of securities held by the Company is subject to any restriction, whether contractual or statutory, that impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          (c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities held by them in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

          (d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transactions has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP.

        Section 3.26    Fiduciary Accounts; Investment Management Activities.     Each of the Company, the Banks and their Subsidiaries have properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, guardian, conservator, personal representative, or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. None of the Company, the Banks, nor any of their Subsidiaries or any of their Representatives has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

        Section 3.27    Investment Advisor Subsidiary.

          (a)   Except for the RIA Sub, which is duly registered and in good standing with the SEC as an investment adviser under the Investment Advisers Act of 1940 (the "Investment Advisers Act"), none of the Company, the Banks, nor any of their Subsidiaries or the Company's, the Banks' or any of their Subsidiaries' Representatives is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority.

          (b)   The RIA Sub is duly registered as an investment adviser under the Investment Advisers Act, has operated since July 7, 2006 and is currently operating in compliance with all Legal Requirements applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets, except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company or any of its Subsidiaries. Each "investment advisory representative" (as defined under the Investment Advisers Act) required to be registered as such with any state securities authority is so registered, except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company or any of its Subsidiaries. There is no Proceeding pending or, to the Company's Knowledge, threatened that would reasonably be expected to assert noncompliance with any Legal Requirement or lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals in any material respect.

          (c)   The RIA Sub has been since December 31, 2015 and is in all material respects in compliance with each contract for services provided in its capacity as a registered investment advisor to which it is a party.

          (d)   The accounts of each advisory client of the RIA Sub, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the RIA Sub in all material respects in compliance with the applicable requirements of ERISA.

          (e)   Except as disclosed on a Uniform Application for Investment Adviser Registration on Form ADV (each, a "Form ADV") neither the RIA Sub nor to the Knowledge of the Company any of the RIA Sub's Representatives has been the subject of any disciplinary proceedings or orders of any Regulatory Authority arising under any Legal Requirement which would be required to be disclosed on Form ADV. Neither the RIA Sub nor any "person associated with an investment adviser" (as defined in the Investment Advisers Act) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a Person associated with a registered investment advisor, and there is no Proceeding pending or, to the Company's Knowledge, threatened that would reasonably be expected to result in ineligibility of any such Person.

          (f)    The Company has delivered or made available to Acquiror true and complete copies of each Form ADV filed since December 31, 2015 by the RIA Sub, reflecting all amendments thereto to the date hereof, and each such Form ADV was timely filed, was complete and accurate in all material respects at the time of filing thereof, and was and is in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Since December 31, 2014, the RIA Sub has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act. The Company has delivered or made available to Acquiror true and complete copies of all deficiency letters and inspection reports or similar documents furnished to the RIA Sub by the SEC since December 31, 2015 and the RIA Sub's responses thereto, if any.

          (g)   None of the Company or any Subsidiary of the Company serves as an investment adviser (or an investment sub-adviser) to a registered investment company.

        Section 3.28    Deposits.     All of the deposits held by each Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all applicable policies, practices and procedures of such Bank. The deposit accounts of the Banks are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened.

        Section 3.29    Customer Information Security.     Since December 31, 2015, there has been no unauthorized disclosure of, or unauthorized access to, any nonpublic personal information of a customer in the possession of the Company or any of its Subsidiaries that could result in substantial harm to such customer.

        Section 3.30    Indemnification.     To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any Subsidiary of the Company has occurred which would give rise to a material claim by any such individual for indemnification from the Company or any Subsidiary of the Company.

        Section 3.31    Opinion of Financial Advisor.     The Company has received the opinion of Sandler O'Neill & Partners, L.P., financial advisor to the Company, to the effect that, as of the date of such opinion, the Per Share Merger Consideration to be received in the Merger by each holder of Company Common Stock is fair, from a financial point of view, to such holders.

        Section 3.32    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Except (a) as Previously Disclosed; or (b) disclosed in any Acquiror SEC Reports publicly filed prior to the date hereof (but excluding any disclosures set forth in any "risk factors," "forward-looking statements" or "market risk" sections or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Acquiror hereby represents and warrants to the Company as follows:

        Section 4.1    Acquiror Organization.    Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror; (b) is duly registered as a financial holding company under the Bank Holding Company Act of 1956; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no direct or indirect Subsidiary other than the Subsidiaries listed on Exhibit 21.1 to Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

        Section 4.2    Acquiror Subsidiary Organizations.     Acquiror Bank is an Iowa state chartered bank duly organized, validly existing and in good standing under the laws of the State of Iowa. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which is true, complete and correct and in full force and effect as of the date of this Agreement.

        Section 4.3    Authorization; Enforceability.     Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that this Agreement and the Contemplated Transactions, including the Merger, are fair and the best interests of Acquiror and its shareholders. The Acquiror Board has adopted a resolution directing the Acquiror Stock Issuance be submitted to Acquiror's shareholders for consideration at a duly held meeting of such shareholders and recommending that Acquiror's shareholders vote in favor of the Acquiror Stock Issuance. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Acquiror Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 4.4    No Conflict.     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Acquiror Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of, or non-objection to, such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Iowa Division of Banking and approval of, or non-objection to, such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the Wisconsin Department of Financial Institutions and approval of, or non-objection to, such applications, filings and notices; (iv) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (v) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (vi) the filing of the Iowa Articles of Merger with the Iowa Secretary of State pursuant to the IBCA; (vii) the filing of the Bank Merger Certificates, with respect to Bank A, with the Secretary of State of the State of Iowa and, with respect to Bank B, with the WDFI; and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, no consents, non-objections, approvals of, notices to, waiver or authorizations by or application, filings or registrations with any Regulatory Authority or any other Person are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 4.5    Acquiror Capitalization.

          (a)   The authorized capital stock of Acquiror consists exclusively of: (i) 30,000,000 shares of Acquiror Common Stock, of which, as of the date hereof (the "Acquiror Capitalization Date"), 12,221,107 shares are issued and outstanding, and 242,374 shares are held in the treasury of Acquiror; and (ii) 500,000 shares of Acquiror's preferred stock, no par value per share (the "Acquiror Preferred Stock"), of which no shares are issued and outstanding as of Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Global Select Market and Acquiror satisfies all of the quantitative maintenance criteria of the Nasdaq Global Select Market.

          (b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 84,115 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; and (ii) 447,660 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans.

        Section 4.6    Acquiror Subsidiary Capitalization.     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Section 4.6 of the Acquiror Disclosure Schedules.

        Section 4.7    Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

          (a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to be material to Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the "Acquiror Financial Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof,

  RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

          (c)   Acquiror and each of its Subsidiaries has filed all forms, reports, registrations and other documents required, together with all amendments required to be made with respect thereto, to be filed since December 31, 2015, with all applicable federal or state securities or banking authorities and any other Regulatory Authority having jurisdiction over Acquiror or its Subsidiaries and has paid all fees and assessments due and payable in connection therewith, except to the extent the failure to file such forms, reports, registrations and other documents or pay such fees or assessments would not reasonably be expected to be material to Acquiror or its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (d)   There has not been any event or occurrence since December 31, 2015 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

        Section 4.8    Properties.     Acquiror and each of its Subsidiaries has good and marketable title to all assets and properties (and in the case of leasehold interests, good and marketable leasehold interests), whether real or personal, tangible or intangible, that it purports to own, except for OREO, or lease, subject to no Liens of any kind except: (a) as noted in the most recent Acquiror Financial Statements or as set forth in Section 4.8(a) of the Acquiror Disclosure Schedules; (b) statutory Liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Acquiror Financial Statements in accordance with GAAP; (c) Liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by Acquiror Bank acting in a fiduciary capacity that, in each case, were incurred in the Ordinary Course of Business and are set forth on Section 4.8(c) of the Acquiror Disclosure Schedules; (d) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (e) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof or otherwise materially impair business operations at such properties; (f) with respect to personal property, Liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance; (g) inchoate mechanic's and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's Liens in each case arising in the Ordinary Course of Business of Acquiror, the payment of which is not yet delinquent; and (i) Liens on property required by Regulation W promulgated by the Federal Reserve. Acquiror and each of its Subsidiaries as lessee (i) has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it; (ii) is in sole possession of the properties purported to be leased thereunder, subject to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto); and (iii), and each such lease is valid and binding on Acquiror or its applicable Subsidiary and is in full force and effect without default thereunder by the lessee or, to the Knowledge of Acquiror, the lessor. All buildings and structures owned by Acquiror and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Since December 31, 2017, none of Acquiror's or its Subsidiaries' real property, whether owned or leased, has been taken by eminent domain (or to the Knowledge of Acquiror is the subject of a pending or contemplated taking which has not been consummated).

        Section 4.9    Loan Loss Reserve.

          (a)   Acquiror Bank's allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank's continuing review and evaluation of the portfolio of each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof (the "Acquiror Loans") under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank's internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.

          (b)   To the Knowledge of Acquiror: (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 4.10    Compliance with Legal Requirements.     Acquiror and each of its Subsidiaries hold all material licenses, certificates, variances, registrations, permits, franchises, rights and other authorizations from all appropriate Regulatory Authorities or other third parties necessary for the lawful conduct of their respective businesses. Acquiror and each of its Subsidiaries is, and at all times since December 31, 2015, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets (including Environmental Laws but only respect to real property that does not constitute OREO), except where noncompliance would not, individually or in the aggregate, reasonably be expected to be material to Acquiror. Neither Acquiror nor any of its Subsidiaries has received, at any time since December 31, 2015, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. Acquiror and each insured depository Subsidiary of Acquiror is "well-capitalized" (as such term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        Section 4.11    Legal Proceedings; Orders.

          (a)   Except as set forth on Section 4.11(a) of the Acquiror Disclosure Schedules, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to Acquiror and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

          (b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any Regulatory Agreement at the request of any Regulatory Authority that restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest, or relates to, or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since December 31, 2015, none of the foregoing is pending or has been threatened by any Regulatory Authority, and, to Acquiror's Knowledge, no such Regulatory Authority is considering issuing any such Regulatory Agreement or has threatened the commencement of any regulatory investigation.

          (c)   None of Acquiror, any Subsidiary of Acquiror or, to Acquiror's Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of Acquiror or any Subsidiary of Acquiror for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of Acquiror or any Subsidiary of Acquiror; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of Acquiror or any Subsidiary of Acquiror; (v) made any fraudulent entry on the books or records of Acquiror or any Subsidiary of Acquiror; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Acquiror or any Subsidiary of Acquiror or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Acquiror or any Subsidiary of Acquiror, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury.

          (d)   Section 4.11(d) of the Acquiror Disclosure Schedules lists each Proceeding which is pending on the date of this Agreement, or that has been settled in the past three (3) years against Acquiror or any Subsidiary of Acquiror, any present or former officer, director or employee of Acquiror or any Subsidiary of Acquiror (relating to their capacity as such).

        Section 4.12    Absence of Certain Changes and Events.     Since December 31, 2017, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

        Section 4.13    Brokerage Commissions.     Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 4.14    Approval Delays.     To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank's most recent CRA rating was "satisfactory" or better.

        Section 4.15    Financial Capability.     Acquiror has, or will have prior to the Effective Time, sufficient funds to pay the cash component of the Per Share Merger Consideration and to perform its other obligations contemplated by this Agreement. Acquiror has reserved for issuance the requisite number of shares to satisfy the Per Share Stock Consideration.

        Section 4.16    Opinion of Financial Advisor.     Acquiror has received the opinion of Piper Jaffray & Co., financial advisor to Acquiror, to the effect that, as of the date of such opinion, the aggregate consideration to be paid by Acquiror in the Merger is fair, from a financial point of view, to Acquiror.

        Section 4.17    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5
THE COMPANY'S COVENANTS

        Section 5.1    Access and Investigation.

          (a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company's continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. The Company and each Bank shall permit Acquiror and its Representatives to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and each Bank with the Company's and each Bank's Representatives, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and each Bank, to the extent allowable by applicable Legal Requirements. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys' responses to auditors' requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure would reasonably be expected to affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement. The reports, schedules, registration statements and other documents filed or furnished will fairly present the financial position of the Company and each Bank, as applicable, and, to the extent applicable, the results of its operations at the dates and for the periods indicated in compliance with applicable Legal Requirements.

          (c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials; (ii) the disclosure of which would violate any applicable Legal Requirement; (iii) the disclosure of which would, in the reasonable judgment of the Company's outside counsel, result in the waiver of the attorney-client privilege; or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.7). All such financial information will fairly present the consolidated financial position, results of operations, shareholders' equity and cash flows of the Company and each Bank at the dates and for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may be subject to normal year-end audit adjustments required by GAAP.

          (d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement, dated as of April 11, 2018, between Acquiror and the Company (as amended, the "Confidentiality Agreement").

        Section 5.2    Operation of the Company and Company Subsidiaries.

          (a)   Except as Previously Disclosed, as expressly permitted or required by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business (including the making of or agreeing to make any loans or other extensions of credit) in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present Representatives and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or any Subsidiary of the Company; (iii) perform under each of the Material Contracts;

  (iv) maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear; (v) comply in all material respects with all applicable Legal Requirements; and (vi) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

          (b)   Except as Previously Disclosed, as expressly permitted or required by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

              (i)  (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, or otherwise obligate itself to issue or sell any additional shares of Company Capital Stock, any shares of capital stock of any Subsidiary of the Company or any security convertible into Company Capital Stock or shares of capital stock of any Subsidiary of the Company; or (B) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or "phantom" stock awards or otherwise permit any additional shares of Company Capital Stock or capital stock of any Subsidiary of the Company to become subject to new grants, including issuances under Company Benefit Plans;

             (ii)  (A) except as set forth in Section 7.10, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or as permitted or required by this Agreement); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans) or any shares of the capital stock of any Subsidiary of the Company;

            (iii)  amend any material terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of, assign or enter into any Company Material Contract;

            (iv)  except for loans, commitments for loans or other transactions that have been approved by either Bank prior to the date hereof: (A) extend credit or enter into any contracts binding either Bank to extend or acquire any credit except in a manner consistent with past practice and in accordance with the lending policies of such Bank as disclosed to Acquiror, and neither Bank will extend or acquire any credit or enter into any Contracts binding it to extend or acquire any credit (1) in an amount in excess of $500,000 with respect to any loan, commitment or Contract that is unsecured or partially unsecured; (2) in an amount in excess of $2,000,000 with respect to any new loan, commitment or Contract that is fully secured by a Lien on property, (3) in an amount in excess of $3,000,000 with respect to any renewal or extension of a loan, commitment or Contract if the risk rating of such loan or Contract is designated as "A," "B," or "C1" and there is no increase in the loan amount or commitment with respect thereto; (4) in an amount in excess of $3,000,000 with respect to any renewal or extension of a loan, commitment or Contract if the risk rating of such loan or Contract is designated as "C2" and there is any increase in the loan amount or commitment with respect thereto; (5) in an amount in excess of $2,000,000 with respect to any borrowers with loans, commitments or Contracts listed on either Bank's "watch list" or similar internal report of either of the Banks; or (6) in an amount in excess of $10,000,000 with respect to any loan, commitment or Contract, in each case, without first providing Acquiror (at least three Business Days prior to extending such credit or entering into any contract binding such Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of such Bank and the basis of the credit decision of such Bank; or (B) sell, assign or otherwise transfer any participation in any loan except in a manner consistent with past practice and in accordance with the existing lending policies of such Bank. For the purpose of the foregoing, any "commitment" shall include the aggregate amount of all loans and lines of credits made to any borrower or such borrower's direct or indirect Affiliates;

             (v)  (i) maintain an ALLL which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net or recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding(including accrued interest receivable); or (ii) reduce the ALLL through negative provisions;

            (vi)  sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon, lease, sublease or otherwise dispose of or discontinue any of the assets, deposits, business, leasehold interests or properties of the Company or any of its Subsidiaries, except for sales, transfers, Liens, licenses, lapses, cancellations, abandonments, leases, subleases or other dispositions or discontinuances (A) in the Ordinary Course of Business; or (B) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

           (vii)  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, or with respect to deposits and Company Investment Securities, in the case of each of the foregoing, acquired in the Ordinary Course of Business), or contract to acquire, all or any portion of the equity, assets, business, deposits or properties of any other entity;

          (viii)  amend the Company Articles of Incorporation or the Company Bylaws or similar governing documents of any of its Subsidiaries;

            (ix)  implement or adopt any change in its accounting principles, systems, practices or methods, except as required by changes in GAAP as concurred by the Company's independent auditors or in regulatory accounting principles as concurred by the Company's and its Subsidiaries' regulators;

             (x)  except as set forth on Section 5.2(b)(x) of the Company Disclosure Schedules, as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of, or pay any bonus or grant any other benefit or perquisite to, any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the "Company Employees"), other than increases not exceeding 3.0% of a Person's base salary; (B) become a party to, establish, grant, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, indemnification, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; or (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

            (xi)  (A) excluding deposits, incur, guarantee or modify any indebtedness for borrowed money, including any increase in any outstanding indebtedness; or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except, in the case of this clause (B), in connection with the presentation of items for collection in the Ordinary Course of Business;

           (xii)  establish any new Subsidiary of the Company or any Affiliate of the Company, enter into any new line of business or materially change its lending, investment, underwriting, risk or asset liability management or other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

          (xiii)  pay, discharge, settle, or satisfy any Proceeding against it or any of its Subsidiaries exceeding $100,000 individually or $500,000 in the aggregate or that would impose any material restriction on the business of the Company or its Subsidiaries or create precedent for claims that are reasonably likely to be material to it or its Subsidiaries;

          (xiv)  permit the commencement of any construction of new structures or facilities upon, purchase or lease or sublease any real property in respect of, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

           (xv)  (A) make, change or revoke any material Tax elections, change an annual accounting period, change or consent to any material change in its or its Subsidiaries' method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law); (B) change or modify any material position on any material Tax Return filed on or after the date of this Agreement from positions taken on Tax Returns previously filed; (C) settle or compromise any material Tax liability, claim or assessment; (D) enter into any closing agreement; (E) waive or extend any statute of limitations with respect to a material amount of Taxes; (F) surrender any right to claim a refund for a material amount of Taxes; (G) file any material amended Tax Return; or (H) take any action that would materially adversely affect the Tax position of the Surviving Entity, Acquiror Bank, Bank A or Bank B following the Merger;

          (xvi)  hire or terminate (other than for cause) any employee with an annual salary in excess of $150,000;

         (xvii)  materially increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company's past practices and safe and sound banking practices;

        (xviii)  (A) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (C) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except in each cause (A) through (D) as required by any Regulatory Authority;

          (xix)  foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $500,000 prior to consulting with Acquiror and, if requested by Acquiror, obtaining a recent Phase I environmental review thereof;

           (xx)  make any capital expenditure in excess of $500,000 in the aggregate without consulting with Acquiror, except pursuant to commitments made prior to the date of this Agreement;

          (xxi)  fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof;

         (xxii)  prepay any indebtedness or other similar arrangements so as to cause either Bank or the Company to incur any prepayment penalty thereunder;

        (xxiii)  take any action that is intended or is reasonably likely to result in (A) any of the conditions to the Merger set forth in this Agreement not being satisfied; or (B) a material violation of any provision of this Agreement;

        (xxiv)  take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (xxv)  agree to take, make any commitment to take, authorize or adopt any resolutions of the Company Board, or allow the board of any Company Subsidiary to take or adopt any resolutions of such board of any Company Subsidiary, in support of, any of the actions prohibited by this Section 5.2(b).

          (c)   For purposes of Section 5.2(b), Acquiror's consent shall be deemed to have been given if the Company has made a written request to Charles Funk, Chief Executive Officer of Acquiror, Kevin Kramer, Chief Operating Officer of Acquiror, and Barry Ray, Chief Financial Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within three (3) Business Days after Acquiror's receipt of such request.

        Section 5.3    Notice of Changes.     The Company will give prompt notice to Acquiror of any fact, event or circumstance or the failure of any event to occur known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company or either Bank; or (b) would reasonably be expected to cause or constitute a material breach of any of the Company's representations, warranties, covenants or agreements contained herein. Acquiror and the Company shall each promptly advise the other party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. The Company shall promptly notify Acquiror of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

        Section 5.4    Shareholders' Meeting.     Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCA, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of obtaining the Company Shareholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the IBCA, including by recommending that its shareholders vote in favor of this Agreement and the Contemplated Transactions, and the Company and Company Board will not (a) withhold, withdraw, qualify or modify in a manner adverse to Acquiror or the ability of either party to consummate the Merger (or authorize or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Acquiror or the ability of either party to consummate the Merger) the Company Board's recommendation to the Company's shareholders that the Company's shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger; (b) adopt, approve or recommend to shareholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend, an Acquisition Proposal; or (c) fail to publicly, finally and without qualification (i) recommend against any Acquisition Proposal; or (ii) reaffirm the Company Board's recommendation set forth in clause (a) above, in each case, within ten (10) Business Days after such Acquisition Proposal is made public or any request by Acquiror to do so (which request may be made once per Acquisition Proposal (and any material change thereto)) (any such action, a "Company Adverse Recommendation"). Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, the Company Board is permitted to make a Company Adverse Recommendation in accordance with Section 5.7.

        Section 5.5    Information Provided to Acquiror.     The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders' Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 5.6    Operating Functions.     The Company and the Banks shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of each of the Banks and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that the Surviving Entity is the owner of all insurance accounts after the Effective Time and that the Surviving Entity is the agent of record for all policies relating to such insurance accounts after the Effective Time.

        Section 5.7    Acquisition Proposals.

          (a)   The Company shall, and shall cause each of its Affiliates and its and their respective Representatives to immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company shall, and shall cause its Affiliates to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of the Company or its Affiliates in the possession of such Person or its Representatives pursuant to the provisions of any prior agreement between the

  Company and such Person. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under: (i) any standstill provision in any agreement to which the Company or any of its Affiliates is a party; or (ii) any confidentiality provision in any agreement to which the Company or any of its Affiliates is a party other than, with respect to this clause (ii), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, knowingly encourage or relate in any way to an Acquisition Proposal or a potential Acquisition Proposal. The Company shall, and shall cause its Affiliates to, enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Affiliates to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Acquiror under any such provisions.

          (b)   The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' Representatives not to, directly or indirectly (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any information, including any confidential or nonpublic information, or data to, or have any discussions with, any Person relating to, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); or (ii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, memorandum of understanding, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal; provided, that, if at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company receives an unsolicited bona fide written Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement that did not result from the Company's, its Affiliate's or their respective Representative's breach of this Section 5.7, and, after considering the advice of its outside legal and financial advisors the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and that failure to take such actions would be inconsistent with the directors' fiduciary duties under applicable Legal Requirements, the Company may: (A) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement at least as restrictive in all material respects on such Person as the Confidentiality Agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror concurrently with the time such information is provided or made available to such Person); and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

          (c)   The Company shall promptly (and in no event later than one Business Day after receipt) notify Acquiror in writing in the event that the Company, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or a request for information relating to the Company or any of its Subsidiaries that is reasonably likely to lead to or that contemplates an Acquisition Proposal, including the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including an unredacted copy of such Acquisition Proposal or, where such Acquisition Proposal is not in writing, a description of the terms thereof). The Company shall keep Acquiror reasonably informed, on a current basis, as to the status of (including any developments, discussions or negotiations) such Acquisition Proposal (including by promptly (and in no event later than one Business Day after receipt) providing to Acquiror copies of any written correspondence, proposals, indications of interest, and/or draft agreements relating to such Acquisition Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Acquiror in accordance with, or otherwise complying with, this Section 5.7.

          (d)   Notwithstanding anything to the contrary set forth in Section 5.4, if prior to the Company Shareholders' Meeting, but not after, in response to the receipt of a bona fide, unsolicited written Acquisition Proposal subsequent to the date of this Agreement, the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that: (i) the Acquisition Proposal did not result from a breach of this Section 5.7; (ii) the Acquisition Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors' fiduciary duties under applicable Legal Requirements, the Company Board may, subject to compliance with this Section 5.7, effect a Company Adverse Recommendation Change or terminate this Agreement; provided, however, that prior to so effecting a Company Adverse Recommendation Change or terminating this Agreement: (A) the Company has given Acquiror at least five Business Days' prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has contemporaneously provided to Acquiror a copy of the Superior Proposal, a copy of any proposed acquisition agreements with respect thereto and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to Company, a written summary of the terms thereof); (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Acquiror during such notice period, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (C) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Acquiror, and shall have determined, after consultation with its outside legal and financial advisors, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Acquiror were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors' fiduciary duties under applicable Legal Requirements; and (D) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.7(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.7. Notwithstanding anything to the contrary contained herein, neither the Company nor any Subsidiary of the Company shall enter into any definitive agreement with respect to a Superior Proposal unless this Agreement has been terminated in accordance with its terms.

        Section 5.8    Third Party Consents.     The Company will use its reasonable best efforts, and Acquiror shall reasonably cooperate with the Company at the Company's request, to obtain all Third Party Consents and such other waivers or consents as otherwise required to be obtained from any Person in connection with the Merger and the transactions contemplated hereby, including such consents set forth in Section 3.4 of the Company Disclosure Schedules, and such waivers and consents shall be in such form and content as is approved by Acquiror and the Company.

        Section 5.9    Conforming Accounting Adjustments.     If requested by Acquiror, the Company shall, and shall cause each Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Acquiror may reasonably request in order to conform the accounting records of the Company and each Bank to the accounting policies and practices of Acquiror. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or either Bank of any adverse circumstances for purposes of determining whether the conditions to Acquiror's obligations under this Agreement have been satisfied. No adjustment required by Acquiror shall: (i) require any prior filing with any Regulatory Authority; or (ii) violate any applicable Legal Requirement.

        Section 5.10    Environmental Investigations.

          (a)   Acquiror and its Representatives shall have the right, upon execution of a mutually agreeable site access agreement including customary and reasonable insurance coverage for the Company, to enter the Company's and its Subsidiaries' real property, whether leased or owned (at Acquiror's sole cost and expense), but not the obligation or responsibility, to inspect any such real property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses ("Environmental Inspections") on or prior to sixty (60) days after the date of this Agreement. If any such Environmental Inspection reveals a Recognized Environmental Condition or material Business Environmental Risk as defined by the ASTM due diligence standard, further investigation (a "Secondary Investigation") including test borings, soil, water, asbestos or other sampling, is deemed desirable by Acquiror, Acquiror shall: (i) notify the Company of any real property for which it seeks to conduct such a Secondary Investigation and the reasons for such Secondary Investigation; (ii) submit a work plan to the Company for such Secondary Investigation, for which Acquiror agrees to afford the Company the ability to comment on and Acquiror agrees to reasonably consider all such comments (and negotiate in good faith any such comments); and (iii) conclude such Secondary Investigation, on or prior to thirty (30) days after the date of receipt of the Company's comments. Acquiror shall give reasonable notice to the Company of such Environmental Inspections and Secondary Investigations, and the Company may place reasonable restrictions on the time and place at which such Environmental Inspections and Secondary Investigations may be carried out. Acquiror and the Company will cooperate and use their reasonable best efforts to as promptly as possible conclude the Environmental Inspections and any Secondary Investigation.

          (b)   Acquiror shall not have any liability to the Company or either Bank or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey, except to the extent that Acquiror or it Representatives cause any environmental liability with respect thereto. Acquiror promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Acquiror or any third party pursuant to this Section 5.10. Any results or findings of any Environmental Inspections will not be disclosed by Acquiror to any third party not affiliated with Acquiror, unless Acquiror is required by applicable Legal Requirements to disclose such information or the Company provides written consent to disclose such information (which shall not be unreasonably conditioned, withheld or delayed). If this Agreement is terminated, then except as otherwise required by applicable Legal Requirements, reports to any Regulatory Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Acquiror. Acquiror shall make no such report prior to Closing unless required to do so by applicable Legal Requirements, and in such case will give the Company reasonable prior notice to enable the Company to review and comment on such proposed report and to make such report on behalf of the Company, at Company's sole discretion.

          (c)   If any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws at its properties (other than Bank OREO) involving an expenditure reasonably expected to exceed $1,500,000 based on estimates prepared by the consultant conducting the Environmental Inspections or Secondary Investigations, then (i) to the extent the aggregate expenditures with respect thereto are or are reasonably expected to be equal to or less than $10,000,000, the aggregate Per Share Merger Consideration shall be reduced at the Closing by the difference between $1,500,000 and the estimated amount of such expenditures; or (ii) to the extent the aggregate expenditures with respect thereto are or are reasonably expected to exceed $10,000,000, Acquiror may, at it sole option, elect by written notice to the Company to (A) cause the aggregate Per Share Merger Consideration to be reduced at the Closing by the difference between $1,500,000 and the estimated amount of such expenditures; or (B) terminate this Agreement.

          (d)   The Company agrees to make available upon request to Acquiror and its Representatives all documents and other materials relating to environmental conditions of any Company real property, including the results of other environmental inspections and surveys to the extent such documents are in the possession or reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Acquiror and, at Acquiror's cost and expense, shall be entitled to certify the same in favor of Acquiror and its Representatives and make all other data available to Acquiror and its Representatives.

        Section 5.11    Title Insurance.     In preparation for the Closing, as soon as reasonably practicable and in no event later than ten (10) Business Days following the date of this Agreement, the Company will request, with respect to each parcel of real property owned by the Company or any of its Subsidiaries ("Owned Real Property") other than Bank OREO, a title commitment on a form of Owner's Policy of Title Insurance reasonably acceptable to Acquiror (each a "Title Commitment," collectively, the "Title Commitments") issued by a title company selected by Acquiror ("Title Company"), committing to insure the Surviving Entity's title in such parcel of Owned Real Property, other than Bank OREO, in the amount not less than the greater of (i) the appraised value of the property (if available) and (ii) the value at which the Company or the applicable Bank currently carries the property on its books. The Company will request on each Title Commitment that the so-called "standard printed exceptions" are deleted from the Title Commitment so the Surviving Entity will have extended coverage. The Company will cause the Title Company to deliver to the Surviving Entity, promptly after the Closing Date, an owners' title insurance policy issued by the Title Company insuring the Surviving Entity's title to each parcel of Owned Real Property other than Bank OREO consistent with the applicable Closing Title Commitment (as defined below) (each a "Title Policy," collectively, the "Title Policies"), subject only to the Permitted Exceptions. The Company will pay the premium for each Title Policy prior to the Closing Date.

        Section 5.12    Surveys.     Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at the Company's expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

        Section 5.13    Redemption of 2021 Sub-Debt.     Subject to receipt of any approvals required from any Regulatory Authorities to either provide the necessary funding or effect the redemption, the Company will redeem all outstanding debentures included in the 2021 Sub-Debt immediately prior to the Effective Time. In connection therewith, the Company shall take all actions as may be reasonably required in order to obtain any required approvals.

        Section 5.14    Interim Financial Statements.

          (a)   From and after the date hereof, the Company shall provide Acquiror within ten (10) Business Days of the end of such month with (i) an unaudited unconsolidated balance sheet of the Company's Subsidiaries as of the end of each calendar month, and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each calendar quarter; (ii) an unaudited unconsolidated balance sheet of the Company as of the end of each calendar month; (iii) the unaudited AOCI of the Company as of the end of each calendar month; and (iv) the unaudited general ledger of the Company as of the end of each calendar month (collectively, the "Unaudited Monthly Financial Statements"). The Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries; (B) be prepared in accordance with GAAP; and (C) with respect to the foregoing clauses (i) and (ii), fairly present in all material respects the consolidated results of operations, and consolidated financial position of the Company and the Company's Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject to recurring year-end audit adjustments normal in nature and amount).

          (b)   The Company shall, and shall cause the Company's independent auditor to, cooperate with Acquiror in connection with the preparation of financial statements, if any, of the Company and pro forma financial statements that Acquiror may file with the SEC.

        Section 5.15    Pre-Closing Dispositions.     The Company will use commercially reasonable efforts to effect the sale or transfer of the assets set forth on Section 5.15 of the Company Disclosure Schedules (each sale or transfer, a "Pre-Closing Disposition" and collectively, the "Pre-Closing Dispositions"). The terms on which each Pre-Closing Disposition is effected (including the documentation with respect thereto and the financial viability of the transferee) shall be subject to Acquiror's prior written approval, which shall be not be unreasonably withheld, and, except as approved in writing by Acquiror, shall (a) provide for the transferee to assume all liabilities related to the transferred assets; (b) have no recourse to the Company, Acquiror, the Surviving Entity or any of their Subsidiaries after the transfer; and (c) shall include such other terms as set forth on Section 5.15 of the Company Disclosure Schedules with respect to such Pre-Closing Disposition.

ARTICLE 6
ACQUIROR'S COVENANTS

        Section 6.1    Operation of Acquiror and Acquiror Subsidiaries.     Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (a) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; or (b) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.1.

        Section 6.2    Acquiror Shareholders' Meeting.     Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with Nasdaq Rule 5635(a), the Acquiror Articles of Incorporation and the Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the "Acquiror Shareholders' Meeting") for the purpose of obtaining the Acquiror Shareholder Approval. Acquiror and the Acquiror Board will use their reasonable best efforts to obtain from Acquiror's shareholders the votes in favor of the Acquiror

Stock Issuance, including by recommending that its shareholders vote in favor of the proposal, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) such recommendation to Acquiror's shareholders.

        Section 6.3    Information Provided to the Company.     Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 6.4    Operating Functions.     Acquiror and Acquiror Bank shall cooperate with the Company and each of the Banks in connection with planning for the efficient and orderly combination of the parties and the operation of each of the Banks and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

        Section 6.5    Indemnification.

          (a)   From and for a period of six (6) years after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer and employee of the Company or any of its Subsidiaries (each, an "Indemnified Party"), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim or Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. The Surviving Entity shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

          (b)   Any Indemnified Party wishing to claim indemnification under Section 6.5(a), upon learning of any claim for indemnification pursuant thereto, shall promptly notify Acquiror thereof; provided, however, that failure to so notify will not affect the obligations of the Surviving Entity under Section 6.5(a) unless and to the extent that the Surviving Entity is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) the Surviving Entity shall have the right to assume the defense thereof and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Entity elects in writing not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and the Surviving Entity shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that in such instance the Surviving Entity shall be obligated pursuant to this Section 6.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) Indemnified Parties will cooperate in the defense of any such claim for indemnification; and (iii) the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.5(a) is prohibited by applicable Legal Requirements.

          (c)   Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company's directors' and officers' liability insurance policies set forth on Schedule 6.5(c) of the Company Disclosure Schedule (complete and accurate copies of which have been heretofore delivered or made available to Acquiror) (the "Existing D&O Policy") in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided, that, Acquiror shall not be required to pay in the aggregate more than 250% of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5(c) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(c) would exceed such 250% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such 250% amount.

          (d)   If the Surviving Entity or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, the Surviving Entity shall cause proper provision to be made so that the successor and assign of the Surviving Entity assumes the obligations set forth in this Section 6.5.

          (e)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Mergers and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 6.6    Board Representation.     Acquiror shall take all appropriate action, subject to and in accordance with the Acquiror Articles of Incorporation, the Acquiror Bylaws, Acquiror Board policies and applicable Legal Requirements, to appoint two (2) individuals to Acquiror Board who are designated by the Company, by a vote of at least 75% of the Company Board, and are agreeable to Acquiror. One of the individuals so designated by the Company must not be a current officer, director or shareholder of the Company and shall have an established history in the Dubuque, Iowa business community. One individual will be designated to serve as a Class I director and the other individual will be designated to serve as a Class II director, with the class assignments determined by Acquiror, in each case, effective immediately upon the effectiveness of the Merger.

        Section 6.7    Authorization and Reservation of Acquiror Common Stock.     The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

        Section 6.8    Stock Exchange Listing.     Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Global Select Market prior to the Closing Date.

        Section 6.9    Assumption of 2023 Sub-Debt.     Upon the Effective Time, Acquiror shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the 2023 Sub-Debt, including the due and punctual payment of the principal and interest on the 2023 Sub-Debt. In connection therewith, Acquiror and the Company shall execute and deliver any documents as may be reasonably required in order to make such assumptions effective.

ARTICLE 7
COVENANTS OF ALL PARTIES

        Section 7.1    Regulatory Approvals.     Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, but in no event later than thirty (30) days following the date hereof, file, effect and obtain all Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance the public, non-confidential portions of all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals, and to the extent practicable, each will consult with the other, in each case subject to applicable Legal Requirements relating thereto. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will keep the other party reasonably apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

        Section 7.2    SEC Registration.     As soon as practicable following the date of this Agreement, but in no event later than sixty (60) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Joint Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any

Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company's shareholders and to Acquiror's shareholders. Acquiror shall make all necessary filings required to be made under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock in connection with the Per Share Merger Consideration.

        Section 7.3    Publicity.     Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.

        Section 7.4    Reasonable Best Efforts; Cooperation.     Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

        Section 7.5    Tax Free Reorganization.

          (a)   The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          (b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the "IRS Guidelines"), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.

          (c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

        Section 7.6    Employees and Employee Benefits.

          (a)   To the extent reasonably requested by Acquiror, which request shall be made to the Company at least forty-five (45) days before the Closing Date, and to the extent permitted by the terms of such Company Benefit Plan, the Company or either Bank, as appropriate, shall use its reasonable best efforts to execute and deliver such instruments and take such other actions as Acquiror may reasonably request in order to cause the amendment or termination of any Company Benefit Plan on terms reasonably satisfactory to Acquiror and in accordance with applicable Legal Requirements and, except as may be otherwise provided herein, effective no later than the Effective Time, and provided that the winding up of any such plan may be completed following the Closing Date, provided further that the Company or such Bank has used its commercially reasonable efforts to complete the winding up of any such plan prior to the Closing Date.

          (b)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing ("Covered Employees") shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and

  (ii) until such time as the Surviving Entity shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee's continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

          (c)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the "New Plans"), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, that such recognition of prior service (i) is permitted by the terms of the applicable New Plan, or Acquiror can reasonably amend the terms of such plan to permit such recognition; (ii) is permitted by applicable Legal Requirements; and (iii) shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

          (d)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the "Old Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (e)   As of the Effective Time, Acquiror shall assume the severance plans and related agreements set forth on Section 7.6(e) of the Company Disclosure Schedules (collectively, the "Severance Plan"), and honor all obligations of the Company thereunder; provided, however, Acquiror shall not assume the Severance Plan or any obligation that would be owing thereunder in connection with any merger, consolidation, business combination, share exchange, sale of assets or other similar transaction involving Acquiror or any of its Subsidiaries other than the Merger and the transactions contemplated herein.

          (f)    Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a payment or other severance benefit triggered by the Merger under such employment agreement, severance agreement, change in control agreement or any other agreement or arrangement (a "CIC Payment") (for purposes of clarity, the term CIC Payment shall not include an acceleration of vesting due to the Merger under a salary continuation agreement or other non-qualified deferred compensation plan) shall not receive any severance benefits pursuant to the Company's non-executive change in control severance plans or any policy or plan of Acquiror or the Surviving Entity, but will receive the CIC Payment to the extent it is required to be paid under such agreement; provided, that, on or before the Closing Date the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate "Total Payments"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

          (g)   To the extent requested in writing by Acquiror, immediately prior to Closing, the Company shall make such payments designated in writing by Acquiror pursuant to any Company Benefit Plan.

        Section 7.7    Takeover Laws.     If any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement; and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

        Section 7.8    Section 16 Matters.     Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions or dispositions of Acquiror Common Stock resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.9    Shareholder Litigation.     Each of the Company and Acquiror shall give the other party prompt notice of any litigation against the Company, Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions. The Company shall give Acquiror the opportunity to participate, at Acquiror's cost, in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, "participate" means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of the Company and Acquiror in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation and any documents to be prepared or filed in connection therewith, which will be reasonably considered in good faith by the litigating party.

        Section 7.10    Dividends.     Acquiror and the Company acknowledge and agree that, subject to the Company's compliance with all Legal Requirements before and after each applicable dividend payment, including obtaining any approvals required pursuant to applicable Legal Requirements, the Company shall be permitted to declare and pay to its shareholders with respect to the Company Common Stock: (a) regularly scheduled quarterly dividends that, in the aggregate, do not to exceed $94.11 per share for the period of time from January 1, 2018 through December 31, 2018; (b) to the extent applicable, regularly scheduled quarterly dividends for the first and second calendar quarters of 2019 that do not to exceed (i) with respect to the first calendar quarter of 2019, an amount equal to the product of (A) $23.5275 per share, multiplied by (B) the Quarterly Ratio; and (ii) to the extent the Closing does not occur on or prior to March 31, 2019, then with respect to the second calendar quarter of 2019, an amount equal to the product of (A) $23.5275 per share, multiplied by (B) the Quarterly Ratio; (c) a one-time special dividend to holders of Company Common Stock in an aggregate amount equal to $907.8452 per share (the "Secondary Investigation"), at a time prior to the Closing as determined by the Company; and (d) a special dividend of the Net Proceeds (as defined in Section 5.15 of the Company Disclosure Schedules) to the Company in connection with the Pre-Closing Dispositions set forth in Paragraph 2 of Section 5.15 of the Company Disclosure Schedules.

        Section 7.11    TRUPS Assumption.     Upon the Effective Time and subject to the terms and conditions set forth herein: (a) the Surviving Entity will assume the due and punctual performance and observance of the Company's covenants, agreements and obligations under and relating to the trust preferred securities (the "Company Trust Preferred Securities ") issued by the Company Trusts, including the due and punctual payment of interest on all of the obligations of the Company pursuant to the junior subordinated debentures issued by the Company to the Company Trusts (such transfer and assumption as described in clause (a), the "TRUPS Assumption "); (b) the Surviving Entity will cause the Company Trusts to discharge their obligations with respect to the Company Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Company Trust Preferred Securities and the TRUPS Assumption; and (c) the Surviving Entity and the Company shall execute and deliver, or cause to be delivered, a supplemental indenture, in a form satisfactory to the trustee of the Company Trusts, to effectuate the TRUPS Assumption, for each of the Company Trusts, and any and all other documentation and consents, including opinions of counsel, required by the trustee of the Company Trusts to make such assumptions effective.

        Section 7.12    Termination of 401(k) Plan.     Prior to the Effective Time and subject to the consummation of the Merger, the Company shall cause to be adopted resolutions of the Company Board, and shall take all other steps necessary, to terminate, and/or terminate its participation in, any and all Company Benefit Plans intended to comply with Section 401(k) of the Code (collectively, the "401(k) Plan"). Such termination shall be effective no later than immediately preceding the Effective Time. In furtherance thereof, the Company agrees that Acquiror shall be authorized and permitted to appoint a committee (the "Committee"), if necessary, to serve from and after the Effective Time to complete all administration related to the termination of the 401(k) Plan not completed prior to the Effective Time, and to serve as plan administrator of any 401(k) Plan. The Company further agrees with respect to any 401(k) Plan being terminated: (a) to amend the 401(k) Plan, as necessary, to accomplish the termination and reserve the power in the Committee to further amend the 401(k) Plan following the date of termination to the extent necessary to comply with all applicable Legal Requirements or to facilitate the termination thereof and obtain from the IRS a favorable determination letter as to the effect of the termination on the qualified status of the 401(k) Plan; (b) authorize the filing of the 401(k) Plan by the Committee with the IRS for a determination letter as to the effect of the termination on the qualified status of the 401(k) Plan, and authorize the payment of the application fee in connection therewith; and (c) provide for the distribution of benefits from the 401(k) Plan as permitted under applicable Legal Requirements in connection with such termination after receipt of such favorable determination letter. Following the effective date of the termination of the 401(k) Plan, no distributions shall be made from the 401(k) Plan except: (i) as may be required by applicable Legal Requirements; or (ii) in accordance with the terms of the 401(k) Plan regarding distributable events in the ordinary course other than due to such termination of the 401(k) Plan (e.g., retirement or termination of employment), until receipt of such favorable determination letter.

        Section 7.13    MidWestOne Foundation Donation.     The Company agrees to make a donation of $800,000 to the MidWestOne Foundation, which will be payable at or prior to the Closing.

 ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

        The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

        Section 8.1    Accuracy of Representations and Warranties.     (a) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.3, and Section 3.21 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (b) each of the representations and warranties of the Company set forth in Section 3.5(a) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount and effect) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (c) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (b), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 8.2    Performance by the Company.     The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date and shall have obtained and provided to Acquiror copies of all Third Party Consents and such other waivers or consents referenced in or required pursuant to Section 5.8.

        Section 8.3    Shareholder Approvals.     Each of the Company Shareholder Approval and the Acquiror Shareholder Approval shall have been obtained.

        Section 8.4    No Proceedings, Injunctions or Restraints; Illegality.     No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No Legal Requirement shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.

        Section 8.5    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of the Surviving Entity or its Subsidiaries.

        Section 8.6    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 8.7    Officers' Certificate.     Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

        Section 8.8    Tax Opinion.     Acquiror shall have received a written opinion of Shapiro Bieging Barber Otteson LLP in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        Section 8.9    Stock Exchange Listing.     Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 8.10    No Material Adverse Effect.     From the date of this Agreement to the Closing, no Material Adverse Effect shall have occurred with respect to the Company or any of its Subsidiaries.

        Section 8.11    Redemption of 2021 Sub-Debt.     The Company shall have completed the redemption of all outstanding debentures included in the 2021 Sub-Debt in accordance with Section 5.13 and the terms of such debentures and agreements related thereto.

        Section 8.12    Dissenting Shares.     The total number of outstanding shares of Company Common Stock with respect to which the holders thereof have duly exercised their dissenters' rights under the IBCA shall not exceed 7.5% of the outstanding shares of Company Common Stock.

        Section 8.13    Lock-Up Agreements.     The Lock-Up Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

        Section 8.14    Pre-Closing Dispositions.     The Company shall have consummated the Pre-Closing Dispositions in accordance with Section 5.15.

        Section 8.15    Other Documents.     The Company shall have delivered to Acquiror all other instruments and documents that Acquiror or its counsel may reasonably request to effectuate the transactions contemplated hereby.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

        The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

        Section 9.1    Accuracy of Representations and Warranties.     (a) Each of the representations and warranties of Acquiror set forth in Section 4.1, Section 4.3, and Section 4.13 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (b) each of the representations and warranties of Acquiror set forth in Section 4.5(a) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount and effect) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (c) each of the other representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (b), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 9.2    Performance by Acquiror.     Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

        Section 9.3    Shareholder Approvals.     Each of the Company Shareholder Approval and the Acquiror Shareholder Approval shall have been obtained.

        Section 9.4    No Proceedings; No Injunctions or Restraints; Illegality.     No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No Legal Requirement shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal consummation of the Merger.

        Section 9.5    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, compensation or fee arrangements of the Surviving Entity or its Subsidiaries.

        Section 9.6    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 9.7    Officers' Certificate.     The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

        Section 9.8    Tax Opinion.     The Company shall have received a written opinion of RSM US LLP, tax accountants to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        Section 9.9    Stock Exchange Listing.     Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 9.10    No Material Adverse Effect.     From the date of this Agreement to the Closing, no Material Adverse Effect shall have occurred with respect to Acquiror or any of its Subsidiaries.

ARTICLE 10
TERMINATION

        Section 10.1    Termination of Agreement.     This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Acquiror:

          (a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

          (b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.7, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform;

          (c)   by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform;

          (d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii)(A) if the Company Shareholder Approval is not obtained or (B) the Acquiror Shareholder Approval is not obtained, each following the Company Shareholders' Meeting or the Acquiror Shareholders' Meeting, respectively; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clause (iii) above and such failure constitutes a material breach of this Agreement;

          (e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2019 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of this Agreement;

          (f)    by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

          (g)   by Acquiror if the Company makes a Company Adverse Recommendation or if the Company materially breaches any of its obligations under Section 5.4 or Section 5.7; or

          (h)   by the Company pursuant to Section 5.7(d);

          (i)    by Acquiror pursuant to Section 5.10(c);

          (j)    by the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date: (i) the Final Acquiror Market Value is less than $26.60; and (ii) the number obtained by dividing the Final Acquiror Market Value by the Initial Acquiror Market Value shall be less than the Index Ratio multiplied by 0.80; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 10.1(j), it shall give written notice thereof to Acquiror within two (2) Business Days. During the five (5) Business Day period commencing with its receipt of such notice, Acquiror shall have the option to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of (A) the Initial Acquiror Market Value; (B) the Per Share Stock Consideration; and (C) the Index Ratio multiplied by 0.80 and the denominator of which is equal to the Final Acquiror Market Value; or (y) the quotient determined by dividing the Initial Acquiror Market Value by the Final Acquiror Market Value, and multiplying the quotient by the product of the Per Share Stock Consideration and 0.80. If within such five (5) Business Day period, Acquiror delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Per Share Stock Consideration, then no termination shall have occurred pursuant to this Section 10.1(j), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration shall have been so modified). If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(j).

        For purposes of this Agreement, the following terms shall have the following meanings:

        "Determination Date" means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

        "Final Acquiror Market Value" means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days immediately preceding the Determination Date.

        "Final Index Price" means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

        "Index" means the NASDAQ Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial Acquiror Market Value" means $33.25, adjusted as indicated in the last sentence of Section 10.1(j).

        "Initial Index Price" means $4,315.63, adjusted as indicated in the last sentence of Section 10.1(j).

        Section 10.2    Effect of Termination or Abandonment.     In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and, subject to Section 10.3, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective Representatives, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability for fraud, or any willful and material inaccuracy in or willful material breach of any representation, or any willful material breach of any warranty, covenant or other provision contained in this Agreement.

        Section 10.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be shared equally by Acquiror and the Company.

          (b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $7,600,000 (the "Termination Fee") plus all documented out-of-pocket expenses incurred by Acquiror in connection with the Contemplated Transactions, provided that the aggregate amount of all such expenses shall not exceed $1,000,000 (the "Acquiror Expenses"), by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or the Company Board or has been made directly to its shareholders generally or any Person shall have publicly announced an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated (A) by Acquiror pursuant to Section 10.1(b) as a result of a material breach; (B) by Acquiror or the Company pursuant to Section 10.1(e) (if the Company Shareholder Approval has not theretofore been obtained but all other conditions set forth in Article 9 are satisfied or were capable of being satisfied prior to such termination); or (C) by the Company or Acquiror pursuant to Section 10.1(d)(iii)(A); and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement or consummate a transaction with any Person (other than Acquiror and its Affiliates) with respect to an Acquisition Proposal, then, in each case, whether or not relating to the same Acquisition Proposal referenced above, the Company shall pay to Acquiror, within ten (10) Business Days of the earlier of (x) the execution of such definitive agreement; or (y) the date such transaction is consummated, as applicable, the Termination Fee and the Acquiror Expenses (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(l), except that references in that Section to "15%" shall be replaced by "50%."

          (d)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee and Acquiror Expenses are or become payable pursuant to Section 10.3(b) or Section 10.3(c), Acquiror's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee and the Acquiror Expenses pursuant to Section 10.3(b) or Section 10.3(c), as applicable, and except as provided in Section 10.3(b) in the case of fraud or willful breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. The Company shall not be required to pay the Termination Fee or the Acquiror Expenses on more than one occasion.

ARTICLE 11
MISCELLANEOUS

        Section 11.1    Survival.     Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

        Section 11.2    Governing Law.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Iowa solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over such party and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 11.3    Assignments, Successors and No Third Party Rights.     Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.5, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 11.4    Modification.     This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval and/or the Acquiror Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval and/or the Acquiror Shareholder Approval is obtained, there may not be, without further approval of the Company's shareholders and/or Acquiror's shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

        Section 11.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        Section 11.6    Notices.     All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:
MidWestOne Financial Group, Inc. 102 South Clinton Street Iowa City, Iowa 52240
Telephone:	(319) 356-5858
Facsimile:	(319) 356-5849
Attention:	Charles N. Funk (cfunk@midwestone.com)
with copies, which shall not constitute notice, to:
Shapiro Bieging Barber Otteson LLP 7979 East Tufts Avenue, Suite 1600 Denver, Colorado 80237
Telephone:	(720) 488-5425
Facsimile:	(720) 488-7711
Attention:	Christian Otteson (cotteson@sbbolaw.com)
If to the Company, to:
ATBancorp 895 Main Street Dubuque, Iowa 52001
Telephone:	(563) 582-1841
Facsimile:	(563) 583-5041
Attention:	Nicholas J. Schrup III (nschrup@americantrust.com)
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606
Telephone:	(312) 984-3100
Facsimile:	(312) 984-3150
Attention:	Robert M. Fleetwood (robert.fleetwood@bfkn.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, three (3) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

        Section 11.7    Entire Agreement.     This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

        Section 11.8    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

        Section 11.9    Further Assurances.     The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        Section 11.10    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.

        Section 11.11    Counterparts.     This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12
DEFINITIONS

        Section 12.1    Definitions.     In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

          (a)   "2021 Sub-Debt" means the outstanding Subordinated Debentures of the Company bearing a fixed annual rate per annum of 6.50% and maturing September 15, 2021, in the aggregate principal amount of $9,600,000.

          (b)   "2023 Sub-Debt" means the outstanding Subordinated Debentures of the Company bearing a fixed annual rate per annum of 6.50% and maturing May 31, 2023, in the aggregate principal amount of $10.835.000.

          (c)   "Acquiror Articles of Incorporation" means the amended and restated articles of incorporation of Acquiror, as amended.

          (d)   "Acquiror Bank" means MidWestOne Bank, an Iowa state chartered bank headquartered in Iowa City, Iowa, and a wholly-owned subsidiary of Acquiror.

          (e)   "Acquiror Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

          (f)    "Acquiror Board" means the board of directors of Acquiror.

          (g)   "Acquiror Bylaws" means the second amended and restated bylaws of Acquiror, as amended.

          (h)   "Acquiror Capital Stock" means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

          (i)    "Acquiror Common Stock" means the common stock, 1.00 par value per share, of Acquiror.

          (j)    "Acquiror ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

          (k)   "Acquiror SEC Reports" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since December 31, 2015.

          (l)    "Acquiror Shareholder Approval" means the approval by the shareholders of Acquiror of the Acquiror Stock Issuance.

          (m)  "Acquiror Stock Issuance" means the issuance of the Acquiror Common Stock pursuant to this Agreement.

          (n)   "Acquiror Stock Plans" means the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan.

          (o)   "Acquisition Proposal" means any inquiry, proposal or offer from any person (other than Acquiror and its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries; (ii) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company; (iii) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company or any of its Subsidiaries; (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more to the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

          (p)   "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

          (q)   "ALLL" means, with respect to either Bank, such Bank's allowance for loan and lease losses.

          (r)   "AOCI" means the accumulated other comprehensive income of the Company, determined in accordance with GAAP consistently applied and in accordance with the books and records of the Company.

          (s)   "Bank A" means American Trust & Savings Bank, an Iowa state chartered bank headquartered in Dubuque, Iowa, and a wholly-owned Subsidiary of the Company.

          (t)    "Bank B" means American Bank & Trust Wisconsin, a Wisconsin state chartered bank headquartered in Cuba City, Wisconsin and a wholly-owned Subsidiary of the Company.

          (u)   "Bank" means Bank A or Bank B individually (collectively the "Banks").

          (v)   "Business Day" means any day except Saturday, Sunday and any day on which banks in Iowa City, Iowa, or Dubuque, Iowa are authorized or required by law or other government action to close.

          (w)  "Closing Acquiror Common Stock Price" means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days immediately preceding the Closing Date.

          (x)   "Code" means the Internal Revenue Code of 1986.

          (y)   "Company Articles of Incorporation" means the Articles of Incorporation of the Company, as amended.

          (z)   "Company Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

          (aa) "Company Board" means the board of directors of the Company.

          (bb) "Company Bylaws" means the Bylaws of the Company, as amended and restated.

          (cc) "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock, collectively.

          (dd) "Company Common Stock" means the common stock, no par value per share, of the Company.

          (ee) "Company ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

          (ff)  "Company Trusts" means ATBancorp Statutory Trust I and ATBancorp Statutory Trust II (each individually, a "Company Trust").

          (gg) "Company Shareholder Approval" means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with the IBCA and Company Articles of Incorporation.

          (hh) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (iii) Acquiror's issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.

           (ii)  "Contract" means any agreement, contract, option, obligation, promise or understanding (whether written or oral and whether express or implied): (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (jj)   "Control," "Controlling" or "Controlled" when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

          (kk) "CRA" means the Community Reinvestment Act of 1997.

          (ll)   "Deposit Insurance Fund" means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution's assets.

          (mm)  "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

          (nn) "DOL" means the U.S. Department of Labor.

          (oo) "Environment" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

          (pp) "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

          (qq) "ERISA" means the Employee Retirement Income Security Act of 1974.

          (rr)  "Exchange Act" means the Securities Exchange Act of 1934.

          (ss)  "FDIC" means the Federal Deposit Insurance Corporation.

          (tt)  "Federal Reserve" means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.

          (uu) "GAAP" means generally accepted accounting principles in the U.S., consistently applied.

          (vv) "Hazardous Materials" means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

          (ww)  "IBCA" means the Iowa Business Corporation Act.

          (xx) "IRS" means the U.S. Internal Revenue Service.

          (yy) "Joint Proxy Statement" means a proxy statement prepared by Acquiror and the Company for use in connection with the Acquiror Shareholders' Meeting and the Company Shareholders' Meeting, all in accordance with the rules and regulations of the SEC.

          (zz) "Knowledge" means the actual knowledge of those individuals set forth in Section 12.1(zz) of the Company Disclosure Schedules, with respect to the Company, and Section 12.1(zz) of the Acquiror Disclosure Schedules, with respect to Acquiror. For purposes of this definition, the individuals set forth in Section 12.1(zz) of the Company Disclosure Schedules and Section 12.1(zz) of the Acquiror Disclosure Schedules shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of the Company or Acquiror, as applicable.

          (aaa)  "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (bbb)  "Lien" means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          (ccc)  "Material Adverse Effect" as used with respect to a party, means an event, circumstance, development, change, effect or occurrence which, individually or together with any other event, condition or circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, properties, liabilities, rights, obligations or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided, that, in the case of clause (i) only, in determining whether a Material Adverse Effect has occurred, there shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements or the enforcement, implementation or interpretation thereof; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities or terrorism, or the escalation or worsening thereof, or the occurrence of any military or terrorist attack upon or within the U.S.; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; (G) the announcement of the Contemplated Transactions; or (H) any natural or man-made disaster or acts of God; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

          (ddd)  "Nasdaq Rules" means the listing rules of the Nasdaq Global Select Market.

          (eee)  "Order" means any award, decision, injunction, judgment, order, ruling, decree, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (fff) "Ordinary Course of Business" shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

          (ggg)  "OREO" means real estate owned by a Person and designated as "other real estate owned."

          (hhh)  "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

          (iii)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (jjj)  "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (kkk)  "Quarterly Ratio" means, with respect to the calculation of a quarterly dividend payment, a fraction the numerator of which shall be the number of days elapsed in the then-current calendar quarter through and including the earlier of the Closing Date and the last day of the calendar quarter, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

          (lll)  "Registration Statement" means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

          (mmm)  "Regulatory Authority" means any federal, state, local, municipal, county, national, foreign, international or multinational government or governmental or regulatory body, agency, court, arbitrator or authority, including any department, court, commission, bureau, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

          (nnn)  "Representative" means with respect to a particular Person, any shareholder, director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (ooo)  "Requisite Regulatory Approvals" means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Mergers.

          (ppp)  "RIA Sub" means ATCapital Management Corp., an Iowa corporation headquartered in headquartered in Dubuque, Iowa and a wholly owned Subsidiary of the Company.

          (qqq)  "SEC" means the Securities and Exchange Commission.

          (rrr) "Securities Act" means the Securities Act of 1933.

          (sss) "Subsidiary" with respect to any Person, means any other Person of which the first Person directly or indirectly owns or controls the outstanding voting securities or other equity interest or otherwise has the right to elect or appoint a majority of the directors or other Persons performing similar functions.

          (ttt) "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal (with all references to "15%" in the definition of Acquisition Proposal being treated as references to "50%" for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler O'Neill & Partners, L.P. or any nationally recognized investment banking firm); (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and is not subject to any due diligence investigation or financing condition and is fully financed with cash on hand, or is otherwise fully backed by written financing commitments in full force and effect; and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

          (uuu)  "Tax" means any tax (including any income tax, gross receipts tax, production tax, transfer tax, registration tax, profits tax, license tax, lease tax, service tax, service use tax, withholding tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property (real or personal) tax, real property gains tax, use tax, payroll tax, employment tax, unemployment tax, severance tax, environmental tax, stamp tax, occupation tax, premium tax, gift tax, windfall profits tax or estate tax), levy, assessment, tariff, duty (including any customs duties), deficiency assessment or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (vvv)  "Tax Return" means any return (including any information return), report, declaration, claim for refund, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereto.

          (www)  "Transition Date" means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan and that immediately follows the termination of the corresponding Old Plan; provided, that in the case of any Company Benefit Plan that Acquiror requires to be terminated on or before the Effective Time, the Transition Date will be no later than the Effective Time.

          (xxx)  "Treasury Regulations" means the final and temporary regulations of the U.S. Treasury Department promulgated under the Code.

          (yyy)  "U.S." means the United States of America.

          (zzz)  "WDFI" means the Wisconsin Department of Financial Institutions.

        Section 12.2    Principles of Construction.

          (a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to an act, code, statute or other Legal Requirements shall refer to the act, code, statute or other Legal Requirement as amended, modified, supplemented or replaced from time to time and any successor act, code, statute or Legal Requirement, and to all regulations and guidance promulgated under or implementing the act, code, statute, Legal Requirement or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the "Company Disclosure Schedules" and the "Acquiror Disclosure Schedules", respectively, and collectively the "Schedules") shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify any other section of the Agreement specifically referenced or cross-referenced; and other sections of the Agreement to the extent it is readily apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, "Previously Disclosed" means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.

          (c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:			COMPANY:
MIDWESTONE FINANCIAL GROUP, INC.			ATBANCORP
By:	/s/ CHARLES N. FUNK		By:	/s/ NICHOLAS J. SCHRUP III
	Name:	Charles N. Funk		Name:	Nicholas J. Schrup III
	Title:	President & Chief Executive Officer		Title:	President

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

IOWA APPRAISAL RIGHTS STATUTE

490.1302  Shareholders' right to appraisal.

        1.     A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares, in the event of any of the following corporate actions:

          a.     Consummation of a merger to which the corporation is a party if either of the following apply:

            (1)   Shareholder approval is required for the merger by section 490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

            (2)   The corporation is a subsidiary and the merger is governed by section 490.1105.

          b.     Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

          c.     Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition.

          d.     An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

          e.     Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

          f.      Consummation of a conversion of the corporation to an other entity pursuant to sections 490.1111 through 490.1114.

        2.     Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs "a" through "d", shall be limited in accordance with the following provisions:

          a.     Appraisal rights shall not be available for the holders of shares of any class or series of shares which is any of the following:

            (1)   A covered security under section 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended.

            (2)   Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

            (3)   Issued by an open-end management investment company registered with the United States securities and exchange commission under the federal Investment Company Act of 1940, 15 U.S.C. §80a-1 et seq., and may be redeemed at the option of the holder at net asset value.

          b.     The applicability of paragraph "a" shall be determined according to the following:

            (1)   The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

            (2)   The day before the effective date of such corporate action if there is no meeting of shareholders.

          c.     Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph "a", at the time the corporate action becomes effective.

          d.     Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where the corporate action is an interested transaction.

        3.     Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

490.1303  Assertion of rights by nominees and beneficial owners.

        1.     A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        2.     A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

          a.     Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph "b", subparagraph (2).

          b.     Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

490.1320  Notice of appraisal rights.

        1.     Where any proposed corporate action specified in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this division. If the corporation concludes that appraisal rights are or may be available, a copy of this division must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        2.     In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

        3.     Where any corporate action specified in section 490.1302, subsection 1, is to be approved by written consent of the shareholders pursuant to section 490.704, all of the following apply:

          a.     Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this division.

          b.     Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by section 490.704, subsections 5 and 6, may include the materials described in section 490.1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this division.

        4.     Where corporate action described in section 490.1302, subsection 1, is proposed, or a merger pursuant to section 490.1105 is effected, the notice referred to in subsection 1 or 3, if the corporation concludes that appraisal rights are or may be available, and in subsection 2 shall be accompanied by all of the following:

          a.     The annual financial statements specified in section 490.1620, subsection 1, of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with section 490.1620, subsection 2; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

          b.     The latest available quarterly financial statements of such corporation, if any.

        5.     The right to receive the information described in subsection 4 may be waived in writing by a shareholder before or after the corporate action.

490.1321  Notice of intent to demand payment.

        1.     If a corporate action specified in section 490.1302, subsection 1, is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

          a.     Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

          b.     Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        2.     If a corporate action specified in section 490.1302, subsection 1, is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.

        3.     A shareholder who fails to satisfy the requirements of subsection 1 or 2, is not entitled to payment under this part.

490.1322  Appraisal notice and form.

        1.     If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must send a written appraisal notice and the form required by subsection 2, paragraph "a", to all shareholders who satisfied the requirements of section 490.1321, subsection 1, or section 490.1321, subsection 2. In the case of a merger under section 490.1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        2.     The appraisal notice must be delivered no earlier than the date the corporate action specified in section 490.1302, subsection 1, became effective and no later than ten days after such date and must do all of the following:

          a.     Supply a form that does all of the following:

            (1)   Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, if any.

            (2)   If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

            (3)   Requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

          b.     State all of the following:

            (1)   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

            (2)   A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice is sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

            (3)   The corporation's estimate of the fair value of the shares.

            (4)   That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

            (5)   The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

          c.     Be accompanied by a copy of this division.

490.1323  Perfection of rights—right to withdraw.

        1.     A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph "a". If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (2). Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

        2.     A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation's written consent.

        3.     A shareholder who does not sign and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324  Payment.

        1.     Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

        2.     The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

          a.     (1) The annual financial statements specified in section 490.1620, subsection 1, of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with section 490.1620, subsection 2; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

            (2)   The latest available quarterly financial statements of such corporation, if any.

          b.     A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (3).

          c.     A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation's obligations under this chapter.

490.1325  After-acquired shares.

        1.     A corporation may elect to withhold payment required by section 490.1324 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph "a".

        2.     If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

          a.     Of the information required by section 490.1324, subsection 2, paragraph "a".

          b.     Of the corporation's estimate of fair value pursuant to section 490.1324, subsection 2, paragraph "b".

          c.     That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

          d.     That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer.

          e.     That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation's offer.

        3.     Within ten days after receiving the shareholder's acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph "b", to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        4.     Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph "b", to each shareholder described in subsection 2, paragraph "e".

490.1326  Procedure if shareholder dissatisfied with payment or offer.

        1.     A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        2.     A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation's payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

490.1330  Court action.

        1.     If a shareholder makes a demand for payment under section 490.1326 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

        2.     The corporation shall commence the proceeding in the district court of the county where the corporation's principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        3.     The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        5.     Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

          a.     The amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

          b.     The fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 490.1325.

490.1331  Court costs and expenses.

        1.     The court in an appraisal proceeding commenced under section 490.1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.

        2.     The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable, for any of the following:

          a.     Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

          b.     Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        3.     If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

        4.     To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation expenses of the suit.

APPENDIX C

PIPER JAFFRAY & CO.

Board of Directors
MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, IA 52240

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to MidWestOne Financial Group, Inc. (the "Company") of the Aggregate Merger Consideration (as defined below) to be paid by the Company for the outstanding shares of common stock of ATBancorp ("ATB"), no par value (the "ATB Common Stock"), pursuant to a draft of the Agreement and Plan of Merger, dated as of August 19, 2018 (the "Agreement"), to be entered into between the Company and ATB. The Agreement provides for, among other things, the merger of ATB with and into the Company (the "Merger"), pursuant to which the Company will issue both: (i) an aggregate of 4,117,541 shares of its common stock (the "Stock Consideration"), par value $1.00 per share (the "Company Common Stock") and (ii) a cash payment of $34,765,640 (the "Cash Consideration"), for all of the outstanding shares of ATB Common Stock, other than shares of ATB Common Stock held in treasury or owned by the Company. Collectively the Stock Consideration and the Cash Consideration is referred to herein as the (the "Aggregate Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated August 19, 2018; (ii) reviewed and analyzed certain financial information, including historical operating data and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and ATB on a stand-alone basis that were publicly available, as well as those that were furnished to us by senior management of the Company and ATB, respectively, including the analyses and forecasts of certain cost savings expected by management of the Company to result from the Merger (the "Synergies"); (iii) conducted discussions with members of senior management and representatives of the Company and ATB concerning the matters described in clause (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (iv) reviewed the current and historical reported prices and trading activity of the Company Common Stock; (v) compared the financial performance of the Company and ATB with that of certain publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (vii) performed a discounted cash flow analysis for each of the Company and ATB. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

        We have, with your consent, relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and ATB that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete, inaccurate, or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have been advised by the management of the Company, and have assumed with your consent, that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company and ATB, respectively. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company as to all accounting, legal, tax and financial reporting matters with respect to the Company, ATB and the Agreement.

        In arriving at our opinion, we have assumed, with your consent, that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, ATB or the contemplated benefits of the Merger.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or ATB, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or ATB under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, ATB or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or ATB since the date of the most recent financial data made available to us. We have not: (i) conducted a review of any individual credit files of the Company or ATB, nor have we evaluated the adequacy of the loan or lease reserves of the Company or ATB, (ii) conducted a review of any credit mark which may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or ATB. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and ATB, and the credit mark are adequate to cover such losses and will be adequate for the Company on a pro forma basis assuming completion of the Merger. Accordingly, we express no opinion with respect to the foregoing. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, ATB or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Company nor ATB is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

        No company or transaction used in any analysis for purposes of comparison is identical to the Company or Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the Company may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        We have been engaged by the Company to act as its financial advisor in connection with the Merger and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory and financing services to the Company and ATB and may continue to do so and have received, and may receive, fees for the rendering of such services. In particular, we expect that we may be retained with respect to the issuance of any subordinated debt by the Company to take place prior to or contemporaneously with the Merger. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, ATB or entities that are affiliated with the Company or ATB, for which we would expect to receive compensation.

        Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray's Research Department and personnel. As a result, Piper Jaffray's research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray's investment banking personnel.

        This opinion is provided solely to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

        This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Aggregate Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Merger; (ii) the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company; (iii) any other terms contemplated by the Agreement or (iv) the solvency or financial viability of the Company or ATB at the date hereof, upon consummation of the Merger, or at any future time. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Aggregate Merger Consideration to be paid by the Company in the Merger or with respect to the fairness of any such compensation.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Aggregate Merger Consideration to be paid by the Company is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

APPENDIX D

INVESTMENT BANKING GROUP

August 20, 2018

Board of Directors ATBancorp
895 Main Street
Dubuque, IA 52001

Ladies and Gentlemen:

        ATBancorp ("Company") and MidWestOne Financial Group, Inc. ("Acquiror") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will merge with and into Acquiror with Acquiror being the surviving corporation (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, no par value, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive, without interest: (i) $992.51 (the "Per Share Cash Consideration"), and (ii) 117.5500 shares of Acquiror Common Stock (the "Per Share Stock Consideration"). The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the "Per Share Merger Consideration." Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 20, 2018; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Acquiror that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company; (v) publicly available consensus median analyst earnings per share estimates for Acquiror for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus median analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus median analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter, as reviewed with the senior management of Acquiror; (vi) the pro forma financial impact of the Merger on Acquiror based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain assumptions relating to the payment of a special dividend to the holders of Company Common Stock, the divestiture of Company's retirement business and the offer and sale by Acquiror of a certain amount of subordinated debt concurrent with the closing of the Merger, as provided by the senior management of Acquiror (collectively, the "Pro Forma Assumptions"); (vii) the publicly reported historical price and trading activity for Acquiror Common Stock, including a comparison of certain stock market information for Acquiror Common Stock and the NASDAQ Bank index as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Acquiror with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Acquiror and its representatives regarding the business, financial condition, results of operations and prospects of Acquiror.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Acquiror or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Acquiror that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Acquiror or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Acquiror. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Acquiror, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Acquiror. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Acquiror are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company. In addition, Sandler O'Neill used publicly available consensus median analyst earnings per share estimates for Acquiror for the years ending December 31, 2018 through December 31, 2020 and publicly available consensus median analyst estimated long-term earnings per share growth rate for the years thereafter, as well as publicly available consensus median analyst dividends per share for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term dividend growth rate for the years thereafter, as reviewed with the senior management of Acquiror. Sandler O'Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of Acquiror. With respect to the foregoing information, the respective senior managements of Company and Acquiror confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Acquiror, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Acquiror since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Acquiror will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Acquiror or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Acquiror Common Stock at any time or what the value of Acquiror Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as Company's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O'Neill did not provide any other investment banking services to Company in the two years preceding the date hereof, nor did Sandler O'Neill provide any investment banking services to Acquiror in the two years preceding the date of this opinion. In the two years preceding the date hereof, Sandler O'Neill did, however, act as financial advisor to a subsidiary of Company, United American Bank ("UAB"), in connection with the sale of UAB. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Acquiror and their respective affiliates. We may also actively trade the equity and debt securities of Acquiror and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Acquiror, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent;

provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill + Partners

APPENDIX E

VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement (this "Agreement"), dated as of August [    •    ], 2018, is by and among MidWestOne Financial Group, Inc., an Iowa corporation ("Acquiror"), and the undersigned shareholders of ATBancorp, an Iowa corporation ("Company") (each a "Shareholder" and collectively, the "Shareholders," and together with Acquiror, the "parties").

        WHEREAS, the Shareholders are the record and beneficial owners (as such term is defined in Rule 13-d(3) as promulgated under the Exchange Act) of the number of shares of common stock, no par value per share, of Company ("Company Common Stock"), set forth on Annex A attached hereto (such shares, together with any other shares of capital stock of Company the beneficial ownership of which is acquired by the Shareholders after the date hereof (including through the exercise of stock options, warrants or similar rights, or the conversion or exchange of securities) being collectively referred to herein as the "Shares" of the Shareholders);

        WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the "Merger Agreement"), pursuant to which Company and Acquiror have, among other things, agreed to the merger of Company with and into Acquiror on the terms and conditions set forth in the Merger Agreement (the "Merger"); and

        WHEREAS, as an inducement and an essential condition to Acquiror entering into the Merger Agreement the Shareholders have agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

        1.    Voting Agreement; Irrevocable Proxy.

          (a)    Voting Agreement.    Each Shareholder covenants and agrees that, at any duly called meeting of the shareholders of Company (or any adjournment, postponement or continuation thereof), and in any written consent of the shareholders of Company, with respect to the Merger or the Merger Agreement, such Shareholder shall vote, or cause to be voted, all Shares of such Shareholder that are entitled to vote: (i) in favor of: (A) the approval and adoption of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof); and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement (or any actions required in furtherance thereof); and (ii) against: (1) any proposal made in opposition to or in competition with the Merger or the transactions contemplated by the Merger Agreement; (2) any action, proposal, transaction or agreement which would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of such Shareholder under this Agreement; (3) any merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture, sale of assets or other similar transaction with or involving Company and any party other than Acquiror, including any Acquisition Proposal; and (4) any other action or proposal the consummation of which would, or would reasonably be expected to, prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of Company's or Acquiror's conditions under the Merger

  Agreement. Any such vote shall be cast (or consent shall be given) by such Shareholder in accordance with such procedures relating thereto so as to reasonably ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth in this Section 1. The voting agreements contained herein are coupled, and shall be deemed coupled, with an interest and may not be modified, rescinded or revoked in any manner that would render the consummation of the Merger pursuant to the Merger Agreement illegal, impermissible or ultra vires during the term of this Agreement.

          (b)    Grant of Irrevocable Proxy.    In furtherance of each Shareholder's agreement in Section 1(a), such Shareholder hereby appoints Acquiror and any designee of Acquiror, and each of them individually, as such Shareholder's proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of such Shareholder, to vote all Shares of such Shareholder that are entitled to vote at any meeting of Company's shareholders however called (and any adjournment thereof), or to execute one or more written consents in respect of such Shares, in accordance with Section 1(a). This proxy shall: (i) be valid and irrevocable until the Termination Date; and (ii) automatically terminate upon the Termination Date. Each Shareholder represents and warrants that any and all other proxies heretofore given in respect of the Shares of such Shareholder are revocable, and that such other proxies have been revoked. Each Shareholder affirms that the foregoing proxy is: (A) given: (1) in connection with the execution of the Merger Agreement; and (2) to secure the performance of such Shareholder's duties under this Agreement; (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement; and (C) intended to be irrevocable prior to the Termination Date. To the extent permitted by applicable Legal Requirements, all authority herein conferred shall survive the death or incapacity of any Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Shareholder.

          (c)    Other Voting Rights.    Notwithstanding anything to the contrary herein, each Shareholder shall remain free to vote or exercise its rights to consent with respect to the Shares with respect to any matter not covered by Section 1(a) in any manner such Shareholder deems appropriate, provided that such vote or consent would not and would not reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes, or prevent or delay the consummation, of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of Company's or Acquiror's conditions under the Merger Agreement.

          (d)    Additional Shares.    In the event that any Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interests with respect to Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement and the number of Shares shall be deemed to have been adjusted accordingly.

        2.    Restrictions on Transfer.     Each Shareholder covenants and agrees, in its capacity as a shareholder of Company only, that such Shareholder shall not, and shall cause each controlled Affiliate of such Shareholder (other than Company) not to, directly or indirectly (other than pursuant to this Agreement or in connection with the Merger): (a) give, offer, sell, exchange, transfer, assign, pledge, encumber, hedge or otherwise dispose of the record or beneficial ownership (or enter into any other transaction that has similar economic effect to the foregoing) (any such act, a "Transfer") of, or enter into any contract, option or other legally binding arrangement for the Transfer of, or consent to any Transfer of, any or all of such Shareholder's (or such Shareholder's controlled Affiliate's) Shares, or any right, title or interest therein, or seek to do any of the foregoing; (b) grant any proxies or enter into any voting trust, voting agreement, power of attorney or other agreement or legally binding arrangement with respect to any such Shares or deposit any of such Shares into a voting trust; or

(c) otherwise permit any Liens to be created on any such Shares; except, however, notwithstanding (a), (b) and (c), above, for (i) Transfers of Shares by will or by operation of law (in which case this Agreement shall bind the transferee and such transferred Shares); (ii) a Transfer of Shares for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement with respect to such transferred Shares or any interest therein; or (iii) any Transfer of Shares to which Acquiror may otherwise consent to in writing. The parties agree that no Transfer of any Shares in violation of this Section 2 shall be made or recorded on the books of Company and any such attempted Transfer shall be void and of no effect. Each Shareholder shall promptly notify Acquiror if such Shareholder is solicited, directly or indirectly, in respect of any Transfer of Shares, and shall provide Acquiror with all details relating thereto as reasonably requested by Acquiror. Furthermore, Shareholder covenants and agrees not to take any action that would cause any "moratorium," "control share," "fair price," "takeover," "interested shareholder" or other similar applicable Legal Requirements to apply to the Shares.

        3.    Confidentiality.     Each Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement (including the Merger) may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, prior to the public disclosure thereof by Company or Acquiror pursuant to the terms of the Merger Agreement, each Shareholder hereby agrees, in its capacity as a shareholder of Company only, not to issue any press release or make any other public statement or disclose or discuss such matters with anyone not a party to this Agreement (other than such Shareholder's counsel and advisors, if any) without the prior written consent of Company and Acquiror, except as required by applicable Legal Requirements.

        4.    Nonsolicitation.     Each Shareholder (solely in its capacity as a shareholder of Company) shall not, and shall use reasonable best efforts to cause its agents, advisors and other representatives (collectively, "Representatives") not to: (a) solicit, initiate, induce, encourage or knowingly facilitate (including by way of furnishing information) the making of any Acquisition Proposal or any inquiry with respect to, or which would reasonably be expected to result in, an Acquisition Proposal; (b) other than with Acquiror or Acquiror's Representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal; (c) approve, accept, endorse or recommend any Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; or (d) enter into any agreement with respect to or resolve or agree to any of the actions described in clauses (a) through (c) of this sentence. Upon execution of this Agreement, each Shareholder (solely in its capacity as a shareholder of Company) shall, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal.

        5.    Representations, Warranties and Covenants of Shareholder.     Each Shareholder, severally and not jointly, represents, warrants and covenants to Acquiror that:

          (a)    Ownership of Shares.    Such Shareholder beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and (except with respect to shares held in street name) owns of record all of the Shares listed on Annex A attached hereto as owned by such Shareholder as of the date hereof, free and clear of all Liens, proxies and restrictions on the right to vote (solely with respect to the Company Common Stock) or Transfer such Shares, except for any such Liens and restrictions arising hereunder and except for Transfer restrictions of general applicability under the Securities Act and state "blue sky" laws. Without limiting the foregoing, except to the extent set forth in this Agreement, such Shareholder has the sole power, authority and legal capacity to vote (solely with respect to the Company Common Stock) and Transfer such Shareholder's Shares listed on Annex A attached hereto and no Person other than such Shareholder has any right to direct or approve the voting or disposition of any of such Shareholder's Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any voting securities of Company other than the number of shares of Company Common Stock set forth on Annex A attached hereto. Except as set forth on Annex A attached hereto, such Shareholder does not hold any options, warrants or other rights to acquire any additional shares of Company Common Stock or any securities exercisable for or convertible into shares of Company Common Stock.

          (b)    Authorization.    The execution, delivery and performance by such Shareholder under this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are: (i) if such Shareholder is an entity, within the corporate or other organizational powers of such Shareholder and have been duly authorized by all necessary corporate or other organizational action; or (ii) if such Shareholder is an individual, within the capacity of such Shareholder. This Agreement constitutes a legal, valid and binding Agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar applicable Legal Requirements affecting creditors' rights generally and to rules of applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

          (c)    No Conflicts.    The execution and delivery of this Agreement by such Shareholder does not, and the performance under this Agreement by such Shareholder will not: (i) require such Shareholder to obtain any consent, approval, authorization, waiver or permit of any Governmental Authority; (ii) conflict with or violate any applicable Legal Requirements or other legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority applicable to such Shareholder or by which any property of such Shareholder is bound or affected; or (iii) result in any breach of or constitute a default under (or an event which, with notice or lapse of time, or otherwise, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or result in the creation of a Lien on any asset of such Shareholder pursuant to, any agreement, instrument or indenture to which such Shareholder is a party or by which such Shareholder is bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not reasonably be expected to prevent, delay or impair such Shareholder's ability to perform its obligations under this Agreement.

          (d)    No Inconsistent Agreements.    Such Shareholder has not entered into any agreement or commitment with any Person that is inconsistent with this Agreement.

        6.    Termination.     This Agreement will terminate upon the first to occur of: (a) the Effective Time; (b) the date, if any, on which the Company publicly discloses that the board of directors of the Company (the "Company Board") has withdrawn, qualified or adversely modified its recommendation to the shareholders of the Company that the Company's shareholders vote in favor of the approval or adoption of the Merger Agreement, in each case because the Company Board has determined in good faith, after consultation with outside counsel, that the taking of such action is reasonably necessary for it to comply with its fiduciary duties under applicable law; (c) the termination of the Merger Agreement pursuant to its terms; or (d) the second anniversary of the date hereof (such date, the "Termination Date"). Notwithstanding the foregoing, this Section 6 and Section 9 shall survive the termination of this Agreement. No party shall be relieved of any liability or damages incurred or suffered by the other parties to the extent such liabilities or damages were the result of fraud or the material and intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth herein.

        7.    Waiver of Appraisal and Dissenters' Rights.     Shareholder hereby: (a) waives and agrees not to exercise any rights (including under the applicable provisions of the IBCA) to demand appraisal of any

Shares or rights to dissent from the Merger which may arise with respect to the Merger or under the transactions contemplated by the Merger Agreement; and (b) agrees: (i) not to commence or participate in; and (ii) to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Company, Acquiror or any of their respective Affiliates or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim: (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement; or (B) alleging a breach of any fiduciary duty of the Board of Directors of Company in connection with the Merger Agreement or the transactions contemplated thereby.

        8.    Notices of Certain Events.     Each Shareholder shall promptly notify Acquiror of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of such Shareholder set forth in this Agreement no longer to be true and correct.

        9.    General Provisions.

          (a)    No Other Agreement.    Each Shareholder does not make any agreement or understanding in this Agreement in such Shareholder's capacity as a director, officer, employee or agent of Company or any of its subsidiaries, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by any Shareholder solely in its capacity as such a director, officer, employee or agent, as applicable, including in exercising rights under the Merger Agreement, and no such actions or omissions solely in such capacity shall be deemed a breach of this Agreement; or (ii) will be construed to prohibit, limit or restrict any Shareholder from exercising such Shareholder's fiduciary duties as an director, officer, employee or agent, as applicable, to Company or its shareholders.

          (b)    Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given: (i) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (Central time) shall be deemed to have been received at 9:00 a.m. (Central time) on the next business day); or (ii) on the date of receipt when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to, in the case of any Shareholder, the address set forth on Annex A, and, in the case of Acquiror, to its address set forth in the Merger Agreement.

          (c)    Specific Performance.    The parties hereto agree that irreparable damage would occur and that the parties would not have an adequate remedy at applicable Legal Requirements in the event that any of the provisions of this Agreement, including the irrevocable proxy, were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court with jurisdiction pursuant to Section 9(f) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at applicable Legal Requirements or in equity.

          (d)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (e)    Assignment; Parties in Interest.    Subject to the transfers allowed pursuant to Section 2, no party to this Agreement may assign any of its rights, interests or obligations under this Agreement or delegate any of its duties under this Agreement (whether by operation of applicable Legal Requirements or otherwise) without the prior written consent of the other parties hereto, and any such assignment or delegation in contravention of this Section 9(e) shall be void and of no force or effect; provided that Acquiror may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to any direct or indirect wholly-owned subsidiary of Acquiror. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

          (f)    Governing Law; Consent to Jurisdiction; Venue.    This Agreement shall be governed and construed in accordance with the laws of the State of Iowa without regard to the conflicts of applicable Legal Requirements rules of such state. All suits, actions or proceedings (a "Legal Proceeding") arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Iowa. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Iowa for the purpose of a Legal Proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in such venues. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any Legal Proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9(f) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Legal Requirements.

          (g)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (h)    Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (i)    Certain Definitions and Rules of Construction.    Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements. The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive. This Agreement is the joint drafting product of each of the parties hereto, and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof. Each case in this Agreement where this Agreement is represented or warranted to be enforceable will be deemed to include, as a limitation, the extent to which such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar applicable Legal Requirements affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at applicable Legal Requirements.

          (j)    Counterparts; Facsimile or E-mail Signature.    This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Execution of this Agreement may be made by facsimile signature or e-mail of a .pdf attachment, which, for all purposes, shall be deemed to be an original signature.

          (k)    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction, unless the effects of such invalidity or unenforceability would prevent the parties from realizing the economic benefits of the Merger that they currently anticipate obtaining therefrom. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirements in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

          (l)    No Partnership, Agency or Joint Venture.    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

          (m)    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and Acquiror shall have no authority to direct any Shareholder in the voting or disposition of any of the Shares except as otherwise provided herein.

          (n)    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (o)    Waiver.    The parties hereto may, to the extent permitted by applicable Legal Requirements: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto; and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (p)    Consultation with Counsel.    Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that such party has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

          (q)    Non-Recourse.    Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations of each Shareholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Shareholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

[Signature Pages to Follow]

        IN WITNESS WHEREOF, Company and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

MIDWESTONE FINANCIAL GROUP, INC.
By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[Signature Page to Voting and Support Agreement]

ANNEX A

SHAREHOLDER INFORMATION

Name and Address for Notices	Number of Shares Owned

        [Signature Page to Voting and Support Agreement]

APPENDIX F

LOCK-UP AGREEMENT

        This Lock-Up Agreement (this "Lock-Up Agreement"), dated as of [    •    ] [    •    ], 2018, is by and between MidWestOne Financial Group, Inc., an Iowa corporation ("Acquiror"), and the undersigned shareholder (the "Shareholder") of ATBancorp, an Iowa corporation (the "Company").

        WHEREAS, in connection with the proposed acquisition of the Company by Acquiror, and in consideration of the Company and Acquiror entering into the Agreement and Plan of Merger dated as of [    •    ] [    •    ], 2018, (the "Merger Agreement"), the receipt and sufficiency of such consideration being hereby acknowledged and accepted, and in order to induce Acquiror to enter into the Merger Agreement, the Shareholder, who will receive such number of shares of Acquiror Common Stock set forth on Schedule 1 hereto as partial consideration for the Shareholder's shares of Company Common Stock in connection with the Merger, hereby agrees with Acquiror as follows:

          1.     During the period commencing as of the date on which the Effective Time occurs and expiring one hundred eighty (180) days thereafter (the "Lock-Up Period"), the Shareholder will not directly or indirectly, and will not take any action to:

    (a)
    offer, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, transfer, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of Acquiror Common Stock whether now owned or hereafter acquired, or with respect to which the Shareholder has or hereafter acquires the power of disposition, including shares of Acquiror Common Stock received by or to be received by the Shareholder pursuant to the Merger Agreement;

    (b)
    enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Acquiror Common Stock, whether any such transaction is to be settled by delivery of Acquiror Common Stock or other securities, in cash or otherwise; or

    (c)
    publicly disclose an intention to effect any transaction contemplated by clause (a) or (b) of this Section 1.

          2.     Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Acquiror.

          3.     This Lock-Up Agreement will not prohibit:

    (a)
    the Shareholder from making transfers of Acquiror Common Stock, if the Shareholder is a natural person, (i) as a bona fide gift of shares of Acquiror Common Stock; (ii) for estate or tax planning purposes; (iii) by will or by operation of law (in which case this Agreement shall bind the transferee); or (iv) to any entity directly or indirectly controlled by or under common control with the Shareholder;

    (b)
    if the Shareholder is a trust, to any grantors or beneficiaries of the trust; or

    (c)
    the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Acquiror Common Stock; provided that such plan does not provide for the transfer of shares of Acquiror Common Stock during the Lock-Up Period;

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    provided, however, that with respect to each of the transfers described in clauses (a) and (b) above, (i) such transfer is not for value; and (ii) prior to such transfer, the donee, distributee, transferee, the trustee or legal guardian on behalf of any donee, distributee or transferee or the grantor or beneficiary, as applicable, agrees in writing to be bound by the terms of this Lock-Up Agreement.

          4.     The Shareholder also agrees and consents to the entry of stop transfer instructions with Acquiror and its transfer agent and registrar against the transfer of the Shareholder's shares of Acquiror Common Stock, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, Acquiror and its transfer agent are each hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Acquiror may cause a legend in the form set forth below, or a legend substantially equivalent thereto, to be placed upon any certificates or other documents, ledgers or instruments evidencing the Shareholder's ownership of Acquiror Capital Stock:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF MIDWESTONE FINANCIAL GROUP, INC.

          5.     If the Merger Agreement is terminated without the consummation of the Merger, this Lock-Up Agreement shall automatically terminate and shall be of no further force and effect.

          6.     The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this Lock-Up Agreement. Upon request, the Shareholder will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the Shareholder shall be binding upon the heirs, personal representatives, successors and assigns of the Shareholder.

          7.     The Shareholder understands that Acquiror will proceed with the Merger of the Company in reliance on this Lock-Up Agreement. Moreover, the Shareholder understands and agrees that Acquiror and the Company are relying upon the accuracy, completeness, and truth of the Shareholder's representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.

          8.     The parties agree that irreparable damage would occur if this Lock-Up Agreement is not performed in accordance with the terms hereof and that Acquiror shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity. If Acquiror institutes any legal suit, action or proceeding (a "Legal Proceeding") against the Shareholder to enforce, or otherwise arising out of, this Lock Up Agreement, Acquiror shall be entitled to receive, in addition to all other damages to which it may be entitled, all costs Acquiror incurs in connection with such Legal Proceeding, including attorneys' fees and expenses and court costs if the Shareholder is found by a court to be at fault and liable pursuant to a final, non-appealable order.

          9.     All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given: (i) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (Central time) shall be deemed to have been received at 9:00 a.m. (Central time) on the next business day); or (ii) on the date of receipt when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to, in the case

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  of any Shareholder, the address set forth on Annex A, and, in the case of Acquiror or Company, to their respective addresses set forth in the Merger Agreement.

          10.   This Lock-Up Agreement shall be governed and construed in accordance with the laws of the State of Iowa without regard to the conflicts of laws rules of such state. All Legal Proceedings arising out of or relating to this Lock-Up Agreement shall be heard and determined in any state or federal court sitting in the State of Iowa. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Iowa for the purpose of a Legal Proceeding arising out of or relating to this Lock-Up Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in such venues. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any Legal Proceeding relating hereto by the personal delivery of copies of such process to such party.

          11.   This Lock-Up Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof.

          12.   This Lock-Up Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          13.   Capitalized terms used and not otherwise defined in this Lock-Up Agreement shall have the meanings ascribed to such terms in the Merger Agreement. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Lock-Up Agreement or to other agreements described herein means those Persons executing such agreements. The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive. This Agreement is the joint drafting product of each of the parties hereto, and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

          14.   This Lock-Up Agreement may be executed in two or more counterparts that together shall constitute a single agreement. Execution of this Lock-Up Agreement may be made by facsimile signature or e-mail of a .pdf attachment, which, for all purposes, shall be deemed to be an original signature.

[Signature Page Follows]

F-3

        IN WITNESS WHEREOF, the undersigned have executed this Lock-Up Agreement effective as of the date first set forth above.

ACQUIROR:
MidWestOne Financial Group, Inc., an Iowa corporation
By:
Name:
Title:
SHAREHOLDER:
By:
Title:
Address:

F-4

SCHEDULE 1

Acquiror Common Stock

Shareholder Name	Number of shares of Company Common Stock prior to the Closing	Number of shares of Acquiror Common Stock to be received in connection with the Merger

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